 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-259679
PROSPECTUS
BENSON HILL, INC.
Primary Offering of
6,553,454 Shares of Common Stock Issuable Upon Exercise of Warrants
Secondary Offering of
29,053,454 Shares of Common Stock and
6,553,454 Warrants to Purchase Common Stock

This prospectus relates to the resale by the selling securityholders named in this prospectus (or their permitted transferees) (the “Selling Securityholders”) of (i) up to 29,053,454 shares of common stock, par value $0.0001 per share (the “Common Stock”) of Star Peak Corp II, a Delaware corporation, which was renamed Benson Hill, Inc. in connection with the Closing (as defined below) (“STPC”), (including (a) 6,553,454 shares that may be issued upon exercise of the Private Placement Warrants (as defined below) and (b) 22,500,000 shares (the “PIPE Shares”), which were issued to certain of the Selling Securityholders in private placements pursuant to the terms of the Subscription Agreements (as defined below) in connection with, and immediately prior to the consummation of, the proposed business combination (the “Business Combination”) among STPC, Merger Sub (as defined below) and Benson Hill (as defined below)) and (ii) up to 6,553,454 warrants to purchase shares of Common Stock (the “Private Placement Warrants”) originally issued in a private placement that closed concurrently with STPC’s initial public offering. In addition, this registration statement registers the issuance by us of up to 6,553,454 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants.
On May 8, 2021, STPC entered into an Agreement and Plan of Merger (the “merger agreement”) with STPC II Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of STPC (“Merger Sub”), and Benson Hill, Inc., a Delaware corporation (“Benson Hill”). In connection with the Business Combination and pursuant to the merger agreement, Merger Sub merged with and into Benson Hill, with Benson Hill surviving the merger as a wholly-owned subsidiary of STPC (the “merger”), STPC changed its name to “Benson Hill, Inc.” and Benson Hill changed its name to “Benson Hill Holdings, Inc.” In connection with the Closing, all of the issued and outstanding shares of STPC’s Class B common stock, par value $0.0001 per share, converted into shares of STPC’s Class A common stock, par value $0.0001 per share, on a one-for-one basis and all of the shares of STPC’s Class A common stock were then reclassified into a single class of common stock of Benson Hill, Inc. Accordingly, references to shares of STPC’s Class B common stock or STPC’s Class A common stock throughout this prospectus refer to shares of common stock of Benson Hill, Inc.
In connection with the Business Combination, STPC entered into subscription agreements, each dated as of May 8, 2021 (the “Subscription Agreements”), with certain third-party investors (the “PIPE Investors”), pursuant to which STPC agreed to issue and sell to the PIPE Investors, in private placements to close immediately prior to the consummation of the Business Combination, an aggregate of 22,500,000 PIPE Shares at $10.00 per share, for an aggregate purchase price of $225,000,000.
The Selling Securityholders may offer, sell or distribute all or a portion of their PIPE Shares or Private Placement Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell their shares or Warrants in the section entitled “Plan of Distribution.” We will pay certain offering fees and expenses and fees in connection with the registration of the securities covered by this prospectus and will not receive proceeds from the sale of the PIPE Shares or Private Placement Warrants by the Selling Securityholders. We will receive the proceeds from any exercise of any Private Placement Warrants for cash.
Our Common Stock is currently listed on the New York Stock Exchange (the “NYSE”) and trades under the symbol “BHIL.”
We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.
INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 14 OF THIS PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 4, 2021.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.
For investors outside the United States:   We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 29,053,454 shares of Common Stock and up to 6,553,454 Private Placement Warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon exercise of the Private Placement Warrants.
We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.
We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.
BASIS OF PRESENTATION AND GLOSSARY
Unless otherwise stated or unless the context otherwise requires, references to.
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“Benson Hill” or to the “Company” are to (i) Benson Hill, Inc. and its consolidated subsidiaries prior to giving effect to the merger and (ii) “Benson Hill Holdings, Inc.” after giving effect to the merger;

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“Benson Hill Options” are to options granted by the Company to purchase Existing Benson Hill Common Stock;

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“Benson Hill Warrants” are to, collectively, warrants issued by the Company to purchase Existing Benson Hill Common Stock and/or Benson Hill Preferred Stock;

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“Benson Hill Preferred Stock” are to, collectively, Benson Hill’s preferred stock, par value $0.001, designated as “Series A Preferred Stock,” “Series B Preferred Stock,” “Series C Preferred Stock” (including the preferred stock designated as “Series C-1 Preferred Stock”) and “Series D Preferred Stock” in its Amended and Restated Certificate of Incorporation, as in effect prior to the Business Combination;

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“Business Combination Proposal” refer to the proposal, being presented to STPC stockholders at the Special Meeting, to approve and adopt the merger agreement and the transactions contemplated thereby;

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“Closing” refer to the closing of the transactions contemplated by the merger agreement;

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“Earn Out Awards” are to incentive equity awards with a value equivalent to 2,037,320 shares of New Benson Hill Common Stock that will be granted under, and subject to the terms of, the Incentive Plan to certain holders of Benson Hill Options and are, in addition to the terms of the Incentive Plan, subject to substantially similar vesting and forfeiture terms as the Earn Out Shares; provided that the number of Earn Out Awards to be granted is subject to adjustment in accordance with the terms of the merger agreement such that the number of shares of New Benson Hill Common Stock issued as Earn Out Shares or being reserved for or subject to the Earn Out Awards granted shall not exceed 19,600,000 shares of New Benson Hill Common Stock in the aggregate;

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“Earn Out Period” are to the thirty six- (36-) month period following the closing of the merger;

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“Earn Out Shares” are to (i) 8,781,340 restricted shares of New Benson Hill Common Stock which will be held in escrow until, and vest upon, the Closing Price (as defined in the merger agreement) of New Benson Hill Common Stock being greater than or equal to $14.00 over any twenty (20) trading days within any thirty- (30-) consecutive trading day period (or upon a sale of the Company in which the price per share or implied price per share exceeds $14.00) (the “$14 Earn Out Shares”) and (ii) 8,781,340 restricted shares of New Benson Hill Common Stock which will be held in escrow until, and vest upon, the Closing Price (as defined in the merger agreement) of New Benson Hill Common Stock being greater than or equal to $16.00 over any twenty (20) trading days within any thirty- (30-) consecutive trading day period (or upon a sale of the Company in which the price per share or implied price per share exceeds $16.00) (the “$16 Earn Out Shares”), in each case as such closing price vesting conditions may be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into STPC Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of New Benson Hill Common Stock outstanding; provided that, to the extent any Earn Out Shares do not vest within the Earn Out Period, such Earn Out Shares shall be transferred back to New Benson Hill and cancelled; provided further that the number of Earn Out Shares to be issued is subject to adjustment in accordance with the terms of the merger agreement such that the number of shares of New Benson Hill Common Stock issued as Earn Out Shares or being reserved for or subject to the Earn Out Awards granted shall not exceed 19,600,000 shares of New Benson Hill Common Stock in the aggregate;

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“Exercise Price Options” represent a portion of the New Benson Hill Options to purchase shares, the amount of which is determined by taking the Aggregate Exercise Price (as defined in the merger agreement), divided by $10.00;

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“Founder Shares” are to the Class B Common Stock initially purchased by the Sponsor in a private placement, together with any Class A Common Stock issued upon the conversion thereof;

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“GAAP” are to accounting principles generally acceptable in the United States of America;

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“Holder Representative” are to the representative of the Pre-Closing Holders, to be selected in accordance with the terms of the merger agreement;

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“Incentive Plan” are to the New Benson Hill 2021 Omnibus Incentive Plan;

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“measurement time” are to 12:01 a.m. Eastern Time on the date at which the merger becomes effective;

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“merger” are to the proposed merger of Benson Hill with and into Merger Sub, with Benson Hill surviving as a wholly-owned subsidiary of New Benson Hill;

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“merger agreement” are to that certain Agreement and Plan of Merger, dated as of May 8, 2021, by and among Benson Hill, STPC, and Merger Sub, as it may be amended and/or restated from time to time.

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“Merger Sub” are to STPC II Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of STPC;

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“Net New Benson Hill Options” are to the New Benson Hill Options less the Exercise Price Options;

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“New Benson Hill,” “combined company” and “post-combination company” are to Benson Hill, Inc. (formerly Star Peak Corp II), after giving effect to the merger;

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“New Benson Hill Common Stock” or “Common Stock” are to, at and following the effective time, New Benson Hill Common Stock, par value $0.0001 per share;

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“New Benson Hill Options” are to, with respect to each Benson Hill Option outstanding immediately prior to the effective time, an option to purchase a number of shares of New Benson Hill Common Stock equal to the number of shares of Existing Benson Hill Common Stock subject to such Benson Hill Option immediately prior to the effective time multiplied by the exchange ratio set forth in the merger agreement (rounded down to the nearest whole share) and at an exercise price per share of New Benson Hill Common Stock equal to the exercise price per share of Existing Benson Hill Common Stock subject to such Benson Hill Warrant divided by the exchange ratio set forth in the merger agreement (rounded up to the nearest whole cent);

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“New Benson Hill Preferred Stock” are to, at any time following the effective time, New Benson Hill Preferred Stock, par value $0.0001 per share. Following consummation of the merger, New Benson Hill is not expected to have any shares of New Benson Hill Preferred Stock outstanding;

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“New Benson Hill Warrants” are to, with respect to each Benson Hill Warrant outstanding immediately prior to the effective time, a warrant to purchase a number of shares of New Benson Hill Common Stock equal to the number of shares of Existing Benson Hill Common Stock subject to such Benson Hill Warrant immediately prior to the effective time multiplied by the exchange ratio set forth in the merger agreement (rounded down to the nearest whole share) and at an exercise price per share of New Benson Hill Common Stock equal to the exercise price per share of Existing Benson Hill Common Stock subject to such Benson Hill Option divided by the exchange ratio set forth in the merger agreement (rounded up to the nearest whole cent);

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“Pre-Closing Holders” are to all persons who hold one or more shares of Benson Hill common stock, $0.001 par value per share (“Existing Benson Hill Common Stock”), including common stock held by prior owners of Benson Hill Preferred Stock (other than shares owned by Benson Hill as treasury stock and dissenting shares), Benson Hill options or Benson Hill warrants immediately prior to the effective time;

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“Proposed Charter” are to the proposed second amended and restated certificate of incorporation of STPC that will be in effect upon the Closing of the merger, subject to approval by the STPC stockholders at the Special Meeting;

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“Special Meeting” are to the special meeting of STPC stockholders to be held in connection with the Business Combination;

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“Sponsor” are to Star Peak Sponsor II LLC, a Delaware limited liability company;

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“Sponsor Earn Out Shares” refer to the 1,996,500 shares of Class B Common Stock owned by the Sponsor which the Sponsor has agreed to convert, in connection with the Closing, into an equal number of shares of New Benson Hill Common Stock subject to substantially the same terms and restrictions as apply to Earn Out Shares (but which are not held in escrow);

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“STPC” are to Star Peak Corp II before giving effect to the merger;

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“STPC common stock” are to, prior to the effective time, collectively, STPC’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and STPC’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”);

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“STPC’s IPO” are to STPC’s initial public offering of 40,250,000 units (which included the exercise of the underwriters’ option to purchase an additional 5,250,000 units at the initial public offering price to cover over-allotments, at an offering price of $10.00 per unit), each unit consisting of one (1) share of Class A Common Stock and one-fourth (1/4) of one whole warrant (the “public warrants”), each whole public warrant entitling the holder thereof to purchase one (1) share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment;

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“Warrants” are to, collectively, (i) the public warrants and (ii) the 6,553,454 warrants (the “Private Placement Warrants”) issued by STPC to the Sponsor at a price of $2.00 per Private Placement Warrant, each Private Placement Warrant entitling the holder thereof to purchase one (1) share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment; and

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“we,” “us” and “our” are to (i) STPC and Merger Sub, prior to the consummation of the Business Combination, and (ii) New Benson Hill and its consolidated subsidiaries, following the consummation of the Business Combination.

Unless specified otherwise, amounts in this prospectus are presented in United States (“U.S.”) dollars.
Defined terms in the financial statements contained in this prospectus have the meanings ascribed to them in the financial statements.
Unless otherwise specified, the share calculations and ownership percentages set forth in this prospectus with respect to New Benson Hill’s stockholders immediately following the effective time are for illustrative purposes only and assume the following:
(i)
no exercise of the 10,062,500 public warrants or 6,553,454 Private Placement Warrants that will remain outstanding following the merger, which will become exercisable at the holder’s option at the later of thirty (30) days after closing of the merger and 12 months from the closing of STPC’s IPO at an exercise price of $11.50 per share, provided that STPC has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the public warrants or Private Placement Warrants and a current prospectus relating to them is available;

(ii)
22.5 million shares of Class A Common Stock of STPC are issued in connection with the PIPE Investment (as defined herein) for aggregate cash proceeds of $225.0 million to STPC substantially concurrently with the effective time of the merger;

(iii)
at the measurement time, there is an estimated $29.5 million in aggregate outstanding debt of Benson Hill and its subsidiaries (which assumption is subject to change);

(iv)
at the measurement time, Benson Hill has an estimated $25.0 million cash and cash equivalents on hand (which assumption is subject to change);

(v)
at the measurement time, there is an estimated aggregate of $49.7 million of unpaid transaction expenses payable in cash (including approximately $13.4 million in fees to Goldman Sachs & Co. LLC and approximately $9.7 million in fees to Credit Suisse Securities (USA) LLC (of which deferred underwriting discounts and commissions related to STPC’S IPO account for approximately $7.0 million payable to each of them), in each case that are subject to consummation of the merger and related transactions), of which $34.6 million is attributable to STPC and $15.1 million is attributable to Benson Hill (which assumption is subject to change); and

(vi)
at the measurement time, there is no adjustment to the total merger consideration pursuant to the merger agreement for alternative acquisition proposals (which assumption is subject to change).

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Beneficial ownership throughout this prospectus with respect to New Benson Hill’s stockholders is determined according to the rules of the Securities and Exchange Commission (“SEC”), which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of STPC and Benson Hill. These statements are based on the beliefs and assumptions of the management of STPC and Benson Hill. Although STPC and Benson Hill believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither STPC nor Benson Hill can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about the ability of STPC and Benson Hill prior to the merger, and New Benson Hill following the merger, to:
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access, collect and use personal data about consumers;

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execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

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anticipate the impact of the COVID-19 pandemic and its effect on business and financial conditions;

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manage risks associated with operational changes in response to the COVID-19 pandemic;

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meet the closing conditions to the merger, including approval by stockholders of STPC and Benson Hill on the expected terms and schedule;

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realize the benefits expected from the proposed merger;

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anticipate the uncertainties inherent in the development of new business lines and business strategies;

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retain and hire necessary employees;

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increase brand awareness;

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attract, train and retain effective officers, key employees or directors;

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upgrade and maintain information technology systems;

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acquire and protect intellectual property;

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meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

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effectively respond to general economic and business conditions;

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maintain the listing on, or the delisting of STPC’s or New Benson Hill’s securities from, NYSE or an inability to have our securities listed on the NYSE or another national securities exchange following the merger;

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obtain additional capital, including use of the debt market;

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enhance future operating and financial results;

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anticipate rapid technological changes;

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comply with laws and regulations applicable to its business, including laws and regulations related to data privacy and insurance operations;

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stay abreast of modified or new laws and regulations applying to its business;

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anticipate the impact of, and response to, new accounting standards;

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respond to fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets from various events;

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anticipate the rise in interest rates which would increase the cost of capital;

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anticipate the significance and timing of contractual obligations;

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maintain key strategic relationships with partners and distributors;

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respond to uncertainties associated with product and service development and market acceptance;

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manage to finance operations on an economically viable basis;

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anticipate the impact of new U.S. federal income tax laws, including the impact on deferred tax assets;

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successfully defend litigation; and

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successfully deploy the proceeds from the merger.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this prospectus, could affect the future results of STPC and Benson Hill prior to the merger, and New Benson Hill following the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this prospectus:
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any delay in closing of the merger;

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risks related to disruption of management’s time from ongoing business operations due to the proposed transactions;

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litigation, complaints, product liability claims and/or adverse publicity;

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the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

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privacy and data protection laws, privacy or data breaches, or the loss of data; and

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the impact of the COVID-19 pandemic and its effect on business, financial condition and results of operations of Benson Hill.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our business, financial condition or results of operations. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to STPC or Benson Hill or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY OF THE PROSPECTUS
This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “STPC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Benson Hill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.
STPC
STPC, a special purpose acquisition company, was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. In connection with the Closing, STPC changed its name from “Star Peak Corp II” to “Benson Hill, Inc.”
The mailing address of STPC’s principal executive office is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201 and the telephone number of STPC’s principal executive office is (847) 905-4500.
Benson Hill
Benson Hill is a values-driven food technology company with a vision to build a healthier and happier world by unlocking nature’s genetic diversity with our food innovation engine. Our purpose is to catalyze and broadly empower innovation from plant to plate so great tasting, healthy, affordable, and sustainable food choices are available to everyone. We combine cutting-edge technology with an innovative business approach to bring product innovations to customers and consumers. Our CropOS® technology platform uniquely combines data science, plant science, and food science to create innovative food, ingredient, and feed products — starting with a better seed. Our go-to-market strategy consists of building an integrated supply chain to catalyze demand for our proprietary products, which we believe will allow us to establish partnerships and licensing arrangements to drive broad adoption. We believe this approach will allow us not only to ensure the integrity and traceability of our products, but also to measure the positive environmental impact created by our innovations.
Today, our business is comprised of two segments — our Ingredients Business and our Fresh Business. Our Ingredients Business is currently focused on enhancing soybean and yellow pea products, including soy-based vegetable oils, animal feed, and ultra high protein (UHP) soybeans that have the potential to reduce costly water- and energy-intensive processing associated with producing protein concentrates and isolates, alleviating supply constraints to help bring plant-based proteins to scale. Our Fresh Business is being built to serve the growing consumer interest in the convergence between food and health. Today this segment includes our subsidiary, J&J Produce, Inc., where we sell fresh produce products to major retail and food service customers. We have initiated the establishment of research and development operations where we intend to use our CropOS® platform to unlock flavor, nutrition, and sustainability benefits in fresh produce over the long-term.
Benson Hill was incorporated in North Carolina on June 28, 2012. On June 1, 2015, Benson Hill was converted to a Delaware corporation. Benson Hill’s principal executive offices are located at 1001 N. Warson Rd., St. Louis, Missouri 63132, and Benson Hill’s telephone number is (314) 222-8218.
The Business Combination and the Merger Agreement
On May 8, 2021, STPC, Merger Sub and Benson Hill entered into the merger agreement. Pursuant to the merger agreement, Merger Sub merged with and into Benson Hill, with Benson Hill surviving the merger.
Immediately prior to the effective time of the merger, each outstanding share of Benson Hill common stock, including common stock held by prior owners of Benson Hill preferred stock (other than shares owned by Benson Hill as treasury stock and dissenting shares) (“Existing Benson Hill Common Stock”), was cancelled and converted into the right to receive a pro rata portion of approximately 147,562,680 shares of Common Stock (on a fully-diluted basis but subject to adjustment depending on the final allocation of Earn

Out Shares and Earn Out Awards (each, as defined below)), consisting of (i) 130,000,000 shares of Common Stock, including the portion of such shares of Common Stock reserved for issuance upon the future exercise of options (less the Exercise Price Options, as defined below) and warrants to purchase capital stock of Benson Hill outstanding immediately prior to the merger and converted into options (“Net New Benson Hill Options”) or warrants (“New Benson Hill Warrants”) to purchase Common Stock and (ii) 17,562,680 restricted shares of Common Stock that will be held in escrow until, and vest upon, the achievement of certain earn-out thresholds prior to the third anniversary of the closing of the merger (the “Earn Out Shares”), in each case in accordance with the merger agreement. In addition to the foregoing, incentive equity awards (“Earn Out Awards”) with a value equivalent to 2,037,320 shares of Common Stock were granted under the Benson Hill 2021 Omnibus Incentive Plan (the “Incentive Plan”), to certain holders of Benson Hill Options. The number of Earn Out Shares and Earn Out Awards were adjusted prior to the closing of the merger on a one-for-one basis pursuant to the terms and subject to the conditions set forth in the merger agreement such that the number of shares of Common Stock issued as Earn Out Shares or being reserved for or subject to the Earn Out Awards granted did not exceed 19,600,000 shares of Common Stock in the aggregate. In addition, a portion of the shares of Common Stock reserved for issuance under the Incentive Plan were used for Benson Hill options to be assumed under such plan, representing a number of shares of New Benson Hill Common Stock determined at closing and equal to the Aggregate Exercise Price (as defined in the merger agreement) divided by $10.00 (the “Exercise Price Options”, together with the Net New Benson Hill Options, the “New Benson Hill Options”).
Upon consummation of the foregoing transactions, Benson Hill became a wholly-owned subsidiary of New Benson Hill (formerly STPC) and each share of Class A Common Stock was reclassified as a share of Common Stock and STPC changed its name from “Star Peak Corp II” to “Benson Hill, Inc.” In addition, immediately prior to the consummation of the merger, New Benson Hill amended and restated its charter in the form of the Proposed Charter, as described in the section of this prospectus titled “Description of Securities.”
Subscription Agreements
In connection with the execution of the merger agreement, STPC entered into the Subscription Agreements with the PIPE Investors, pursuant to which STPC issued and sold to the PIPE Investors, in private placements which closed immediately prior to the Closing, an aggregate of 22,500,000 PIPE Shares at $10.00 per share, for an aggregate purchase price of $225,000,000 (the “PIPE Investment”).
Stock Exchange Listing
In connection with the Closing, each share of Class A Common Stock was reclassified as a share of New Benson Hill Common Stock, and the shares of New Benson Hill Common Stock and New Benson Hill’s public warrants are listed on the NYSE under the symbols “BHIL” and “BHIL WS”, respectively.
Summary of Risk Factors Relating to Our Business
Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 15 before making a decision to invest in our securities. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. Some of the risks related Benson Hill’s business and industry are summarized below. References in the summary below to “we”, “us”, “our” and “the Company” generally refer to Benson Hill prior to the Business Combination or New Benson Hill from and after the Business Combination.
•
We have a limited operating history, which makes it difficult to evaluate our current business and prospects and may increase the risk of investment.

•
We have a history of net losses and we may not achieve or maintain profitability.

•
We face significant competition and many of our competitors have substantially greater financial, technical and other resources than we do.

•
Our business activities are currently conducted at a limited number of locations, which makes us susceptible to damage or business disruptions caused by natural disasters or acts of vandalism.

•
To compete effectively, we must introduce new products that achieve market acceptance.

•
The overall agricultural industry is susceptible to commodity price changes and we are exposed to market risks from changes in commodity prices.

•
Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.

•
The regulatory environment in the United States for our current and future products is uncertain and evolving.

•
The regulatory environment outside the United States varies greatly from jurisdiction to jurisdiction and there is less certainty how our products will be regulated.

•
Government policies and regulations, particularly those affecting the agricultural sector and related industries, could adversely affect our operations and profitability.

•
Patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to us, could negatively impact our competitive position.

•
We will not seek to protect our intellectual property rights in all jurisdictions throughout the world and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.

Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Benson Hill’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing of STPC’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

THE OFFERING
Issuer
Benson Hill, Inc. (formerly Star Peak Corp II)
Common Stock offered by the Selling Securityholders
Up to 29,053,454 shares of Common Stock (including (a) 6,553,454 shares that may be issued upon exercise of the Private Placement Warrants and (b) 22,500,000 shares issued in a private placement in connection with, and immediately prior to the Closing of, the Business Combination).
Private Placement Warrants Offered by the Selling Securityholders
Up to 6,553,454 Private Placement Warrants.
Exercise Price
$11.50 per share, subject to adjustment as described herein.
Redemption
The Warrants are redeemable in certain circumstances. See “Description of Securities — Warrants” for further discussion.
Common Stock outstanding after the consummation of this offering and the Business Combination (assuming no redemptions)(1)
209,653,707 (or 216,207,161 if all outstanding Private Placement Warrants are exercised).
Common Stock outstanding after the consummation of this offering and the Business Combination (assuming maximum redemptions)(1)
169,403,707 (or 175,957,161 if all outstanding Private Placement Warrants are exercised).
Use of proceeds
We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders. We will receive up to an aggregate of approximately $75.4 million from the exercise of the Private Placement Warrants, assuming the exercise in full of all of the Private Placement Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”

(1)
Includes 17.6 million Earn Out Shares and 2.0 million Sponsor Earn Out Shares but excludes (i) 10,062,500 shares issuable upon the exercise of the 10,062,500 public warrants currently outstanding, and (ii) 13.0 million shares of Common Stock reserved for issuance under the Incentive Plan. See “Basis of Presentation and Glossary” and “Unaudited Pro Forma Condensed Combined Financial Information” for additional information regarding the assumptions underlying these share calculations. If the actual facts are different than these assumptions (which they are likely to be), the number of shares of Common Stock outstanding at Closing will be different.

Market for Common Stock
Prior to the Business Combination, our Class A Common Stock and public warrants were listed on the NYSE under the symbols “STPC” and “STPC WS”, respectively. Following the closing of the Business Combination, our Common Stock and public warrants are listed on the NYSE under the symbols “BHIL” and “BHIL WS”, respectively.
Risk factors
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF STPC
The following table sets forth summary historical financial information derived from STPC’s (i) unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2021 and (ii) audited financial statements as of December 31, 2020 and for the period from October 8, 2020 (inception) through December 31, 2020.
You should read the following summary financial information in conjunction with the section entitled “STPC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and STPC’s financial statements and related notes appearing elsewhere in this prospectus. The historical results included below and elsewhere in this prospectus are not indicative of the future performance of STPC.
	Six Months Ended June 30, 2021	Period from October 8, 2020 (inception) to December 31, 2020
	(unaudited)
Statements of Operations Data:
Net loss	$(9,778,749)	$(5,635)
Weighted average shares outstanding of Class A common stock, basic and diluted	40,250,000	—
Basic and diluted net loss per share, Class A	—	—
Weighted average shares outstanding of Class B common stock, basic and diluted(1)	10,011,740	8,750,000
Basic and diluted net loss per share, Class B	$(0.98)	$(0.00)
Cash Flow Data:
Net cash used in operating activities	$(3,236,742)	$(56)
Net cash provided by financing activities	407,321,098	45,212
Net cash used in investing activities	(402,500,000)	—
Net change in cash	$1,584,356	$45,156
	As of June 30, 2021	As of December 31, 2020
	(unaudited)
Balance Sheet Data:
Total current assets	$3,201,020	$45,156
Deferred offering costs	—	450,151
Investments held in Trust Account	$402,628,612	—
Total assets	$405,829,632	$495,307
Total current liabilities	$3,390,110	$475,942
Deferred underwriting commissions	14,087,500	—
Derivative warrant liabilities	30,983,070	—
Total Liabilities	$48,460,680	$475,942
Class A Common Stock, subject to possible redemption	$352,368,950	—
Preferred Stock, $0.0001 par value, 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized; 5,013,105 and 0 shares issued and outstanding (excluding 35,236,895 and 0 shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	501	—

	As of June 30, 2021	As of December 31, 2020
	(unaudited)
Class B Common Stock, $0.0001 par value; 40,000,000 shares authorized; 10,062,500 shares issued and outstanding at June 30, 2021 and December 31, 2020	$1,006	$1,006
Additional paid-in capital	14,782,879	23,994
Accumulated deficit	(9,784,384)	(5,635)
Total stockholders’ equity	5,000,002	$19,365
Total liabilities and stockholders’ equity	$405,829,632	$495,307

(1)
This number excludes an aggregate of up to 1,312,500 shares of Class B Common Stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On January 8, 2021, the underwriters fully exercised the over-allotment option; thus, these shares are no longer subject to forfeiture.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF BENSON HILL
The following summary historical consolidated financial information and other data for Benson Hill set forth below should be read in conjunction with “Benson Hill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Benson Hill’s historical consolidated financial statements and the related notes thereto contained elsewhere in this prospectus.
The summary consolidated statement of operations data and consolidated statement of cash flows data for the years ended December 31, 2020, 2019 and 2018, and the selected consolidated balance sheet data as of December 31, 2020 and 2019, are each derived from Benson Hill’s audited consolidated financial statements appearing elsewhere in this prospectus. The summary condensed consolidated statement of operations and condensed consolidated statement of cash flows data for the six months ended June 30, 2021 and 2020, and the summary condensed consolidated balance sheet data as of June 30, 2021, are derived from Benson Hill’s unaudited condensed consolidated financial statements appearing elsewhere in this prospectus. The Benson Hill unaudited interim condensed consolidated financial statements were prepared on the same basis as its audited annual financial statements and include all adjustments, consisting only of normal recurring adjustments, that are considered necessary for a fair presentation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in the future.
	Six Months Ended June 30,		Year Ended December 31,
(In thousands, except per share data)	2021	2020	2020	2019	2018
Statement of Operations Data:
Revenues	$71,494	$62,614	$114,348	$79,523	$4,269
Cost of sales	70,955	53,725	102,430	70,961	677
Gross profit	539	8,889	11,918	8,562	3,592
Operating expenses:
Research and development	15,945	14,766	29,457	24,810	13,373
Selling, general and administrative expenses	29,494	15,463	37,446	27,457	9,158
Impairment of goodwill	—	—	4,832	—	—
Total operating expenses	45,439	30,229	71,735	52,267	22,531
Loss from operations	(44,900)	(21,340)	(59,817)	(43,705)	(18,939)
Other expense (income):
Interest expense (income), net	5,254	3,308	7,369	195	(669)
Other expense (income), net	(388)	180	(75)	(9)	40
Total other expense (income), net	4,866	3,488	7,294	186	(629)
Net loss before income tax	(49,766)	(24,828)	(67,111)	(43,891)	(18,310)
Income tax expense (benefit)	—	—	48	19	(221)
Net loss	$(49,766)	$(24,828)	$(67,159)	$(43,910)	$(18,089)
Less: Deemed dividend	—	—	$6,102	—	$1,015
Net loss attributable to common stockholders	$(49,766)	$(24,828)	$(73,261)	$(43,910)	$(19,104)
Net loss per common share:
Basic and diluted earnings per common share	$(8.17)	$(4.44)	$(12.94)	$(8.32)	$(3.72)
Weighted average shares outstanding	6,092	5,597	5,662	5,277	5,131

	As of June 30, 2021	As of December 31,
(In thousands)		2020	2019
Balance Sheet Data:
Total assets	$198,306	$231,785	$96,736
Total liabilities	113,633	99,103	45,038
Total redeemable convertible preferred stock	287,308	287,323	134,567
Total stockholders’ deficit	(202,635)	(154,641)	(82,869)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$198,306	$231,785	$96,736
	Six Months Ended June 30,		Year Ended December 31,
(In thousands)	2021	2020	2020	2019	2018
Statement of Cash Flows Data:
Net cash used in operating activities	$(47,257)	$(22,528)	(52,678)	(44,353)	(13,363)
Net cash provided by (used in) investing activities	49,324	3,006	(100,672)	(4,546)	(48,615)
Net cash provided by financing activities	1,183	22,867	160,703	48,547	63,681
Effect of exchange rate changes on cash	(1)	(243)	(226)	(21)	(91)
Net increase (decrease) in cash and cash equivalents	3,249	3,102	7,127	(373)	1,612
Cash and cash equivalents, beginning of period	9,743	2,616	2,616	2,989	1,377
Cash and cash equivalents, end of period	$12,992	$5,718	$9,743	$2,616	$2,989

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The summary unaudited pro forma combined financial information gives effect to the merger and other transactions contemplated by the merger agreement, as more fully described below. The merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, STPC will be treated as the “acquired” company for accounting purposes and the merger will be treated as the equivalent of Benson Hill issuing stock for the net assets of STPC, accompanied by a recapitalization. The net assets of STPC will be stated at historical cost, with no goodwill or other intangible assets recorded.
The summary unaudited pro forma combined balance sheet of the combined company as of June 30, 2021 and the summary unaudited pro forma combined statements of operations of the combined company for the six months ended June 30, 2021 and the year ended December 31, 2020 present the combination of the financial information of STPC and Benson Hill after giving effect to the following transactions:
•
the reverse recapitalization between Benson Hill and STPC pursuant to the merger,

•
the consummation of STPC’s IPO which occurred on January 8, 2021,

•
the conversion of Benson Hill preferred stock warrants into redeemable convertible preferred stock and subsequent conversion of all redeemable convertible preferred stock into Existing Benson Hill Common Stock (the “Benson Hill Preferred Conversion”),

•
the payoff by Benson Hill of its outstanding term debt and notes payable (the “Debt Payoff”), and

•
the issuance of an aggregate of 22.5 million shares of Class A Common Stock of STPC at a price of $10.00 per share pursuant to the PIPE Investment.

Collectively these transactions are referred to as the “Transaction Adjustments”. The summary unaudited pro forma combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 give effect to the Transaction Adjustments as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives effect to the Transaction Adjustments as if they had occurred on June 30, 2021.
The unaudited pro forma combined financial information has been prepared after giving effect to the Transaction Adjustments, assuming two alternative levels of redemption of shares of STPC Class A Common Stock into cash:
•
Assuming No Redemptions:    This presentation assumes that no STPC stockholders exercise redemption rights with respect to their shares of Class A Common Stock.

•
Assuming Maximum Redemptions:    This scenario assumes that 40,250,000 shares of STPC’s Class A Common Stock are redeemed pursuant to their redemption rights at a redemption price of approximately $10.00 per share. The maximum redemption amount is derived to ensure a minimum consolidated cash balance of $225 million. This minimum cash balance is calculated before giving effect to payment of estimated transaction expenses of $49.7 million. This scenario includes all adjustments contained in the above scenario but presents additional adjustments to reflect the effect of the maximum redemptions.

The historical financial information has been adjusted to give pro forma effect to certain transaction adjustments to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the merger and the PIPE Investment.
The historical financial information of STPC was derived from the unaudited condensed consolidated financial statements of STPC as of and for the six months ended June 30, 2021 and the audited financial statements of STPC as of December 31, 2020 and for the period from October 8, 2020 (inception) through December 31, 2020, which are included elsewhere in this prospectus. The historical financial information of Benson Hill was derived from the unaudited condensed consolidated financial statements of Benson Hill as of and for the six months ended June 30, 2021 and the audited consolidated financial statements of Benson Hill as of and for the year ended December 31, 2020, which are included elsewhere in this prospectus.
The summary pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma combined financial information of the combined company appearing elsewhere in this prospectus and the accompanying notes. The unaudited pro forma combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of Benson Hill and STPC and related notes included in this prospectus. The summary of unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies actually been combined as of January 1, 2020. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies actually been combined as of January 1, 2020 or the future results that the combined company will experience. Benson Hill and STPC have not had any historical relationship prior to the merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
(In thousands)	STPC (Historical)	Benson Hill (Historical)	Pro Forma Combined (No Redemption Scenario)	Pro Forma Combined (Maximum Redemption Scenario)
Statement of Operations Data – Six months ended June 30, 2021:
Revenue	$—	$71,494	$71,494	$71,494
Cost of sales	—	70,955	70,955	70,955
Operating expenses	4,540	45,439	56,979	56,979
Loss from operations	(4,540)	(44,900)	(56,440)	(56,440)
Net loss	(9,779)	(49,766)	(66,860)	(66,860)
Balance Sheet Data – As of June 30, 2021:
Total current assets	$3,201	$85,628	$633,429	$230,800
Total assets	405,830	198,306	743,646	341,017
Total current liabilities	3,390	51,024	41,538	41,538
Total liabilities	48,461	113,633	106,074	106,074
Convertible preferred stock	—	287,308	—	—
Redeemable common stock	352,369	—	—	—
Total stockholder equity (deficit)	5,000	(202,635)	637,572	234,943
(In thousands)	STPC (Historical)	Benson Hill (Historical)	Pro Forma Combined (No Redemption Scenario)	Pro Forma Combined (Maximum Redemption Scenario)
Statement of Operations Data – Year ended December 31, 2020:
Revenue	$—	$114,348	$114,348	$114,348
Cost of sales	—	102,430	102,430	102,430
Operating expenses	6	71,735	78,741	78,741
Loss from operations	(6)	(59,817)	(66,823)	(66,823)
Net loss	(6)	(67,159)	(74,378)	(74,378)

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE INFORMATION OF STPC AND BENSON HILL
The following table sets forth the unaudited historical comparative share information for Benson Hill and STPC on a stand-alone basis and the unaudited pro forma combined share information for the six months ended June 30, 2021 and the year ended December 31, 2020, after giving effect to the merger and the PIPE Investment, assuming two alternative levels of redemption of shares of STPC Class A Common Stock into cash:
•
Assuming No Redemptions:    This presentation assumes that no STPC stockholders exercise redemption rights with respect to their shares of Class A Common Stock.

•
Assuming Maximum Redemptions:    This scenario assumes that 40,250,000 shares of STPC’s Class A Common Stock are redeemed pursuant to their redemption rights at a redemption price of approximately $10.00 per share. The maximum redemption amount is derived to ensure a minimum consolidated cash balance of $225 million. This minimum cash balance is calculated before giving effect to payment of estimated transaction expenses of $49.7 million. This scenario includes all adjustments contained in above scenario but presents additional adjustments to reflect the effect of the maximum redemptions.

You should read the information in the following table in conjunction with the summary historical financial information included elsewhere in this prospectus, and the historical financial statements of Benson Hill and STPC and related notes that are included elsewhere in this prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this prospectus.
The unaudited pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would have been had the companies been combined during the periods presented, nor to project STPC’s results of operations or earnings per share for any future date or period. The unaudited pro forma combined stockholders’ equity per share information below does not purport to represent what the value of Benson Hill and STPC would have been had the companies been combined during the periods presented.
Six Months Ended June 30, 2021	STPC (Historical)	Benson Hill (Historical)	Pro Forma Combined (No Redemption Scenario)	Pro Forma Combined (Maximum Redemption Scenario)
(In thousands, except share and per share data)
Net Loss	$(9,779)	$(49,766)	$(66,860)	$(66,860)
Weighted-average shares used in computing net loss per share, basic and diluted(1)	10,011,740	6,092,000	190,094,527	149,844,527
Basic and diluted net loss per share(1)	$(0.98)	$(8.17)	$(0.35)	$(0.45)
Book Value per share – basic and diluted(2)	$(0.50)	$(33.26)
Year Ended December 31, 2020	STPC (Historical)	Benson Hill (Historical)	Pro Forma Combined (No Redemption Scenario)	Pro Forma Combined (Maximum Redemption Scenario)
(In thousands, except share and per share data)
Net Loss	$(6)	$(67,159)	$(74,378)	$(74,378)
Less: Deemed dividend to preferred stockholders	—	6,102	6,102	6,102
Net loss attributable to common stockholders	$(6)	$(73,261)	$(80,480)	$(80,480)
Weighted-average shares used in computing net loss per share, basic and diluted(1)	8,750,000	5,662,000	190,094,527	149,844,527

Year Ended December 31, 2020	STPC (Historical)	Benson Hill (Historical)	Pro Forma Combined (No Redemption Scenario)	Pro Forma Combined (Maximum Redemption Scenario)
Basic and diluted net loss per share(1)	$(0.00)	$(12.94)	$(0.42)	$(0.54)
Book Value per share – basic and diluted(2)	$(0.00)	$(27.31)

(1)
Weighted-average shares used in computing net loss per share, basic and diluted, in each of the Pro Forma scenarios excludes the 17.6 million Earn Out Shares, the 2.0 million Sponsor Earn Out Shares and the 13.0 million New Benson Hill Options (comprised of 10.7 million Net New Benson Hill Options and 2.3 million Exercise Price Options).

(2)
Book Value per share is equal to total equity, excluding shares of preferred stock and common stock subject to redemption, divided by weighted-average shares outstanding.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Although we have organized risks generally according to these categories in the discussion below, many of the risks may have ramifications in more than one category. These categories, therefore, should be viewed as a starting point for understanding the significant risks facing us and not as a limitation on the potential impact of the matters discussed. References in this section to “we,” “our,” or “us” generally refer to Benson Hill, unless otherwise specified.
Risks Relating to Benson Hill’s Business and Industry
Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “us,” “our” and other similar terms refer to Benson Hill and its consolidated subsidiaries prior to the merger and to New Benson Hill and its consolidated subsidiaries after giving effect to the merger.
Risks Relating to Our Business and Operations
We have a limited operating history, which makes it difficult to evaluate our current business and prospects and may increase the risk of investment.
We are an early-stage food-technology company with a limited operating history that to date has been focused primarily on research and development (“R&D”), software development, conducting field trials, pursuing initial commercialization efforts and building our management team. Investment in food technology development is a highly speculative endeavor. It entails substantial upfront R&D investment and there is significant risk that we will not be able to edit the genes in a particular plant to express a desired trait, or, once edited, we will not be able to replicate that trait across entire crops in order to commercialize the product candidate. Moreover, the regulatory pathway for our product candidates can be uncertain and could add significant additional cost and time to development.
Our limited operating history may make it difficult to evaluate our current business and our prospects. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly developing and changing industries, including challenges in forecasting accuracy, determining appropriate investments of our limited resources, gaining market acceptance of the products made using our gene-editing and speed breeding platform, crop prototyping process, managing a complex regulatory landscape and developing new product candidates. We may also face challenges in scaling our supply chain in a cost-effective manner, as we will rely on contracting with seed production companies, seed distributors, farmers, crushers, millers, refiners, food companies and retailers, and logistics and transportation providers, in order to get our products to market. In addition, there is limited crushing and processing capacity for our soybean-based products which could restrict our ability to scale production of these products. Our current operating model may require changes for us to scale our operations efficiently. We may not be able to fully implement or execute on our business strategy or realize, in whole or in part within our expected time frames, the anticipated benefits of our growth strategies. You should consider our business and prospects considering the risks and difficulties we face as an early-stage company focused on developing products in the field of food technology.
We have a history of net losses and we may not achieve or maintain profitability.
Our net losses for the six months ended June 30, 2021 were $49.8 million and for the years ended December 31 were $67.2 million for 2020, $43.9 million for 2019 and $18.1 million for 2018. As of June 30, 2021, we had an accumulated deficit of $204.1 million. We will need to generate significant revenues to achieve profitability, and we may not be able to achieve and maintain profitability in the near future or at all, which may depress our stock price. Through June 30, 2021, we have derived substantially all of our revenues through the acquisitions of existing businesses. Our future success will depend, in part, on our ability to grow revenue associated with closed loop production, production partnerships and the licensing of our intellectual property and our ability to market and sell additional products from our pipeline of product candidates.

The net losses we incur may fluctuate significantly from year-to-year and quarter-to-quarter, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance.
We cannot assure you that we will generate increases in our revenues, successfully commercialize products or generate revenue from licensing or attain a level of profitable operations. Based on our history of losses, we do not expect that we will be able to fund our longer-term capital and liquidity needs through our cash balances and operating cash flow alone. To fund our longer-term capital and liquidity needs, we expect we will need to secure additional capital. Our business plan and financing needs are subject to change depending on, among other things, the success of our efforts to grow revenue and our efforts to continue to effectively manage expenses.
We face significant competition and many of our competitors have substantially greater financial, technical and other resources than we do.
The market for plant-based products is highly competitive, and we face significant direct and indirect competition in several aspects of our business. Mergers and acquisitions in the plant science, specialty food ingredient and agricultural biotechnology, and seed industries may result in even more resources being concentrated among a smaller number of our competitors.
Most of these competitors have substantially greater financial, technical, marketing, sales, distribution, supply chain infrastructure, and other resources than we do, such as larger R&D staff, more experienced marketing, manufacturing, and supply chain organizations and more well-established sales forces. As a result, we may be unable to compete successfully against our current or future competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance for our products. We expect to continue to face significant competition in the markets in which we intend to commercialize our products.
Many of our competitors engage in ongoing R&D, and technological developments by our competitors could render our products less competitive or obsolete, resulting in reduced sales compared to our expectations. Our ability to compete effectively and to achieve commercial success depends, in part, on our ability to: control manufacturing and marketing costs; effectively price and market our products; successfully develop an effective marketing program and an efficient supply chain; develop new products with properties attractive to customers; and commercialize our products quickly without incurring major regulatory costs. We may not be successful in achieving these factors and any such failure may adversely affect our business, results of operations and financial condition.
From time to time, certain companies that are potential competitors of ours may seek new traits or trait development technologies and may seek to license our technology. We have, in the past, entered such licensing arrangements and may continue to enter such arrangements in the future. Some of these companies may have significantly greater financial resources and may even compete with our business. In such circumstances, competitors could use our technologies to develop their own products that would compete with our products.
We also anticipate increased competition in the future as new companies enter the market and new technologies become available, particularly in the area of gene editing. Our technology may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors that are more effective or that enable them to develop and commercialize products more quickly or with lower expense than we are able to. If for any reason our technology becomes obsolete or uneconomical relative to our competitors’ technologies, this would prevent or limit our ability to generate revenues from the commercialization of our products.
Our business activities are currently conducted at a limited number of locations, which makes us susceptible to damage or business disruptions caused by natural disasters or acts of vandalism.
Our current headquarters and research and development facilities, which include an office, labs, greenhouses, field testing acreage, and a demonstration test kitchen, are primarily located in St. Louis, Missouri. Our seed production, field-testing and production and research take place primarily in the United States, with concentration in certain geographic regions. Third party warehousing for seed storage, and our limited number of processing partners (e.g., storage, transportation, crushers and refiners) are all currently located in the United States. We take precautions to safeguard our facilities, including insurance and health and safety protocols. Particularly in the case of insurance, our insurance may not cover certain losses, or our losses may exceed our coverage limits. A natural disaster, such as a hurricane, drought, fire, flood, tornado, earthquake, or other intentional or negligent acts, including acts of vandalism, could damage or destroy our equipment, inventory, development projects, field trials or data, and cause us to incur significant additional expenses to repair or replace the damaged physical facilities, which in the case of seed production may be the result of years of development work that is not easily or quickly reproduced, and increase the development schedule for our pipeline of product candidates.
To compete effectively, we must introduce new products that achieve market acceptance.
In order to remain competitive and increase revenue, we must introduce new products from our pipeline of product candidates. If we fail to anticipate or respond to technological developments, market requirements, or consumer preferences, or if we are significantly delayed in developing and introducing products, our revenues will not increase.
Development of successful agricultural products using gene-editing technologies requires significant levels of investment in R&D, including laboratory, greenhouse and field testing, to demonstrate product effectiveness and can take several years or more. We incurred R&D expenses of $15.9 million in the six months ended June 30, 2021, $29.5 million in the year ended December 31, 2020, $24.8 million in the year ended December 31, 2019, and $13.4 million in the year ended December 31, 2018. We must commit significant resources and may incur obligations (such as royalty obligations or milestone fees) to develop new products before knowing whether our investments will result in products the market will accept and without knowing the levels of revenue, if any, that may be derived from these products.
Development of new or improved agricultural products involve risks of failure inherent in the development of products based on innovative and complex technologies. These risks include the possibility that:
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our products may not perform as expected in the field;

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our products may not receive necessary regulatory permits and governmental clearances in the markets in which we intend to sell them;

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consumer preferences, which are unpredictable and can vary greatly, may change quickly, making our products no longer desirable;

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our competitors may develop new products that taste better or have other more appealing characteristics than our products;

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our products may be viewed as too expensive by our customers as compared to competitive products;

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our products may be difficult to produce on a large scale or may not be economical to grow;

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intellectual property and other proprietary rights of third parties may prevent us or our collaborators from marketing and selling our products;

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we may be unable to patent or otherwise obtain intellectual property protection for our discoveries in the necessary jurisdictions;

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we or our collaborators may be unable to fully develop or commercialize products in a timely manner or at all; and

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third parties may develop superior or equivalent products.

Accordingly, if we experience any significant delays in the development or introduction of new products or if our new products do not achieve market acceptance, our business, operating results and financial condition would be adversely affected.

Any collaboration arrangements that we may enter in the future may not be successful, which could adversely affect our ability to develop and commercialize our product candidates.
We may seek collaboration arrangements with third parties for the development or commercialization of our products. We will face, to the extent that we decide to enter collaboration arrangements, significant competition in seeking appropriate partners. Moreover, collaboration arrangements are complex and time-consuming to negotiate, document, implement and maintain. We may not be successful in our efforts to establish and implement collaboration or other alternative arrangements should we so chose to enter such arrangements. The terms of any collaborations or other arrangements that we may establish may not be favorable to us.
If our early testing of pipeline products is unsuccessful, we may be unable to complete the development of product candidates on a timely basis or at all.
We rely on early testing and research, including greenhouse activities and field trials, to demonstrate the efficacy of product candidates that we develop and evaluate. Field trials allow us to test product candidates in the field as well as to increase seed production, and to measure performance across multiple geographies and conditions. Successful completion of early testing is critical to the success of our product development efforts. If our ongoing or future testing is unsuccessful or produces inconsistent results or unanticipated adverse effects on the agronomic performance of our crops, or if the testing does not produce reliable data, our product development efforts could be delayed, subject to additional regulatory review or abandoned entirely. In addition, in order to support our commercialization efforts, it is necessary to collect data across multiple growing seasons and from different geographies. Even in cases where initial field trials are successful, we cannot be certain that additional field trials conducted on a greater number of acres or in different geographies will also be successful. Many factors that are beyond our control may adversely affect the success of these field trials, including unique geographic conditions, weather and climatic variations, disease or pests, or acts of protest or vandalism. Field trials, which may take up to two to three years, are costly, and any field trial failures that we may experience may not be covered by insurance and, therefore, could result in increased costs, which may negatively impact our business and results of operations.
The successful commercialization of our products depends on our ability to produce high-quality products cost-effectively on a large scale and to accurately forecast demand for our products, and we may be unable to do so.
The production of commercial-scale quantities of seeds and products requires the multiplication of the plants or seeds through a succession of plantings and seed harvests. The cost-effective production of high-quality, high-volume quantities of any product candidates we successfully develop depends on our ability to scale our production processes to produce plants and seeds in enough quantity to meet demand. For example, food ingredients such as soybean oil and soy protein concentrate will require optimized production and commercialization of the underlying plant and seed harvests. We cannot assure that our existing or future seed production techniques will enable us to meet our large-scale production goals cost-effectively for the products in our pipeline. Even if we are successful in developing ways to minimize yield drag and enhance quality, we may not be able to do so cost- effectively or on a timely basis, which could adversely affect our ability to achieve profitability. If we are unable to maintain or enhance the quality of our plants and seeds as we increase our production capacity, including through the expected use of third parties, we may experience reductions in customer or farmer demand, higher costs and increased inventory write-offs.
In addition, because of the length of time it takes to produce commercial quantities of marketable seeds, we will need to make seed production decisions well in advance of product sales. Our ability to accurately forecast supply can be adversely affected by several factors outside of our control, including changes in market conditions, environmental factors, such as pests and diseases, and adverse weather conditions. A shortfall in the supply of our products may reduce product revenue, damage our reputation in the market and adversely affect relationships. Any product surplus we have on hand may negatively impact cash flows, reduce the quality of our inventory and ultimately result in write-offs of inventory.
Additionally, we will take financial risk in our inventory given that we will have to keep the inventory at its net realizable value on our balance sheet. Fluctuations in the spot price of our crops in inventory could have negative impacts on our consolidated financial statements. Any failure on our part to produce enough inventory, or overproduction of a product, could harm our business, results of operations and financial condition. In addition, our customers may cancel orders, request a decrease in quantity, or make returns, which may lead to a surplus of our products.
While we estimate that the potential size of our target markets for our products is significant, that estimate has not been independently verified and is based on certain assumptions that may not prove to be accurate. Our ability to accurately forecast demand is dependent on the timing of customer decisions, qualification cycles, and other factors outside of our control. As a result, these estimates could differ materially from actual market sizes, which could result in decreased demand for our products and therefore adversely impact our future business prospects, results of operation and financial condition.
If we fail to manage our future growth effectively, our business could be materially adversely affected.
We have grown rapidly since inception and anticipate further growth. For example, our revenues increased from $4.3 million in 2018 to $114.3 million in 2020. Our full-time employee count as of December 31, 2020 has grown by 400% since December 31, 2018. This growth has placed significant demands on our management, financial, operational, technological and other resources. The anticipated growth and expansion of our business and our product offerings will continue to place significant demands on our management and operations teams and require significant additional resources to meet our needs, which may not be available in a cost-effective manner, or at all. If we do not effectively manage our growth, we may not be able to execute on our business plan, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements or maintain high-quality product offerings, any of which could harm our business, brand, results of operations and financial condition.
The successful commercialization of our products may face challenges from public perceptions of gene-edited products and ethical, legal, environmental, health and social concerns.
The successful commercialization of our product candidates depends, in part, on public acceptance of gene-edited agricultural products.
Consumers may not understand the nature of our technologies or the scientific distinction between our non-transgenic gene-edited products and transgenic products of competitors. Non-transgenic gene-edited products are final products that do not contain any genes foreign to the plant species. As a result, they may transfer negative perceptions and attitudes regarding transgenic products to our products and product candidates. A lack of understanding of our technologies may also make consumers more susceptible to the influence of negative information provided by opponents of biotechnology. Some opponents of biotechnology actively seek to raise public concern about gene editing, whether transgenic or non-transgenic, by claiming that plant products developed using biotechnology are unsafe for consumption or their use, pose a risk of damage to the environment, or creates legal, social and ethical dilemmas. The commercial success of our products and product candidates may be adversely affected by such claims, even if unsubstantiated. In addition, opponents of biotechnology have vandalized the fields of farmers planting biotech seeds and facilities used by biotechnology companies. Any such acts of vandalism targeting the fields of our farmers, our field-testing sites or our research, production or other facilities, could adversely affect our sales and our costs.
Negative public perceptions about gene editing can also affect the regulatory environment in the jurisdictions in which we are targeting the sale of our products and the commercialization of our product candidates. Any increase in such negative perceptions or any restrictive government regulations in response thereto, could have a negative effect on our business and may delay or impair the sale of our products or the development or commercialization of our product candidates. Even in light of compliance with regulatory protocols or following receipt of confirmation of non- regulated status in a jurisdiction, public pressure may lead to increased regulation of products produced using biotechnology, further legislation regarding novel trait development technologies, or administrative litigation concerning prior regulatory determinations, each of which could adversely affect our ability to sell our product or commercialize our product candidates. In addition, labeling requirements could heighten public concerns and make consumers less likely to purchase food products containing gene-edited ingredients.

If our products become adulterated, misbranded, or mislabeled, we might need to recall those items and may experience product liability claims if consumers or animals are injured.
We are targeting sale of our products in the human and animal food market segments. If our products become adulterated, misbranded, or mislabeled we may need to recall such products. A widespread product recall could result in significant losses due to the costs of a recall, the destruction of product inventory, and lost sales due to the unavailability of product for a period of time. We could also suffer losses from a significant product liability judgment against us. A significant product recall or product liability case could also result in adverse publicity, damage to our reputation, and a loss of consumer or purchaser confidence in our products, which could have an adverse effect on our business, results of operations and financial condition and the value of our brands.
Products that we develop, and food containing our products, may fail to meet standards established by third-party non-GMO verification organizations, which could reduce the value of our products to customers.
Certain third-party organizations offer verification programs that seek to identify non-GMO products to consumers. These organizations verify the status of products (such as foods, beverages and vitamins) as non-GMO based on independently developed standards, and often authorize the display of specific markers or labels illustrating such status on the verified product’s packaging. Standards established by such third-party organizations for the verification of non-GMO status may differ from applicable regulatory legal standards applied by regulators in the United States. As a result, notwithstanding a determination as to the non-regulated status of a product pursuant to the regulatory procedures of the Animal and Plant Health Inspection Service (APHIS) of the U.S. Department of Agriculture (“USDA”) (or a similar determination in other jurisdictions), our products, and third-party products that utilize our gene-edited products as ingredients, may fail to meet more restrictive or non-scientific standards imposed by these independent verification organizations.
If we are sued for defective products and if such lawsuits were determined adversely, we could be subject to substantial damages, for which insurance coverage is not available.
We may be held liable if any product we develop, or any product that uses or incorporates any of our technologies, is found unsuitable during marketing, sale or consumption. For example, the detection of an unintended trait in a commercial seed variety or the crops and products produced may result in governmental actions such as mandated crop destruction, product recalls or environmental cleanup or monitoring. Concerns about seed quality could also lead to additional regulations being imposed on our business, such as regulations related to testing procedures, mandatory governmental reviews of biotechnology advances, or additional regulations relating to the integrity of the food supply chain from the farm to the finished product.
Benson Hill has identified a material weakness in its internal control over financial reporting. If Benson Hill is unable to remediate the material weakness, or if Benson Hill identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements or restatements of Benson Hill’s consolidated financial statements or cause Benson Hill to fail to meet its periodic reporting obligations.
As a public company, Benson Hill will be required to provide management’s attestation on internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If Benson Hill is not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject it to adverse regulatory consequences and could harm investor confidence.
In connection with the preparation and audit of Benson Hill’s consolidated financial statements as of December 31, 2020 and 2019 and for each of the years ended December 31, 2020, 2019 and 2018, a material weakness was identified in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Benson Hill’s annual or interim financial statements will not be prevented or detected on a timely basis.
Benson Hill did not design or maintain an effective control environment commensurate with its financial reporting requirements. Specifically, Benson Hill did not maintain a sufficient complement of personnel to appropriately analyze, record and disclose accounting matters commensurate with its accounting and reporting requirements. Further, Benson Hill did not design and maintain formal accounting policies, procedures and controls over significant accounts and disclosures to achieve complete, and accurate financial accounting, reporting and disclosures.
The material weakness related to formal accounting policies, procedures and controls resulted in adjustments to certain accounts and disclosures. The material weakness could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
Benson Hill has begun implementation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include hiring additional accounting and financial reporting personnel and implementing additional policies, procedures and controls.
In order to maintain and improve the effectiveness of its internal control over financial reporting, Benson Hill has expended, and anticipates that New Benson Hill will continue to expend, significant resources, including accounting-related costs and significant management oversight. New Benson Hill’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company” as defined in the JOBS Act. At such time, New Benson Hill’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect the business and operating results after the Business Combination and could cause a decline in the price of New Benson Hill Common Stock.
We may need to raise additional funding to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our product development efforts or other operations.
Since our inception, substantially all of our resources have been dedicated to the development of our core technology and product platforms, including purchases of property, plant and equipment. We believe that we will continue to expend substantial resources for the foreseeable future as we build and enhance our capabilities and commercialize our products. These expenditures are expected to include costs associated with research and development, manufacturing and supply, as well as marketing and selling existing and new products. In particular, the high-tech greenhouse agriculture business is extremely capital intensive, and we expect to expend significant resources to complete the buildout of our facilities. These expenditures are expected to include working capital, costs of acquiring and building out new facilities, costs associated with planting and harvesting, such as the purchase of seeds and growing supplies, and the cost of attracting and retaining a skilled local labor force. In addition, other anticipated costs may arise due to the unique nature of these controlled environment agriculture facilities. In addition, other unanticipated costs may arise.
As of June 30, 2021, we had cash and cash equivalents of $13.0 million and marketable securities of $29.6 million, term debt and notes payable of $28.9 million and an accumulated deficit of $204.1 million. During the six months ended June 30, 2021, the Company incurred a net loss of $49.8 million, had negative cash flows from operating activities of $47.3 million, and violated certain financial covenants under its term debt agreement, which were subsequently amended or waived, as applicable. As a result of these conditions, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.
The Company’s business prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the early stages of commercial operations. To date, the Company has been funded primarily by equity and debt financings, including the issuance of redeemable convertible preferred stock and term debt, as well as the use of a revolving line of credit, which is subject to renewal in September of 2021. Certain of these debt financings require the Company’s wholly-owned subsidiary, Dakota Dry Bean, to comply with financial covenants that will likely require financial support from Benson Hill, the Parent Company, to remain in compliance with the financial covenants during 2021. Further, these same debt financings require the Parent Company to maintain a minimum cash balance. If the Company further breaches these covenants, the holder of the debt may declare all amounts immediately due and payable. If the covenants are further breached, the Company plans to attempt to secure a waiver of the covenants or an amendment that modifies the covenants but there are no assurances that the Company will be able to comply with its future covenants without such a waiver or that the Company will be successful in obtaining a waiver or an amendment during 2021.
The attainment of profitable operations is also dependent upon future events, including obtaining adequate financing to complete and commercialize the Company’s research and development activities, obtaining adequate grower relationships, building its customer base, successfully executing its business and marketing strategy and hiring appropriate personnel.
Based on our history of losses, we do not expect that we will be able to fund our longer-term capital and liquidity needs to execute our business plan and pursue our strategic goals through our cash balances and operating cash flow alone. To fund our longer-term capital and liquidity needs, we expect we will need to secure additional capital. However, our business plan and financing needs are subject to change depending on, among other things:
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the number and characteristics of any additional products or manufacturing processes we develop or acquire to serve new or existing markets;

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the scope, progress, results and costs of researching and developing future products or improvements to existing products or manufacturing processes;

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the expenses associated with our sales and marketing initiatives;

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our investment in manufacturing to expand our manufacturing and production capacity;

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the costs required to fund domestic and international growth;

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any lawsuits related to our products or commenced against us;

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the expenses needed to attract and retain skilled personnel;

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the costs associated with being a public company;

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the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing intellectual property claims, including litigation costs and the outcome of such litigation; and

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the timing, receipt and amount of sales of, or royalties on, any future approved products, if any.

We may obtain future additional funds through public or private equity or debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans. There can be no assurance that financing will be available to us on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for us to operate our business or implement our growth plans and we may be required to delay, limit, reduce or terminate our manufacturing, research and development activities, growth and expansion plans, establishment of sales and marketing capabilities or other activities that may be necessary to generate revenue and achieve profitability.
We depend on key management personnel and attracting, training and retaining other qualified personnel, and our business could be harmed if we lose key management personnel or cannot attract, train and retain other qualified personnel.
Our success and future growth depend largely upon the technical skills and continued service of our executive officers as well as other key employees. These executives and key employees have been primarily responsible for determining the strategic direction of the business and executing our growth strategy and are integral to our brand, culture and reputation with distributors and others in the industry. From time to time, there may be changes in our executive management team or other key employees resulting from the hiring or departure of these personnel. The loss of one or more executive officers or the failure by the executive team to effectively work with employees and lead the company, could harm our business.
Additionally, the majority of our personnel is involved in research, development, and regulatory activities and competition for these highly skilled employees is intense. Our business is therefore dependent on our ability to recruit, train and retain a highly skilled and educated workforce with expertise in a range of disciplines, including biology, biochemistry, plant genetics, agronomics, mathematics, agribusiness, and other subjects relevant to our operations. If we are unable to hire and retain skilled and highly educated personnel could limit our growth and hinder our research and development efforts. There can be no assurance that we will be successful in attracting or retaining such personnel and the failure to do so could have a material adverse effect on our business, financial condition, and results of operations.
Further, our success depends in part upon our ability to attract, train and retail a sufficient number of employees who understand and appreciate our culture and can represent our brand effectively and establish credibility with our business partners and consumers. We believe a critical component of our success has been our company culture and long-standing core values. We have invested substantial time and resources in building our team. If we are unable to hire and retain employees capable of meeting our business needs and expectations, or if we fail to preserve our company culture among a larger number of employees dispersed in various geographic regions as we continue to grow and develop the infrastructure associated with being a more mature public company, our business and brand image may be impaired. Any failure to meet our staffing needs or any material increase in turnover rates of our employees may adversely affect our business, results of operations and financial condition.
Our management has limited experience in operating a public company.
Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of our company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase out operating costs in future periods.
We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and NYSE. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase our net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.
We rely on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may harm our ability to effectively operate our business.
We are dependent on various information technology systems, including, but not limited to, networks, applications and outsourced services in connection with the current and planned operation of our business.
A failure of these information technology systems to perform as anticipated could cause our business to suffer. In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, systems failures, viruses and security breaches. Any such damage or interruption could negatively impact our business.
The extent to which the COVID-19 pandemic and resulting deterioration of worldwide economic conditions adversely impact our business, financial condition, and operating results will depend on future developments, which are difficult to predict.
As a result of the COVID-19 pandemic, governmental authorities have implemented numerous and rapidly evolving measures to try to contain the virus, such as travel bans and restrictions, limits on gatherings, quarantines, shelter-in-place orders, and business shutdowns. In response to the COVID-19 pandemic and in accordance with governmental orders, we have also modified our business practices and implemented proactive measures to protect the health and safety of employees, including restricting employee travel, requiring, at times, remote work arrangements for non-laboratory employees, implementing social distancing, and enhanced sanitary measures in our headquarters, and cancelling attendance at events and conferences. Many of the suppliers, vendors, and service providers on whom we rely on have made similar modifications. To date, with the exception of us modifying our physical business practices, including lower travel, and delays in the receipt of certain laboratory supplies and the performance of related services, we have not experienced a material impact on business operations from the effects of COVID-19. There is no certainty measures implemented by government authorities will be sufficient to mitigate the risks posed by, or the impacts and disruptions of, the COVID-19 pandemic.
As a result of the COVID-19 pandemic and government actions to contain it, related volatility in the financial markets and deterioration of national and global economic conditions, we could experience material adverse operational and financial impacts, including:
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overall lower expenditures by potential commercial partners as a result of challenging economic circumstances arising from the COVID-19 pandemic and potentially continuing after the immediate crisis subsides;

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disruptions and delays to our R&D pipeline resulting from a shutdown of our headquarters due to expanded governmental restrictions or illness among our personnel as a result of COVID-19, increased absenteeism among employees, or delays with respect to raw materials necessary for our R&D activities;

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interruptions or delays in seed production or grain sales resulting from supply chain disruptions, including as a result of restrictions or disruptions to transportation or operational disruptions at warehousing, storage, crushing and/or refining facilities;

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overall reduced operational productivity resulting from challenges associated with remote work arrangements, limited resources available to our employees (particularly with respect to our business development employees for whom in-person access to our customers and customer prospects has been significantly limited) and increased cybersecurity risks as a result of remote access to our information systems; and

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constraints on financing opportunities resulting from dislocations in the capital markets, which may make it too costly or difficult for us to pursue public or private equity or debt financings on acceptable terms.

The degree to which COVID-19 impacts our business and results will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the severity, duration and geographic spread of the outbreak, and the global, national, and regional actions to contain the virus and address its impact, including travel restrictions imposed, business closures or business disruption.
The resumption of normal business operations after interruptions caused by COVID-19 may be delayed or constrained by lingering effects of COVID-19 on us or our suppliers, third-party service providers, counterparties in collaboration arrangement or licenses, or customers. Even after the COVID-19 outbreak has subsided, we may experience material and adverse impacts on its business, operating results, and financial condition as a result of the global economic impact of COVID-19 outbreak, including any recession that has occurred or may occur in the future.
The impact of COVID-19 may also exacerbate other risks discussed in this “Risk Factors” section, any of which could have a material effect on us. This situation is changing rapidly, and additional impacts may arise that we are not aware of currently.
Disruptions in the worldwide economy may adversely affect our business, results of operations and financial condition.
The global economy can be negatively impacted by a variety of factors such as the spread or fear of spread of contagious diseases (such as the recent COVID-19 pandemic) in locations where our products are sold, man-made or natural disasters, actual or threatened war, terrorist activity, political unrest, civil strife and other geopolitical uncertainty. Such adverse and uncertain economic conditions may impact distributor, retailer, foodservice and consumer demand for our products. In addition, our ability to manage normal commercial relationships with our suppliers, co-manufacturers, distributors, retailers, restaurant and foodservice customers and consumers and creditors may suffer. Consumers may shift purchases to lower-priced or other perceived value offerings during economic downturns as a result of various factors, including job losses, inflation, higher taxes, reduced access to credit, change in federal economic policy and recent international trade disputes. In particular, consumers may reduce the amount of plant-based food products that they purchase where there are conventional animal-based protein offerings, which generally have lower retail prices. In addition, consumers may choose to purchase private label products rather than branded products because they are generally less expensive. A decrease in consumer discretionary spending may also result in consumers reducing the frequency and amount spent on food prepared away from home. Distributors, retailers and foodservice customers may become more conservative in response to these conditions and seek to reduce their inventories. Our results of operations depend upon, among other things, our ability to maintain and increase sales volume with our existing distributors, retailer and foodservice customers, our ability to attract new consumers, the financial condition of our consumers and our ability to provide products that appeal to consumers at the right price. Decreases in demand for our products without a corresponding decrease in costs would put downward pressure on margins and would negatively impact our financial results. Prolonged unfavorable economic conditions or uncertainty may have an adverse effect on our sales and profitability and may result in consumers making long-lasting changes to their discretionary spending behavior on a more permanent basis.
Future acquisitions or investments could disrupt our business and harm our financial condition.
In the future, we may pursue acquisitions or investments that we believe will help us achieve our strategic objectives. We may not be able to find suitable acquisition candidates, and even if we do, we may not be able to complete acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not ultimately achieve our goals or realize the anticipated benefits. The pursuit of acquisitions and any integration process will require significant time and resources and could divert management time and focus from operation of our then-existing business, and we may not be able to manage the process successfully. Any acquisitions we complete could be viewed negatively by our customers or consumers. An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures, including disrupting our ongoing operations and subjecting us to additional liabilities, increasing our expenses, and adversely impacting our business, financial condition and operating results. Moreover, we may be exposed to unknown liabilities related to the acquired company or product, and the anticipated benefits of any acquisition, investment or business relationship may not be realized if, for example, we fail to successfully integrate such acquisition into our company. To pay for any such acquisitions, we would have to use cash, incur debt, or issue equity securities, each of which may affect our financial condition or the value of our Common Stock and could result in dilution to our stockholders. If we incur more debt it would result in increased fixed obligations and could also subject us to covenants or other restrictions that would impede our ability to manage our operations. Our acquisition strategy could require significant management attention, disrupt our business and harm our business, financial condition and results of operations.
Risks Relating to Our Industry
The overall agricultural industry is susceptible to commodity price changes and we are exposed to market risks from changes in commodity prices.
Conditions in the U.S. agricultural industry significantly impact our operating results. Changes in the prices of commodities products could result in higher overall cost along the agricultural supply chain, which may negatively affect our ability to commercialize our products. We will be susceptible to changes in costs in the agricultural industry as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, product recalls and government regulations. As a result, we may not be able to anticipate or react to changing costs by adjusting our practices, which could cause our operating results to deteriorate.
Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.
The ability to grow our products is vulnerable to adverse weather conditions, including windstorms, floods, drought and temperature extremes, which are quite common but difficult to predict, the effects of which may be influenced and intensified by ongoing global climate change. Unfavorable growing conditions can reduce both crop size and crop quality. In extreme cases, entire harvests may be lost in some geographic areas. Such adverse conditions can result in harvesting delays or loss of crops for farmers and cause us to be delayed, or to fail entirely in delivering product to customers, resulting in loss of revenue. Furthermore, significant fluctuations in market prices for agricultural inputs and crops could also have an adverse effect on the prices of our products.
The ability to grow our products is also vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of production at the time of infection or infestation, the type of treatment applied, climatic conditions and the risks associated with ongoing global climate change. The costs to control disease and other infestations vary depending on the severity of the damage and the extent of the plantings affected. Moreover, there can be no assurance that available technologies to control such infestations will continue to be effective. These infestations can also increase costs, decrease revenues and lead to additional charges to earnings, which may have a material adverse effect on our business, financial position and results of operations.
Risks Relating to Regulatory and Legal Matters
The regulatory environment in the United States for our current and future products is uncertain and evolving.
Changes in applicable regulatory requirements could result in a substantial increase in the time and costs associated with developing our products and negatively impact our operating results. While the USDA and U.S. Food and Drug Administration (“FDA”) currently have petition processes that we have successfully completed in the past, these processes and the manner in which the USDA and FDA interpret their own regulations may change in the future, negatively impacting our speed to market and cost to launch product candidates. We cannot predict whether advocacy groups will challenge existing regulations and USDA or FDA determinations or whether the USDA or FDA will alter the manner in which it interprets its own regulations or institutes new regulations, or otherwise modifies regulations in a way that will subject our products to more burdensome standards, thereby substantially increasing the time and costs associated with developing our product candidates.
The regulatory environment outside the United States varies greatly from jurisdiction to jurisdiction and there is less certainty how our products will be regulated.
The regulatory environment around gene editing in plants for food ingredients is greatly uncertain outside of the United States and varies greatly from jurisdiction to jurisdiction. Each jurisdiction may have its own regulatory framework regarding genetically modified foods, which may include restrictions and regulations on planting and growing genetically modified plants and in the consumption and labeling of genetically modified foods, and which may encapsulate our products. To the extent regulatory frameworks outside of the United States are not receptive to our gene-editing technologies, this may limit our ability to expand into other global markets.
Complying with the regulatory requirements outside the United States will be costly and time-consuming, and there is no guarantee we will be able to commercialize our products outside the United States.
We cannot predict whether or when any jurisdiction will change its regulations with respect to our products. Advocacy groups have engaged in publicity campaigns and filed lawsuits in various countries against companies and regulatory authorities, seeking to halt regulatory approval or clearance activities or influence public opinion against genetically engineered and/or gene-edited products. In addition, governmental reaction to negative publicity concerning our products could result in greater regulation of genetic research and derivative products or regulatory costs that render our products cost prohibitive.
The scale of the commodity food and agricultural industry may make it difficult to monitor and control the distribution of our products. As a result, our products may be sold inadvertently within jurisdictions where they are not approved for distribution. Such sales may lead to regulatory challenges or lawsuits against us, which could result in significant expenses and management attention.
Government policies and regulations, particularly those affecting the agricultural sector and related industries, could adversely affect our operations and profitability.
Agricultural production and trade flows are subject to government policies and regulations. Governmental policies and approvals of technologies affecting the agricultural industry, such as taxes, tariffs, duties, subsidies, incentives and import and export restrictions on agricultural commodities and commodity products can influence the planting of certain crops, the location and size of crop production, and the volume and types of imports and exports. In addition, as we grow our business, we may be required to secure additional permits and licenses. For example, we get a seed permit from each state where we sell seed and, as we expand into additional states, we will be required to acquire seed permits in those additional states. Finally, future government policies in the United States or in other countries may discourage our customers from using our products or encourage the use of products more advantageous to our competitors, which would put us at a commercial disadvantage and could negatively impact our future revenues and results of operations.
We may use biological materials in our business and are subject to numerous environmental, health and safety laws and regulations. Compliance with such laws and regulations and any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.
We are subject to numerous federal, state, local and foreign environmental, health and safety laws and regulations, including those governing laboratory procedures, the handling, use, storage, treatment, manufacture and disposal of hazardous materials and wastes, discharge of pollutants into the environment and human health and safety matters. Our R&D processes involve the controlled use of hazardous materials, including biological materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, or may otherwise be required to remediate such contamination, and our liability may exceed any insurance coverage and our total assets. Compliance with environmental, health and safety laws and regulations may be expensive and may impair our R&D efforts. If we fail to comply with these requirements, we could incur substantial costs and liabilities, including civil or criminal fines and penalties, clean-up costs or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance. In addition, we cannot predict the impact on our business of new or amended environmental, health and safety laws or regulations or any changes in the way existing and future laws and regulations are interpreted and enforced. These current or future laws and regulations may impair our research, development or production efforts or result in increased expense of compliance.

Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputation or business.
From time to time, we may be party to various claims and litigation proceedings. We evaluate these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates. We are not currently party to any material litigation. Even when not merited, the defense of these lawsuits may divert management’s attention, and we may incur significant expenses in defending these lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against us, which could negatively impact our financial position, cash flows or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.
Furthermore, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery.
Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the merger or other ownership changes.
We have incurred losses during our history and do not expect to become profitable in the near future and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2020, we had U.S. federal net operating loss carryforwards of approximately $136.9 million.
Under the Tax Cuts and Jobs Act (the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.
In addition, our net operating loss carryforwards are subject to review and possible adjustment by the U.S. Internal Revenue Services (the “IRS”), and state tax authorities. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), our federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in our ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize our net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the business combination or other transactions. Similar rules may apply under state tax laws. We have not yet determined the amount of the cumulative change in our ownership resulting from the merger or other transactions, or any resulting limitations on our ability to utilize our net operating loss carryforwards and other tax attributes. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected. We have recorded a valuation allowance related to our net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Risks Relating to Intellectual Property
Patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to us, could negatively impact our competitive position.
The patent positions of biotechnology companies and other actors in our fields of business can be highly uncertain and involve complex scientific, legal and factual analyses. The interpretation and breadth of claims allowed in some patents covering biological compositions may be uncertain and difficult to determine and are often affected materially by the facts and circumstances that pertain to the patented compositions and the related patent claims. The issuance and scope of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated, narrowed or circumvented. Challenges to our or our licensors’ patents and patent applications, if successful, may result in the denial of our or our licensors’ patent applications or the loss or reduction in their scope. In addition, defending against such challenges may be costly and involve the diversion of significant management time. Accordingly, rights under any of our patents may not provide us with enough protection against competitive products or processes and any loss, denial or reduction in scope of any of such patents and patent applications may have a material adverse effect on our business.
Even if not challenged, our patents and patent applications may not adequately protect our product candidates or technology or prevent others from designing their products or technology to avoid being covered by our patent claims. If the breadth or strength of protection provided by the patents we own or license is threatened, it could dissuade companies from partnering with us to develop, and could threaten our ability to successfully commercialize, our product candidates.
If we fail to obtain and maintain patent protection and trade secret protection of our product candidates and technology, we could lose our competitive advantage and competition we face would increase, reducing any potential revenues and have a material adverse effect on our business.
We will not seek to protect our intellectual property rights in all jurisdictions throughout the world and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.
Filing, prosecuting and defending patents in all countries and jurisdictions throughout the world would be prohibitively expensive. Patent prosecution must be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Our intellectual property rights in some countries outside the United States could be less extensive than those in the United States, assuming that rights are obtained in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions.
Competitors may use our technologies in jurisdictions where we or our licensors do not pursue and obtain patent protection. Further, competition may export otherwise infringing products to territories where we or our licensors have patent protection, but where the ability to enforce those patent rights is not as strong as in the United States. These products may compete with our products and our intellectual property rights and such rights may not be effective or enough to prevent such competition.
In addition, changes in, or different interpretations of, patent laws in the United States and other countries may permit others to use our discoveries or to develop and commercialize our technology and products without providing any notice or compensation to us or may limit the scope of patent protection that we or our licensors are able to obtain. The laws of some countries do not protect intellectual property rights to the same extent as United States laws and those countries may lack adequate rules and procedures for defending our intellectual property rights.
Furthermore, proceedings to enforce our patent rights and other intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our or our licensors’ patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded to us, if any, may not be commercially meaningful, while the damages and other remedies we may be ordered to pay such third parties may be significant. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
Third parties may assert rights to inventions we develop or otherwise regard as our own.
Third parties may in the future make claims challenging the inventorship or ownership of our or our licensors’ intellectual property. We may face claims by third parties that our agreements with employees, contractors, or consultants obligating them to assign intellectual property to us are ineffective or are in conflict with prior or competing contractual obligations of assignment. Litigation may be necessary to resolve an ownership dispute, and if we are not successful, we may be precluded from using certain intellectual property and associated products and technology or may lose our rights in that intellectual property.
We may be unsuccessful in developing, licensing or acquiring intellectual property that may be required to develop and commercialize our product candidates.
Our programs may involve additional product candidates that may require the use of intellectual property or proprietary rights held by third parties; the growth of our business may depend in part on our ability to acquire, in-license or use these intellectual property and proprietary rights.
However, we may be unable to acquire or in-license any third-party intellectual property or proprietary rights that may be key to development. Even if we can acquire or in-license such rights, we may be unable to do so on commercially reasonable terms. The licensing and acquisition of third-party intellectual property and proprietary rights is a competitive area, and several more established companies are also pursuing strategies to license or acquire third-party intellectual property and proprietary rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and agricultural development and commercialization capabilities.
In addition, companies that perceive us to be a competitor may be unwilling to assign or license intellectual property and proprietary rights to us. We also may be unable to license or acquire third-party intellectual property and proprietary rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to successfully acquire or in-license rights to required third-party intellectual property and proprietary rights or maintain the existing intellectual property and proprietary rights we have, we may have to cease development of the relevant program, product or product candidate, which could have a material adverse effect on our business.
Risks Relating to the Merger
The market price of shares of New Benson Hill Common Stock after the merger may be affected by factors different from those currently affecting the prices of shares of Class A Common Stock.
Upon completion of the merger, holders of shares of Existing Benson Hill Common Stock and Benson Hill Preferred Stock will become holders of shares of New Benson Hill Common Stock. Prior to the merger, STPC has had limited operations. Upon completion of the merger, New Benson Hill’s results of operations will depend upon the performance of Benson Hill’s businesses, which are affected by factors that are different from those currently affecting the results of operations of STPC.
STPC has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders from a financial point of view.
STPC is not required to, and has not, obtained an opinion from an independent investment banking firm that the merger consideration it is paying for Benson Hill is fair to STPC’s stockholders from a financial point of view. The fair market value of Benson Hill has been determined by STPC’s board of directors based upon the financial analysis of Benson Hill generally used to approve the transactions. Specifically, the board determined that the consideration being paid in the merger, which amount was negotiated at arm’s length, was fair to and in the best interests of STPC and its stockholders and appropriately reflected Benson Hill’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Benson Hill’s historical growth rate and its potential for future growth in revenue and profits. STPC’s stockholders will be relying on the judgment of its board of directors with respect to such matters.
Because Benson Hill will become a publicly traded company through a merger as opposed to an underwritten public offering, no underwriter has conducted due diligence in connection with the transaction.
In an underwritten public offering, underwriters typically conduct due diligence on the issuer in order to establish a due diligence defense against liability claims under federal securities laws. Because STPC is already a publicly traded company, no underwriter has conducted due diligence in connection with the transaction. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this prospectus.
If the merger’s benefits do not meet the expectations of financial analysts, the market price of New Benson Hill Common Stock may decline.
The market price of the New Benson Hill Common Stock may decline as a result of the merger if New Benson Hill does not achieve the perceived benefits of the merger as rapidly, or to the extent anticipated by, financial analysts or the effect of the merger on New Benson Hill’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of New Benson Hill Common Stock may experience a loss as a result of a decline in the market price of New Benson Hill Common Stock. In addition, a decline in the market price of New Benson Hill Common Stock could adversely affect New Benson Hill’s ability to issue additional securities and to obtain additional financing in the future.
Benson Hill will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Benson Hill and consequently on STPC. These uncertainties may impair Benson Hill’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Benson Hill to seek to change existing business relationships with Benson Hill. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, New Benson Hill’s business following the merger could be negatively impacted. In addition, the merger agreement restricts Benson Hill from making certain expenditures and taking other specified actions without the consent of STPC until the merger occurs. These restrictions may prevent Benson Hill from pursuing attractive business opportunities that may arise prior to the completion of the merger.
STPC directors and officers may have interests in the merger different from the interests of STPC Stockholders.
Executive officers of STPC negotiated the terms of the merger agreement with their counterparts at Benson Hill, and the STPC board of directors determined that entering into the merger agreement was in the best interests of STPC and its stockholders, declared the merger agreement advisable and recommended that STPC stockholders approve the proposals required to effect the merger. In considering these facts and the other information contained in this prospectus, you should be aware that STPC’s executive officers and directors may have financial interests in the merger that may be different from, or in addition to, the interests of STPC stockholders. The STPC board of directors and the audit committee thereof was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the merger and in recommending to STPC’s stockholders that they vote to approve the merger.

The merger will result in changes to the board of directors of New Benson Hill that may affect the strategy of New Benson Hill.
If the parties complete the merger, the composition of New Benson Hill board of directors will change from the current boards of directors of STPC and Benson Hill. The board of directors of New Benson Hill will consist of Daniel Jacobi, Matthew Crisp, DeAnn Brunts, J. Stephan Dolezalek, Adrienne Elsner, David Lee, Craig Rohr, Andrew Wheeler and Linda Whitley-Taylor after the completion of the merger. This new composition of the New Benson Hill board of directors may affect the business strategy and operating decisions of New Benson Hill upon the completion of the merger.
The unaudited pro forma combined financial information included in this prospectus is preliminary and the actual financial condition and results of operations after the merger may differ materially.
The unaudited pro forma financial information included in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Benson Hill’s actual financial position or results of operations would have been had the merger been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that STPC and Benson Hill currently believe are reasonable.
The unaudited pro forma financial information in this prospectus reflects adjustments which are based on a number of assumptions and estimates including, but not limited to, Benson Hill being considered the accounting acquirer in the merger, the debt obligations and the cash and cash equivalents of Benson Hill immediately following the consummation of the merger, and the number of shares of STPC Class A Common Stock that are redeemed in connection with the merger. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this prospectus.
STPC and Benson Hill will incur transaction costs in connection with the merger.
Each of STPC and Benson Hill has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the merger. STPC and Benson Hill may also incur additional costs to retain key employees. STPC and Benson Hill will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. STPC estimates that it will incur approximately $14.1 million in deferred underwriting fees and $14.2 million in fees related to the PIPE Investment and $7.0 million in transaction costs. Benson Hill estimates that it will incur approximately $14.7 million in transaction costs associated with the merger. Some of these costs are payable regardless of whether the merger is completed.
Neither STPC nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Benson Hill in the merger agreement ultimately proves to be inaccurate or incorrect.
The representations and warranties made by Benson Hill and STPC to each other in the merger agreement will not survive the consummation of the merger. As a result, STPC and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by Benson Hill in the merger agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, STPC would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.
Either STPC or Benson Hill may waive one or more of the conditions to the merger or certain of the other transactions contemplated by the merger agreement.
Either STPC or Benson Hill may agree to waive, in whole or in part, some of the conditions to our obligations to consummate the merger or certain of the other transaction contemplated by the merger agreement, to the extent permitted by the Existing Charter and applicable laws. For example, it is a condition to our obligations to consummate the merger that certain of Benson Hill’s representations and warranties are true and correct in all respects as of the closing, except where the failure of such representations and warranties to be true and correct, taken as a whole, would not result in a material adverse effect. However, if STPC’s board of directors determines that it is in the best interest of the STPC stockholders to waive any such breach, then the board may elect to waive that condition and consummate the merger. No party is able to waive the condition that STPC stockholders approve the Business Combination Proposal.
STPC may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.
STPC has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, STPC’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and not to seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by STPC only if (i) STPC has sufficient funds outside of the Trust Account or (ii) STPC consummates an initial business combination. STPC’s obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against STPC’s officers and directors, even though such an action, if successful, might otherwise benefit STPC and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent STPC pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.
If, after STPC distributes the proceeds in the Trust Account to the holders of Class A Common Stock, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against STPC that is not dismissed, a bankruptcy court may seek to recover such proceeds, and STPC and its board may be exposed to claims of punitive damages.
If, after STPC distributes the proceeds in the Trust Account to its stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against STPC that is not dismissed, any distributions received by STPC’s stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by STPC’s stockholders. In addition, the STPC board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and STPC to claims of punitive damages, by paying STPC’s stockholders from the Trust Account prior to addressing the claims of creditors.
If, before distributing the proceeds in the Trust Account to the holders of Class A Common Stock, STPC files a bankruptcy petition or an involuntary bankruptcy petition is filed against STPC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of STPC’s stockholders and the per-share amount that would otherwise be received by STPC’s stockholders in connection with STPC’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to the holders of Class A Common Stock, STPC files a bankruptcy petition or an involuntary bankruptcy petition is filed against STPC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in STPC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of STPC’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by STPC’s stockholders in connection with STPC’s liquidation may be reduced.
STPC stockholders may be held liable for claims by third parties against STPC to the extent of distributions received by them upon redemption of their shares.
Under the General Corporation Law of the State of Delaware (the “DGCL”), stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the holders of Class A Common Stock upon the redemption of the Class A Common Stock in the event STPC does not complete an initial business combination within the timeframe set forth in the Existing Charter may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is STPC’s intention to redeem the Class A Common Stock as soon as reasonably possible in the event it does not complete its initial business combination and, therefore, STPC does not intend to comply with the foregoing procedures.
Because STPC will not comply with Section 280, Section 281(b) of the DGCL requires STPC to adopt a plan, based on facts known to STPC at such time that will provide for STPC’s payment of all existing and pending claims or claims that may be potentially brought against STPC within the ten (10) years following its dissolution. However, because STPC is a blank check company, rather than an operating company, and STPC’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from STPC’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If STPC’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. STPC cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, STPC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of STPC’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the holders of Class A Common Stock upon the redemption of the Class A Common Stock in the event STPC does not complete an initial business combination within the timeframe set forth in the Existing Charter is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six (6) years after the unlawful redemption distribution, instead of three (3) years, as in the case of a liquidating distribution.
Subsequent to the consummation of the merger and the other transactions contemplated by the merger agreement, New Benson Hill may be required to take write-downs or write-offs, or the combined company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the combined company’s financial condition, results of operations and the price of New Benson Hill Common Stock, which could cause you to lose some or all of your investment.
Although STPC has conducted due diligence on Benson Hill, this diligence may not reveal all material issues that may be present with Benson Hill’s business. Factors outside of Benson Hill’s and STPC’s respective control may, at any time, arise. As a result of these factors, New Benson Hill may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in the combined company reporting losses. Even if STPC’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with STPC’s preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the combined company’s liquidity, the fact that the combined company reports charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause the combined company to be unable to obtain future financing on favorable terms or at all.
New Benson Hill’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the merger is consummated could have a material adverse effect on its business.
Benson Hill is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the merger and the other transactions contemplated by the merger agreement, the combined company will be required to provide management’s attestation on internal controls commencing with New Benson Hill’s annual report for the year ending December 31, 2021 in accordance with applicable SEC guidance. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Benson Hill as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the merger. If the combined company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.
New Benson Hill will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New Benson Hill’s securities less attractive to investors and may make it more difficult to compare New Benson Hill’s performance to the performance of other public companies.
New Benson Hill will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the combined company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in New Benson Hill’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New Benson Hill’s stockholders may not have access to certain information they may deem important. New Benson Hill will remain an emerging growth company until the earliest of (1) the last day of the fiscal year (a) following January 8, 2026, (b) in which New Benson Hill has total annual gross revenue of at least $1.07 billion, or (c) in which New Benson Hill is deemed to be a large accelerated filer, which means the market value of its common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th subject to compliance with periodic reporting requirements for a period of at least twelve (12) months, and (2) the date on which New Benson Hill has issued more than $1.0 billion in non-convertible debt securities during the prior three (3) year period. STPC cannot predict whether investors will find New Benson Hill’s securities less attractive because it will rely on these exemptions. If some investors find the combined company’s securities less attractive as a result of the combined company’s reliance on these exemptions, the trading prices of the combined company’s securities may be lower than they otherwise would be, there may be a less active trading market for New Benson Hill’s securities and the trading prices of the combined company’s securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. STPC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, it, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of STPC’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
The future exercise of registration rights may adversely affect the market price of New Benson Hill Common Stock.
Certain New Benson Hill stockholders will have registration rights for restricted securities. In connection with the consummation of the merger, the Company will enter into an investor rights agreement (the “IRA”)

with the Sponsor and certain other stockholders of New Benson Hill, which will provide for customary “demand” and “piggyback” registration rights for certain stockholders that will own an aggregate of 103,000,570 shares of New Benson Hill Common Stock upon consummation of the merger (assuming that the merger effective date was August 9, 2021, record date of the Special Meeting (the “STPC record date”)), representing approximately 60.7% of the outstanding shares of New Benson Hill Common Stock assuming the maximum number of shares of STPC’s Class A Common Stock are redeemed in connection with the merger or approximately 49.1% of the outstanding shares of New Benson Hill Common Stock assuming no shares of STPC’s Class A Common Stock are redeemed in connection with the merger. Sales of a substantial number of shares of New Benson Hill Common Stock pursuant to the resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Benson Hill Common Stock.
The Warrants will become exercisable for New Benson Hill Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to New Benson Hill stockholders.
Outstanding Warrants to purchase an aggregate of 16.6 million shares of New Benson Hill Common Stock will become exercisable on the later of thirty (30) days after the completion of the merger or twelve (12) months from the consummation of STPC’s IPO. Each warrant entitles the holder thereof to purchase one (1) share of New Benson Hill Common Stock at a price of $11.50 per whole share, subject to adjustment. The Warrants may be exercised only for a whole number of shares of New Benson Hill Common Stock. To the extent such Warrants are exercised, additional shares of New Benson Hill Common Stock will be issued, which will result in dilution to the then existing holders of New Benson Hill Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New Benson Hill Common Stock.
STPC’s ability to successfully effect the merger and the other transactions contemplated by the merger agreement and New Benson Hill’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Benson Hill, all of whom STPC expects to stay with the combined company following the consummation of the merger. Any loss of such key personnel could negatively impact the operations and financial results of the combined business.
STPC’s ability to successfully effect the merger and the other transactions contemplated by the merger agreement and New Benson Hill’s ability to successfully operate the business following the consummation of the merger is dependent upon the efforts of certain key personnel of Benson Hill. Although STPC expects key personnel to remain with the combined company following the consummation of the merger, there can be no assurance that they will do so. It is possible that Benson Hill will lose some key personnel, the loss of which could negatively impact the operations and profitability of the combined company. Furthermore, following the consummation of the merger, certain of the key personnel of Benson Hill may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the combined company to have to expend time and resources helping them become familiar with such requirements.
The Existing Charter requires, to the fullest extent permitted by law, that derivative actions brought in STPC’s name, actions against STPC’s directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against STPC’s directors, officers, other employees or stockholders.
The Existing Charter requires, to the fullest extent permitted by law, that derivative actions brought in STPC’s name, actions against STPC’s directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware will have concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in our Existing Charter. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with STPC or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although such stockholders will not be deemed to have waived STPC’s compliance with federal securities laws and the rules and regulations thereunder. However, there is no assurance that a court would enforce the choice of forum provision contained in the Existing Charter. If a court were to find such provision to be inapplicable or unenforceable in an action, STPC may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
The Existing Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Risks Relating to the Warrants
We may amend the terms of the public warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 65% of the then-outstanding public warrants. As a result, the exercise price of the public warrants could be increased, the exercise period could be shortened and the number of shares of Class A Common Stock purchasable upon exercise of a public warrant could be decreased, all without your approval.
The Warrants were issued in registered form under a warrant agreement (the “Warrant Agreement”) between Continental Stock Transfer & Trust Company (“CST”), as warrant agent, and STPC. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of the public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve of such amendment. Private Placement Warrants that are transferred to any person other than a Permitted Transferee (as defined in the Warrant Agreement) shall be treated as public warrants under the Warrant Agreement upon such transfer. Accordingly, the Private Placement Warrants offered hereby will be subject to these amendment provisions once transferred by the Sponsor, unless the transfer is to a Permitted Transferee.
Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the public warrants, convert the public warrants into cash or stock, shorten the exercise period or decrease the number of shares of Class A Common Stock purchasable upon exercise of a public warrant.
We may redeem unexpired public warrants prior to their exercise at a time that is disadvantageous to you, thereby making the public warrants worthless.
We have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period commencing once the public warrants become exercisable and ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the public warrants become redeemable by us, we may not exercise its redemption right if the issuance of shares of common stock upon exercise of the public warrants is not exempt from registration or qualification under applicable state blue sky laws or it is unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the public warrants were offered. Redemption of the outstanding public warrants could force warrantholders (i) to exercise their public warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell their public warrants at the then-current market price when a warrantholder might otherwise wish to hold its public warrants or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of the public warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.
The Private Placement Warrants will be treated as public warrants under the Warrant Agreement following their transfer (except for transfers to Permitted Transferees (as defined in the Warrant Agreement)) and, accordingly, will become subject to the redemption and other provisions in the Warrant Agreement applicable to the public warrants.
The Warrant Agreement provides that, for so long as the Private Placement Warrants are held by the Sponsor or its Permitted Transferees (as defined therein), the redemption provisions applicable to the public warrants shall not apply to the Private Placement Warrants. However, once such Private Placement Warrants are transferred (other than to Permitted Transferees), we may redeem the Private Placement Warrants pursuant to and in accordance with the terms of the Warrant Agreement. See “— We may redeem unexpired public warrants prior to their exercise at a time that is disadvantageous to you, thereby making the public warrants worthless.” Additionally, Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under the Warrant Agreement, including for purposes of the amendment provisions of the Warrant Agreement. See “— We may amend the terms of the public warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 65% of the then-outstanding public warrants. As a result, the exercise price of the public warrants could be increased, the exercise period could be shortened and the number of shares of Class A Common Stock purchasable upon exercise of a public warrant could be decreased, all without your approval.” For more information regarding the terms of the Warrants, see “Description of Securities — Warrants.”
We do not intend to apply for listing of the Private Placement Warrants on the NYSE or any other national securities exchange or automated quotation system.
The public warrants are currently listed on the NYSE under the symbol “STPC WS” and, following the completion of the Business Combination, we expect they will be listed on the NYSE under the symbol “BHIL WS”. Although the Private Placement Warrants will be treated as public warrants under the Warrant Agreement upon certain transfers, as described under “Description of Securities — Warrants — Private Placement Warrants”, they will not automatically be listed on the NYSE upon such transfer and we do not intend to apply for listing of such Private Placement Warrants on the NYSE, or any other national securities exchange or automated quotation system, following such transfers.
Holders of our Warrants will have no rights as a common stockholder until such holders exercise their Warrants and acquire our common stock.
Until you acquire shares of Class A Common Stock (or Common Stock, following the completion of the Business Combination) upon exercise of your Warrants, you will have no rights with respect to the shares of our Class A Common Stock underlying such Warrants. Upon exercise of your Warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.
Additional Risks Relating to Ownership of New Benson Hill Common Stock
The NYSE may delist New Benson Hill’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New Benson Hill to additional trading restrictions.
Currently, STPC’s units, Class A Common Stock and public warrants are publicly traded on the NYSE. We intend to list the combined company’s Common Stock and public warrants on the NYSE under the symbols BHIL and BHIL WS, respectively, upon the closing of the merger. STPC will not have units traded following closing of the merger. STPC cannot assure you that its securities will continue to be listed on the NYSE following the merger. In order to continue listing its securities on the NYSE following the merger, New Benson Hill will be required to maintain certain financial, distribution and stock price levels. Generally, New Benson Hill will be required to maintain a minimum market capitalization (generally $50,000,000) and a minimum number of holders of our securities (generally 300 public holders). Additionally, in connection with the merger, New Benson Hill will be required to demonstrate compliance with NYSE’s initial listing requirements, which are more rigorous than NYSE’s continued listing requirements, in order to continue to maintain the listing of its securities on the NYSE. For instance, New Benson Hill’s stock price would generally be required to be at least $4.00 per share and New Benson Hill’s market capitalization would generally be required to be at least $150,000,000. In addition to the listing requirements for the New Benson Hill Common Stock, the NYSE imposes listing standards on warrants. There can be no assurance that New Benson Hill will be able to meet those initial listing requirements at that time.
If NYSE delists New Benson Hill’s securities from trading on its exchange and New Benson Hill is not able to list its securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:
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a limited availability of market quotations for our securities;

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reduced liquidity for our securities;

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a determination that the New Benson Hill Common Stock is a “penny stock” which will require brokers trading in New Benson Hill Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since STPC’s units, Class A Common Stock and public warrants are listed on the NYSE, they are covered securities. Although the states are preempted from regulating the sale of its securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While STPC is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if STPC was no longer listed on the NYSE, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities, including in connection with the initial business combination.
The Warrants are accounted for as liabilities and the changes in value of such Warrants could have a material effect on New Benson Hill’s financial results following the merger.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (‘SPACs’)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the Warrant Agreement governing the Warrants.
As a result of the SEC Statement, STPC reevaluated the accounting treatment of its public warrants and Private Placement Warrants, and determined to classify the Warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings. STPC conducted a valuation of its warrants and restated its previously issued post-IPO balance sheet dated as of January 8, 2021 and related notes and included on such balance sheet are derivative liabilities related to embedded features contained within the Warrants. Accounting Standards Codification 815, Derivatives and Hedging, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. Following the merger, New Benson Hill’s consolidated financial statements and results of operations may fluctuate quarterly, as a result of the recurring fair value measurement of the Warrants, based on factors which are outside of New Benson Hill’s control. Due to the recurring fair value measurement, New Benson Hill may recognize non-cash gains or losses on the Warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of New Benson Hill’s securities.
New Benson Hill’s stock price may change significantly following the merger and you could lose all or part of your investment as a result.
The trading price of the New Benson Hill Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Relating to Benson Hill’s Business and Industry” and the following:
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results of operations that vary from the expectations of securities analysts and investors;

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results of operations that vary from those of New Benson Hill’s competitors;

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the impact of the COVID-19 pandemic and its effect on New Benson Hill’s business and financial conditions;

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changes in expectations as to New Benson Hill’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

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declines in the market prices of stocks generally;

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strategic actions by New Benson Hill or its competitors;

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announcements by New Benson Hill or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

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any significant change in New Benson Hill’s management;

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changes in general economic or market conditions or trends in New Benson Hill’s industry or markets;

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changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to New Benson Hill’s business;

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future sales of New Benson Hill Common Stock or other securities;

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investor perceptions or the investment opportunity associated with New Benson Hill Common Stock relative to other investment alternatives;

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the public’s response to press releases or other public announcements by New Benson Hill or third parties, including New Benson Hill’s filings with the SEC;

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litigation involving New Benson Hill, New Benson Hill’s industry, or both, or investigations by regulators into New Benson Hill’s operations or those of New Benson Hill’s competitors;

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guidance, if any, that New Benson Hill provides to the public, any changes in this guidance or New Benson Hill’s failure to meet this guidance;

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the development and sustainability of an active trading market for New Benson Hill’s stock;

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actions by institutional or activist stockholders;

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changes in accounting standards, policies, guidelines, interpretations or principles; and

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other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of New Benson Hill Common Stock, regardless of New Benson Hill’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of New Benson Hill Common Stock is low.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If New Benson Hill was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from New Benson Hill’s business regardless of the outcome of such litigation.
Because there are no current plans to pay cash dividends on New Benson Hill Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Common Stock for a price greater than that which you paid for it.
New Benson Hill intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of New Benson Hill Common Stock will be at the sole discretion of New Benson Hill’s board of directors. New Benson Hill’s board of directors may take into account general and economic conditions, New Benson Hill’s financial condition and results of operations, New Benson Hill’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by New Benson Hill to its stockholders or by its subsidiaries to it and such other factors as New Benson Hill’s board of directors may deem relevant. In addition, New Benson Hill’s ability to pay dividends is limited by covenants of Benson Hill’s existing and outstanding indebtedness and may be limited by covenants of any future indebtedness New Benson Hill incurs. As a result, you may not receive any return on an investment in New Benson Hill Common Stock unless you sell New Benson Hill Common Stock for a price greater than that which you paid for it.
If securities analysts do not publish research or reports about New Benson Hill’s business or if they downgrade New Benson Hill’s stock or New Benson Hill’s sector, New Benson Hill’s stock price and trading volume could decline.
The trading market for New Benson Hill Common Stock will rely in part on the research and reports that industry or financial analysts publish about New Benson Hill or its business. New Benson Hill will not control these analysts. In addition, some financial analysts may have limited expertise with Benson Hill’s model and operations. Furthermore, if one or more of the analysts who do cover New Benson Hill downgrade its stock or industry, or the stock of any of its competitors, or publish inaccurate or unfavorable research about its business, the price of New Benson Hill’s stock could decline. If one or more of these analysts ceases coverage of New Benson Hill or fails to publish reports on it regularly, New Benson Hill could lose visibility in the market, which in turn could cause its stock price or trading volume to decline.
Future sales, or the perception of future sales, by New Benson Hill or its stockholders in the public market following the merger could cause the market price for New Benson Hill Common Stock to decline.
The sale of shares of New Benson Hill Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of New Benson Hill Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for New Benson Hill to sell equity securities in the future at a time and at a price that it deems appropriate. All shares issued in the merger will be freely tradable without registration under the Securities Act and without restriction by persons other than New Benson Hill’s “affiliates” (as defined under Rule 144 of the Securities Act, “Rule 144”), including New Benson Hill’s directors, executive officers and other affiliates.
In connection with the merger, certain substantial holders of Benson Hill’s common stock (determined on an as-converted basis) (the “New Holders”) have agreed with STPC, subject to certain exceptions, (i) not to transfer or dispose of their New Benson Hill Common Stock until (x) the earlier of six (6) months after the consummation of the merger and (y) the date after the closing on which New Benson Hill completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New Benson Hill’s stockholders having the right to exchange their equity holdings in New Benson Hill for cash, securities or other property, and (ii) not engage, directly or indirectly, in any short sales or other hedging or derivative transactions involving STPC’s common stock or Warrants beginning on the date that the merger agreement is executed and ended six (6) months after the consummation of the merger. In addition, STPC’s current officers and directors and their affiliates, New Benson Hill’s Chief Executive Officer and Chairman (together with the New Holders, the “Investors”) have agreed with STPC, subject to certain exceptions, not to transfer or dispose of their New Benson Hill Common Stock during the period from the date of the closing of the merger through the earlier of (i) the first anniversary of the consummation of merger, (ii) the date that the closing price of the New Benson Hill Common Stock equals or exceeds $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for twenty (20) trading days within any thirty (30) trading day period following the 150th day following the merger and (iii) the consummation of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New Benson Hill’s stockholders having the right to exchange their shares of New Benson Hill Common Stock for cash, securities or other property.
Upon the expiration or waiver of the lock-ups described above, shares held by the Investors and certain other stockholders of New Benson Hill will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144, when such rule becomes applicable to STPC. In addition, pursuant to the IRA, the Investors and certain other stockholders will have the right, subject to certain conditions, to require New Benson Hill to register the sale of their shares of New Benson Hill Common Stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of New Benson Hill Common Stock to decline. Following completion of the merger, it is estimated that the shares covered by registration rights (including the shares registered hereby) will represent approximately 59.8% of the then-outstanding New Benson Hill Common Stock, assuming that the merger effective date was the STPC record date and no shares of STPC common stock are redeemed.
As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of New Benson Hill Common Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for New Benson Hill to raise additional funds through future offerings of New Benson Hill’s shares of Class A Common Stock or other securities.
In addition, the shares of New Benson Hill Common Stock reserved for future issuance under New Benson Hill’s equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares of New Benson Hill Common Stock expected to be reserved for future issuance under its equity incentive plans is equal to 4% of Outstanding Common Stock (as defined under the Incentive Plan) plus the number of shares of New Benson Hill Common Stock relating to Earn Out Awards. The compensation committee of New Benson Hill’s board of directors may determine the exact number of shares to be reserved for future issuance under its equity incentive plans at its discretion. New Benson Hill is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of New Benson Hill Common Stock or securities convertible into or exchangeable for shares of New Benson Hill Common Stock issued pursuant to New Benson Hill’s equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.
In the future, New Benson Hill may also issue its securities in connection with investments or acquisitions. The amount of shares of New Benson Hill Common Stock issued in connection with an investment or acquisition could constitute a material portion of New Benson Hill’s then-outstanding shares of common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to New Benson Hill’s stockholders.
Anti-takeover provisions in New Benson Hill’s organizational documents could delay or prevent a change of control.
Certain provisions of New Benson Hill’s second amended and restated certificate of incorporation and amended and restated bylaws to become effective upon the consummation of the merger may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by New Benson Hill’s stockholders.
These provisions, among other things:
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authorize New Benson Hill’s board of directors to issue new series of preferred stock without stockholder approval and create, subject to applicable law, a series of preferred stock with preferential rights to dividends or our assets upon liquidation, or with superior voting rights to our existing common stock;

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eliminate the ability of stockholders to call special meetings of stockholders;

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eliminate the ability of stockholders to fill vacancies on New Benson Hill’s board of directors;

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establish advance notice requirements for nominations for election to New Benson Hill’s board of directors or for proposing matters that can be acted upon by stockholders at our annual stockholder meetings;

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permit New Benson Hill’s board of directors to establish the number of directors, provided that the board must consist of at least five and no more than fifteen directors;

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provide that New Benson Hill’s board of directors is expressly authorized to make, alter or repeal New Benson Hill’s amended and restated bylaws;

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require, prior to the third anniversary of the closing of the merger, the affirmative vote of at least 662∕3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, to amend New Benson Hill’s amended and restated bylaws and specific provisions of New Benson Hill’s second amended and restated certificate of incorporation; and

•
limit the jurisdictions in which certain stockholder litigation may be brought.

As a Delaware corporation, New Benson Hill will be subject to the anti-takeover provisions of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in a business combination specified in the statute with an interested stockholder (as defined in the statute) for a period of three (3) years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. The application of Section 203 of the DGCL could also have the effect of delaying or preventing a change of control of our company.
These anti-takeover provisions could make it more difficult for a third-party to acquire New Benson Hill, even if the third-party’s offer may be considered beneficial by many of New Benson Hill’s stockholders. As a result, New Benson Hill’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause New Benson Hill to take other corporate actions you desire.
New Benson Hill’s second amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by New Benson Hill’s stockholders, which could limit New Benson Hill’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Benson Hill or its directors, officers, employees or stockholders.
New Benson Hill’s second amended and restated certificate of incorporation will provide that, unless New Benson Hill consents in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (3) any action asserting a claim against us or any director, officer, or other employee arising pursuant to the DGCL, (4) any action to interpret, apply, enforce, or determine the validity of our second amended and restated certificate of incorporation or amended and restated bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or another state court or the federal court located within the State of Delaware if the

Court of Chancery does not have or declines to accept jurisdiction), in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. In addition, New Benson Hill’s second amended and restated certificate of incorporation will provide that the federal district court for the District of Delaware (or, in the event such court does not have jurisdiction, the federal district courts of the United States) will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Exchange Act. Although we believe these provisions benefit New Benson Hill by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find the choice of forum provision contained in New Benson Hill’s second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, and operating results. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
Certain of New Benson Hill’s stockholders, including the Sponsor, may engage in business activities which compete with New Benson Hill or otherwise conflict with New Benson Hill’s interests.
The Sponsor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with New Benson Hill. New Benson Hill’s second amended and restated certificate of incorporation will provide that none of the Sponsor, any of their respective affiliates or any director who is not employed by New Benson Hill (including any non-employee director who serves as one of New Benson Hill’s officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which New Benson Hill operates. The Sponsor also may pursue acquisition opportunities that may be complementary to New Benson Hill’s business and, as a result, those acquisition opportunities may not be available to New Benson Hill.

USE OF PROCEEDS
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.
Assuming the exercise of all outstanding Private Placement Warrants for cash, we will receive an aggregate of approximately $75.4 million, but will not receive any proceeds from the sale of the shares of Common Stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the Private Placement Warrants, if any, for general corporate purposes, which may include acquisitions, strategic investments, or repayment of outstanding indebtedness. We will have broad discretion over the use of any proceeds from the exercise of the Private Placement Warrants. There is no assurance that the holders of the Warrants will elect to exercise for cash any or all of such Private Placement Warrants. To the extent that any Private Placement Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Private Placement Warrants will decrease.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.
Introduction
STPC is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the merger and other transactions contemplated by the merger agreement, as more fully described below. The following unaudited pro forma condensed combined balance sheet of New Benson Hill as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations of New Benson Hill for the six months ended June 30, 2021 and the year ended December 31, 2020 present the combination of the financial information of STPC and Benson Hill after giving effect to the following transactions:
•
the reverse recapitalization between Benson Hill and STPC pursuant to the merger,

•
the consummation of STPC’s IPO which occurred on January 8, 2021,

•
the Benson Hill Preferred Conversion,

•
the Debt Payoff, and

•
the issuance of an aggregate of 22.5 million shares of Class A Common Stock of STPC at a price of $10.00 per share pursuant to the PIPE Investment.

Collectively these transactions are referred to as the “Transaction Adjustments”, described in the accompanying notes. STPC and Benson Hill are collectively referred to herein as the “Companies,” and the Companies, subsequent to the merger, STPC’s IPO, the Benson Hill Preferred Conversion, the Debt Payoff and the PIPE Investment, are referred to herein as “New Benson Hill.”
The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 give effect to the Transaction Adjustments as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives effect to the Transaction Adjustments as if they had occurred on June 30, 2021. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Benson Hill’s financial condition or results of operations would have been had the Transaction Adjustments occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Benson Hill. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The Transaction Adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.
The historical financial information of STPC was derived from the unaudited condensed consolidated financial statements of STPC as of and for the six months ended June 30, 2021 and the audited financial statements of STPC as of December 31, 2020 and for the period from October 8, 2020 (inception) through December 31, 2020, which are included elsewhere in this prospectus. The historical financial information of Benson Hill was derived from the unaudited condensed consolidated financial statements of Benson Hill as of and for the six months ended June 30, 2021 and the audited consolidated financial statements of Benson Hill as of and for the year ended December 31, 2020, which are included elsewhere in this prospectus. The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of STPC and Benson Hill and the notes thereto, as well as the disclosures contained in the sections titled “STPC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Benson Hill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

Description of the Transaction
On May 8, 2021, STPC, Merger Sub and Benson Hill entered into the merger agreement, pursuant to which Benson Hill will be merged with and into Merger Sub, with Benson Hill surviving the merger. After giving effect to the merger, STPC will own, directly or indirectly, all of the issued and outstanding equity interests of Benson Hill and its subsidiaries and will become New Benson Hill. Existing Benson Hill equity holders will hold a portion of the Common Stock of New Benson Hill.
Subject to the terms and conditions of the merger agreement, the consideration to be received by the Existing Benson Hill equity holders in connection with the merger will be 130 million shares of New Benson Hill Common Stock, valued at $10.00 per share for total merger consideration of $1.3 billion. These shares will be allocated pro-rata among the holders of Existing Benson Hill Common Stock on a fully-diluted and as-converted to Existing Benson Hill Common Stock basis, including the number of shares of Existing Benson Hill Common Stock issuable upon the Benson Hill Preferred Conversion and the number of shares of Existing Benson Hill Common Stock subject to outstanding Benson Hill Options. If the merger took place on June 30, 2021 on a pro forma basis, out of the 130 million shares of New Benson Hill Company Stock that would be received by Pre-Closing Holders, approximately 119.3 million shares would be allocated to holders of Existing Benson Hill Common Stock and Benson Hill Preferred Stock and 13.0 million shares would be reserved for New Benson Hill Options (comprised of 10.7 million Net New Benson Hill Options and 2.3 million Exercise Price Options) to be issued in exchange for corresponding Benson Hill Options.
In addition, immediately after the completion of the merger, certain investors have agreed to subscribe for and purchase an aggregate of $225.0 million of New Benson Hill Common Stock in connection with the PIPE Investment at a value of $10.00 per share.
In connection with the merger, certain Pre-Closing Holders will receive approximately 17.6 million Earn Out Shares contingent upon achieving certain market share price milestones within the Earn Out Period. These Earn Out Shares will be forfeited if the set milestones are not reached. The Earn Out Shares include voting rights and are eligible to receive nonforfeitable dividends to the extent dividends are declared but does not contractually obligate the holders of such shares to participate in losses.
All settlement scenarios associated with the Earn Out Shares, including those under fundamental change events, are indexed to New Benson Hill’s own Common Stock. As such, the Earn Out Shares are treated as an equity classified contract.
Earn Out Awards with a value equivalent to 2.0 million shares of New Benson Hill Common Stock, which are subject to the same vesting terms and conditions as the Earn Out Shares, are not incorporated into the unaudited condensed combined financial information because they will be granted only subsequent to the merger under the Incentive Plan to certain holders of Benson Hill Options. The value of the Earn Out Awards, to be determined at issuance subsequent to the merger, is expected to be recognized as a stock compensation expense consistent with GAAP.
The following summarizes the number of shares of New Benson Hill Common Stock outstanding following the consummation of the merger, STPC’s IPO, and the PIPE Investment under the two scenarios, at the consummation of the merger excluding the potential dilutive effect of the exercise or vesting of warrants and stock options:
	No redemption scenario		Maximum redemption scenario
	Shares	%	Shares	%
Benson Hill Stockholders(1)	136,841,207	65.3%	136,841,207	80.8%
STPC Public Stockholders	40,250,000	19.2%	—	—
STPC Founder Shares(1)	10,062,500	4.8%	10,062,500	5.9%
Total STPC Shares	50,312,500	24.0%	10,062,500	5.9%
PIPE Investors	22,500,000	10.7%	22,500,000	13.3%
Total	209,653,707	100.0%	169,403,707	100.0%

(1)
Figures and percentages include the 17.6 million Earn Out Shares and the 2.0 million Sponsor Earn Out Shares but exclude the 13.0 million New Benson Hill Options (comprised of 10.7 million Net New Benson Hill Options and 2.3 million Exercise Price Options).

Accounting Treatment
The merger will be accounted for as a reverse recapitalization because Benson Hill has been determined to be the accounting acquirer in accordance with GAAP under both the no redemption and maximum redemption scenarios. Under this method of accounting, STPC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the merger will be treated as the equivalent of Benson Hill issuing stock for the net assets of STPC, accompanied by a recapitalization. The net assets of STPC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the merger will be those of Benson Hill. This accounting treatment determination was primarily based on the following:
•
The Pre-Closing Holders will hold the majority of voting rights in New Benson Hill or be the largest single voting interest block in New Benson Hill, in the maximum and minimum redemption scenarios, respectively;

•
The pre-combination directors of Benson Hill will be the majority of the directors on the board of directors of New Benson Hill;

•
Senior management of Benson Hill will comprise the senior management of New Benson Hill; and

•
Operations of Benson Hill will comprise the ongoing operations of New Benson Hill.

Basis of Pro Forma Presentation
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The historical financial information of STPC and Benson Hill has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the merger, the consummation of STPC’s IPO, the Benson Hill Preferred Conversion, the Debt Payoff and the PIPE Investment, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of shares of STPC Class A Common Stock into cash:
•
Assuming No Redemptions:    This presentation assumes that no STPC stockholders exercise redemption rights with respect to their shares of Class A Common Stock.

•
Assuming Maximum Redemptions:    This scenario assumes that 40,250,000 shares of STPC’s Class A Common Stock are redeemed pursuant to their redemption rights at a redemption price of approximately $10.00 per share. The maximum redemption amount is derived to ensure a minimum consolidated cash balance of $225 million. This minimum cash balance is calculated before giving effect to payment of estimated transaction expenses of $49.7 million. This scenario includes all adjustments contained in above scenario but presents additional adjustments to reflect the effect of the maximum redemptions.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different. The unaudited pro forma condensed combined financial information do not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given that Benson Hill incurred significant losses during the historical periods presented.
The unaudited pro forma condensed combined information contained herein assumes that the STPC stockholders approve the merger. STPC’s public stockholders may elect to redeem their shares of Class A Common Stock for cash even if they approve the merger. STPC cannot predict how many of its public stockholders will exercise their right to have their shares of Class A Common Stock redeemed for cash. As a result, New Benson Hill has provided the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total New Benson Hill equity between holders of the ordinary shares. The first scenario, or “no redemption scenario,” assumes that none of STPC’s public stockholders will exercise their right to have their shares of Class A Common Stock redeemed for cash, and the second scenario, or “maximum redemption scenario,” assumes that holders of the maximum number of shares of Class A Common Stock that could be redeemed for cash while still leaving sufficient cash available to consummate the merger will exercise their right to have their shares redeemed for cash. The actual results will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

NEW BENSON HILL
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2021
(In thousands)
			No redemption scenario			Maximum redemption scenario
	STPC (Historical)	Benson Hill (Historical)	Transaction Adjustments	Note	Pro Forma	Transaction Adjustments	Note	Pro Forma
Current assets
Cash and cash equivalents	$1,630	$12,992	$402,629	(a)	$559,222	$(402,629)	(g)	$156,593
			225,000	(b)
			(49,678)	(c)
			3,966	(d)
			(37,317)	(f)
Marketable securities	—	29,634			29,634			29,634
Accounts receivable, net	—	22,444			22,444			22,444
Inventories, net	—	12,977			12,977			12,977
Prepaid expenses and other current assets	1,571	7,581			9,152			9,152
Total current assets	3,201	85,628	544,600		633,429	(402,629)		230,800
Property and equipment, net	—	52,479			52,479			52,479
Right of Use asset, net	—	32,747			32,747			32,747
Goodwill and intangible assets, net	—	23,477			23,477			23,477
Marketable securities held in trust	402,629	—	(402,629)	(a)	—			—
Other assets	—	3,975	(2,461)	(c)	1,514			1,514
Total assets	$405,830	$198,306	$139,510		$743,646	$(402,629)		$341,017
Current liabilities
Accounts payable	$57	$22,642	(8)	(c)	$22,691			$22,691
Revolving line of credit	—	2,970	(2,970)	(f)	—			—
Current lease liability	—	2,029			2,029			2,029
Current maturities of long-term debt	—	7,767	(7,767)	(f)	—			—
Accrued expenses and other liabilities	3,333	15,616	(2,131)	(c)	16,818			16,818
Total current liabilities	3,390	51,024	(12,876)		41,538			41,538
Long-term debt	—	21,096	(21,096)	(f)	—			—
Long-term lease liability	—	33,553			33,553			33,553
Deferred underwriting commissions	14,088	—	(14,088)	(c)	—			—
Warrant liability	30,983	7,960	(7,960)	(d)	30,983			30,983
Total liabilities	48,461	113,633	(56,020)		106,074			106,074
Redeemable convertible preferred stock	—	287,308	11,926	(d)	—			—
			(299,234)	(d)
Class A Common Stock subject to redemption	352,369	—	(352,369)	(e)	—			—
Stockholders’ deficit
Common stock	1	7	2	(b)	24	(4)	(g)	20
			10	(d)
			4	(e)
Additional paid-in capital	14,783	1,849	224,998	(b)	854,523	(402,625)	(g)	451,898
			(28,912)	(c)
			299,224	(d)
			352,365	(e)
			(9,784)	(e)
Accumulated deficit	(9,784)	(204,089)	9,784	(e)	(216,573)			(216,573)
			(12,484)	(c)(f)
Accumulated other comprehensive loss	—	(402)	—		(402)			(402)
Total stockholders’ equity (deficit)	5,000	(202,635)	835,207		637,572	(402,629)		234,943
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$405,830	$198,306	$139,510		$743,646	$(402,629)		$341,017

NEW BENSON HILL
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2021
(In thousands except share and per share data)
			No redemption scenario			Maximum redemption scenario
	STPC (Historical)	Benson Hill (Historical)	Transaction Adjustments	Note	Pro Forma	Transaction Adjustments	Note	Pro Forma
Revenues	$—	$71,494			$71,494			$71,494
Cost of sales	—	70,955			70,955			70,955
Gross profit	—	539			539			539
Operating expenses:
Research and development	—	15,945			15,945			15,945
Selling, general and administrative expenses	4,540	29,494	7,000	(j)	41,034			41,034
Total operating expenses	4,540	45,439	7,000		56,979			56,979
Loss from operations	(4,540)	(44,900)	(7,000)		(56,440)			(56,440)
Other expense (income):
Interest expense, net	—	5,254	(1,622)	(h)	6,397			6,397
			(2,719)	(i)
			5,484	(k)
Other expense (income), net	5,239	(388)	(828)	(i)	4,023			4,023
Total other expense (income), net	5,239	4,866	315		10,420			10,420
Net loss before income tax	(9,779)	(49,766)	(7,315)		(66,860)			(66,860)
Income tax expense	—	—			—			—
Net loss	$(9,779)	$(49,766)	$(7,315)		$(66,860)			$(66,860)
Net loss per share:
Weighted average shares outstanding, basic and diluted(1)	10,011,740	6,092,000			190,094,527			149,844,527
Basic and diluted net loss per share(1)	$(0.98)	$(8.17)			$(0.35)			$(0.45)

(1)
Weighted-average shares used in computing net loss per share, basic and diluted, in each of the Pro Forma scenarios excludes the 17.6 million Earn Out Shares, the 2.0 million Sponsor Earn Out Shares and the 13.0 million New Benson Hill Options (comprised of 10.7 million Net New Benson Hill Options and 2.3 million Exercise Price Options).

NEW BENSON HILL
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2020
(In thousands except share and per share data)
					No redemption scenario			Maximum redemption scenario
	STPC (Historical)	Benson Hill (Historical)	STPC IPO Transaction Adjustments	Note	Transaction Adjustments	Note	Pro Forma	Transaction Adjustments	Note	Pro Forma
Revenues	$—	$114,348	$—				$114,348			$114,348
Cost of sales	—	102,430	—				102,430			102,430
Gross profit	—	11,918	—				11,918			11,918
Operating expenses:
Research and development	—	29,457	—				29,457			29,457
Selling, general and administrative expenses	6	37,446	—		7,000	(o)	44,452			44,452
Impairment of goodwill	—	4,832	—				4,832			4,832
Total operating expenses	6	71,735	—		7,000		78,741			78,741
Loss from operations	(6)	(59,817)	—		(7,000)		(66,823)			(66,823)
Other expense (income):
Interest expense, net	—	7,369	—		(5,414)	(m)	7,582			7,582
					(661)	(n)
					6,288	(p)
Other (income) expense, net	—	(75)	827	(l)	(827)	(l)	(75)			(75)
Total other expense (income), net	—	7,294	827		(614)		7,507			7,507
Net loss before income tax	(6)	(67,111)	(827)		(6,386)		(74,330)			(74,330)
Income tax expense	—	48	—				48			48
Net loss	$(6)	$(67,159)	$(827)		$(6,386)		$(74,378)			$(74,378)
Less: Deemed dividend to preferred shareholders		$6,102					$6,102			$6,102
Net loss attributable to common shareholders		$(73,261)					$(80,480)			$(80,480)
Net loss per share:
Weighted average shares outstanding, basic and diluted(1)	8,750,000	5,662,000					190,094,527			149,844,527
Basic and diluted net loss per share(1)	$(0.00)	$(12.94)					$(0.42)			$(0.54)

(1)
Weighted-average shares used in computing net loss per share, basic and diluted, in each of the Pro Forma scenarios excludes the 17.6 million Earn Out Shares, the 2.0 million Sponsor Earn Out Shares and the 13.0 million New Benson Hill Options (comprised of 10.7 million Net New Benson Hill Options and 2.3 million Exercise Price Options).

Transaction Adjustments
Adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:
All Scenario Transaction Adjustments
(a)
Represents the reclassification of marketable securities held in a STPC trust account that becomes available to fund the merger.

(b)
Represents the issuance to certain investors, as part of the PIPE Investment, of 22.5 million shares of Class A Common Stock of STPC pursuant to the PIPE Agreements at a price of $10.00 per share.

(c)
Reflects payment of transaction costs anticipated in consummating the merger in the amount of approximately $50.0 million ($0.3 million of which was prepaid), including the payment of deferred underwriting and other transaction fees of $14.1 million associated with STPC’s IPO. Underwriting and other transaction fees associated with the merger are estimated at $35.9 million, of which $28.9 million are reflected as a reduction to additional paid-in capital and $7.0 million are expensed.

(d)
Represents 1) the exercise of 1,076,724 Benson Hill Warrants to purchase Benson Hill Preferred Stock at a strike price of $3.68 resulting in cash proceeds of $4.0 million the concurrent issuance of an equal number of Benson Hill Series C-1 Preferred Stock; and 2) the conversion of 103,975,285 shares of Benson Hill Preferred Stock into New Benson Hill Common Stock and additional paid in capital.

(e)
Represents 1) the conversion of 40,250,000 STPC Class A Common Stock subject to redemption into an equal number of New Benson Hill Common Stock and additional paid in capital at a value of $352.4 million; and 2) the reclassification of STPC historical accumulated deficit of $9.8 million to additional paid in capital.

(f)
Represents the repayment of Benson Hill outstanding indebtedness of $33.9 million plus an estimated prepayment penalty of $3.4 million. Also, in conjunction with this repayment, $2.1 million of unamortized debt discount is expensed.

Maximum Redemption Scenario Only Transaction Adjustments
(g)
Represents the amount paid to STPC stockholders who are assumed to exercise redemption rights under the maximum redemption scenario.

Adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021:
(h)
Represents the elimination of interest expense, amortization of debt discount and debt issuance costs fees associated with debt to be repaid with proceeds from the merger.

(i)
Represents the elimination of fair market value adjustment on the Benson Hill Warrants for Benson Hill Preferred Stock and the offering costs of $0.8 million related to the issuance of the Warrants.

(j)
Represents transaction expenses of $7.0 million.

(k)
Represents the estimated prepayment penalty of $3.4 million and the write off of unamortized debt discount of $2.1 million resulting from the early repayment of outstanding indebtedness.

Adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020:
(l)
Represents the offering costs of $0.8 million related to the issuance of the Warrants, which are subsequently eliminated in the No Redemption and Maximum Redemption Scenarios.

(m)
Represents the elimination of interest expense, amortization of debt discount and commitment fees associated with debt to be repaid with proceeds from the merger.

(n)
Represents the elimination of fair market value adjustment on the Benson Hill Warrants for Benson Hill Preferred Stock.

(o)
Represents transaction expenses of $7.0 million.

(p)
Represents the estimated prepayment penalty of $3.4 million and the write off of unamortized debt discount of $2.8 million resulting from the early repayment of outstanding indebtedness.

Loss per Share
Basic loss per share represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the merger, assuming the shares were outstanding at the beginning of the periods presented.

Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the pro forma combined net loss.
Weighted-average shares used in computing net loss per share, basic and diluted, in each of the pro forma scenarios excludes the 17.6 million Earn Out Shares, the 2.0 million Sponsor Earn Out Shares and the 13.0 million New Benson Hill Options (comprised of 10.7 million Net New Benson Hill Options and 2.3 million Exercise Price Options).
The following common share equivalent securities have been excluded from the calculation of weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented:
Anti-dilutive common share equivalents:
Public Warrants	10,062,500
Private Placement Warrants	6,553,454
New Benson Hill Options in Exchange for Benson Hill Options	12,967,135
Total anti-dilutive common share equivalents	29,583,089

STPC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References to the “Company,” “our,” “us” or “we” refer to Star Peak Corp II. The following discussion and analysis of STPC’s financial condition and results of operations should be read in conjunction with STPC’s financial statements and the notes thereto contained elsewhere in this prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.
Overview
We are a blank check company incorporated in Delaware on October 8, 2020, and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to complete our initial business combination using cash from the proceeds of our IPO and the private placement of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt.
The registration statement for our IPO was declared effective on January 5, 2021. On January 8, 2021, we consummated the IPO of 40,250,000 units, which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 5,250,000 units, at $10.00 per unit, generating gross proceeds of $402.5 million, and incurring offering costs of approximately $22.9 million, inclusive of approximately $14.1 million in deferred underwriting commissions.
Simultaneously with the closing of the IPO, we consummated the private placement of 6,553,454 Private Placement Warrants at a price of $2.00 per warrant to our Sponsor, generating proceeds of approximately $13.1 million.
Upon the closing of the IPO and the private placement, an amount of $402.5 million ($10.00 per unit) from the net proceeds of the IPO and certain of the proceeds of the private placement was placed in a Trust Account located in the United States with CST acting as trustee, and invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by us, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.
If we are unable to complete a business combination within 24 months from the closing of the IPO, or January 8, 2023, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares of Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, including franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding shares of Class A Common Stock, which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
Proposed Business Combination
On May 8, 2021, we entered into the merger agreement with Merger Sub and Benson Hill, and certain related agreements, as further described in Note 1 to our condensed consolidated financial statements.
Liquidity and Capital Resources
As of June 30, 2021, we had approximately $1.6 million in cash, and a working capital deficit of approximately $48,000 (without taking into account tax obligations of approximately $141,000 that may be paid using investment income earned in the Trust Account).

Our liquidity needs prior to the consummation of the IPO were satisfied through the payment of $25,000 from our Sponsor to cover certain offering costs on our behalf in exchange for issuance of Founder Shares and loan proceeds from our Sponsor of $150,000 under a promissory note (the “Promissory Note”). We repaid the Promissory Note in full on January 8, 2021. Subsequent to the consummation of the IPO, our liquidity needs have been satisfied through the net proceeds from the consummation of the IPO and the private placement held outside of the Trust Account.
Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity to meet our needs through the earlier of the consummation of a business combination or one year from this filing. Over this time period, we will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination.
Results of Operations
Our entire activity from inception through June 30, 2021 has been related to our formation, the preparation for the IPO, and since the closing of the IPO, the search for a business combination target, including activities in connection with the proposed acquisition of Benson Hill. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.
For the three months ended June 30, 2021, we had a net loss of approximately $3.6 million, which consisted of general and administrative expenses of approximately $2.6 million, franchise tax expense of approximately $49,000, and change in fair value of derivative liabilities of approximately $0.9 million, partially offset by investment income on the Trust Account of approximately $13,000.
For the six months ended June 30, 2021, we had a net loss of approximately $9.8 million, which consisted of general and administrative expenses of approximately $4.4 million, franchise tax expense of approximately $142,000, change in fair value of derivative liabilities of approximately $4.5 million, and financing costs to derivative warrant liabilities of approximately $828,000, partially offset by investment income on the Trust Account of approximately $129,000.
Contractual Obligations
Registration Rights
The holders of Founder Shares, Private Placement Warrants and public warrants that may be issued upon conversion of working capital loans that may be issued to the Company (no such loans have been issued to date) by the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors in connection with funding an initial business combination, if any, (and any shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants and public warrants that may be issued upon conversion of working capital loans) are entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
We granted the underwriters a 45-day option from the date of IPO to purchase up to 5,250,000 additional units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in full on January 8, 2021.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $8.1 million in the aggregate, paid upon the closing of the IPO. In addition, the underwriters are entitled to a deferred fee of $0.35 per unit, or approximately $14.1 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of the condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Critical Accounting Policies
This management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as our critical accounting policies:
Class A Common Stock Subject to Possible Redemption
We account for our Class A Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A Common Stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A Common Stock (including Class A Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A Common Stock is classified as stockholders’ equity. Our Class A Common Stock feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2021, 35,236,895 shares of Class A Common Stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the condensed consolidated balance sheets, respectively. As of December 31, 2020, there were no shares of Class A Common Stock subject to possible redemption.
Derivative Warrant Liabilities
We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The 10,062,500 public warrants issued in connection with the IPO and the 6,553,454 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the public warrants issued in connection with the IPO and Private Placement Warrants were initially measured at fair value using the Black-Scholes Option Pricing Method (“BSM”) and subsequently, the fair value of the Private Placement

Warrants has been estimated using the BSM each measurement date. The fair value of public warrants issued in connection with the IPO have subsequently been measured based on the listed market price of such warrants.
Net Loss Per Share of Common Stock
Our condensed statements of operations include a presentation of net income (loss) per share for Class A Common Stock subject to possible redemption in a manner similar to the two-class method of net income (loss) per common stock. Net income (loss) per share of common stock, basic and diluted, for Class A Common Stock is calculated by dividing the interest income earned on the Trust Account, less interest available to be withdrawn for the payment of taxes, by the weighted average number of shares of Class A Common Stock outstanding for the periods. Net income (loss) per share of common stock, basic and diluted, for Class B Common Stock is calculated by dividing the net income (loss), adjusted for income attributable to Class A Common Stock, by the weighted average number of shares of Class B Common Stock outstanding for the periods. Class B Common Stock includes the Founder Shares as these shares of common stock do not have any redemption features and do not participate in the income earned on the Trust Account.
The calculation of diluted net income (loss) per share of common stock does not consider the effect of the Warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment and (iii) private placement since the exercise price of the Warrants is in excess of the average common stock price for the period and therefore the inclusion of such Warrants would be anti-dilutive.
Recent Accounting Standards
Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.
In August 2020, the Financial Accounting Standards Board issued Accounting Standard Update (ASU) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. As permitted by the standard, we have elected to early adopt this standard in our first quarter of 2021 with no impact upon adoption.
Off-Balance Sheet Arrangements
As of June 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
JOBS Act
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

BENSON HILL’S BUSINESS
Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Benson Hill and its subsidiaries prior to the consummation of the merger.
Overview
Our purpose is to create food made better from the beginning.
We are a values-driven food technology company with a vision to build a healthier and happier world by unlocking nature’s genetic diversity with our food innovation engine. Our purpose is to catalyze and broadly empower innovation from plant to plate so great-tasting, healthy, affordable and sustainable food choices are available to everyone. Our CropOS® technology platform uniquely combines data science, plant science and food science to create innovative food, ingredient, and feed products — starting with a better seed.
Genomics has been used for decades to develop crops for our food system, but most agricultural companies have focused almost exclusively on increasing the yield of a few crops, resulting in commodity ingredients and a food system based on the quantity of calories available. While focus on quantity is important, it came with trade-offs in nutrient density and flavor. Minimal diversity in ingredient options also led food manufacturers to add costly water- and energy-intensive processing steps, and additives like sugar and salt to make up for attributes that were muted in crops over time.
Consumers are demanding food choices with simpler ingredients that benefit their health and the health of our planet. By combining proprietary data with artificial intelligence capabilities as well as advances in plant genomics with our go-to-market strategy, we believe we can accelerate the development and delivery of food and ingredient options that are designed to be better from the beginning — with a focus on both quantity and quality. Our approach aims to develop food, feed and ingredients that fuel affordable scaling and product differentiation for evolving consumer preferences, such as the exploding plant-based food market and interest in functional foods.
Our CropOS® food innovation engine is a proprietary, continuously learning and expanding product design and development platform that uses predictive breeding and other advanced breeding tools like CRISPR gene editing technology to tap into the vast, underutilized natural genetic diversity within a plant to unlock and restore desired attributes. We believe that the combination of the predictive capability of the CropOS® platform, the precision of our genomic tools, our Crop Accelerator (a controlled environment research facility anticipated to be operational by the end of 2021), and our extensive field testing network will enable us to develop differentiated products with targeted attributes much more quickly and cost effectively than traditional methods.
We are building an integrated go-to-market approach, leveraging the existing parts of the supply chain to create efficiencies and feedback loops between consumers, farmers, and seed developers that has been lacking across our siloed agri-food value chain. We are working to design products with the consumer in mind, contract with farmers to grow and buy back the harvest, preserve the product identity through processing, and ultimately sell food and ingredients directly to food companies and retailers. We believe this integration and control of the product throughout the complete supply chain will allow us to link data to outcomes in our CropOS® platform to fuel the next generation of products. Additionally, we believe this product information linkage will enable us to optimize environmental and social impacts, as well as traceability throughout product production.
Today, our business is comprised of two segments — our Ingredients Business and our Fresh Business. Our Ingredients Business is designed to fuel the fast-growing plant-based protein movement with a pipeline of soy products anticipated to launch near-term and yellow pea products anticipated to launch in the medium-term, including differentiated soy-based vegetable oils, animal feed, and our upcoming ultra high protein (UHP) soybeans, that are targeted to be commercialized in 2022. UHP soybeans, and other products in our pipeline, have the potential to reduce the costly water- and energy-intensive processing steps associated with producing protein concentrates and isolates, alleviating supply constraints to bring plant-based proteins to scale.

Our Fresh Business is being built to serve the growing consumer interest in the convergence between food and health. Today that segment includes our subsidiary, J&J Produce, Inc. (doing business as “J&J Family of Farms”), where we sell fresh produce products to major retail customers. We have initiated the establishment of research and development operations where we intend to use our CropOS® platform to unlock flavor, nutrition, and sustainability benefits in fresh produce over the long-term.
We strongly believe that our commitment to environmental and social issues impacting our planet and our purpose-driven culture are fundamental to our ability to achieve our mission. Environmental, Social and Governance (ESG) issues help guide our thinking and approach throughout the development and commercialization of our products, and our innovative culture is rooted in our Core Values — Be Bold, Be Inspired and Be Real. Our mission is to partner with nature using technology as the gateway, leveraging genomics as a proven lever to advance the food system. We believe our leading technology platform, go-to-market strategy, and purpose-driven culture will allow us to bridge the divide between evolving consumer preferences and quality traits already present within the genetic diversity of plants, and we believe we are positioned to drive the evolution of the food system.
Evolving Food Industry
The current global food system was designed decades ago to increase calories to help feed a growing population. However, rapidly changing consumer trends and enabling technology such as cloud computing, artificial intelligence and gene sequencing create the opportunity for us to design food and ingredients that are better from the beginning by leveraging the natural genetic diversity within plants.
Food- and diet-related health issues, including obesity and diabetes, are some of the most widespread health issues today and continue to increase. According to the Centers for Disease Control and Prevention, more than 65% of American adults are either overweight or have obesity and approximately 90% of Americans do not eat the recommended daily amount of fruits and vegetables. Based on data from the United States Department of Agriculture and the Milken Institute, Americans spend more on diet-related illnesses than on food itself.
The current food system has a substantial environmental impact on the planet. According to McKinsey, 27% of total greenhouse gas emissions are caused by agriculture and eight gigatons of carbon dioxide equivalent (GtCO2e) emissions are caused by cattle and dairy worldwide, equivalent to total U.S. emissions in 2016. As the existence of climate change has become more widely accepted, 67% of consumers are open to changing their eating habits that harm the environment according to The European Consumer Organisation, 39% of Americans are actively trying to incorporate more plant-based foods into their diets according to The Nielsen Corporation, and more than 50% of Americans are willing to reduce their meat intake according to a Yale Program on Climate Change Communication report.
As awareness of diet-related health issues and environmental concerns grow, consumers are emphasizing a healthier lifestyle and a desire for nutritionally rich foods that are better tasting, less processed, and more sustainable. These trends are increasing demand for higher valued, premium segments of the food industry, such as plant-based protein products. Companies across the value chain are working to formulate new products for this category with a focus on taste, nutrition, traceability, and sustainability. Achieving cost parity with meat and affordable scaling is profoundly important to realize the full potential of this product category. As a result of these major trends, food companies are looking for specialty ingredients and foods that satisfy customers’ evolving needs and drive sustainable practices.
We believe the current food supply chain is siloed with fundamental disconnects that prevent it from adapting to rapidly changing consumer demand. Grain processors and food manufacturers are largely limited to commodity ingredients which often require additives and masking agents to deliver an acceptable taste and texture profile for consumers.
We believe there is a better way.
It starts with seed made better from the beginning from plant to plate, and delivered in a manner that benefits both farmers and consumers as well as our planet. At Benson Hill, we are building such a system with our leading technology platform and a go-to-market strategy that we believe will bridge the divide between evolving consumer preferences and the quality needed to deliver more nutritious foods and ingredients.
Our Strengths and Solution: Technology and CropOS® Platform
Designing crops that are better from the beginning means our design process starts with the consumer in mind. This approach to product development requires a unique assemblage of disciplines — specifically data science, plant science and food science. We designed our headquarters in St. Louis, Missouri to foster this intentional gathering of disciplines under one roof. Benson Hill occupies the majority of the approximately 160,000-square-foot facility, which boasts approximately 25,000 square feet of lab space. We are working on capturing consumer-relevant data on products through our food science department, along with insights from our integrated supply chain, from which we will draw meaningful and actionable linkages back to plants’ genetics and direct product development through a process we call food digitization.
We are developing products with our CropOS® platform through a three step, iterative “Design, Build, Test” process that improves in precision and intelligence with each turn of the flywheel. The key inputs to our approach are twofold. The first is an unparalleled data library comprising genotypic, phenotypic, and other ‘omic data on our crops, consumer insight data on our ingredients, and environmental data on our growing sites. The second is a robust machine learning capability, which leverages our data library to design before we build. We believe this combination of relevant data and advanced simulation gives us the opportunity to get our products to market more efficiently, faster, and on timelines that can more effectively respond to evolving consumer preferences and farmer needs.
In our Design step, the CropOS® platform employs a diverse array of simulations and predictions to execute the most efficient and cost-effective path to novel product development. The platform can consider billions of data points in millions of pipeline configurations to identify the starting parental plant breeding combinations, predict gene targets, and analyze optimal farm management and environmental conditions to guide eventual placement of improved varieties in the field. These state-of-the-art platform capabilities and enabling technologies allow us to assess the probability of success early in the research and development process, focusing resources and avoiding potentially expensive late-stage failures. In turn, this allows for a larger breadth of products to be designed.
Once an optimal path is identified, we enter our Build step. In this stage of our development process, candidate products are created through predictive breeding and genome editing. Our proprietary suite of gene editing technologies and intellectual property portfolio enable us to predictably and precisely edit the plant’s genome. We can leverage our knowledge of plant gene functions to unlock and restore lost or muted genetic variation that is within the natural diversity of the plant or knock out genes that are unwanted. This approach is distinguished from transgenic, or “GMO,” technology in that we are advancing natural genetic variation that could be achieved using traditional breeding approaches rather than introducing genes foreign to the species, as is the case in GMO technology.
Once construction is complete on our Crop Accelerator facility in St. Louis, Missouri, the Build step of our process will be accelerated using a controlled environment indoor product development facility (expected to be operational in late 2021). This approximately 47,000 square-foot facility will feature approximately 20,000 square feet of dynamically adaptive Conviron® growth houses and chambers that will be equipped with sophisticated sensor and environmental controls, including multi-channel LEDs, imaging capabilities, additive carbon dioxide, and temperature, humidity, and lighting controls. We believe this will enable rapid prototyping for product development with the goal of more than doubling annual crop growth cycles.
After a potential commercial product is built, it then enters our Test step where it is evaluated within our testing network (comprised of internal and third-party sites and capabilities) of approximately 100 field-level testing research sites and over 260 production sites. We believe our predictive optimization capability has the potential to maximize the return on our genetics by using proprietary placement models built on environmental and performance data to predict where to contract acres to lift protein content. We then use digital agriculture technology to collect on-farm data through our grower data partnership program and other relationships to enhance the CropOS® platform, further feeding our data flywheel. We believe grower data partnership programs and other relationships with our farmers will be integral to developing and executing our ESG strategy.

Environmental, Social and Governance Strategy
Environmental and social impact is inherent to our purpose and guides decisions and work across our company. We believe our ESG strategy is fundamental to achieving our vision and long-term profitability. We are striving to optimize the environmental impact of our facilities and operations, but we recognize the greatest potential for impact is through our product development process of designing seeds, ingredients, and food that drives social and environmental benefit throughout the food value chain, providing benefits to all stakeholders.
At the farm level, we believe our integrated business model will enable additional revenue opportunities for farmers through ecosystem service markets and allow us to drive conservation and regeneration farming practices. At the processing level, we are designing products that we believe will reduce water and energy intensive processing steps. And at the product level, we are designing products that we believe will enable improved scaling, affordability, and adoption of end products with environmental and social benefits, such as plant-based meats.
Benson Hill has developed an internal strategy including critical policies and processes to manage and assess our ESG success and impact. As a company, some of our primary ESG goals are the following:
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Improve consumer access to nutrient rich and sustainable food choices. Driven by Millennial and Gen Z consumer behavior, 90% of U.S. consumers see food products with simple ingredients as healthier, according to Food Dive. In addition, according to Food Dive, 65% want their food to be functional, recognizing that food impacts one’s health. Our ESG strategy is focused on developing ingredients and products that meet the sustainability and nutritional demands of consumers. Benson Hill uses state of the art breeding tools and crop production practices across the crop portfolio to deliver on these endpoints. As an example, we are currently working on creating high protein ingredient options for plant-based meat manufacturers to develop and mature their existing ingredient supply chains. We believe our products are positioned to assist those manufacturers in meeting ingredient demand and reducing environmental impacts, facilitating the expansion of plant-based foods, and improving affordability and accessibility for such products across the US.

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Develop nutrient rich and sustainable products and ingredient options food companies and retailers. Driven by growing consumer demand and climate-related risks, many food manufacturers have set ESG measurement and reporting programs, such as reporting on their own greenhouse gas (GHG) emission production. Benson Hill is positioned to assist in meeting food manufacturers' goals of reducing GHG emissions in their scope 3 supply chains by developing products with reduced environmental impact. For example, Benson Hill has conducted a consultant-led life cycle assessment on our UHP soybean meal product, and our preliminary results show a significant reduction in required GHG emissions and water use due to the reduction of processing steps, when compared to the average commodity soy protein concentrate. We believe this reduction in GHG emissions and water, among other product claims, will support our food manufacturer customers’ ESG objectives.

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Improve farm cost-effectiveness and sustainability. Our farmers and growers are critical to our commercial success, and we value these partnerships greatly. Benson Hill’s on-farm ESG strategy addresses two key concerns for growers — first, ongoing pressure to reduce food production costs, and second, best practices for land and soil stewardship to ensure long-term viability. Our strategy is to directly collect agronomic performance data from the farm and provide recommendations for land conservation and regenerative practices, as well as enable profitable opportunities through input reduction or alternative revenue streams. Agronomic data collection will inform data-based decision making in our product life cycle assessments, company GHG emissions assessments, product development and many other business functions.

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Meet consumer demands for supply chain transparency and traceability. Through our business model, we intend to maintain the integrity of our proprietary products through each stage of the supply chain, until the product is sold to our customers. We believe this enables us to enhance transparency and traceability, which is appealing to our customers. This approach provides us direct line of sight to data we intend to collect, as well as creates strong partnerships with our seed growers, farmers, and processing partners. We are working toward being able to measure the environmental impact at the farm through processing as well as the product level. Through improved traceability capabilities,

Benson Hill will also continue to seek out and leverage third-party certifications, such as the Non-GMO Project Verified certification, meeting both food manufacturer and consumer demands.
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Recruit and retain purpose-driven talent. Current research suggests employees are increasingly interested in working for companies that have an integrated ESG mission and purpose. Benson Hill has developed processes and internal programs, such as employee-led committees, that promote working together and re-thinking how we do business within our company, with our partners, and across the supply chain. We are working to develop teams that are grounded in a spirit of diversity, equality, and inclusion, and encouraged to think more innovatively, boldly, and transparently. Our goal is a workplace that is not just productive, but one of mutual respect and an environment for team members to continuously develop as professionals.

In order to measure and accelerate our ongoing work around ESG impacts, we have a highly experienced ESG team that is working to formalize our structure and focus in 2021 and beyond. With a depth of knowledge in food retail, distribution, agricultural production, and government relations, our sustainability team is committed to cultivating sustainability within the food system. As an organization, we are committed to continuous improvement. The team will focus on advancing our strategy, policies, and practices and is committed to quantifying our environmental, social impact, and corporate governance efforts both within Benson Hill and in our work across the value chain.
Benson Hill’s ESG strategy and business objectives will continue to progress and evolve based on industry shifts and stakeholders' needs. We strongly believe our long-term profitability goals and our ESG strategy are mutually inclusive concepts, and are aligned with the following UN Sustainable Development Goals:
Business Segments, Growth Strategies, and Products
Benson Hill’s business is comprised of two segments — our Ingredients Business and our Fresh Business — which aim to combine our seed innovation through our CropOS® platform with critical infrastructure capabilities and best practices in the field to develop and commercialize differentiated products. We are currently developing a diversified portfolio spanning four key markets — plant-based foods, animal feed, vegetable oils, and fresh produce. For each product, our research and development efforts are focused on quality-centric traits, such as nutrient density, flavor, ingredient functionality, and sustainability, as well as yield potential and agronomic improvements.
Our planned portfolio of products across our targeted markets are as follows:

Integral to our go-to-market strategy are our infrastructure capabilities along with our partnerships across the supply chain. Unlike traditional agriculture-focused crop improvement companies that focus their impact on development of the seed and sale to the farmer, we are building an integrated supply chain through directly owned or controlled assets, tolling agreements, and strategic partnerships in order to provide adequate capacity and influence throughout the food and ingredient supply chain. We strongly believe this approach ensures the integrity of our products, and enables the efficient development, commercialization, and scaling of our product offerings. Importantly, it also enables a more direct and intimate relationship with those who will be realizing the benefits of those products — i.e. retailers, consumer packaged goods (CPG) companies, and consumers — which informs our product development.
Our partnerships with farmers are an essential part of our supply chain. Within the traditional agriculture industry supply chain, farmers typically sell to elevators or processors who operate a high volume/low margin business to store commodity crops and convert them into largely animal feed and industrial products. Our strategy is to partner with farmers who grow our seeds using appropriate agronomic and identity preservation practices and, in turn, we purchase their harvest for ultimate sale to an end-user customer. We believe structuring the relationship in this way will better allow us to drive best practices for on-farm sustainability, ensure traceability of our products, and help create new markets and profitable opportunities for farmers.
Once we obtain the harvest from the farmer, we secure the processing and distribution capacity that is appropriate for the product to meet our customers where they are. CPG and retailer customers sell directly to consumers. We share their focus on the end consumer in order to better align incentives, focus product development, and deliver our products through a channel that best serves their supply chain with the high quality standards, traceability, and sustainability data that consumers desire.
Our growth strategy for our business segments is based on a replicable process that we believe will enable us to remain at the forefront of food and agriculture innovation.
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Step 1: Create the foundation — At this initial step, we are focused on market entry, selling non-proprietary products to processors, food and ingredient companies, animal feed customers, and retailers. We use this time to build relationship across the value chain and invest in the data to inform our CropOS® platform with low capital investment.

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Step 2: Integrated route to market — In this step, we introduce our proprietary products in the channel to prove the product concept, scale, ensure traceability, and catalyze customer demand for our differentiated products. This stage includes the use of third party processors and exploring capital investment and strategic partnerships that can further expand production capacities.

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Step 3: Broad adoption — We believe this will be the most asset-light step of our strategy where we intend to focus on maximizing the benefit and scale of our proprietary products by building partnerships and licensing relationships for our products. In this step, it is envisioned that we will grow beyond our proving ground acreage and increase commercial and supply chain efficiencies by leveraging others’ existing infrastructure. We intend for these commercial agreements to maintain product traceability and measure environmental impact.

As part of our growth strategy, we also intend to pursue selective merger and acquisition opportunities to expand our capabilities and grow our industry and geographic footprint. Our management has a demonstrated track record of execution and integration for strategic mergers and acquisitions, including Dakota Ingredients and J&J Family of Farms.
Ingredients Business Segment
Our Ingredients Business is focused on enhancing soy and yellow pea ingredients for multiple protein markets, including the fast-growing plant-based meat substitute market. This market is growing rapidly and is expected to exceed $140 billion over the next ten years, according to Kearney industry research. According to the Good Food Institute, in the U.S. alone, plant-based retail sales grew over 27 percent over the past year to reach a total of $7 billion. Our targeted end markets for the Ingredients Business include plant-based foods, animal feed, cooking oil, pet food, and aquaculture. Our target customer base includes ingredient companies, CPG companies, animal production and feed companies, food-service operations, and grocery retail.

Soy Ingredient Products
We are in Step 2 of our growth playbook for our soy ingredients business, and are currently working to develop and commercialize a portfolio of proprietary soy products targeted toward the plant-based food, animal feed, and cooking oil markets, which include the following:
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Our plant-based protein ingredient derived from UHP soybeans for application in human food markets targeted to be commercialized in 2022.

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Bright Day™ high protein and low anti-nutrient soybean meal for animal feed and aquaculture markets targeted to launch in 2021.

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Veri™ high oleic cooking oil that was launched in 2020.

The foundation of our soybean genetics derives from certain assets we acquired in 2019 from Schillinger Genetics, Inc., an Iowa-based company that used traditional breeding methods for over 20 years to develop high-protein and specialty, non-GMO soybean varieties. We use our CropOS® platform to develop and test our soybean varieties, help identify the best environments for protein production, and advance our breeding pipeline.
As part of our soy ingredient business, we partner with growers across the Midwest to plant our eMerge Genetics® seeds for ingredient production, enabling local growers to tap into price premiums for food- and feed-grade, identity-preserved, non-GMO soybeans needed by the food and feed markets.
In addition, we also partner with processors as needed to obtain the crushing, processing, and refining capacity for our growing business in soy ingredients. In 2020, we entered into a commercial relationship with Rose Acre Farms in Indiana in order to help scale our production of protein ingredients. Over the next several years, we intend to engage in further capital investments to add capacity for additional demand.
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Plant-Based Food Market: Soy, specifically soy protein concentrate (SPC), is the number one protein ingredient used in plant-based meat applications. This ingredient is largely made through the processing of defatted soy flour — which is costly and water- and energy-intensive. Our UHP soybean product is designed to provide a functional, scalable, and cost-effective solution to SPC in plant-based meat applications. By leveraging the plant’s genetic diversity, we have optimized the protein content of our soybeans to a level that we believe effectively disintermediates a processing step necessary to arrive at a protein level that is suitable for plant-based meat applications. We plan to market this proprietary ingredient as a sustainable alternative to SPC for plant-based meat applications.

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Animal Feed: Soybean meal is an ideal protein source for swine, poultry, and fish due to its availability, cost, high protein content, and balanced amino acid profile. According to the Michigan State University Extension, over 90% of soybeans produced in the United States are fed to animals. However, its use is restricted because — like many plant proteins — soybean meal has a high concentration of anti-nutritional compounds (ANCs), including oligosaccharides such as raffinose and stachyose that can have a negative effect on protein digestibility, leading to low energy values, poor metabolism, and excessive secretion impacting water quality in aquaculture systems. Apart from antinutritional factors, the steady decline in protein content of soy — an unintended consequence of breeding primarily for yield and other agronomic traits — has rendered soy meal a continually less valuable feed ingredient.

Our Bright Day™ pipeline of soy products for animal feed includes a high protein soymeal that is low in anti-nutrients and a low-cost, sustainable SPC substitute. As we build this portfolio of products, we intend to devote additional R&D resources toward developing future generations of products with increased protein compositions and lower anti-nutrient qualities in order to improve the quality of feed ingredients options available to formulators that seek to prioritize animal health, sustainability, and profitability of their operations.
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Vegetable Oils: According to a Research and Markets report, the global vegetable oil market was estimated at approximately $230 billion in 2020, comprised of predominately four crops (palm, soy, rapeseed, and sunflower). According to an Allied Marked Research report, by 2022, the global cooking oil and fats market is forecasted to grow to $65 billion globally and includes both frying and baking applications, as well as shelf-stable products like salad dressings.

Recognizing these trends, we recently launched Veri™, a non-GMO, high-heat soy cooking oil that is rich with heart-healthy omega-9 fatty acids.(1) Our Veri™ brand soy oil is high in oleic acid and low in linoleic acid with an optimized fatty acid profile from both a human consumption and food service operations standpoint. In our pipeline of products, we are also developing a vegetable oil product that is intended to be a sustainable vegetable oil with omega-9 fatty acids.
Yellow Pea Ingredients
We are in Step 1 of our growth playbook for yellow pea, and over the medium-term, we expect to commercialize proprietary yellow pea products through our existing supply chain infrastructure.
Despite being the fastest growing protein ingredient for plant-based meats, yellow pea has received comparatively little genomic innovation to date. The pea-based protein ingredient primarily used today by many plant-based meat companies, such as Beyond Meat, is pea protein isolate (PPI). The PPI production process, similar to SPC, is expensive as well as water- and energy- intensive; however, such processing is necessary to concentrate protein to higher levels and help ameliorate native off-putting flavors of pea.
We have sequenced and assembled a reference genome for yellow pea — a high resolution “genomic map” — that, in combination with our CropOS® platform, is enabling us to accelerate our yellow pea breeding program. As a result, we believe we will develop differentiated varieties of yellow pea for commercialization in the medium-term. We are working on a pipeline of products that has the potential to significantly reduce off-flavors, increase the protein content of the plant, and ultimately reduce or displace the need for expensive, water- and energy-intensive processing steps typically required for ingredients used in plant-based alternatives. We have several yellow pea product candidates in development which we expect to bring to market in the medium- to long-term, including texturized pea protein, a next-generation pea protein ingredient product, and premium yellow pea protein concentrate.
Our subsidiary Dakota Dry Beans, Inc. (doing business as “Dakota Ingredients”), an upper Midwest-based yellow pea processor, has an established channel with commodity pea protein concentrate, split peas, pea flour and pea fiber. We have expanded and upgraded the capabilities of Dakota Ingredients to better serve the pet and human food markets. Through our elite grower program and integrated production capabilities, the operation can now test premium yellow pea varieties and supply ingredients that are traceable and meet certain food-grade, kosher, and non-GMO certification standards. We are currently engaged with pet and human food ingredient customers interested in the next generation of yellow pea protein ingredients and are working to establish sustainability best practices across our supply chain.
Fresh Business Segment
Our Fresh Business is focused on combining the breeding power of our CropOS® platform over the long-term with the extensive grower base, distribution network, and retail relationships of our wholly-owned subsidiary, J&J Family of Farms, a field produce company. With this combination, we believe our Fresh Business is well-positioned over the coming years to execute on the development and ultimately the commercialization of differentiated produce and “functional foods.” This business segment is in Step 1 of our growth playbook today as we operate our J&J Family of Farms subsidiary and prepare to serve this large market opportunity long-term. While we do not have any proprietary genetics to differentiate fresh produce products on the market today, we are making investments in this area and intend to develop a pipeline of product candidates. Additionally, we are making strategic investments in our supply chain to deliver premium product to our customers, including an investment in a new facility and growing operation in Vero Beach, Florida, which is scheduled to be completed in the first quarter of 2022. This new facility is intended to expand J&J Family of Farms’ capacity to grow fresh produce, execute research and development, and conduct seed variety trials. We have made sustainability a key design element at this new operation, including investing in infrastructure to support drip irrigation and precision nutrient and crop protection application.

(1)
Supportive but not conclusive scientific evidence suggests that daily consumption of about 1 1∕2 tablespoons (20 grams) of oils containing high levels of oleic acid, when replaced for fats and oils higher in saturated fat, may reduce the risk of coronary heart disease. To achieve this possible benefit, oleic acid-containing oils should not increase the total number of calories you eat in a day. One serving of high oleic soybean oil provides 10 grams of oleic acid (which is 11 grams of monounsaturated fatty acid).

J&J Family of Farms is a Florida-based leading national grower, packer and shipper of field-grown vegetables and fruits and value-added produce on over 11,000 acres of farmland under management and multiple packing and cooling facilities. In addition to being prepared to grow a significant volume of sweet and hot peppers, yellow squash, zucchini, cucumbers, eggplant, and melon for commercial distribution, J&J Family of Farms has long-standing retail, grocer, and food service relationships and is actively working on new grower relationships to further expand capacity to deliver premium quality produce throughout the year to retail and food service customers.
Competitive Strengths
Our competitive strengths are rooted in a combination of technology and product innovation with our go-to-market strategy, including our willingness to vertically integrate to offer differentiated ingredient solutions and sustainability throughout the supply chain.
We believe the following strengths differentiate us and position us well to develop and commercialize high-value and innovative products, and to help bridge a historical divide between farmer and consumer demands in our commodity-focused food system.
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Innovative product development process intensely focused on consumer needs.   Our most important competitive strength is our product development process that starts with the consumer in mind. This approach differs from traditional agricultural companies, and it requires different data sets and core competencies to develop quality-focused traits and characteristics related to nutrient density, flavor, and ingredient functionality. Integrating food science data on end-products, consumer sensory panel data, and supply chain insights to front-end product design is not traditionally a focus of the seed industry and leveraging best-in-class technological solutions to tap into the natural genetic diversity of plants as a source of end-product differentiation is not traditionally a focus of the ingredient and CPG industries.

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Leverage proprietary technologies that we believe will enable us to create products faster and for less cost.   CropOS® is our proprietary platform that we believe will allow us to accelerate plant breeding, genome editing, and the product optimization processes. Front-end prediction and in silico simulation within the CropOS® platform has the potential to save significant time and cost in the product development process. Outside of the prediction and in silico simulation, our proprietary CRISPR gene editing technology and capabilities as well as our speed breeding process will enable rapid product development and testing.

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Current products and pipeline focused on large, rapidly expanding markets.   We are currently working to develop and commercialize a diverse product portfolio spanning four target markets — plant-based foods, animal feed, vegetable oils and fresh produce. These markets are large and growing rapidly as consumers become more concerned with health and sustainability. The total U.S. fruit and vegetable market is projected to reach approximately $1.1 trillion by 2025 according to Grand View Research Inc., and the global cooking oil and fats market is forecasted to reach approximately $65 billion by 2022 according to Allied Market Research.

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Crop and market-agnostic approach we believe will enable us to innovate at the pace of consumer trends.   While the four target markets mentioned above are our focus today, we believe our technologies and business model can be applied to different crops and markets, enabling a ‘rinse and repeat’ approach to quickly capitalize on emerging food trends. We believe that the CropOS® platform has the potential to be leveraged as an iterative, crop-agnostic development tool to aim at interesting or emerging markets

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Integrated go-to-market approach, enabling us to reduce adoption risk, accelerate time to market, and increase margin capture.   We are building an integrated supply chain through directly-owned assets, tolling agreements, and strategic partnerships in order to provide adequate capacity and influence throughout the food and ingredient supply chain. We believe this approach enables accelerated product deployment, improved value-capture, and that more direct relationships with our end-customers, such as plant-based CPG companies and retailers, will provide for long-term, successful and collaborative relationships over many product life cycles.

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World-class management team with deep industry expertise. Our senior leadership team has more than 300 years of collective experience in the agri-food fields, including agricultural supply chains, research and product development, and commercial operations. Members of our senior team have managed billions of dollars of revenue and cost at large multinational corporations, and have previously worked at well-known technology and seed, agri-business, food and fresh produce companies including Bayer Crop Science (formerly Monsanto), Solae, Kellogg’s, Conagra, Bunge, TreeHouse Foods, Mastronardi Produce, and Nestle Purina.

We plan to continue to build our supply chain infrastructure in instances where access to capacity and customers are limited, when accelerated time to market is imperative, or opportunistically as our business grows in size and scope. We intend to invest appropriately to establish the integrated model to prove product concepts, meet our customers where they are, and catalyze demand for our products.
Competitors
We believe that our technology platform coupled with our integrated go-to-market approach is unique to Benson Hill and sets us apart from others in the agriculture and food markets, but we do compete with others in certain areas of our business. We compete with seeds and trait companies as well as smaller biotechnology and ag-tech companies, particularly for grower contracting and access to acres. Key competitors in this space include Bayer, Corteva, Syngenta, and Pairwise. As our ingredient and fresh products are commercialized, we will compete more with food and feed ingredient companies and fresh produce companies, and key competitors in this space include ADM, Roquette, Cargill, and Lipman. Advancements in gene editing, digital agriculture, data science, and artificial intelligence may enable disruptive technology that could alter the competitive landscape for food and agriculture.
Intellectual Property
Our success depends in part on our ability to obtain and maintain intellectual property and proprietary protection for our product candidates and technology related to our business, defend and enforce our intellectual property rights, in particular, our patent rights, preserve the confidentiality of our trade secrets, and operate without infringing valid and enforceable intellectual property rights of others. We seek to protect our proprietary position by, among other things, licensing and filing United States and certain non-U.S. patents and patent applications related to our technology, products and product candidates, and improvements that are important to the development of our business, where patent protection is available. We also rely on trade secrets and/or contractual provisions to develop and maintain our proprietary position and protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. We seek to protect our proprietary technologies, in part, by confidentiality agreements with our employees, consultants, scientific advisors, and contractors. Notwithstanding these efforts, we cannot be sure that patents will be granted with respect to any patent applications we have licensed or filed or may license or file in the future, and we cannot be sure that any patents we have licensed or patents that may be licensed or granted to us in the future will not be challenged, invalidated, or circumvented or that such patents will be commercially useful in protecting our product candidates and technology. Moreover, trade secrets can be difficult to protect. While we have confidence in the measures we take to protect and preserve our trade secrets, such measures can be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. For more information regarding the risks related to our intellectual property, please see “Risk Factors — Risks Relating to Benson Hill’s Business and Industry — Risks Relating to Intellectual Property.”
As of July 30 2021, we have filed patents and patent applications in approximately 21 distinct non-plant germplasm patent families, including approximately 13 granted U.S. patents, 14 pending U.S. patent applications, 3 granted non-U.S. patents, and 105 pending Patent Cooperation Treaty (PCT) and non-U.S. patent applications. Within this portfolio, approximately 81 patents and patent applications relate to the trait genes of plants and 21 relate to enabling technology (including gene editing-focused patents and patent applications). The Company also has approximately 47 granted and 49 pending soybean patents. In addition to these patents and patent applications filed by Benson Hill, we also hold licenses from other parties related to certain products and activities.

We anticipate that our currently granted U.S. and non-U.S. patents will expire approximately between 2024 and 2038, subject to potential extensions. Individual patent terms extend for varying periods of time, depending upon the date of filing of the patent application, the date of patent issuance, and the legal term of patents in the countries in which they are obtained. In most countries in which patent applications are filed, including the United States, the patent term is 20 years from the date of filing of the first non-provisional application to which priority is claimed. Under certain circumstances, a patent term can be extended. For example, in the United States, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office in reviewing and granting a patent or may be shortened if a patent is terminally disclaimed over an earlier-filed patent. However, the actual protection afforded by a patent varies on a product-by-product basis, from country-to-country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of legal remedies in a particular country, and the validity and enforceability of the patent.
As of July 30, 2021, we had 22 U.S. trademarks and 8 pending U.S. trademark applications, and we had 79 registered non-U.S. trademarks and 5 pending non-U.S. trademark applications.
Research and Development
As of June 30, 2021, we had approximately 135 employees dedicated to our product and platform development. This team has technical expertise in data science, machine learning software, genome engineering, molecular biology, biochemistry, genetics and genetic engineering, plant physiology, and plant breeding. The activities of this team are conducted principally at our St. Louis, Missouri facilities. We have made, and will continue to make, substantial investments in this capability. Our research and development expenses were $15.9 million for the six months ended June 30, 2021 and $29.5 million, $24.8 million and $13.4 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Employees
As of June 30, 2021, we employed approximately 330 full-time employees, of whom over 135 hold an advanced degree and approximately 40% of whom are involved in product and platform development.
Facilities
Our principal executive office is a leased office and research and development facility located at 1001 N. Warson Rd., St. Louis, Missouri 63132. We lease certain greenhouse facilities in Earth City, Missouri, as well as research and development facilities at the Donald Danforth Plant Science Center located in St. Louis, Missouri. In addition, we are currently constructing an approximately 47,000 square-foot controlled environment research facility building located in St. Louis, Missouri. This facility will be leased and is expected to be operational by the end of 2021.
Across our subsidiaries, J&J Family of Farms leases an office, packaging, and distribution facility in Westlake, Florida, and owns a packaging and distribution facility in Adel, Georgia. In addition, we are in the process of building out new farmland on approximately 1,000 acres of owned agricultural land near Vero Beach, Florida, which includes the construction of a new packaging, distribution, and warehouse facility, as well as office space and research and development operations. The new facility is a budgeted investment of approximately $26 to $27 million in our strategic infrastructure growth designed to expand our capacity to grow fresh produce, engage in commercial distribution and conduct seed variety trials. As of June 30, 2021, we have spent approximately $16.1 million toward the project. Benson Hill is overseeing the construction of the facility and is working with various contractors and sub-contractors to complete the work. This new facility will be owned and is scheduled to be completed in the first quarter of 2022, at which time our current operations at our Westlake, Florida and Adel, Georgia facilities will be consolidated in the new Vero Beach, Florida facility.
Dakota Ingredients owns processing facilities in Crary, North Dakota, Devils Lake, North Dakota, and Lansford, North Dakota, as well as a leased office facility in Grand Forks, North Dakota.
We believe that our facilities are sufficient to meet our current needs and that suitable additional space will be available as and when needed.

Regulatory
We are subject to laws and regulations in the jurisdictions in which we operate. This includes laws and regulations governing biotechnology and food companies related to the development, approval, manufacturing, import, marketing, and sale of our products.
Regulation of Plant Biotechnology Products
The three primary agencies with responsibility for regulation of plant biotechnology products in the United States are the U.S. Department of Agriculture’s (“USDA”) Animal and Plant Health Inspection Services (“APHIS”), the U.S. Environmental Protection Agency (“EPA”), and the U.S. Food and Drug Administration (“FDA”). APHIS regulates plant biotechnology products to ensure that they do not pose a plant pest risk under the Plant Protection Act. EPA regulates pesticides (including plant-incorporated protectants) pursuant to the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”). FDA regulates food and animal feed under the Federal Food, Drug, and Cosmetic Act (“FDCA”).
Plant gene editing uses relatively new technology and the regulatory landscape continues to evolve in this area. Under the USDA’s recently revised regulations, certain categories of our products currently in development using gene editing may be exempt from certain regulations related to genetic engineering under the Plant Protection Act because they could otherwise have been developed through conventional breeding techniques, which may include gene edited soybeans or yellow peas. Other plant biotechnology products currently in development may be subject to certain regulations related to genetic engineering under the Plant Protection Act in the future. FDA offers a voluntary consultation process to determine whether foods derived from plant biotechnology products would require regulatory review and approval before marketing such products.
Other countries also have laws and regulations that apply to plant biotechnology products. The regulatory landscape around gene edited plant biotechnology products varies in each country and continues to evolve.
Regulation of Food and Ingredient Products
We are also subject to laws and regulations administered by various federal, state and local government agencies in the United States, such as FDA, the Federal Trade Commission, the EPA, the Occupational Safety and Health Administration, and the USDA, related to the processing, packaging, distribution, sale, marketing, labeling, quality, safety, and transportation of our products, as well as our occupational safety and health practices.
Among other things, the facilities in which our products are grown, packed or processed may be required to register with the FDA, and comply with regulatory schemes including the Food Safety Modernization Act (“FSMA”), among other laws and regulations implemented by the FDA, the USDA, and other regulators. We are also subject to parallel state and local food safety regulation, including registration and licensing requirements for our facilities, enforcement of standards and label registration for our products and facilities by state and local health agencies, and regulation of our trade practices in connection with selling our products. We are also subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise.
Legal Proceedings
We currently are not a party to any material litigation or other material legal proceedings. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business.

Other Information
We were incorporated in North Carolina on June 28, 2012. On June 1, 2015, we converted to a Delaware corporation. Our principal executive offices are located at 1001 N. Warson Rd., St. Louis, Missouri 63132, and our telephone number is 314-222-8218. We also maintain a website at www.bensonhill.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

BENSON HILL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of Benson Hill, Inc. and its subsidiaries should be read together with the unaudited condensed consolidated financial statements as of June 30, 2021 and for the three and six month periods ended June 30, 2020 and 2021, and the audited consolidated financial statements, together with related notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read together with the section of this prospectus entitled “Benson Hill’s Business” and the unaudited pro forma condensed combined financial information as of June 30, 2021 and for the six months ended June 30, 2021 and the year ended December 31, 2020 (in the section of this prospectus entitled “Unaudited Pro Forma Combined Financial Information”). The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in the forward-looking statements as a result of various factors, including those set forth under the section entitled “Risk Factors — Risks Related to Benson Hill’s Business and Industry” or elsewhere in this prospectus.
Overview
Benson Hill, Inc. (together with its subsidiaries prior to the consummation of the merger, is referred to in this section as the “Company”, “Benson Hill”, “we” “us” or “our”) was founded in 2012. We are headquartered in St. Louis, Missouri, where the majority of our research and development activities are managed, but also supply fresh produce through packing, distribution, and growing locations in the southeastern states of the United States, and process dry peas in North Dakota, which we sell throughout North America.
We are a values-driven food technology company with a vision to build a healthier and happier world by unlocking nature’s genetic diversity with our food innovation engine. Our purpose is to catalyze and broadly empower innovation from plant to plate so great tasting, healthy, affordable, and sustainable food choices are available to everyone. We combine cutting-edge technology with an innovative business approach to bring product innovations to customers and consumers. Our CropOS® technology platform uniquely combines data science, plant science, and food science to create innovative food, ingredients, and feed products — starting with a better seed. Our go-to-market strategy consists of building an integrated supply chain to catalyze demand for our proprietary products, which we believe will allow us to establish partnerships and licensing arrangements to drive broad adoption. We believe this approach will allow us not only to ensure the integrity and traceability of our products, but also to measure the positive environmental impact created by our innovations.
Today, our business is comprised of two segments — our Ingredients Business and our Fresh Business. Our Ingredients Business is currently focused on enhancing soybean and yellow pea products, including soy-based vegetable oils, animal feed, and ultra high protein (“UHP”) soybeans that have the potential to reduce costly water- and energy-intensive processing associated with producing protein concentrates and isolates for the food and feed markets, alleviating supply constraints to help bring plant-based proteins to scale. Our Fresh Business is being built to serve the growing consumer interest in the convergence between food and health. Today this segment includes our subsidiary, J&J Produce, Inc., where we sell fresh produce products to major retail and food service customers. We have initiated the establishment of research and development operations where we intend to use our CropOS® innovation engine platform to unlock flavor, nutrition, and sustainability benefits in fresh produce over the long-term.
COVID-19
As a result of the COVID-19 pandemic, governmental authorities have implemented numerous and rapidly evolving measures to try to contain the virus, such as travel bans and restrictions, limits on gatherings, quarantines, shelter-in-place orders, and business shutdowns. In response to the COVID-19 pandemic and in accordance with governmental orders, we have also modified our business practices and implemented proactive measures to protect the health and safety of employees, including restricting employee travel, requiring, at times, remote work arrangements for non-laboratory employees, implementing social distancing, and enhanced sanitary measures in our headquarters, and cancelling attendance at events and conferences.

Many of the suppliers, vendors, and service providers on whom we rely on have made similar modifications. To date, with the exception of us modifying our physical business practices, including lower travel, and delays in the receipt of certain laboratory supplies and the performance of related services, we have not experienced a material impact on business operations from the effects of COVID-19. There is no certainty measures implemented by government authorities will be sufficient to mitigate the risks posed by, or the impacts and disruptions of, the COVID-19 pandemic.
Business Combination and Public Company Costs
On May 8, 2021, Benson Hill, STPC and Merger Sub entered into the merger agreement pursuant to which Benson Hill will be merged with and into Merger Sub, with Benson Hill surviving the merger as a wholly-owned subsidiary of STPC. The transaction will provide the combined entity New Benson Hill with approximately $625 million of gross proceeds, including the fully committed private placement of 22.5 million shares of Class A Common Stock of STPC at $10.00 per share pursuant to the PIPE Investment. Benson Hill will be deemed the accounting predecessor and the combined entity will be the successor registrant with the SEC, meaning that Benson Hill’s consolidated financial statements for previous periods will be disclosed in the New Benson Hill’s (formerly STPC’s) future periodic reports filed with the SEC.
While the legal acquirer in the merger agreement is STPC, for financial accounting and reporting purposes under GAAP, Benson Hill will be the accounting acquirer and the merger will be accounted for as a “reverse recapitalization.” A reverse recapitalization (i.e., a capital transaction involving the issuance of stock by STPC for the stock of Benson Hill) does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of Benson Hill in many respects. Accordingly, the consolidated assets, liabilities and results of operations of Benson Hill will become the historical consolidated financial statements of the combined company New Benson Hill, and STPC’s assets, liabilities and results of operations will be consolidated with Benson Hill beginning on the acquisition date. Operations prior to the merger will be presented as those of Benson Hill in future reports. The net assets of STPC will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded upon execution of the merger.
Upon consummation of the merger and the closing of the PIPE Investment, the most significant change in Benson Hill’s future reported financial position and results of operations is expected to be an estimated increase in cash and cash equivalents (as compared to Benson Hill’s condensed consolidated balance sheet at June 30, 2021) of approximately $144 million, assuming maximum stockholder redemptions of all 40.3 million shares of STPC Class A Common Stock, or approximately $546 million, assuming no redemptions, and, in each case, including $225 million in gross proceeds from the PIPE Investment by the PIPE Investors. Total direct and incremental transaction costs of STPC and Benson Hill are estimated at approximately $50.0 million, including the payment of deferred underwriting and other transaction fees of $14.1 million associated with STPC’s IPO. Underwriting and other transaction fees associated with the merger are estimated at $35.9 million, of which $28.9 million will be treated as a reduction from New Benson Hill’s additional paid-in capital and $7.0 million will be expensed. See the section entitled “Unaudited Pro Forma Combined Financial Information.”
As a consequence of the merger, Benson Hill will become the successor to an SEC-registered and NYSE-listed company which will require Benson Hill to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Benson Hill expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees. The Company will be classified as an “emerging growth company”, as defined under the JOBS Act that was enacted on April 5, 2012. As a result, upon consummation of the merger, the Company will be provided certain disclosure and regulatory relief, provided by the SEC, as an “emerging growth company”.
Benson Hill’s future results of consolidated operations and financial position may not be comparable to historical results as a result of the merger.

Key Components of Statement of Operations
Revenue
The Company generates revenue from product sales, licensing fees associated with our proprietary technology platform and/or our intellectual property, and commissions earned on product sales.
Product sales consist primarily of sales of harvested produce, both farmed by us and purchased from growers in non-exclusive arrangements, sales of seed, and sales of processed yellow pea, soybean grain, soybean oil and soybean meal.
In addition to selling our owned farmed produce, we enter into consignment arrangements with produce growers of certain perishable products. In these arrangements, we act as an agent, earn a commission on the sale and report the revenue and cost of the product on a net basis.
Licensing fees consist of revenues earned by us in exchange for providing access to our proprietary cloud-based software platform, CropOS®, or through a right to use our proprietary intellectual property and/or patents for a specific period of time.
See Note 2 — Summary of Significant Accounting Policies in the notes to our audited consolidated financial statements for additional information on our revenue recognition.
Cost of Sales
The Company’s cost of sales includes all costs incurred to purchase, process and provide the product or services to the Company’s customers. For harvested produce farmed by us, this includes the direct cost of land preparation, seed, planting, growing, maintenance, packaging and distribution of product sales. For produce we purchase from growers in non-exclusive arrangements and, hence, do not farm, this cost includes the acquisition, warehousing, packaging and distribution of the purchased inventory.
The cost of sales on processed yellow pea, soybean grain, soybean oil and soybean meal includes the crush, refining and transportation costs necessary to prepare the product for sale.
Research and Development
Research and Development expenses consist of the costs of performing activities to discover and develop products and to advance our intellectual property. These costs consist primarily of employee-related expenses for personnel who research and develop our products, fees for contractors who support product development and breeding activities, expenses for trait validation, greenhouse and field trial expenses, purchasing material and supplies for our laboratories, licensing, information technology expenses, and other costs associated with operating our own laboratories.
Selling, General and Administrative Expenses
Selling, general and administrative expenses (“SG&A”) consist of employee-related expenses for selling our products, and costs related to business development to commercialize our product offerings along with our executive, legal, intellectual property, finance and human resources functions. SG&A expenses also include facility and information technology expenses not otherwise allocated to research and development or cost of sales, professional fees for auditing, tax and legal services, expenses associated with maintaining patents, and consulting costs.
Total Other Interest Expense (Income), Net
Total other expense (income), net consists primarily of interest expense per the terms of the Company’s various financing obligations, as further described in Note 8 — Leases and Note 12 — Debt in our audited consolidated financial statements, amortization of debt discount and commitment fees, remeasurements of our warrant liability and interest related to finance leases as reduced by interest earned on cash and marketable securities.

Results of Operations
Comparison of the Three Months Ended June 30, 2021 and 2020
The following table shows the amounts from our consolidated statements of operations for the periods presented:
	Three Months Ended June 30,
(in thousands)	2021	2020
Revenues	$39,692	$31,028
Cost of sales	39,722	26,700
Gross (loss) profit	(30)	4,328
Operating expenses:
Research and development	8,818	7,119
Selling, general and administrative expenses	15,761	7,494
Total operating expenses	24,579	14,613
Loss from operations	(24,609)	(10,285)
Other expense (income):
Interest expense, net	2,980	2,305
Other (income) expense, net	(170)	159
Total other expense (income), net	2,810	2,464
Net loss before income tax	(27,419)	(12,749)
Income tax expense (benefit)	—	—
Net loss	$(27,419)	$(12,749)
Revenues
Revenues for the three months ended June 30, 2021 were $39.7 million, an increase of $8.7 million or 28%, as compared to the same period in 2020. In October 2020, we sold our barley operations, which contributed revenues of $4.0 million in the second quarter of 2020. Excluding the contribution from the barley operations, revenues for the three months ended June 30, 2021 increased $12.7 million or 47%. The increase was primarily driven by higher sales volumes of our proprietary high protein soybeans, soybean oil and soybean meal, of which commercialization efforts were initiated in the fourth quarter of 2020, higher average selling prices on yellow peas and higher sales volumes of fresh produce. Partially offsetting the increase was a decline in sales volumes of yellow peas, and lower average selling prices in fresh produce. Lower average selling prices in fresh produce were driven by higher regional and ex-US farm yields within the industry resulting in a higher supply versus demand.
Cost of Sales and Gross Profit
Cost of sales and gross profit for the three months ended June 30, 2021 of $39.7 million and $(0.1) million, respectively, represented an increase in cost of sales of $13.0 million and a decrease in gross profit of $4.4 million as compared to the same period in 2020. In the second quarter of 2021 and 2020, there were certain items that are expected to be non-recurring. In the second quarter of 2021, we incurred $2.8 million of higher freight costs necessary to transport soybean seed stock from South America to our US-based operations. These costs were the result of us utilizing the South America growing season to prepare us for our US-based 2021 soybean harvest. Also, as noted previously, we sold our barley operations in October 2020, which contributed $0.6 million in gross profit in the second quarter of 2020.
Excluding the impact of items expected to be nonrecurring, as noted above, gross profit for the second quarter of 2021 was $2.8 million, which represents a decline of $1.0 million. The decrease in gross profit was primarily driven by lower royalties from legacy seed distribution contracts, losses generated on the commercial launch of proprietary soybean oil and soybean meal as higher average selling prices were more than offset by start-up and other costs associated with the early-stage commercialization of these products, lower sales volumes of yellow peas, and lower average selling prices in fresh produce. Over time, we expect the royalties from legacy seed distribution contracts, which we acquired in conjunction with our acquisition of soybean germplasm in 2019, will decline as we elect to allow them to expire without renewal.
Research and Development Expenses
Research and development expenses for the three months ended June 30, 2021 of $8.8 million increased $1.7 million as compared to the same period in 2020. The increase was primarily driven by expenses associated with the expansion of capabilities to support the current and future pipeline of products, which includes higher payroll and related expenses on increases in staffing, laboratory expenses, third party technical services, and facility expenses, which were partially offset by lower field trial expenses. Higher facility costs related primarily to the costs associated with our corporate headquarters, into which we relocated in July 2020. Lower field trial expenses were driven by a scope reduction of our maize project.
Selling, General and Administrative Expenses
Selling, general and administrative expenses for the three months ended June 30, 2021 of $15.8 million increased $8.3 million as compared to the same period in 2020. The increase was primarily driven by higher professional fees, additional staff and related expenses and facility costs. The increase in professional fees, including accounting, legal and other consulting expenses, was predominantly driven by costs related to preparation to be a public company including nonrecurring costs of $2.0 million. The increase in staff and related expenses related to the increase in personnel necessary to support the scale of anticipated business operations and the requirements associated with being a public company. The increase in facility costs, which includes depreciation and amortization expense, was primarily attributable to costs associated with our corporate headquarters, into which we relocated in July 2020.
Total Other Expense (Income), Net
Total other expense (income), net for the three months ended June 30, 2021 of $2.8 million increased $0.3 million as compared to the same period in 2020. The increase was primarily driven by interest expense and remeasurements of our warrant liability associated with our notes payable. Also contributing to higher interest expense was interest on our financing leases, primarily driven by our headquarters lease which commenced in July 2020. The increases were partially offset by a decrease in the amortization of the debt discount and debt issuance costs associated with our notes payable as well as the other income generated in the period.
Income Tax (Benefit) Expense
No income tax benefit for net operating losses incurred in the U.S. has been recorded due to uncertainty in realizing a benefit from these items.

Comparison of the Six Months Ended June 30, 2021 and 2020
The following table shows the amounts from our consolidated statements of operations for the periods presented:
	Six Months Ended June 30,
(in thousands)	2021	2020
Revenues	$71,494	$62,614
Cost of sales	70,955	53,725
Gross profit	539	8,889
Operating expenses:
Research and development	15,945	14,766
Selling, general and administrative expenses	29,494	15,463
Total operating expenses	45,439	30,229
Loss from operations	(44,900)	(21,340)
Other expense (income):
Interest expense (income), net	5,254	3,308
Other (income) expense, net	(388)	180
Total other expense (income), net	4,866	3,488
Net loss before income tax	(49,766)	(24,828)
Income tax expense (benefit)	—	—
Net loss	$(49,766)	$(24,828)
Revenues
Revenues for the six months ended June 30, 2021 were $71.5 million, an increase of $8.9 million as compared to the same period in 2020. As noted previously, in October 2020, we sold our barley operations, which contributed revenues of $8.5 million in the six months ended June 30, 2020. Excluding the contribution from the barley operations, revenues for the six months ended June 30, 2021 increased $17.4 million or 32%. The increase was primarily driven by higher sales volumes of our proprietary soybeans, soybean oil and soybean meal, of which commercialization efforts were initiated in the fourth quarter of 2020, higher average selling prices and sales volumes of yellow peas and higher sales volumes of fresh produce. Partially offsetting the increase was the impact of lower average selling prices of fresh produce. Lower average selling prices of fresh produce in 2021 were driven by higher regional and ex-US farm yields within the industry resulting in a higher supply versus demand.
Cost of Sales and Gross Profit
Cost of sales and gross profit for the six months ended June 30, 2021 of $71.0 million and $0.5 million, respectively, represented an increase in cost of sales of $17.2 million and a decrease in gross profit of $8.4 million as compared to the same period in 2020. For the six months ended June 30, 2021 and 2020, there were certain items expected to be non-recurring. In the second quarter of 2021, we incurred $2.8 million of higher freight costs necessary to transport soybean seed stock from South America, which is more fully discussed above. Also, as noted previously, we sold our barley operations in October 2020, which contributed $1.3 million in gross profit in the six months ended June 30, 2020.
Excluding the impact of items expected to be nonrecurring, as noted above, gross profit for the six months ended June 30, 2021 was $3.3 million, which represented a decline in profitability of $4.3 million. The decrease in gross profit was primarily driven by losses generated on the commercial launch of proprietary soybean oil and soybean meal as higher average selling prices were more than offset by start-up and other operating costs associated with early-stage commercialization of these products, lower royalties from legacy seed distribution contracts, lower average selling prices on fresh produce and the higher acquisition costs of yellow peas.
Research and Development Expenses
Research and development expenses for the six months ended June 30, 2021 of $15.9 million increased $1.2 million as compared to the same period in 2020. The increase was primarily driven by higher payroll and related expenses on increases in staffing, technology costs and facilities, partially offset by lower third party technical services, field trial expenses and travel. Reductions in field trial expenses were primarily attributable to a scope reduction of our maize project. Higher facility costs related primarily to the costs associated with our corporate headquarters, into which we relocated in July 2020.
Selling, General and Administrative Expenses
Selling, general and administrative expenses for the six months ended June 30, 2021 of $29.5 million increased $14.0 million as compared to the same period in 2020. The increase was primarily driven by higher professional fees, increased staffing and related expenses and facility costs. The increase in professional fees, including accounting, legal and other consulting expenses, was predominantly driven by costs related to preparation to be a public company including nonrecurring costs of $3.8 million. The increase in staff and related expenses related to the increase in personnel necessary to support the scale of anticipated business operations and the requirements associated with being a public company. The increase in facility costs, which includes depreciation and amortization expense, was primarily attributable to costs associated with our corporate headquarters, into which we relocated in July 2020.
Total Other Expense (Income), Net
Total other expense (income), net for the six months ended June 30, 2021 of $4.9 million increased $1.4 million as compared to the same period in 2020. The increase was primarily driven by interest expense, amortization of the debt discount associated with our warrant liability and remeasurements of our warrant liability associated with our notes payable. Also contributing to higher interest expense was interest on our financing leases, primarily driven by our headquarters lease which commenced in July 2020.
Income Tax (Benefit) Expense
No income tax benefit for net operating losses incurred in the U.S. has been recorded due to uncertainty in realizing a benefit from these items.
Comparison of the Years Ended December 31, 2020, 2019 and 2018
The following table shows the amounts from our consolidated statements of operations for the periods presented:
	Year Ended December 31,
(in thousands)	2020	2019	2018
Revenues	$114,348	$79,523	$4,269
Cost of sales	102,430	70,961	677
Gross Profit	11,918	8,562	3,592
Operating expenses:
Research and development	29,457	24,810	13,373
Selling, general and administrative expenses	37,446	27,457	9,158
Impairment of goodwill	4,832	—	—
Total operating expenses	71,735	52,267	22,531
Loss from operations	(59,817)	(43,705)	(18,939)

	Year Ended December 31,
(in thousands)	2020	2019	2018
Other expense (income):
Interest expense (income), net	7,369	195	(669)
Other (income) expense, net	(75)	(9)	40
Total other expense (income), net	7,294	186	(629)
Net loss before income tax	(67,111)	(43,891)	(18,310)
Income tax (benefit) expense	48	19	(221)
Net loss	$(67,159)	$(43,910)	$(18,089)

Revenues
Revenues for the year ended December 31, 2020 were $114.3 million, an increase of $34.8 million as compared to 2019. The increase was primarily driven by twelve months of sales in our Fresh segment contrasted with seven months of sales for the same period of 2019 due to the acquisition of J&J Family of Farms completed on May 31, 2019. Partially offsetting this increase in revenues are declines in revenues in our Ingredients segment of approximately $3.0 million driven primarily by the sale of our barley operations, which was completed in October 2020, and on lower prices on sales of processed yellow pea driven by lower demand of our ingredients due to lower consumer demand of grain-free companion animal pet food.
Revenues for the year ended December 31, 2019 were $79.5 million, an increase of $75.3 million as compared to 2018. This increase was primarily driven by twelve months of sales of processed yellow pea in 2019 due to the acquisition of Dakota Ingredients on December 21, 2018, and seven months of sales in our Fresh segment in 2019 due to the acquisition of J&J Family of Farms, as further discussed above.
Cost of Sales and Gross Profit
Cost of sales and gross profit for the year ended December 31, 2020 of $102.4 million and $11.9 million, respectively, increased $31.5 million and $3.4 million, respectively, as compared to 2019. The increases were primarily driven by twelve months of sales in our Fresh segment contrasted with seven months of sales for the same period of 2019, as further discussed above. Partially offsetting these increases are declines in cost of sales and gross profit driven by the sale of our barley operations, and lower gross profit from sales of processed yellow pea, as further discussed above.
Cost of sales and gross profit for the year ended December 31, 2019 of $71.0 million and $8.6 million, respectively, increased $70.3 million and $5.0 million, respectively, as compared to 2018. The increases were primarily driven by twelve months of sales of processed yellow pea in 2019 due to the acquisition of Dakota Ingredients on December 21, 2018, and seven months of sales in our Fresh segment in 2019 due to the acquisition of J&J Family of Farms, as further discuss above.
Research and Development Expenses
Research and development expenses for the year ended December 31, 2020 of $29.5 million increased $4.6 million as compared to 2019. The increase was primarily due to increases in employee related expenses on higher staffing, including the use of external contractors, lower reimbursements on grants, higher facility/depreciation expenses and higher field trial expenses, partially offset by lower laboratory supply expenses and travel, as impacted by supply chain disruptions driven by the COVID-19 global pandemic.
Research and development expenses for the year ended December 31, 2019 of $24.8 million increased $11.4 million as compared to 2018. The increase was primarily due to increases in employee related expenses on higher staffing, including external contractors, higher field trial expenses, higher laboratory supply expenses, higher facility/depreciation expenses and travel, as partially offset by an increase in reimbursement of expenses from grants.
Selling, General and Administrative Expenses
Selling, general and administrative expenses for the year ended December 31, 2020 of $37.4 million increased $10.0 million as compared to 2019. The increase was primarily driven by higher employee related expenses, higher depreciation and facilities expense, higher business development expenses, higher litigation expenses and higher professional services as partially offset by lower acquisition fees and lower travel expenses. Also significantly contributing to the higher SG&A costs are twelve months of activity in our Fresh segment as compared to seven months of activity for the same period of 2019, as discussed above. Employee related expenses increased due to an increase in personnel in business development, legal, finance, human resources, communications and executive management necessary to support the anticipated growth of the Company. Depreciation and facilities expense increased due to us relocating to a corporate headquarters building in July 2020.
Selling, General and Administrative Expenses for the year ended December 31, 2019 of $27.5 million increased $18.3 million as compared to 2018. The increase was primarily driven by higher acquisition related expenses, higher employee related expenses, including higher contractors, higher technology/facilities expense, and higher accounting fees as partially offset by lower legal fees. Also significantly contributing to the higher SG&A costs are twelve months of activity due to the acquisition of Dakota Ingredients and seven months of activity in our Fresh segment as compared to no activity for the same period of 2018, due to the acquisition of J&J Family of Farms. Employee related expenses increased due to an increase in personnel in business development, legal, finance, human resources, communications and executive management necessary to support the anticipated growth of the Company.
Impairment of Goodwill
Impairment of goodwill charges for the year ended December 31, 2020 of $4.8 million were incurred due to non-cash charges of $3.0 million at our Ingredients segment and $1.8 million at our Fresh segment.
There were no impairment charges of goodwill for the year ended December 31, 2019 or 2018.
Total Other Expense (Income), Net
Total other expense (income), net for the year ended December 31, 2020 of $7.3 million increased $7.1 million as compared to the same period in 2019. The increase is primarily driven by interest expense, amortization of the commitment fee and debt discount associated with our warrant liability and remeasurements of our warrant liability associated with our notes payable. Also contributing to higher interest expense is interest on our financing leases, as primarily driven by our headquarters lease which commenced in July 2020. See Note 8 — Leases and Note 12 — Debt in our consolidated financial statements for additional information.
Total other expense (income), net for the year ended December 31, 2019 of $0.2 million increased $0.8 million. The increase is primarily due to higher interest expense on our term and revolving credit facility entered into by our wholly-owned subsidiary Dakota Ingredients in April 2019.
Income Tax (Benefit) Expense
No income tax benefit for net operating losses incurred in the U.S. has been recorded due to uncertainty in realizing a benefit from these items. The provision for income taxes for the years ended December 31, 2020, 2019 and 2018 relate primarily to activity in foreign jurisdictions.
Results of Operations by Segment
The Company operates in two reportable segments: Ingredients and Fresh. The Ingredients segment delivers healthy food ingredients derived from soybean seeds, including meal and oil, and processed yellow peas. The Fresh segment is a grower, packer and distributor of year-round fresh produce located in the southeastern United States. Financial results associated with licensing arrangements that are not related to the Ingredients and Fresh segments and costs associated with centralized operations, including unallocated research and development expenses, are reported as Unallocated and Other.

Comparison for the Three Months and Six Months Ended June 30, 2021 and 2020
Segment Revenues
Segment revenues for the three and six month periods ended June 30, 2021 and 2020 are presented below:
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Revenues
Ingredients	$22,724	$17,819	$36,919	$29,554
Fresh	16,906	12,174	34,470	31,945
Unallocated and Other	62	1,035	105	1,115
Total Revenues	$39,692	$31,028	$71,494	$62,614
Ingredients revenues for the three and six months ended June 30, 2021 were $22.7 million and $36.9 million, respectively, which represents an increase of $4.9 million and $7.4 million, respectively, as compared to the same periods in 2020. The increase for both periods was predominantly driven by sales attributable to the commercial launch of our proprietary soybean oil and soybean meal, higher sales volumes and average selling prices of yellow peas, as partially offset by a lack of sales of barley in 2021. Lower sales of barley for the three and six months ended June 30, 2021 of $4.0 million and $8.5 million, respectively, as compared to the same period in 2020, were due to the sale of this business operation in October 2020.
Fresh revenues for the three and six months ended June 30, 2021 were $16.9 million and $34.5 million, respectively, which represents an increase of $4.7 million and $2.5 million, respectively, as compared to the same periods in 2020. The increase for both periods was primarily driven by higher sales volumes as partially offset by lower average selling prices. Lower average selling prices in our Fresh segment in 2021 were driven by higher regional and ex-US farm yields within the industry resulting in a higher supply versus demand.
Segment Profit
Adjusted EBITDA is a non-GAAP financial measure of performance. Among other financial metrics, our management reviews segment profit based upon Adjusted EBITDA. We calculate Adjusted EBITDA as earnings from continuing operations before net interest expense, income tax provision and depreciation and amortization, further adjusted to exclude stock-based compensation, and the impact of significant non-recurring items.
We believe that Adjusted EBITDA is useful in comparing our financial performance with the performance of other companies for the following reasons:
•
Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and interest expense, that can vary substantially from company to company depending upon their financing and capital structures, and the method by which assets were acquired; and

•
Adjusted EBITDA provides consistency and comparability with our past financial performance, and facilitates comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:
•
Although depreciation expense is a non-cash charge, the assets being depreciated may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•
Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring non-cash expense for our business and an important part of our compensation strategy;

•
Adjusted EBITDA excludes other material non-recurring items;

•
Adjusted EBITDA does not reflect: (1) recurring changes in, or cash requirements for, our working capital needs; (2) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (3) tax payments that may represent a reduction in cash available to us; and

•
the expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results.

Because of these limitations, Adjusted EBITDA should be considered along with other operating and financial performance measures presented in accordance with GAAP. Adjusted EBITDA for each of the three and six month periods ended June 30, 2021 and 2020, is presented below. A reconciliation of our consolidated loss from continuing operations to Adjusted EBITDA is also presented below.
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Adjusted EBITDA
Ingredients	$(6,409)	$(2,557)	$(13,197)	$(4,625)
Fresh	165	895	(172)	2,473
Unallocated and Other	(9,530)	(6,715)	(17,252)	(15,596)
Total Adjusted EBITDA	$(15,774)	$(8,377)	$(30,621)	$(17,748)
Adjustments to reconcile Consolidated Loss from Operations to Adjusted EBITDA
Consolidated loss from operations	$(24,609)	$(10,285)	$(44,900)	$(21,340)
Depreciation and amortization	2,839	1,632	5,430	3,029
Stock-based compensation	709	217	1,356	504
Non-recurring public company readiness costs	1,955	—	4,161	—
South America seed production costs	2,805	—	2,805	—
Other nonrecurring costs, including acquisition costs	527	59	527	59
Adjusted EBITDA	$(15,774)	$(8,377)	$(30,621)	$(17,748)
Ingredients Adjusted EBITDA was a loss of $6.4 million and $13.2 million for the three and six months ended June 30, 2021, respectively, which represents a decrease in segment profit of $3.9 million and $8.6 million, respectively, as compared to the same periods in 2020. The decrease was primarily driven by losses generated on the commercial launch of our proprietary soybean oil and soybean meal as higher average selling prices were more than offset by start-up and other operating costs associated with early-stage commercialization of these products, a lack of sales and gross profit on barley as driven by our sale of this business in October 2020, and higher research and development costs associated with products anticipated to be commercialized within this segment, if successful. Also, in the second quarter of 2021, we incurred $2.8 million of higher freight costs necessary to transport high protein soybean seed stock from South America to our US-based operations. These costs, which we do not believe to be recurring, were the result of us utilizing the South America growing season to prepare us for our US-based 2021 soybean harvest.
Fresh Adjusted EBITDA was a profit of $0.2 million for the three months ended June 30, 2021 and a loss of $0.2 million for the six months ended June 30, 2021, which represents a decrease of $0.7 million and $2.6 million, respectively, as compared to the same periods in 2020. This decrease was driven by lower average selling prices and higher operating expenses, including higher freight costs, as partially offset by higher sales volumes.

Comparison of the years ended December 31, 2020, 2019 and 2018
Segment Revenues
Segment revenues for the years ended December 31, 2020, 2019 and 2018, are presented below:
	Year Ended December 31,
(in thousands)	2020	2019	2018
Revenues
Ingredients	$58,566	$49,193	$709
Fresh	55,278	28,573	—
Unallocated and Other	504	1,757	3,560
Total Revenues	$114,348	$79,523	$4,269
Ingredients revenues for the year ended December 31, 2020 were $58.6 million, an increase of $9.4 million as compared to 2019. The increase was primarily driven by higher volumes of processed yellow pea and soybean seeds, higher licensing fees of intellectual property, partially offset by lower processed yellow pea prices and reduced barley sales driven by the sale of this business in October 2020. Ingredients revenues for the year ended December 31, 2019 were $49.2 million, an increase of $48.5 million. This increase was driven by twelve months of sales of processed yellow pea in 2019 as contrasted with 10 days in 2018 as the acquisition of Dakota Ingredients was completed on December 21, 2018. Also contributing to the increase in revenues in 2019 was the benefit of eleven months of sales of soybean seeds and soybean licensing fees related to an acquisition completed on February 7, 2019.
Fresh revenues for the year ended December 31, 2020 were $55.3 million, an increase of $26.7 million. The increase was primarily driven by twelve months of sales recognized in 2020 as contrasted with seven months of sales in 2019 as the acquisition of J&J Family of Farms was completed on May 31, 2019. Fresh revenues for the year ended December 31, 2019 were $28.6 million as compared to zero for the same period in 2018. This increase was due to the start-up of these business operations in 2019 upon the acquisition of J&J Family of Farms on May 31, 2019.
Segment Profit
Adjusted EBITDA for each of the years ended December 31, 2020, 2019 and 2018, is presented below. A reconciliation of our consolidated loss from continuing operations to Adjusted EBITDA for the years ended December 31, 2020, 2019 and 2018, is also presented below.
	Year Ended December 31,
(in thousands)	2020	2019	2018
Adjusted EBITDA
Ingredients	$(7,999)	$2,239	$15
Fresh	218	(1,253)	—
Unallocated and Other	(38,690)	(36,247)	(17,508)
Total Adjusted EBITDA	$(46,471)	$(35,261)	$(17,493)
Adjustments to reconcile consolidated loss from operations to Adjusted EBITDA
Consolidated loss from operations	$(59,817)	$(43,705)	$(18,939)
Depreciation and amortization	7,504	3,790	707
Stock-based compensation	1,010	644	213
Impairment of goodwill	4,832	—	—
Acquisition related costs	—	4,010	526
Total Adjusted EBITDA.	$(46,471)	$(35,261)	$(17,493)

Ingredients Adjusted EBITDA was a loss of $8.0 million for the year ended December 31, 2020, a decrease of $10.2 million. This decrease was driven by higher volumes of processed yellow pea sales offset by higher cost of yellow peas, higher operating costs and a higher research and development costs associated with products anticipated to be commercialized within this segment Ingredients Adjusted EBITDA was $2.2 million for the year ended December 31, 2019, an increase of $2.2 million. This increase was driven by twelve months of operations associated with sales of processed yellow pea in 2019 as compared to 10 days in 2018 as the acquisition of Dakota Ingredients was completed on December 21, 2018.
Fresh Adjusted EBITDA was $0.2 million for the year ended December 31, 2020, an increase in profitability of $1.5 million. This increase was driven by twelve months of sales recognized in 2020 as contrasted with seven months of sales in 2019 as the acquisition of J&J Family of Farms was completed on May 31, 2019. Fresh Adjusted EBITDA for the year ended December 31, 2019 was a loss of $1.3 million as compared to zero for the same period in 2018. This increase was due to the commencement of the business operations of the Fresh segment in 2019 upon the acquisition of J&J Family of Farms on May 31, 2019.
Liquidity and Capital Resources
Liquidity describes the ability of us to generate sufficient cash flows to meet the cash requirements of our business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our ability to access cash flows from operations, marketable securities and available credit facilities and their sufficiency to fund our operating, investing and financing activities. To meet our payment service obligations, we must have sufficient highly liquid assets and be able to move funds on a timely basis.
To date, the Company has been funded primarily by equity and debt financings, including the issuance of redeemable convertible preferred stock and term debt, as well as the use of a revolving line of credit, which is subject to renewal in September 2021. Our principal sources of liquidity at June 30, 2021 were our cash and marketable securities, which total $42.6 million and access to a revolving credit facility of up to $6.0 million, as capped by a defined borrowing base that could result in availability that is less than this amount. As of June 30, 2021, our commitments include term debt and notes payable outstanding of $28.9 million, an outstanding revolver balance of $3.0 million, lease liabilities of $35.6 million, capital expenditures associated with expansion of farming and R&D operations, to be completed in 2021, within our Fresh segment, capital expenditures associated with the construction of a crop accelerator facility to be used in the development of our products, also to be completed in 2021, and operating costs supporting the sale of products, R&D, and selling, general and administrative expenses. For the six months ended June 30, 2021, we incurred a net loss of $49.8 million and had negative cash flows from operating activities of $47.3 million and violated certain financial covenants under our term debt agreement, which were subsequently waived. In the absence of the Company obtaining additional funding of either equity or debt, there is substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements are available to be issued.
Upon consummation of the merger and the closing of the PIPE Investment, and as a partial use of proceeds, we plan to repay our existing term debt, any outstanding amount on our revolving line of credit, and our notes payable. In conjunction with this early extinguishment, we expect to incur prepayment penalties estimated at $3.4 million. After the repayment of these debt agreements, it is expected that our cash and cash equivalents will increase an estimated $144 million, assuming maximum stockholder redemptions of all 40.3 million STPC public shares, or approximately $546 million, assuming no redemptions, and, in each case, including $225 million in gross proceeds from the PIPE Investment by the PIPE Investors. Total direct and incremental transaction costs of STPC and Benson Hill are estimated at approximately $50.0 million, including the payment of deferred underwriting and other transaction fees of $14.1 million associated with STPC’s IPO. Underwriting and other transaction fees associated with the merger are estimated at $35.9 million, of which $28.9 million will be treated as a reduction from New Benson Hill’s additional paid-in capital and $7.0 million will be expensed. See the section entitled “Unaudited Pro Forma Combined Financial Information.”
Our business prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the early stages of commercial operations. Certain of our existing debt financings require our wholly-owned subsidiary, Dakota Ingredients, to comply with financial covenants that will likely require financial support from Benson Hill to remain in compliance with the financial covenants during 2021 and 2022. See Note 11 — Debt to the unaudited condensed consolidated financial statements as of June 30, 2021 for further discussion. Further, these same debt financings currently require Benson Hill to maintain a minimum cash balance. If we are unable to complete the merger and repay these debt financings or if we breach these covenants, the holder of the debt may declare all amounts immediately due and payable. If the covenants are breached, we plan to attempt to secure a waiver of the covenants or an amendment that modifies the covenants but there are no assurances that we will be able to comply with our future covenants without such a waiver or that we will be successful in obtaining a waiver or an amendment during 2021.
The attainment of profitable operations is also dependent upon future events, including obtaining adequate financing to complete and commercialize our research and development activities, obtaining adequate grower relationships, building our customer base, successfully executing our business and marketing strategy and hiring appropriate personnel. Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, maintain existing debt arrangements, consummate the merger or secure additional funding may require us to modify, delay, or abandon some of our planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on our business, operating results, financial condition, and ability to achieve our intended business objectives.
The Company could potentially use its available financial resources sooner than it currently expects and may need to incur additional indebtedness to meet future financing needs. The merger agreement currently restricts our ability to incur additional indebtedness without the written consent of STPC (which may not be unreasonably withheld, conditioned or delayed) until the closing of the merger. If consented to by STPC, adequate additional funding may not be available to the Company on acceptable terms or at all. In addition, although the Company anticipates being able to obtain additional financing through non-dilutive means, it may be unable to do so. The Company’s failure to raise capital as and when needed could have significant negative consequences for our business, financial condition and results of consolidated operations. The Company’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors — Risks Related to Benson Hill's Business and Industry.”
Summary of Cash Flows
A summary of the Company’s cash flows from operating, investing and financing activities is presented in the following table:
	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Statement of Cash Flows Data:
Net cash used in operating activities	$(47,257)	$(22,528)	$(52,678)	$(44,353)	$(13,363)
Net cash provided by (used in) investing activities	49,324	3,006	(100,672)	(4,546)	(48,615)
Net cash provided by financing activities	1,183	22,867	160,703	48,547	63,681
Effect of exchange rate changes on cash	(1)	(243)	(226)	(21)	(91)
Net increase in cash and cash equivalents	3,249	3,102	7,127	(373)	1,612
Cash and cash equivalents, beginning of period	9,743	2,616	2,616	2,989	1,377
Cash and cash equivalents, end of period	$12,992	$5,718	$9,743	$2,616	$2,989
Net Cash Used in Operating Activities
Net cash used in operating activities was $47.3 million for the six months ended June 30, 2021, an increase of $24.7 million as compared to the same period in 2020. This increased use of cash was driven by a higher net loss of $24.9 million, as partially offset by higher non-cash charges of $4.0 million, and a higher use of working capital of $3.8 million. A higher use of working capital was primarily driven by higher inventory and accounts receivable balances, driven predominantly by our Ingredients segment, and lower accounts payable and accrued liabilities, as partially offset by lower prepaid expenses and other current assets. The increase in non-cash charges were primarily comprised of higher depreciation and amortization, higher share-based compensation expense, driven by higher tangible and intangible assets, and a mark-to-market expense of our preferred stock warrant.
Net cash used in operating activities was $52.7 million for the year ended December 31, 2020, an increase of $8.3 million as compared to 2019. This increased use of cash was driven by an increase in our net loss of $23.2 million, as partially offset by higher non-cash charges of $12.2 million and a lower use of working capital of $2.5 million. The increase in non-cash charges were primarily comprised of higher depreciation and amortization, as driven by higher tangible and intangible assets, impairment of goodwill, amortization of financing fees, and a mark-to-market of our preferred stock warrant. A lower utilization of working capital was primarily driven by higher accounts payable and accrued liabilities.
Net cash used in operating activities was $44.4 million for the year ended December 31, 2019, an increase of $31.0 million as compared to 2018. This increased use of cash was driven by an increase in our net loss of $25.8 million and in increase in use of working capital of $9.0 million as partially offset by higher non-cash charges of $3.8 million. The increase in use of working capital was primarily due to lower deferred revenue on licensing agreements and higher accounts receivable and inventories associated with our Ingredients segment. The increase in non-cash charges were primarily comprised of higher depreciation and amortization on tangible and intangible assets.
Net Cash Provided by (Used in) Investing Activities
Net cash provided by investing activities was $49.3 million for the six months ended June 30, 2021, an increase of $46.3 million as compared to the same period in 2020. This increase was driven by the corresponding net decrease in marketable securities (maturities and sales of marketable securities less purchases of marketable securities) of $70.5 million in 2021, as compared to $8.1 million in the same period of 2020, and higher capital expenditures of $16.0 million. Higher capital expenditures in 2021 were primarily due to the purchase of land and construction costs incurred toward the expansion of farm operations in Vero Beach, Florida in our Fresh segment. The total projected cost of this project, to be completed in the fourth quarter of 2021, is expected to be in the range of $26.0 million to $27.0 million.
Net cash used in investing activities was $100.7 million for the year ended December 31, 2020, an increase of $96.1 million as compared to the year ended December 31, 2019. This increase was driven by the net increase in marketable securities (purchases of marketable securities less maturities and sales of marketable securities) of $92.5 million in 2020, as compared to net liquidation in marketable securities (maturities and sales of marketable securities less purchase of marketable securities) of $29.1 million in 2019, and higher capital expenditures of $3.0 million, as partially offset by proceeds from the divestiture of certain assets of $1.7 million as compared to payments in connection with business acquisitions in 2019 of $26.8 million. Higher capital expenditures in 2020 were primarily due to equipment and other build out costs associated with our corporate headquarters, which we took possession of in July 2020. The lower use of cash on business acquisitions are due to the completion of the purchase of two businesses in 2019 as compared to the divestiture of our Barley business in October 2020.
Net cash used in investing activities was $4.5 million for the year ended December 31, 2019, a decrease of $44.1 million as compared to the year ended December 31, 2018. This decrease was driven by the net liquidation of marketable securities of $29.1 million in 2019, as compared to the net increase of marketable securities of $24.9 million in 2018, as partially offset by higher capital expenditures of $5.8 million and a higher use of cash on business acquisitions of $4.1 million. The higher capital expenditures in 2019 were primarily due to the expansion of capacity of yellow pea processing in our Ingredients segment.
Net Cash Provided by Financing Activities
Net cash provided by financing activities was $1.2 million for the six months ended June 30, 2021, a decrease of $21.7 million as compared to the same period in 2020. In the six months ended June 30, 2021, no term debt was issued, as compared to new term debt with net proceeds of $24.1 million for the same period in 2020. Net borrowings under our revolving line of credit increased $3.2 million, as compared to the same period in 2020. For the six months ended June 30, 2021, we made payments of $0.3 million in capitalized offering costs associated with our anticipated merger with STPC.
Net cash provided by financing activities was $160.7 million for the year ended December 31, 2020, an increase of $112.2 million as compared to the year ended December 31, 2019. The increase was primarily driven by higher proceeds from the issuance of $121.9 million Benson Hill Preferred Stock, and higher borrowings of debt of $9.2 million as partially offset by higher payments on our term and revolving debt, net of revolver borrowings, of $11.1 million and the retirement of preferred stock of $7.8 million.
Net cash provided by financing activities was $48.6 million for the year ended December 31, 2019, a decrease of $15.1 million as compared to the year ended December 31, 2018. The decrease was driven by lower proceeds from the issuance of $32.3 million Benson Hill Preferred Stock as partially offset by higher borrowings of debt of $15.3 million and higher payments on our term and revolving debt, net of revolver borrowings, of $1.9 million.
Contractual Obligations
The following table summarizes our contractual obligations as of June 30, 2021 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:
(in thousands) Contractual obligations	Payments Due by Period
	Total	<1 Year	1-3 Years	3-5 Years	>5 Years
Principal payments on debt	$30,913	$7,767	$23,087	$59	$—
Interest payments on debt	4,842	2,520	2,312	10	—
Operating leases	2,526	1,195	942	334	55
Financing leases	50,656	6,692	9,808	20,872	13,284
Forward purchase obligations	43,695	40,744	2,951	—	—
The table excludes approximately $88 million of legally binding minimum lease payments for our Crop Accelerator lease which has been signed, but not commenced. The lease is expected to commence in the fourth quarter of 2021 and has a 20 year lease term.
Off-Balance Sheet Arrangements
The Company has not entered into off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Critical Accounting Policies and Estimates
Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements included elsewhere in this prospectus. The preparation of our consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates.
Our critical accounting policies are those that materially affect our consolidated financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our consolidated financial statements. We believe that the critical accounting policies listed below involve the most difficult management decisions because they require the use of significant estimates and assumptions as described above.
See Note 2 — Summary of Significant Accounting Policies to our audited financial statements included elsewhere in this prospectus for more information.
Revenue Recognition
We generate revenue from product sales, licensing fees associated with our proprietary technology platform and/or our intellectual property, and commissions earned on product sales.

Product Sales
We recognize revenue on product sales, consisting primarily of harvested produce, processed yellow pea, barley, soybeans, and soybean meal and oil, at the point in time when obligations under the terms of a contract with the customer are satisfied. This generally occurs at the time of transfer of control of the product. In reaching this conclusion, the Company considers several control indicators of the timing of the transfer of control, including significant risks and rewards of ownership, physical possession, and the Company’s right to receive payment. Shipping and handling costs related to contracts with customers for product sales are accounted for as a fulfillment activity and not as a separate performance obligation to customers.
In addition to selling our own farmed produce, we enter into consignment arrangements with produce growers and packers located outside of the U.S. and growers of certain perishable products in the U.S. Within these arrangements, the Company is acting as an agent and earns a stated commission and as such revenue is reported on a net basis representing the commissions earned in the Company’s consolidated statement of operations. For certain of these transactions, the Company is responsible for shipping and handling activities. When that is the case, revenue is recognized for those services as performed.
Sales, use, value-added, and other excise taxes are excluded from the measurement of the transaction price. We generally do not allow a right of return.
Software as a Service (“SAAS”)
We enter into contractual arrangements, which provide access to our proprietary platform CropOS®. CropOS® is designed to facilitate the accessibility and actionability of certain data, machine learning and artificial intelligence techniques to enable predictive breeding.
Customers have access to this data and functionality, but not access to any of Benson Hill’s propriety patents or other intellectual property. Customers typically pay for this service with an annual subscription and the Company recognizes revenue under SAAS contracts on a straight-line basis over the term of the contract.
Research Licenses
We enter into contractual arrangements, which provide customers the right to use our proprietary intellectual property and/or patents under a research license for a specific period of time. Customers receive all intellectual property and “know how” at the start of the contract and may perform all desired research to incorporate Benson Hill’s intellectual property into potential new strains and breeds of germplasm. Contracts provide for up-front payments as well as milestone payments and royalties based on commercial sales involving the licensed technology at some point in the future when, and if, commercialization occurs. These contracts are considered functional licenses and revenue is recorded at the inception of the contract for the amount the customer is contractually obligated to pay and for which collectability is probable.
For the three and six months ended June 30, 2021 and 2020, and for the years ended December 31, 2020, 2019 and 2018, commercialization had not occurred nor was probable and therefore no revenue was recognized for these periods.
Stock-Based Compensation
The Company recognizes in its Consolidated Statements of Operations and Comprehensive Loss the grant-date fair value of stock options issued to employees and directors. The Company’s options are subject only to service-based vesting conditions. Stock-based compensation expense is recognized on a straight-line basis over the associated service period of the award, which is generally the vesting term. The Company recognizes forfeitures of awards as they occur.
The Company estimates the fair value of its stock option awards using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the fair value of the Company’s common stock, expected term, expected volatility, risk-free interest rate and expected dividends.
Fair Value of Common Stock — Historically, as there has been no public market for the Company’s common stock, the fair value of its common stock was determined by the board of directors based in part on valuations of the common stock prepared by a third-party valuation firm.

Expected Term — The expected term of the options represents the average period the stock options are expected to remain outstanding. As the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior, the expected term of options granted is derived from the average midpoint between the weighted average vesting and the contractual term, also known as the simplified method.
Expected Volatility — Since the Company is not a public company and does not have any trading history for its common stock, the expected volatility is based on the historical volatilities of the common stock of comparable publicly traded companies.
Risk-Free Interest Rate — The risk-free interest rate is based on the yield of zero-coupon U.S. Treasury notes as of the grant date with maturities commensurate with the expected term of the awards.
Expected Dividends — The expected dividends assumption is based on the expectation of not paying dividends in the foreseeable future; therefore, the Company used an expected dividend yield of zero.
The grant date fair value for the Company’s stock options granted in the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, were based on the following assumptions used within the Black-Scholes option pricing model:
	2021	2020
Expected term	6.1 years	6.2 years
Risk-free interest rate	0.7%	1.0%
Expected volatility	63%	58%
Expected dividend yield	0%	0%
Assumptions used in applying the Black-Scholes option-pricing model to determine the estimated fair value of stock options granted involve inherent uncertainties and the application of judgment. As a result, if factors or expected outcomes change and significantly different assumptions or estimates are used, the Company’s equity-based compensation could be materially different.
Impairment of Goodwill and Intangible Assets
Goodwill, arising from a business combination as the excess of purchase price and related costs over the fair value of identifiable assets acquired and liabilities assumed is not amortized and is subject to an annual impairment test as of December 1, unless events indicate an interim test is required. In performing this impairment test, management will first qualitatively assess indicators of a reporting unit’s fair value. If after completing the qualitative assessment, management believes it is likely that a reporting unit is impaired, a discounted cash flow analysis is prepared to estimate the fair value of the reporting unit.
Critical estimates in the determination of the fair value of each reporting unit include, but are not limited to, future expected cash flows based on estimates of future sales volumes, sales prices, production costs, and discount rates. These estimates generally constitute unobservable Level 3 inputs under the fair value hierarchy. An adjustment to goodwill will be recorded for any goodwill that is determined to be impaired. Impairment of goodwill is measured as the excess of the carrying amount of goodwill over the fair value of the reporting unit.
Intangible assets consist primarily of customer relationships, trade names, employment agreements, technology licenses, and in-process research and development (IPRD). Intangible assets are valued based on the income approach which utilizes discounted cash flows. These estimates generally constitute Level 3 inputs under the fair value hierarchy.
Acquired IPRD, consisting of seed germplasm, is considered an indefinite-lived intangible asset until the abandonment or completion of the associated research and development efforts. If abandoned, or our projections regarding the costs to complete the research and future revenues and cash flows require adverse revisions, the assets would be impaired. If the activities are completed, a determination is made regarding the useful lives of such assets and methods of amortization.

Similar to goodwill, indefinite lived intangible assets are subject to an annual impairment test as of December 1, unless events indicate an interim test is required.
In conjunction with business acquisitions, we obtain trade names, enter into employment agreements, and gain access to the distribution channels and customer relationships of the acquired companies. Trade names are amortized over their estimated useful life, which is generally ten years. Employment agreements are being amortized over the contractual period, which is two years. Customer relationships are expected to provide economic benefits to the Company over the estimated life of the relationship, which is generally 15 years, and are amortized on a straight-line basis. The amortization period of customer relationships represents management’s best estimate of the expected usage or consumption of the economic benefits of the acquired assets, which is based on our historical experience of customer attrition rates.
Definite lived intangible assets are reviewed for impairment, at the asset group level, whenever, in management’s judgement, impairment indicators are present. At a minimum, we assess all definite lived intangible assets annually for indicators of impairment. When indicators of impairment are presents, such an assessment involves estimating undiscounted cash flows over the remaining useful life of the intangible. If the review indicates that undiscounted cash flows are less than the carrying value of the intangible asset, the asset group is written down to fair value, and any impairment is assigned to the asset in the asset group in accordance with the applicable guidance, and a corresponding impairment is recognized in the consolidated statement of operations and comprehensive loss.
Derivatives
The Company has master netting agreements with its counterparties which allow for the settlement of contracts in an asset position with contracts in a liability position in the event of default or termination. Further, all of the Company’s derivative contracts are centrally cleared and therefore are cash-settled on a daily basis which results in the derivative contracts having a fair value that approximates zero on a daily basis.
The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and on the type of hedging relationship. All of the Company’s derivatives have not been designated as hedging instruments, and as such, changes in fair value of these derivatives are recognized in earnings immediately.
The Company’s soybean positions are designed to hedge risk related to inventory purchases therefore the gains and losses on soybean instruments are recorded in cost of sales in the consolidated statements of operations. The Company’s oil positions are designed to hedge risk related to sales transactions therefore the gains and losses on oil instruments are recorded in revenues in the consolidated statements of operations.
The Company classifies the cash effects of its derivatives within the “Cash Flows From Operating Activities” section of the condensed consolidated statements of cash flows.
Convertible Preferred Stock Warrant Liability
We evaluate whether our warrants for shares of convertible redeemable preferred stock are freestanding financial instruments that obligate us to redeem the underlying preferred stock at some point in the future and determined that each of our outstanding warrants for convertible preferred stock are liability classified. The warrants are subject to re-measurement at each balance sheet date, and any change in fair value is recognized in the change in fair value of warrants and embedded derivatives in the consolidated statements of operations. We will continue to remeasure the warrants until the earlier of the exercise or expiration, the completion of a deemed liquidation event, the conversion of convertible preferred stock into common stock, or until holders of the convertible preferred stock can no longer trigger a deemed liquidation event. On expiration, the convertible preferred stock warrants will automatically net exercise, unless the warrant holder provides written notice that it does not wish to exercise its warrants. Upon exercise, the related convertible preferred stock warrant liability will be reclassified to convertible preferred stock.
We estimate the fair value of these liabilities based on a Monte Carlo simulation that values the warrants using a probability weighted discounted cash flow model. Generally, increases or decrease in the fair value of the underlying convertible preferred stock would result in a directionally similar impact in the fair value measurement of the associated warrant liability.

Income Tax Valuation Allowances
The determination of the income tax valuation allowances requires us to use judgements and assumptions that may have a material impact on our consolidated financial statements, especially at the early stage of commercialization. We provide deferred taxes for deductible and taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when we believe it is more likely than not that some portion or all the deferred tax assets will not be realized. Because we generate losses currently, a full valuation allowance is recorded against our net deferred tax assets, as we believe it is more likely than not that some portion or all the deferred tax assets will not be realized. If we were to generate cumulative profits, the valuation allowance may change.
Recent Accounting Guidance
From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations under adoption. See Note 2 — Summary of Significant Accounting Policies to the accompanying unaudited condensed consolidated financial statements of the Company included elsewhere in this prospectus for more information about recent accounting pronouncements, the timing of their adoption and the Company’s assessment, to the extent the Company has made one, of their potential impact on the Company’s financial condition and results of operations.
Quantitative and Qualitative Disclosures about Market Risk
Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in inflation, exchange rates or interest rates. We do not hold financial instruments for trading purposes.
Foreign Currency Exchange Risk
Our expenses are generally denominated in U.S. dollars. However, we have foreign currency risks related to operating expenses denominated in Canadian dollars and Brazilian reals and intercompany loans denominated in Brazilian reals. We have entered into a limited number of operation support contracts with vendors with payments denominated in foreign currencies. We are subject to foreign currency transaction gains or losses on our contracts denominated in foreign currencies. To date, foreign currency transaction gains and losses have not been material to our financial statements.
Although unfavorable changes in foreign exchange rates versus the U.S. dollar could adversely affect our consolidated statement of operations, we do not believe that an immediate 10% increase or decrease in the relative value of the U.S. dollar to other currencies would have a material effect on operating results or financial condition. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future.
Interest Rate Risk
Interest rate risk is the risk that the value or yield of fixed-income investments may decline if interest rates change. Fluctuations in interest rates may impact the level of interest expense recorded on outstanding borrowings. In addition, our notes payable, financing obligations bear interest at a fixed rate and are not publicly traded. Therefore, fair value of our notes payable, financing obligations and interest expense is not materially affected by changes in the market interest rates. We do not enter into derivative financial instruments, including interest rate swaps, for hedging or speculative purposes.

Credit Risk
Credit risk with respect to accounts receivable is generally not significant due to a limited carrying balance of receivables. We routinely assess the creditworthiness of our customers. We generally have not experienced any material losses related to receivables from individual customers, or groups of customers for the six months ended June 30, 2021 and 2020, and for the years ended December 31, 2020, 2019 and 2018. We do not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in our accounts receivable.

MANAGEMENT
References in this section to “we,” “our,” “us,” “Benson Hill” and the “Company” generally refer to Benson Hill, Inc. and its consolidated subsidiaries prior to the merger and New Benson Hill and its consolidated subsidiaries after giving effect to the merger.
Management and Board of Directors
STPC and Benson Hill anticipate that the current executive officers and directors of Benson Hill will become the executive officers and directors of New Benson Hill. The following persons are expected to serve as New Benson Hill’s executive officers and directors following the merger. For biographical information concerning the executive officers and directors, see below.
Name	Age	Position
Matthew Crisp	38	Chief Executive Officer and Director
DeAnn Brunts	59	Chief Financial Officer and Director
Yevgeny Fundler	52	Chief Legal Officer and Corporate Secretary
Jason Bull	54	Chief Technology Officer
Bruce Bennett	50	President, Ingredients
Daniel Jacobi	66	Chairman
J. Stephan Dolezalek	65	Director
Adrienne Elsner	58	Director
David Lee	49	Director
Craig Rohr	38	Director
Andrew Wheeler	42	Director
Linda Whitley-Taylor	57	Director
Executive Officers
Matthew Crisp is Chief Executive Officer and Director for Benson Hill. Mr. Crisp has a background as an entrepreneur and as a venture capitalist working with and within biotechnology and other technology-driven companies. Prior to co-founding Benson Hill in 2012, he was the founding President of the Agricultural Biotechnology Division and Senior Vice President at Intrexon Corporation, a synthetic biology company. In addition to launching the company’s agbiotech efforts, Mr. Crisp worked with Intrexon for more than five years, serving in multiple executive roles and on its Board of Directors. Prior to joining Intrexon, Mr. Crisp was a Managing Director at Third Security, LLC, a venture capital firm, where he focused on corporate development, worked closely with private and public companies in the life science and technology sectors, and led the firm’s West Coast operations. Mr. Crisp also co-founded Edison Agrosciences, Inc., an agricultural biotechnology company primarily focused on the development of alternative rubber crops, where he remains Chairman of its Board of Directors. He holds a bachelor of business administration in finance from Radford University, where he formerly served on its Board of Visitors, and as Chairman of the Radford University Foundation, Inc. Board of Directors. Mr. Crisp was selected to serve on our Board because of his extensive knowledge of our company and his experience founding and leading technology-based companies.
DeAnn Brunts is Chief Financial Officer and Director for Benson Hill, serving as such since January 2021 and November 2020, respectively. During 2020, Ms. Brunts provided financial, accounting, capital structure and leadership consulting services to private equity backed companies. She served for three years commencing January 2017 as chief financial officer of Solaray, LLC, a privately held full service category management and merchandising services provider of general merchandise to a variety of retailers, including over 40,000 convenience stores. Ms. Brunts also served as the chief financial officer of Transworld Systems, Inc., a privately held debt collection agency, from 2015 to 2016, Maverik, Inc., a privately held convenience/gas/fresh food store chain, from 2012 to 2014, Rocky Mountain Foods, Inc., a privately held food manufacturer and distributor, from 2011 to 2012 and Merlin-International, a privately held information technology company, in 2010. Prior to that, Ms. Brunts served in several roles at Tatum LLC, a privately held executive and consulting services company specializing in finance, accounting and technology services, from 2006 to 2009, most recently as the central region managing partner of Tatum. Ms. Brunts also held various positions at PricewaterhouseCoopers from 1985 to 1999, including transaction services and audit partner. Ms. Brunts previously served as chair of the audit committee of the Women’s Foundation of Colorado and as a director and audit committee chair for Springboard to Learning. She is currently a director of B&G Foods, Inc. (NYSE: BGS). She received an MBA in finance and operations management from The Wharton School and BSBA in accounting from the University of Missouri in St. Louis. Ms. Brunts was selected to serve on our Board because of her public company expertise and qualification as a financial expert.
Yevgeny Fundler has been Chief Legal Officer and Corporate Secretary for Benson Hill since May 2021. From March 2014 to January 2021, he served as Senior Vice President, General Counsel and Secretary of AITX (formerly known as American Railcar Industries Inc.), a leading solutions-provider of railcar leasing and repair servies, managing a fleet of tank and covered hopper railcars across the United States. Mr. Fundler served as Vice President, General Counsel of WestPoint Home LLC, a company in the business of manufacturing, licensing and distributing various home textile products and brands with an international manufacturing base in Bahrain and a multinational sourcing operation, from March 2010 until February 2014. From September 2006 through February 2010, Mr. Fundler served as Assistant General Counsel of Icahn Enterprises L.P. (NASDAQ: IEP), a diversified holding company engaged in investment, energy, automotive, food packing, metals, real estate and home fashion. From March 2000 to September 2006, Mr. Fundler served as Counsel with Icahn Associates and affiliates. Prior to Icahn Associates, Mr. Fundler worked for Gordon Altman Weitzen Shalov & Wein, a law firm representing the interests of various corporate and institutional clients in a broad range of corporate, mergers and acquisitions and other commercial transactions. Prior to joining the corporate group at Gordon Altman Weitzen Shalov & Wein, Mr. Fundler had his own law practice in Silicon Valley and San Francisco, with an emphasis on representing start-up entrepreneurs. Mr. Fundler earned a Bachelor of Arts in International Business from San Diego State University and a Juris Doctor from University of California Hastings College of the Law.
Jason Bull, Ph.D., has been Chief Technology Officer for Benson Hill since 2020. In his role as Chief Technology Officer, Mr. Bull leads the company’s combined research and development and data science capabilities across predictive breeding, genomics, product discovery, big data engineering and software development. Mr. Bull has over 20 years of industry experience unlocking synergies between biology and data science for multiple industries. Prior to joining Benson Hill, he co-founded and served as VP, Strategy & Machine Learning at Object Computing, Inc. (OCI), and founded a machine learning strategic impact business leveraged by multiple Fortune 500 companies spanning a diverse set of industries. Prior to OCI, Mr. Bull spent twenty years with Bayer (Monsanto), most recently as its Vice President R&D of (Global Digital Seed Science), where he delivered a digital advisory platform. Prior, Mr. Bull served as Vice President R&D (Global Trait & Field Solutions), leading trait introgression into the global product lineup and global research and development intellectual property, where he spearheaded the seminal introduction of predictive technologies and their application to the research and development pipeline. Mr. Bull has been granted 30 patents in digital agriculture, molecular breeding and robotic seed chipping. He has also authored 15 publications on the optimization of breeding and production systems. He earned his Ph.D. in quantitative genetics and biometrics and a BA in agricultural sciences (Honors) in quantitative genetics and analytics from the University of Queensland in Australia.
Bruce Bennett has been President, Ingredients for Benson Hill since July 2021. Prior to joining Benson Hill, Mr. Bennett worked as the Vice President Strategic Sourcing at McClement Management Group where he was responsible for managing spend across baked goods, dairy, coatings and seasonings and condiments for one of the largest quick service restaurants in the United States. From 1999 to 2018, Mr. Bennett worked at various roles at Archer Daniels Midland, including, most recently, President Global Proteins where he led the division tasked with commercializing next generation proteins and implementing growth initiatives for soy and peas protein, edible beans and powders, ancient grains and gluten-free and organic flours. While at Archer Daniels Midland, Mr. Bennett also worked as President, Specialty Ingredients, Vice President, Foods and Wellness, General Manager, Soy Proteins, as well as in various sales positions domestically and internationally. During his time there, Mr. Bennett led efforts to expand Archer Daniels Midland’s geographic footprint, broaden its portfolio into complementary and adjacent products, and commercialize next-generation protein ingredients. Mr. Bennett holds a B.A. from Illinois Wesleyan University and a wide variety of professional certifications.
Non-Employee Directors
Daniel Jacobi is an attorney and experienced international agriculture business leader who has worked with farmers, government officials, NGO’s, and dedicated colleagues around the world in the pursuit of a safe, reliable, and affordable food supply for a world of 9 billion people by the year 2050. From 1998 into 2014, Mr. Jacobi worked with DuPont Pioneer, in roles including General Counsel of Pioneer Hi-Bred, Associate General Counsel for DuPont Ag & Nutrition, and finally, as Senior Vice President, responsible for Pioneer’s businesses in Asia, Europe, and Africa. During his career at DuPont Pioneer, Mr. Jacobi focused on complex technology licensing arrangements among large and small seed and biotech companies and on agricultural productivity in the developing world, Prior to joining Pioneer, Mr. Jacobi served as General Counsel of the Wittern Group, in Clive, Iowa for 7 years. Since his retirement from Pioneer, Dan has represented select ag-related businesses, and in addition to serving as Chair of the Board of Directors of Benson Hill, serves on the Advisory Board of the Riley Energy Group. Mr. Jacobi earned his BA and JD from Drake University, in Des Moines, Iowa, and since 2006, has served his alma mater as a member of the Drake Board of Trustees. Mr. Jacobi was selected to serve on our Board because of his experience with legal support for a global seed company, including intellectual property protection strategies, biotech and germplasm in- and out-licensing, domestic and international regulatory matters, as well as all aspects of commercial operations.
J. Stephan Dolezalek is currently an Executive Director of the Wheatsheaf Group, LLC, a private investment arm of the Grosvenor Estate - the family office of the Grosvenor family. Wheatsheaf operates, invests in and helps to develop businesses in the food and agriculture sectors with one of the largest investment teams in the ag-tech venture investment space. From 2018 to 2019 Mr. Dolezalek served as a non-Executive Director of Wheatsheaf. Since 2019 he has also served as Chairman of the Board of Directors for Aerofarms, a controlled indoor agriculture company. From 2016 to 2018, Mr. Dolezalek served as Senior Adviser with respect to the formation of Breakthrough Energy Ventures, an entity formed by the family investment office of Bill Gates. From 1999 until 2017, Mr. Dolezalek served as a Managing Director of VantagePoint Capital Partners, a private equity firm managing a series of private equity funds. In addition, Mr. Dolezalek is also the founder of Resourcient Group, LLC and currently serves as its Managing Partner. He has co-founded three companies and been a board member of numerous venture-backed and publicly traded companies. He holds a J.D. degree from the University of Virginia School of Law and a bachelor’s degree in city planning from the University of Virginia School of Architecture. Mr. Dolezalek was selected to serve on our Board because of he is a highly experienced investor, entrepreneur, board member and counsel across the high technology aspects of agriculture, clean energy, biotechnology, communications and software.
Adrienne (Deanie) Elsner currently serves as President, Chief Executive Officer and Director of Charlotte’s Web Holdings, Inc. (OTC: CWBHF), a leader in hemp-derived CBD extract products. From 2015 to 2018, she served as President U.S. Snacks of Kellogg Company, a manufacturer and marketer of convenience foods. From 1992 to 2015, Ms. Elsner served in a number of increasingly senior positions, including Executive Vice President, Chief Marketing Officer with Kraft Foods, Inc., a multinational food and beverage and confectionary conglomerate. She has served on the board of the Ad Council as well as the Museum of Science and Industry in Chicago. Ms. Elsner was recognized as being among the Forbes 50 Most Influential Global CMOs in 2014. Ms. Elsner is currently a director of Owens Corning, Inc. (NYSE: OC) and Charlotte’s Web Holdings, Inc. (OTC: CWBHF). She received an MBA in finance and marketing from the University of Chicago and a Bachelor of Science in business from the University of Arizona. Ms. Elsner brings to the board, among other skills and qualifications, experience in business, marketing and product innovation. Ms. Elsner has experience as CEO of a public company and leading sizeable domestic and international business units of large public companies. Her leadership roles at Charlotte’s Web, Kellogg Company and Kraft Foods enable Ms. Elsner to make contributions to our board in the areas of management, business strategy, strategic marketing, finance and innovation.
David Lee currently serves as President and Director of AppHarvest, Inc. (NASDAQ: APPH, APPHW), a leading AgTech company building some of the country’s largest indoor farms and combining conventional agriculture techniques with cutting-edge technology to grow affordable, nutritious fruits and vegetables at scale. From December 2015 to January 2021, Mr. Lee served as the Chief Financial Officer of Impossible Foods Inc. From December 2015 to March 2019, Mr. Lee also served as the Chief Operating Officer of Impossible Foods Inc. From 2014 to December 2015, Mr. Lee served as the Chief Financial Officer of Zynga Inc. (NASDAQ: ZNGA). Mr. Lee is currently on the board of directors of Crew, a Greylock and Sequoia-backed technology startup empowering front-line mobile workers with software to connect them to each other and employees, and AppHarvest, Inc. (NASDAQ: APPH, APPHW). Mr. Lee received a B.A. in government from Harvard College and an M.B.A. from the University of Chicago. Mr. Lee was selected to serve on our Board because of his financial experience.
Craig Rohr has significant experience investing in sustainability and environmentally friendly businesses. Mr. Rohr serves as the President of Star Peak Corp II. Mr. Rohr joined Magnetar Capital in 2009 and is a Senior Managing Director in Magnetar’s energy and infrastructure group. Prior to joining Magnetar Capital, Mr. Rohr worked at First Reserve Corporation, a global control private equity and infrastructure investment firm. Based in London, England, Mr. Rohr focused on First Reserve’s portfolio company investments across North America, South America & Europe. Before joining First Reserve, Mr. Rohr worked at Citigroup in the firm’s Global Energy Investment Banking Group in New York. Mr. Rohr currently serves on the boards of directors of Vesper Energy Development LLC and Lightstar Renewables LLC (Magnetar Capital portfolio companies operating in the utility scale solar and distributed solar space). Mr. Rohr earned a B.S. in Finance & Business Economics from the University of Notre Dame, where he graduated magna cum laude. Mr. Rohr was selected to serve on our Board because of his significant experience investing in sustainability and environmentally friendly businesses.
Andrew Wheeler currently serves as general partner of GV, a venture capital firm he joined in 2012. Mr. Wheeler currently serves on the board of directors of Desktop Metal, Inc. (NYSE: DM, DM.WS) and numerous private companies. Mr. Wheeler holds an S.B. and M.Eng. from MIT. Mr. Wheeler was selected to serve on our Board because of his technology focused expertise and experience bringing early stage technologies from concept to commercial launch, including with organizations bringing break through innovation in food and agriculture.
Linda Whitley-Taylor currently serves as Executive Vice President-Chief People Officer of Change Healthcare Inc. (NASDAQ: CHNG). Ms. Whitley-Taylor joined Change Healthcare in 2013. From 2008 to 2012 Ms. Whitley-Taylor served as Executive Vice President-Chief Human Resources Officer of AMERIGROUP Corporation (NYSE: AGP). Ms. Whitley-Taylor currently serves as a board member of Ronald McDonald House-Nashville and on the board of trustees of Hampden-Sydney College. Ms. Whitley-Taylor earned her B.A. in psychology from Radford University. Ms. Whitley-Taylor was selected to serve on our Board because of her depth of experience in talent management strategies and culture.
Composition of the New Benson Hill Board of Directors After the Merger
We intend to have nine (9) directors upon completion of the merger. Our board of directors will have only one class of directors, with each director being elected in each year at our annual meeting of stockholders. See “Description of Securities — Anti-Takeover Effects of New Benson Hill’s Proposed Charter and Bylaws and Certain Provisions of Delaware Law.”
Director Independence
The NYSE listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). Following the closing of the merger, the New Benson Hill board of directors is expected to determine that each of the directors except for Mr. Crisp and Ms. Brunts will qualify as “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Pursuant to NYSE’s phase-in rules for newly listed companies, we have one (1) year from the date on which we are first listed on NYSE to for a majority of our board of directors be independent. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation
Overview
Following the closing of the merger, we expect New Benson Hill’s executive compensation program to be consistent with Benson Hill’s existing compensation policies and philosophies, which are designed to:
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attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness and growth;

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reward senior management in a manner aligned with our financial performance; and

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align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.

Following the closing of the merger, decisions with respect to the compensation of our named executive officers will be made by the compensation committee of our board of directors. The following discussion is based on the present expectations as to the compensation of our named executive officers and directors following the merger. The actual compensation of our named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.
We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad based employee benefits, supplemental executive perquisites and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits will be designed to attract and retain senior management talent. We also expect to use annual cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of our executive officers with the long-term interests of our equity-owners and to enhance executive retention. Benson Hill’s board of directors has preliminarily approved employment agreements and compensation terms it expects New Benson Hill to enter into, subject to the closing of the merger and ratification by New Benson Hill’s compensation committee and board of directors, with the following New Benson Hill executive officers: Mr. Crisp, its Chief Executive Officer; Ms. Brunts, its Chief Financial Officer; Mr. Bull, its Chief Technology Officer; and Mr. Bennett, its President, Ingredients (collectively, the “New Employment Agreements”). The material terms of the New Employment Agreements are summarized in more detail below.
Base Salary
Under the New Employment Agreements, the following base salaries will apply: Mr. Crisp — $575,000; Ms. Brunts — $500,000; Mr. Bull — $410,000; and Mr. Bennett — $425,000. Other than these arrangements, we expect that our executive officers’ base salaries in effect prior to the merger will continue as described under “Executive and Director Compensation of Benson Hill,” subject to potential increases made in connection with the negotiation of any employment agreements or Benson Hill’s annual review of its executive officers’ base salaries. Following the merger, our executive officers’ base salaries will be reviewed annually by the compensation committee.
Annual Bonuses
We expect that New Benson Hill will use annual cash incentive bonuses for the executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers. The New Employment Agreements provide for the following annual target award opportunities: 125% of base salary for Mr. Crisp and 50% of base salary for each of Ms. Brunts and Messrs. Bull and Bennett.

Stock-Based Awards
We expect New Benson Hill to use stock-based awards in future years to promote our interest by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executives’ interests with those of New Benson Hill’s equityholders. Any stock-based awards will be awarded in future years under the Incentive Plan. Subject to any additional terms or conditions under any future company equity award guidelines, long-term incentive plan or annual award agreement approved by New Benson Hill’s compensation committee and board of directors, the New Employment Agreements provide that starting in 2022, each executive will be eligible to receive an incentive equity award under the Incentive Plan. The New Employment Agreements provide that the target annual equity award for the 2022 annual grant will have a grant date fair value equal to approximately 200% of base salary for Mr. Crisp and 75% of base salary for each of Ms. Brunts and Messrs. Bull and Bennett and each award vesting ratably on an annual basis over four years, beginning with the first anniversary of the award’s grant date and subject to each executive’s continued employment or service (as provided in the agreements) with New Benson Hill through each applicable vesting date. In addition, in consideration for each executive entering into a New Employment Agreement, following the filing of the Form S-8 registration statement for the Incentive Plan, Mr. Crisp will receive a one-time equity award of 2,000,000 restricted stock units (the “Outperformance Grant”) and Ms. Brunts and Messrs. Bull and Bennett will each receive 67,000 restricted stock units, in each case, subject to the executive’s continued employment or service (as provided in the agreements) with New Benson Hill through the 3rd anniversary of the closing of the merger and certain performance-based vesting conditions generally based on the achievement of various 30-day volume-weighted average price per share of New Benson Hill Common Stock hurdles (and explained in more detail in the New Employment Agreements). Under Mr. Bennett’s New Employment Agreement, he is also eligible for a one-time sign-on equity award of 63,000 restricted stock units following the closing of the merger, which will vest in four equal installments on each of the first four anniversaries of the award’s grant date, subject to Mr. Bennett’s continued employment through each vesting date.
Other Compensation
We expect New Benson Hill to continue to maintain various employee benefit plans currently maintained by Benson Hill, including medical, dental, vision, life insurance and 401(k) plans, paid time off and holidays and employee assistance program benefits in which the executive officers will participate. We also expect New Benson Hill to continue to provide its executive officers with specified perquisites and personal benefits currently provided by Benson Hill that are not generally available to all employees. For additional details, please see “Executive Compensation.”
Benson Hill’s board of directors has preliminarily approved the New Benson Hill Executive Severance Plan it expects New Benson Hill to adopt, subject to the closing of the merger and ratification by New Benson Hill’s compensation committee and board of directors. The plan will provide severance benefits (subject to execution of a release of claims in favor of New Benson Hill and the participant’s continued compliance with certain restrictive covenants) to participating eligible employees, including executive officers not party to an individual employment agreement with New Benson Hill, following a Qualifying Termination (as defined under the plan), including accrued benefits, salary continuation and COBRA premium reimbursements for a period of time determined based on the participant’s seniority and a prorated bonus for the year of such Qualifying Termination. Additionally, if certain senior executive participants experience a Qualifying Termination in the 12 months following a Change in Control (as defined under the plan), such participants will be eligible for additional salary continuation, full-vesting of any outstanding time-based equity awards and, the price per share implied in the Change in Control will be deemed to be the price per share for performance vesting purposes to the extent applicable to the performance target.
Under the New Employment Agreements, upon a termination by New Benson Hill without Cause or the executive’s resignation without Good Reason (each as defined in the respective executive’s New Employment Agreement, and together an “Involuntary Termination”), the executives would be entitled to the following benefits, subject to continued compliance with certain restrictive covenants and execution of a release of claims in favor of New Benson Hill: salary continuation for two years for Mr. Crisp and one year for each of Ms. Brunts and Messrs. Bull and Bennett, a lump sum payment equal to any unpaid annual bonus for the calendar year prior to the executive’s separation, a lump sum payment equal to any annual bonus that would have been payable in the year of executive’s separation (based on the lower of achievement of the applicable target performance goals or actual performance), prorated, for each of Ms. Brunts and Messrs. Bull and Bennett, based on the portion of such year in which they are employed (“Separation Year Bonus”), and, if the executive timely elects COBRA continuation coverage, up to 18 months for Mr. Crisp and 12 months for Ms. Brunts and Messrs. Bull and Bennett of reimbursements for the executives’ COBRA premium payments. In addition, if in the 12 months following a Change in Control (as defined in the Incentive Plan), the executive experiences an Involuntary Termination or if the circumstances that ultimately give rise to the Involuntary Termination occur within the 3 months prior to a Change in Control, (i) Ms. Brunts and Messrs. Bull and Bennett will be eligible for an additional six months of salary continuation and COBRA premiums and the Separation Year Bonus will not be subject to proration and (ii) the unvested portions of any outstanding equity awards shall be eligible for substantially similar vesting treatment as provided under the New Benson Hill Executive Severance Plan. The New Employment Agreements for Ms. Brunts and Messrs. Bull and Bennett also provide for up to an additional 12 months of base salary continuation if New Benson Hill elects to extend the restrictive period for the executives’ non-compete covenant.
Mr. Crisp’s employment agreement also provides for the following material compensation terms if Mr. Crisp experiences an Involuntary Termination: (i) if he elects COBRA continuation coverage and on the 18-month anniversary date of his separation he has not become eligible to be covered under a group health plan sponsored by another employer, then he will receive a lump sum cash payment equal to six times the amount he paid to effect and continue coverage for himself and any covered dependents under the Company’s group health plan for the full calendar year month immediately preceding such anniversary date (plus a gross-up to cover any taxes paid by executive related to such payment), (ii) as of the date Mr. Crisp’s release of claims becomes effective, any unvested equity awards outstanding at the time of executive’s separation that are subject to time-vesting shall immediately vest as if Mr. Crisp had remained employed for 24 months following the date of his Involuntary Termination, and (iii) to the extent any portion of the Outperformance Grant has not performance vested (after applying any other applicable vesting acceleration provisions under Mr. Crisp’s New Employment Agreement), such portion of the award will remain outstanding and eligible to performance vest during the 6-month period following Mr. Crisp’s Involuntary Termination, after which time it shall be forfeited as to the portion that has not both time and performance vested.
Ms. Brunts’ employment agreement also provides for the following material compensation terms: (i) one-time performance bonus of $250,000, subject to the closing of the merger and New Benson Hill’s receipt of at least $250 million in net proceeds upon public market entry, (ii) reimbursement for housing for Company related travel to St. Louis (Ms. Brunts primarily will provide services from Denver, Colorado), and (iii) in the event of Ms. Brunts’ resignation without Good Reason or if Ms. Brunts experiences an Involuntary Termination, any of the 600,000 stock options granted to the executive in January 2021 that remain unvested will vest, subject, with respect to a resignation without Good Reason, to Ms. Brunts providing reasonable transition services until a suitable successor is in place or the Company and Ms. Brunts agree to a reasonable transition plan.
Mr. Bennett’s employment agreement also provides for the following material compensation terms: (i) one-time performance bonus of $120,000, subject to the closing of the merger and New Benson Hill’s receipt of at least $250 million in net proceeds upon public market entry, (ii) reimbursement for housing for Company related travel to St. Louis of up to $2,500 per month through the earlier of August 31, 2022 or executive’s relocation to St. Louis, and (iii) reimbursement of up to $30,000 for reasonable relocation expenses incurred prior to August 31, 2022 (plus a gross-up to cover any taxes paid by executive related to such relocation reimbursement).
The New Employment Agreements and the New Benson Hill Executive Severance Plan also provide that to the extent an event or events occur that would trigger the application of Code Section 280G and result in “parachute payments” within the meaning of Code Section 280G to be paid to an individual covered by the agreements or plan, any such parachute payments payable to the individuals will be reduced to the maximum amount that does not trigger an excise tax under Code Section 280G unless the individual would be better off on an after-tax basis receiving all such parachute payments.

Director Compensation
Following the merger, non-employee directors of New Benson Hill will receive varying levels of compensation for their services as directors and members of committees of New Benson Hill’s board of directors. New Benson Hill anticipates determining non-employee director compensation in accordance with industry practice and standards. STPC and Benson Hill have agreed to a limit of $700,000 on non-employee director compensation with respect to the board of directors of New Benson Hill.
Committees of the Board of Directors
Following the closing of the merger, New Benson Hill’s board of directors will have three standing committees: an audit committee, a compensation committee and a sustainability and corporate governance committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation and sustainability and corporate governance committees of a listed company be comprised solely of independent directors. The charter of each committee will be available on New Benson Hill’s website.
Audit Committee
Following the closing of the merger, we will establish an audit committee of the board of directors. We expect David Lee, Daniel Jacobi and Craig Rohr will serve as members of our audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to the exception described below. Our board of directors is expected to determine that each of the members of the audit committee are independent. Because we expect to list New Benson Hill’s securities on the NYSE, we have one year from the date of initial listing to have our audit committee be comprised solely of independent members.
We expect David Lee will serve as chair of the audit committee. Our board of directors is expected to determine that each member of the audit committee meets the financial literacy requirements of NYSE listing standards and will determine that at least one member of the audit committee is an “audit committee financial expert” as defined in applicable SEC rules.
The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our board of directors in overseeing and monitoring (i) the quality and integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualifications and independence, (iv) the performance of our internal audit function and (v) the performance of our independent registered public accounting firm.
Our board of directors will adopt a written charter for the audit committee, which will be available on our website upon the effectiveness of the registration statement.
Compensation Committee
Following the closing of the merger, we will establish a compensation committee of the board of directors. We expect Linda Whitley-Taylor, Deanie Elsner and Stephan Dolazalek will serve as members of our compensation committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two (2) members of the compensation committee, all of whom must be independent. Our board of directors is expected to determine that each of the members of the audit committee is independent and will appoint one member of the compensation committee to serve as chair of the compensation committee.
The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to (i) setting our compensation program and compensation of our executive officers and directors, (ii) monitoring our incentive and equity-based compensation plans and (iii) preparing the compensation committee report required to Our board of directors will adopt a written charter for the compensation committee, which will be available on our website. upon the effectiveness of the registration statement. The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Sustainability and Corporate Governance Committee
Following the closing of the merger, we will establish a sustainability and corporate governance committee of the board of directors. We expect Andrew Wheeler, Stephan Dolazalek and Deanie Elsner will serve on our sustainability and corporate governance committee. Our board of directors will appoint one member of the sustainability and corporate governance committee to serve as chair of the sustainability and corporate governance committee.
The primary purposes of our sustainability and corporate governance committee will be to assist the board in: (i) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (ii) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders, (iii) identifying members of the board of directors qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (iv) reviewing and recommending to the board of directors corporate governance principles applicable to us, (v) overseeing the evaluation of the board of directors and management, (vi) overseeing the Company’s environmental and social capital policies and initiatives and (vii) handling such other matters that are specifically delegated to the committee by the board of directors from time to time.
Our board of directors will adopt a written charter for the sustainability and corporate governance committee, which will be available on our website upon completion of the merger.
Director Nominations
Our sustainability and corporate governance committee will recommend to the board of directors candidates for nomination for election at the annual meeting of the stockholders. The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our listing on the NYSE, holders of New Benson Hill Common Stock will not have the right to recommend director candidates for nomination to our board of directors.
Compensation Committee Interlocks and Insider Participation
Following the closing of the merger, we expect, our compensation committee will consist of Linda Whitley-Taylor, Deanie Elsner and Stephan Dolazalek and our board of directors will appoint one of the members of the compensation committee to serve as chair of the compensation committee. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers that will serve as a member of our board of directors or compensation committee.
Code of Business Conduct
We will adopt a new code of business conduct (the “code of business conduct”) that applies to all of our directors, officers and employees, which will be available on our website upon the Closing. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Copies of the code of business conduct and charters for each of our committees will be provided without charge upon request from us and will be posted on our website. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.
Corporate Governance Guidelines
Our board of directors will adopt corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which our board of directors and its committees operate. These guidelines will cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chair of the board, principal executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines will be posted on our website.

EXECUTIVE COMPENSATION
STPC
The following disclosure concerns the compensation of STPC’s officers prior to the merger.
Prior to the Closing, none of our executive officers or directors have received any cash compensation for services rendered to us. The Sponsor, executive officers, directors, and their respective affiliates, are reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, executive officers, directors and our or their affiliates. We note that some of our executive officers have economic interests in our Sponsor. After the Closing, directors or members of our management team who remain with us may be paid consulting, management or other fees from the combined company. For a discussion of our executive compensation arrangements after the Closing, please see the section entitled “Management” herein.
Benson Hill
This section provides an overview of the Company’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
For the year ended December 31, 2020, the Company’s named executive officers (“Named Executive Officers” or “NEOs”) were:
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Matthew Crisp, President and Chief Executive Officer;

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Christopher Wilkins, Former Chief Operating Officer; and

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Michael Wainscott, Former Executive Vice President, Corporate Development.

NEO Transitions
On March 2, 2021, Mr. Wainscott voluntarily separated from his position as Executive Vice President, Corporate Development. He was not entitled to any payments, other than accrued, unpaid benefits, in connection with his separation.
On June 14, 2021, Mr. Wilkins voluntarily separated from his position as Chief Operating Officer. In addition to his accrued, unpaid benefits, Mr. Wilkins may be entitled to certain payments in connection with his separation pursuant to his Loyalty Agreement (as summarized below under the heading “Agreements with our NEOs”).
Our Compensation Program
The objective of the Company’s compensation program is to provide a total compensation package to each NEO that will enable the Company to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our stockholders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward NEOs for performance. The board of directors of the Company has historically determined the compensation for the NEOs.
For 2020, the compensation program for the NEOs consisted of base salary and short-term incentive compensation, each as described below:
•
Base Salary.    Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. In October 2020, Mr. Wainscott’s base salary was increased from $320,851 to $340,851, to reflect a market adjustment. Messrs. Crisp and Wilkins’ base salaries for 2020 remained unchanged from 2019.

•
Short-Term Cash Incentives.    Our NEOs are eligible for an annual cash bonus under our Annual Incentive Plan. For 2020, Messrs. Crisp, Wilkins and Wainscott had target bonus opportunities equal to 30%, 25% and 25% of each NEO’s base salary, respectively. The amount of each NEO’s annual cash bonus payable pursuant to the Annual Incentive Plan in 2020 was based on a mix of quantitative and qualitative individual and Company performance metrics, set forth below, with each NEO’s achievement of such performance metrics and the final annual cash bonus amounts payable being determined in the sole discretion of our board of directors:
•
Financial-related goals (weighted 30%), including improvement of the Company’s EBITDA, capital formation, and expansion of venture debt;

•
Operational-related goals (weighted 50%), including the launch of a key product line, execution of the Company’s research and development pipeline, and development of CropOS, a data analytics platform; and

•
Corporate functionality goals (weighted 20%), including the establishment of a formal Project Management Office and general and administrative best practices.

•
Long Term Cash Incentives.   Our NEOs did not receive grants of long-term equity incentive awards pursuant to the Benson Hill Biosystems, Inc. 2012 Stock Incentive Plan (the “SIP”) in 2020. Historically, we have made stock option awards to our NEOs subject to time-based vesting, performance-based vesting or both, as reflected in our Outstanding Equity Awards at 2020 Fiscal Year-End table below.

Summary Compensation Table
The following table shows information concerning the annual compensation for services provided to the Company by our NEOs for the year ended December 31, 2020.
Name and Position	Year	Salary($)	Non-Equity Incentive Plan Compensation($)(1)	All Other Compensation($)(2)	Total($)
Matthew Crisp President & Chief Executive Officer	2020	338,866	78,893	11,400	429,159
Christopher Wilkins Former Chief Operating Officer	2020	384,385	44,745	11,400	440,530
Michael Wainscott Former Executive Vice President, Corporate Development	2020	329,476	40,136	11,400	381,012

(1)
The amounts in this column represent cash bonus payments to our NEOs under our 2020 Annual Incentive Plan, which are based on Company and individual performance.

(2)
The amounts in this column represent 401(k) plan matching contributions.

Employee Benefits
Our NEOs are generally eligible to participate in our health and welfare, retirement and other employee benefit programs on the same basis as other employees, subject to applicable law. We maintain a 401(k) plan for eligible employees. Under the 401(k) plan, eligible employees may elect to contribute a portion of their eligible compensation as pre-tax or Roth deferrals or on an after-tax basis in accordance with the limitations imposed under the Internal Revenue Code of 1986, as amended (the “Code”). We match 100% of each dollar contributed by a participant, up to the first 3% of eligible 401(k) compensation, and 50% of each dollar contributed between 3% and 5% of the participant’s eligible 401(k) compensation, subject to limitations imposed under the Code. We may also make discretionary matching contributions up to 4% of a participant’s eligible 401(k) compensation. The Company did not maintain any executive-specific benefit or perquisite programs in 2020.
Agreements with our NEOs
Mr. Crisp is an at-will employee and is currently not a party to an offer letter or employment agreement with the Company.

Messrs. Crisp and Wilkins are party to the Company’s general form of Loyalty Agreement used for Company employees, which provides for one-year salary continuation upon an employee’s separation if, in our sole discretion, we elect to bind the employee to a one-year post-employment non-competition covenant (“Non-Compete Provision”). The Loyalty Agreement also provides for certain restrictive covenants, including confidentiality, intellectual property assignment, and non-solicitation of employees, consultants or customers during employment and for one year post-termination. Mr. Wainscott was party to the Company’s 2018 general form of Loyalty Agreement, which generally provided for the same terms as the 2021 Loyalty Agreement, other than the Non-Compete Provision.
Messrs. Wilkins and Wainscott were each party to offer letters, dated March 29, 2019 and October 2, 2020, respectively, with the Company that terminated in connection with each NEO’s voluntary separation from the Company, described above under “NEO Transitions.”
As described in more detail under “Management — Officer and Director Compensation”, Benson Hill’s board of directors has preliminarily approved employment agreements and compensation terms it expects New Benson Hill to enter into, subject to the closing of the merger and ratification by New Benson Hill’s compensation committee and board of directors, with certain New Benson Hill executive officers, including Mr. Crisp.
Outstanding Equity Awards at 2020 Fiscal Year-End
The following table shows information regarding outstanding equity awards held by the NEOs as of December 31, 2020.
		Option Awards
Name		Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)	Option Expiration Date
Matthew Crisp	(2)	75,000	—	—	0.16	10/31/2025
	(3)	150,000	50,000	—	0.16	5/10/2026
	(4)	225,000	75,000	—	0.53	11/24/2027
	(5)	250,000	250,000	—	1.18	8/13/2028
	(6)	—	250,000	—	1.45	10/12/2029
Christopher Wilkins	(7)	100,000	300,000	—	1.45	6/19/2029
	(6)	—	75,000	—	1.45	10/12/2029
Michael Wainscott	(8)	112,499	225,000	—	0.53	2/14/2028
	(6)	—	75,000	—	1.45	10/12/2029

(1)
Unless otherwise noted below, these option awards vest and become exercisable in approximately equal installments on each of the first four anniversaries of the applicable grant date, subject to continued service with the Company through each such vesting date. The regular term of each option expires on the tenth anniversary of the applicable grant date.

(2)
Granted on November 1, 2015.

(3)
Granted on May 11, 2016. This option award vests and becomes exercisable in approximately equal installments on each of the first four anniversaries of the Vesting Commencement Date (here, March 2, 2017, the date the award’s performance milestone was achieved), subject to continued service with the Company through each such vesting date.

(4)
Granted on November 24, 2017. This option award vests and becomes exercisable in approximately equal installments on each of the first four anniversaries of the Vesting Commencement Date (here, April 7, 2017), subject to continued service with the Company through each such vesting date.

(5)
Granted on August 14, 2018.

(6)
Granted on October 13, 2019. This option award vests and becomes exercisable in approximately equal installments on each of the first four anniversaries of the Vesting Commencement Date (here, October 21, 2020, the date the award’s performance milestone was achieved), subject to continued service with the Company through each such vesting date.

(7)
Granted on June 20, 2019.

(8)
Granted on March 15, 2018. This option award vests and becomes exercisable in approximately equal installments on each of the first four anniversaries of the Vesting Commencement Date (here, February 15, 2019), subject to continued service with the Company through each such vesting date.

Potential Payments Upon Termination or Change in Control
As of December 31, 2020, Messrs. Crisp and Wilkins were eligible for salary continuation payments and upon a separation where the Company chose to elect to bind the NEO to a one-year post-termination non-compete for Messrs. Crisp and Wilkins (as summarized above under the heading “Agreements with our NEOs”). In addition, the Company maintained an informal severance policy for all employees, including our NEOs, who were involuntarily terminated due to a job elimination, pursuant to which our NEOs would be eligible to receive severance benefits equal to four weeks base salary in exchange for executing a general release of claims. As of December 31, 2020, Mr. Wainscott, pursuant to his October 2, 2020 offer letter, would have been eligible for 90 days of salary continuation if terminated by the Company without cause, after entering into a general release of claims. Mr. Wainscott was not entitled to any salary continuation in connection with his voluntary separation from the Company on March 2, 2021.
In addition, pursuant to their stock option award agreements, in the event an NEO’s employment is involuntary terminated without cause (as defined under the SIP) within one year of a change in control of the Company, any outstanding stock options held by our NEOs would become fully vested and exercisable.
Post-Business Combination Company Executive Compensation
Following the completion of the Business Combination, New Benson Hill intends to develop an executive compensation program that is designed to align compensation with New Benson Hill’s business objectives and the creation of stockholder value, while enabling New Benson Hill to attract, motivate and retain individuals who contribute to the long-term success of New Benson Hill. Decisions on the executive compensation program will be made by the compensation committee of the board of directors.
Director Compensation
The Company’s board of directors sets non-employee director compensation which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align their interests with those of our stockholders. Each non-employee director of the Company is eligible to receive the following compensation:
•
An annual cash retainer of $60,000; and

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An initial stock option award consisting of 160,000 underlying shares of stock, which vests ratably on a quarterly basis over two years.

Director Compensation Table
The following table provides information concerning the compensation of each non-employee director who served on the Company’s board of directors in 2020.

Name	Fees Earned or Paid in Cash($)	Option Awards ($)(1)	Total($)
DeAnn Brunts(2)	15,000	—	15,000
Mark Cupta(3)	—	—	—
J. Stephan Dolezalek(3)	—	—	—
Adrienne Elsner	60,000	—	60,000
Michelle Gloeckler	60,000	—	60,000
Daniel Jacobi	60,000	—	60,000
Sanjeev Krishnan(3)	—	—	—
Andy Wheeler(3)	—	—	—

(1)
As of December 31, 2020, the following non-employee directors had outstanding incentive equity awards in the Company: Ms. Elsner — 160,000 options, Mr. Jacobi — 210,000 options and Ms. Gloeckler — 160,000 options.

(2)
Ms. Brunts became a director of the Company on November 18, 2020 and as of January 6, 2021, she began serving as the Company’s Chief Financial Officer.

(3)
Messrs. Cupta, Dolezalek, Krishnan and Wheeler were not eligible for director compensation in 2020.

Post-Business Combination Company Director Compensation
In connection with the closing of the Business Combination, we will adopt a new non-employee director compensation program, which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align their interests with those of our stockholders.

DESCRIPTION OF SECURITIES
The following description of the Company’s capital stock reflects the Company’s capital stock as it will exist as of the effective time of the Business Combination, assuming that the Proposed Charter is approved by our stockholders. The Company’s capital stock will be governed by the Company’s Proposed Charter, our bylaws and the DGCL. This description is a summary and is not complete. We urge you to read the Proposed Charter and the bylaws in their entirety for a complete description of the rights and preferences of our securities following the Business Combination.
Authorized and Outstanding Stock
The Proposed Charter will authorize the issuance of 441,000,000 shares, consisting of 440,000,000 shares of Common Stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, $0.0001 par value. The outstanding shares of Common Stock will be, and the shares of Common Stock issuable in connection with the Business Combination pursuant to the merger agreement, the PIPE Investment and any other equity financing agreements that may be entered into prior to Closing will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the Special Meeting, there were outstanding 50,312,500 shares of STPC common stock, of which 40,250,000 were shares of Class A Common Stock, held of record by one holder, and 10,062,500 shares of Class B Common Stock, held by our initial stockholders (including the Sponsor), and there were no shares of preferred stock outstanding, and there were 10,062,500 public warrants outstanding held of record by one holder and 6,553,454 Private Placement Warrants outstanding held of record by one holder. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.
Common Stock
The Proposed Charter provides that the Common Stock will have identical rights, powers, preferences and privileges to current Class A Common Stock.
Voting Power
Except as otherwise required by law, the Proposed Charter or the Company’s amended and restated bylaws, each holder of Common Stock will be entitled to cast one vote per share on any matter that is submitted to a vote of stockholders. Delaware law allows for cumulative voting only if provided for in a corporation’s charter; however, the Proposed Charter does not authorize cumulative voting.
Dividends
Subject to the rights of the holders of each outstanding series of New Benson Hill Preferred Stock, the holders of shares of Common Stock shall be entitled to participate ratably on a per share basis in any dividends or distributions as may be declared by the New Benson Hill board of directors from time to timeout of any assets or funds of the Company legally available for the payment thereof.
Liquidation, Dissolution and Winding Up
Upon the dissolution, liquidation or winding up of the Company, the holders of New Benson Hill Preferred Stock are entitled to a liquidation preference over holders of Common Stock, under the terms set forth in the Proposed Charter. After the payment of the full amount that the holders of New Benson Hill Preferred Stock are entitled to, the remaining available assets shall be distributed on a pro rata basis to the holders of Common Stock and the holders of New Benson Hill Preferred Stock, but only to the extent that the holders of any outstanding New Benson Hill Preferred Stock shall be entitled to participate in such distributions in accordance with the terms of such New Benson Hill Preferred Stock and applicable law.
Preemptive or Other Rights
The Company’s stockholders will have no conversion rights or preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Common Stock.

Election of Directors
The Proposed Charter provides that the Company’s stockholders shall elect directors to serve until the next annual meeting and until his or her successor will have been elected and qualified, or until such director’s earlier death, resignation (pursuant to written notice thereof delivered to the Company), disqualification or removal from office. Except in a contested election, the affirmative vote of a majority of the votes cast in favor or against the election of a director nominee at a meeting of stockholders. In a contested election, the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election.
Preferred Stock
The Company’s Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. STPC has no preferred stock outstanding at the date hereof. Although the Company does not currently intend to issue any shares of preferred stock, the Company cannot assure you that we will not do so in the future.
Warrants
The Warrants were issued in registered form under the Warrant Agreement between CST, as warrant agent, and STPC. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Warrants.
Public Warrants
Each whole Warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of (x) January 8, 2022 and (y) 30 days after the completion of STPC’s initial business combination, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Class A common stock. This means only a whole Warrant may be exercised at a given time by a Warrant holder. The Warrants will expire five years after the completion of STPC’s initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Class A common stock pursuant to the exercise of a Warrant and have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant is exercisable and we are not obligated to issue a share of Class A common stock upon exercise of a Warrant unless the Class A common stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant is not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event are we required to net cash settle any Warrant.
We have agreed that as soon as practicable, but in no event later than twenty business days after the closing of STPC’s initial business combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of STPC’s initial business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if our Class A common stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the Warrants is not effective by the 60th day after the closing of the initial business combination, Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Warrants when the price per share of Class A common stock equals or exceeds $18.00
Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per Warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each Warrant holder; and

•
if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Warrants — Public Warrants — Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the Warrant holders.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. Any such exercise would not be done on a “cashless” basis and would require the exercising Warrant holder to pay the exercise price for each Warrant being exercised. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Warrants — Public Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

Redemption of Warrants when the price per share of Class A common stock equals or exceeds $10.00
Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock (as defined below) except as otherwise described below;

•
if, and only if, the closing price of our Class A common stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Warrants — Public Warrants — Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the Warrant holders; and

•
if the closing price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Warrants — Public Warrants — Anti-dilution Adjustments”), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A common stock that a Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on volume-weighted average price of our Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
Pursuant to the Warrant Agreement, references above to shares of Class A common stock shall include the Common Stock upon completion of the Business Combination. The numbers in the table below will not be adjusted when determining the number of shares of Class A common stock to be issued upon exercise of the Warrants if STPC is not the surviving entity following its initial business combination.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the Warrant after such adjustment and the denominator of which is the exercise price of the Warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. If the exercise price of a Warrant is adjusted as a result of raising capital in connection with the initial business combination pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00.

Redemption Date (period to expiration of Warrants)	Fair Market Value of Class A Common Stock
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.280	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Class A common stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Class A common stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A common stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock.
This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Class A common stock is trading at or above $10.00 per public share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants when the price per share of Class A common stock equals or exceeds $18.00.” Holders choosing to exercise their

Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input as of January 5, 2021. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders.
As stated above, we can redeem the Warrants when the Class A common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the Class A common stock is trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Class A common stock if and when the Class A common stock was trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the shares of Class A common stock pursuant to the Warrant Agreement (for instance, if STPC is not the surviving company in its initial business combination), the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the Class A common stock, we (or the surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.
Ownership limit
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments
If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering made to all or substantially all holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A common stock) and (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for shares of Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of the Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of Class A common stock on account of such shares of Class A common stock (or other securities into which the Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.10 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A common stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.10 per share, (c) to satisfy the redemption rights of the holders of shares of Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of shares of Class A common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with STPC’s initial business combination or to redeem 100% of our public shares if STPC does not complete its initial business combination by January 8, 2023, or (B) with respect to any other provisions relating to the rights of holders of our Class A common stock or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete STPC’s initial business combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In addition, if (x) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of STPC’s initial business combination at an issue price or effective issue price of less than $9.20 per share of our Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to the Sponsors or their affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of STPC’s initial business combination on the date of the completion of STPC’s initial business combination (net of redemptions), and (z) the volume-weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day prior to the day on which STPC completes its initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described adjacent to “Redemption of Warrants when the price per share of Class A common stock equals or exceeds $10.00” and “Redemption of Warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the redemption of shares of Class A common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A common stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of shares of Class A common stock in such a transaction is payable in the form of shares of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.
The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in the prospectus related to STPC’s initial public offering, or defective provision, (ii) amending the provisions relating to cash dividends on shares of common stock as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants, provided that the approval by the holders of at least 65% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their Warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the Warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) are not be transferable, assignable or salable until 30 days after the completion of STPC’s initial business combination (except, among other limited exceptions, to STPC’s officers and directors and other persons or entities affiliated with our Sponsor) and they will not be redeemable under certain redemption scenarios by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to the public warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us under all redemption scenarios and exercisable by the holders on the same basis as the public warrants and will otherwise be treated as public warrants under the Warrant Agreement, including with respect to provisions governing amendments of the terms of the Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) less the exercise price of the Warrants by (y) the Sponsor fair market value. The “Sponsor fair market value” shall mean the average reported closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the warrant agent.
The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A common stock issuable upon exercise of any of these Warrants) until the date that is 30 days after the date STPC completes its initial business combination, except, among other limited exceptions, to STPC’s officers and directors and other persons or entities affiliated with the Sponsor.
Annual Stockholder Meetings
The Company will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Company’s board of directors. To the extent permitted under applicable law, the Company may conduct meetings by means of remote communication.
Anti-Takeover Effects of New Benson Hill’s Proposed Charter and Bylaws and Certain Provisions of Delaware Law
New Benson Hill’s Proposed Charter and amended and restated bylaws will contain and the DGCL contains provisions, as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of the Company’s board of directors. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of the Company’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.
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Issuance of undesignated preferred stock:    Under New Benson Hill’s Proposed Charter, the Company’s board of directors will have the authority, without further action by the stockholders, to issue up to 1,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Company’s board of directors. The existence of authorized but unissued shares of preferred stock enables the Company’s board of directors to make it more difficult to attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

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Election and removal of directors and board vacancies:    New Benson Hill’s Proposed Charter will provide that, in the event of a contested election, directors will be elected by a plurality vote. New Benson Hill’s Proposed Charter and amended and restated bylaws will also provide that the Company’s board of directors has the right to increase or decrease the size of the board of directors, provided there are at least five and no more than fifteen directors, and to fill vacancies on the board. Directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. Only the Company’s board of directors is authorized to fill vacant directorships. In addition, the number of directors constituting the Company’s board of directors may be set only by resolution adopted by a majority vote of the directors then in office. These provisions prevent stockholders from increasing the size of the Company’s board of directors and gaining control of the Company’s board of directors by filling the resulting vacancies with its own nominees.

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Requirements for advance notification of stockholder nominations and proposals:    New Benson Hill’s amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors that specify certain requirements as to the timing, form and content of a stockholder’s notice. Business that may be conducted at an annual meeting of stockholders will be limited to those matters properly brought before the meeting. These provisions may make it more difficult for our stockholders to bring matters before our annual meeting of stockholders or to nominate directors at annual meetings of stockholders.

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No written consent of stockholders:    New Benson Hill’s Proposed Charter will provide that all stockholder actions be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our amended and restated bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

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No stockholder ability to call special meetings:    New Benson Hill’s Proposed Charter and amended and restated bylaws will provide that only the Company’s board of directors may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

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Amendments to certificate of incorporation and bylaws:    New Benson Hill’s Proposed Charter will provide that, prior to the third anniversary of the closing of the merger, the affirmative vote of at least 662∕3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, shall be required to (A) adopt, amend or repeal the bylaws or (B) to amend or repeal articles in the Proposed Charter related to the board of directors, amendments of the Company’s governing documents, stockholder actions, limitation of director liability and indemnification, business combinations, corporate opportunity, forum selection and certain miscellaneous provisions. Following the third anniversary of the closing of the merger, the bylaws may be adopted, amended or repealed, and such provisions of the Proposed Charter may be amended or repealed, by the affirmative vote of the majority of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class. Notwithstanding the foregoing, the bylaws may at all times be adopted, altered, amended or repealed by the affirmative vote of a majority of the Company’s board of directors.
These provisions are designed to enhance the likelihood of continued stability in the composition of the Company’s board of directors and its policies, to discourage certain types of transactions that may involve an actual or threatened acquisition of our company and to reduce our vulnerability to an unsolicited acquisition proposal. We also designed these provisions to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they may also reduce fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.
Delaware General Corporation Law Section 203
As a Delaware corporation, we are also subject to the anti-takeover provisions of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in a business combination specified in the statute with an interested stockholder (as defined in the statute) for a period of three (3) years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. The application of Section 203 of the DGCL could also have the effect of delaying or preventing a change of control of us.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, the Company’s stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
New Benson Hill’s Proposed Charter will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (3) any action asserting a claim against us or any director, officer, or other employee arising pursuant to the DGCL, (4) any action to interpret, apply, enforce, or determine the validity of our second amended and restated certificate of incorporation or amended and restated bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or another state court or the federal court located within the State of Delaware if the Court of Chancery does not have or declines to accept jurisdiction), in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. In addition, New Benson Hill’s Proposed Charter will provide that the federal district court for the District of Delaware (or, in the event such court does not have jurisdiction, the federal district courts of the United States) will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Exchange Act. Although we believe these provisions benefit the Company by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Although our Proposed Charter contains the choice of forum provisions described above, it is possible that a court could find that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable.

Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. The Proposed Charter, to the extent allowed by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to the Company’s officers, directors or their respective affiliates in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have, and the Company renounces any expectancy that any of the directors or officers of the Company will offer any such corporate opportunity of which they may become aware to the Company, except with respect to any of the directors or officers of the Company regarding a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Company and (i) such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for it to pursue and (ii) the director or officer is permitted to refer that opportunity to the Company without violating any legal obligation.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
New Benson Hill’s amended and restated bylaws provide that the Company must indemnify and advance expenses to the Company’s directors and officers to the fullest extent authorized by the DGCL. New Benson Hill also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for the Company’s directors, officers and certain employees for some liabilities. New Benson Hill believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Proposed Charter and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.
These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving the Company’s directors, officers or employees for which indemnification is sought.
Securities Eligible for Future Sale
As of the date of this prospectus, there are 50,312,500 shares of STPC common stock outstanding. Of these shares, 40,250,000 public shares are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act (“Rule 144”). All of the remaining 10,062,500 outstanding shares are, and any PIPE Shares will be, restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of shares of Common Stock then outstanding; or

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the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their Founder Shares and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after the Company has completed the Business Combination.
Investor Rights Agreement
In connection with the consummation of the merger, STPC, the holders of the Founder Shares (including the Sponsor), and certain equityholders of Benson Hill (collectively, the “IRA Parties”), will enter into the IRA, which will become effective upon the consummation of the merger. In accordance with the IRA, the IRA Parties and their permitted transferees will be entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights, with respect to their Founder Shares, their Private Placement Warrants (including any shares of common stock issuable upon excercise thereof) and certain other securities as described therein. The IRA also provides that New Benson Hill will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act. In addition, until the third anniversary of the closing of the merger and pursuant to the terms and conditions of the IRA, the Sponsor will have the right, but not the obligation, to designate two individuals to be appointed or nominated, as the case may be, for election to the board of directors of New Benson Hill.

Subscription Agreements
Under the terms of the Subscription Agreements, the Company agreed to file this registration statement registering for resale under the Securities Act all of the PIPE Shares acquired by the PIPE Investors (the “PIPE Resale Registration Statement”) prior to the Closing of the Business Combination, and the Company shall use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 90th calendar day if the SEC notifies the Company that it will “review” the PIPE Resale Registration Statement) following the Closing. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the PIPE Resale Registration Statement, and to be supplemented and amended to the extent necessary to ensure that such PIPE Resale Registration Statement is available or, if not available, that another registration statement is available for the resale of the PIPE Shares, until the earliest of (i) the third anniversary of the Closing, (ii) the date on which the a PIPE Investor ceases to hold any such PIPE Shares issued pursuant to a Subscription Agreement, or (iii) the first date on which a PIPE Investor is able to sell all of its PIPE Shares issued pursuant to a Subscription Agreement (or shares received in exchange therefor) under Rule 144 within 90 days without being subject to the public information, volume or manner of sale limitations of such rule (such date, the “End Date”).
The Subscription Agreements provide for customary rights of the Company to delay or postpone the effectiveness of the PIPE Resale Registration Statement, and from time to time to require the PIPE Investor not to sell under the PIPE Resale Registration Statement or to suspend the use thereof, provided that the Company may not delay or suspend the PIPE Resale Registration Statement on more than two occasions or for more than ninety consecutive calendar days, or more than one hundred twenty total calendar days, in each case during any twelve-month period. The Subscription Agreements also provide that the Company, on the one hand, and each PIPE Investor, severally and not jointly with any other PIPE Investor, on the other hand, will indemnify the other parties against certain liabilities which may arise under the Securities Act in connection with the PIPE Resale Registration Statement.
Transfer Agent and Registrar
The transfer agent for New Benson Hill capital stock will be Continental Stock Transfer & Trust Company.
Listing of Common Stock
Application will be made for the shares of New Benson Hill Common Stock and public warrants to be approved for listing on the NYSE under the symbols “BHIL” and “BHIL WS,” respectively.

BENEFICIAL OWNERSHIP OF SECURITIES 10
The following table sets forth information regarding (i) unless otherwise indicated in the footnotes below, the actual beneficial ownership of STPC common stock as of August 31, 2021 (the “Ownership Date”), which is prior to the consummation of the merger and the other transactions contemplated by the merger agreement (“pre-business combination”) and (ii) expected beneficial ownership of New Benson Hill Common Stock immediately following the consummation of the merger and the other transactions contemplated by the merger agreement (“post-business combination”), assuming that (x) no shares of Class A Common Stock are redeemed and (y) 40,250,000 shares of Class A Common Stock are redeemed for an aggregate payment of approximately $402.6 million from the Trust Account, which is the maximum amount of redemptions that would satisfy STPC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing, by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of STPC common stock or of New Benson Hill Common Stock;

•
each of our current executive officers and directors;

•
each person who will (or is expected to) become an executive officer or director of New Benson Hill following the consummation of the merger; and

•
all executive officers and directors of STPC as a group pre-business combination and all executive officers and directors of New Benson Hill post-business combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.
The beneficial ownership of shares of STPC Common Stock pre-business combination is based on 50,312,500 outstanding shares of STPC common stock (including 40,250,000 shares of Class A Common Stock and 10,062,500 shares of Class B Common Stock) issued and outstanding as of the Ownership Date. The ownership percentages listed below do not include any such shares of Class A Common Stock that may be purchased after the Ownership Date.
The expected beneficial ownership of shares of New Benson Hill Common Stock post-business combination in the “No Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) no holders of Class A Common Stock exercise their redemption rights and (ii) that there are 210,101,217 shares of New Benson Hill Common Stock outstanding (including shares issuable upon the exercise of outstanding Benson Hill Options and Benson Hill Warrants within sixty (60) days from the Ownership Date).
The expected beneficial ownership of shares of New Benson Hill Common Stock post-business combination in the “Maximum Possible Redemption” column in the table below has been determined based upon the following additional assumptions: (i) 40,250,000 shares of Class A Common Stock are redeemed for an aggregate payment of approximately $402.6 million from the Trust Account, which is the maximum amount of redemptions that would satisfy STPC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) remaining after the closing; and (ii) that there are 169,851,217 shares of New Benson Hill Common Stock outstanding (including shares issuable upon the exercise of outstanding Benson Hill Options and Benson Hill Warrants within sixty (60) days from the Ownership Date).

					After the Business Combination
	Before the Business Combination				No Redemption		Maximum Possible Redemption
Name and Address of Beneficial Owner(1)	Number of shares of STPC Class A Common Stock	%	Number of shares of STPC Class B Common Stock	%	Number of shares of New Benson Hill Common Stock	%	Number of shares of New Benson Hill Common Stock	%
Directors and Executive Officers of STPC:
Michael C. Morgan(2)	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
Eric Scheyer(2)	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
Craig Rohr	—	—	—	—	—	—	—	—
Alec Litowitz(2)	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
Adam E. Daley	—	—	—	—	—	—	—	—
Michael D. Wilds	—	—	—	—	—	—	—	—
Desirée Rogers(3)	—	—	40,000	*	40,000	*	40,000	*
C. Park Shaper(3)	—	—	40,000	*	40,000	*	40,000	*
All Directors and Executive Officers of STPC as a Group (8 Individuals)	—	—	10,062,500	100%	10,062,500	4.8%	10,062,500	5.9%
Five Percent Holders of STPC:
Star Peak Sponsor II LLC	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
Michael C. Morgan(2)	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
Eric Scheyer(2)	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
Alec Litowitz(2)	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
Adage Capital Partners, L.P.(4)	2,750,000	6.8%	—	—	2,750,000	1.3%	—	—
Senator Investment Group LP(5)	2,275,000	5.7%	—	—	2,275,000	1.1%	—	—
Weiss Asset Management LP(6) and affiliated entities	3,571,112	8.9%	—	—	3,571,112	1.7%	—	—
Directors and Executive Officers of New Benson Hill After Consummation of the Business Combination:
Matthew Crisp(7)	—	—	—	—	5,241,536	2.5%	5,241,536	3.1%
DeAnn Brunts(8)	—	—	—	—	64,795	*	64,795	*
Daniel Jacobi(9)	—	—	—	—	310,474	*	310,474	*
J. Stephan Dolezalek	—	—	—	—	—	*	—	*
Adrienne Elsner(10)	—	—	—	—	215,982	*	215,982	*
David Lee(11)	—	—	—	—	89,595	*	89,595	*
Craig Rohr	—	—	—	—	—	*	—	*
Andrew Wheeler(12)	—	—	—	—	—	*	—	*
Linda Whitley-Taylor(13)	—	—	—	—	43,196	*	43,196	*

					After the Business Combination
	Before the Business Combination				No Redemption		Maximum Possible Redemption
Name and Address of Beneficial Owner(1)	Number of shares of STPC Class A Common Stock	%	Number of shares of STPC Class B Common Stock	%	Number of shares of New Benson Hill Common Stock	%	Number of shares of New Benson Hill Common Stock	%
Yeveny Fundler	—	—	—	—	—	*	—	*
Jason Bull(14)	—	—	—	—	53,996	*	53,996	*
Bruce Bennett	—	—	—	—	—	—	—	—
All Directors and Executive Officers of New Benson Hill as a Group (12 Individuals)	—	—	—	—	6,019,574	2.9%	6,019,574	3.5%
Five Percent Holders of New Benson Hill After Consummation of the Business Combination:
Star Peak Sponsor II LLC..	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
Michael C. Morgan(2)	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
Eric Scheyer(2)	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
Alec Litowitz(2)	—	—	9,982,500	99.2%	9,982,500	4.8%	9,982,500	5.9%
GV(15)	—	—	—	—	17,010,423	8.1%	17,010,423	10.0%
iSelect Fund Management, LLC(16)	—	—	—	—	12,860,878	6.1%	12,860,878	7.6%
Michael Kime(16)	—	—	—	—	12,860,878	6.1%	12,860,878	7.6%
Richard Imperiale(16)	—	—	—	—	12,860,878	6.1%	12,860,878	7.6%
Carter Williams(16)	—	—	—	—	12,860,878	6.1%	12,860,878	7.6%
Susan Slavik Williams(16)..	—	—	—	—	12,860,878	6.1%	12,860,878	7.6%
Argonautic Ventures Master SPC(17)	—	—	—	—	11,377,363	5.4%	11,377,363	6.7%
Chiu Wing Nga Rita(17)	—	—	—	—	11,377,363	5.4%	11,377,363	6.7%
Prelude Fund, LP(18)	—	—	—	—	11,025,410	5.2%	11,025,410	6.5%
Mark Cupta(18)	—	—	—	—	11,025,410	5.2%	11,025,410	6.5%
Gabriel Kra(18)	—	—	—	—	11,025,410	5.2%	11,025,410	6.5%
Tim Woodward(18)	—	—	—	—	11,025,410	5.2%	11,025,410	6.5%
S2G Ventures(19)	—	—	—	—	10,019,874	4.8%	10,019,874	5.9%
Lukas T. Walton(19)	—	—	—	—	10,019,874	4.8%	10,019,874	5.9%
Mercury(20)	—	—	—	—	9,689,319	4.6%	9,689,319	5.7%
Adrian Fortino(20)	—	—	—	—	9,689,319	4.6%	9,689,319	5.7%
Blair Garrou(20)	—	—	—	—	9,689,319	4.6%	9,689,319	5.7%
Aziz Gilani(20)	—	—	—	—	9,689,319	4.6%	9,689,319	5.7%
Dan Watkins(20)	—	—	—	—	9,689,319	4.6%	9,689,319	5.7%

*
less than one percent.

(1)
Unless otherwise noted, the business address of the Sponsor and each of the directors and executive officers of STPC is c/o Star Peak Corp II, 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201. Unless otherwise noted, the business address of each of the executive officers and directors of New Benson Hill is c/o Benson Hill, Inc., 1001 North Warson Rd., St. Louis, Missouri 63132.

(2)
The Sponsor is the record holder of such shares. Each of Star Peak 19, LLC, Star Peak L LLC and Star Peak M LLC are the managing members of our Sponsor and as such, each have voting and investment discretion with respect to the Class B Common Stock held of record by the Sponsor and may be deemed to have shared beneficial ownership of the Class B Common Stock held directly by the Sponsor. Eric Scheyer is the sole member of and controls Star Peak 19 LLC; Alec Litowitz is the sole member of and controls Star Peak L LLC; and Michael C. Morgan is the sole member of and controls Star Peak M LLC (each, a “Sponsor Controlling Entity”). The unanimous consent of each Sponsor Controlling Entity is required to make voting and dispositive decisions with respect to the securities held by our Sponsor. Accordingly, each of Messrs. Scheyer, Litowitz and Morgan are deemed to have or share beneficial ownership of the securities held directly by our Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)
Each of these individuals, as well as STPC’s advisor, holds a direct or indirect interest in the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(4)
The address of Adage Capital Partners, L.P. is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116. Based on a Schedule 13G filed on January 19, 2021 (the “Adage 13G”). According to the Adage 13G, Adage Capital Partners, L.P., a Delaware limited partnership (“ACP”) is the direct owner of such Class A Common Stock. Adage Capital Partners GP, L.L.C., a limited liability company organized under the laws of the State of Delaware (“ACPGP”), is the general partner of ACP and therefore has beneficial ownership of the shares of Class A Common Stock directly owned by ACP. Adage Capital Advisors, L.L.C., a limited liability company organized under the laws of the State of Delaware (“ACA”), is the managing member of ACPGP, the general partner of ACP, and therefore has beneficial ownership of the shares of Class A Common Stock directly owned by ACP. Robert Atchinson (“Mr. Atchinson”) is the managing member of ACA, which is the managing member of ACPGP, which is the general partner of ACP and therefore Mr. Atchinson has beneficial ownership of the shares of Class A Common Stock directly owned by ACP. Phillip Gross (“Mr. Gross”) is the managing member of ACA, which is the managing member of ACPGP, which is the general partner of ACP and therefore Mr. Gross has beneficial ownership of the shares of Class A Common Stock directly owned by ACP.

(5)
The address of Senator Investment Group LP is 510 Madison Avenue, 28th Floor, New York, NY 10022. Based on a Schedule 13G filed on January 19, 2021 (the “Senator 13G”). According to the Senator 13G, Senator Investment Group LP (“Senator Investment Group”) serves as investment manager to various investment funds (collectively, the “Funds”), and as such, has investment discretion with respect to the Funds. Douglas Silverman has control of a Delaware limited liability company that may be deemed to control Senator Investment Group.

(6)
Based on a Schedule 13G filed with the SEC on May 28, 2021 (the “Weiss 13G”) by Weiss Asset Management LP, BIP GP LLC, WAM GP LLC, and Mr. Andrew M. Weiss, PH.D. The address for the business office for each reporting persons is 222 Berkeley St., 16th floor, Boston, Massachusetts 02116. According to the Weiss 13G, Weiss Asset Management LP beneficially owned 3,571,112 shares of Class A Common Stock, BIP GP LLC beneficially owned 2,257,543 shares of Class A Common Stock, WAM GP LLC beneficially owned 3,571,112 shares of Class A Common Stock and Mr. Andrew M. Weiss PH.D. beneficially owned 3,571,112 shares of Class A Common Stock. Weiss Asset Management LP is the relevant entity for which Mr. Andrew M. Weiss PH.D. may be considered a controlling person. They are considered to share voting and dispositive power to the shares reported therein.

(7)
Represents 4,080,631 shares of Existing Benson Hill Common Stock and 1,160,905 shares of Existing Benson Hill Common Stock underlying Benson Hill Options exercisable within sixty (60) days of the Ownership Date held by Mr. Crisp.

(8)
Represents 64,795 shares of Existing Benson Hill Common Stock underlying Benson Hill Options exercisable within sixty (60) days of the Ownership Date held by Ms. Brunts.

(9)
Represents 310,474 shares of Existing Benson Hill Common Stock underlying Benson Hill Options exercisable within sixty (60) days of the Ownership Date held by Mr. Jacobi.

(10)
Represents 215,982 shares of Existing Benson Hill Common Stock underlying Benson Hill Options exercisable within sixty (60) days of the Ownership Date held by Ms. Elsner.

(11)
Represents 24,800 shares of Existing Benson Hill Common Stock and 64,795 shares of Existing Benson Hill Common Stock underlying Benson Hill Options exercisable within sixty (60) days of the Ownership Date held by Mr. Lee.

(12)
Represents 17,010,423 shares of Existing Benson Hill Common Stock held by GV 2017 LP, L.L.C. (“GV 2017”) and GV 2019 LP, L.L.C. (“GV 2019”) as of the Ownership Date. Mr. Wheeler is an affiliate of each of GV 2017 and GV 2019, and has advised Benson Hill that he does not have sole or shared voting or investment power with respect to any shares held by GV 2017 and GV 2019. The address for GV is 1600 Amphitheatre Parkway, Mountain View, CA 94043.

(13)
Represents 43,196 shares of Existing Benson Hill Common Stock underlying Benson Hill Options exercisable within sixty (60) days of the Ownership Date held by Ms. Whitley-Taylor.

(14)
Represents 53,996 shares of Existing Benson Hill Common Stock underlying Benson Hill Options exercisable within sixty (60) days of the Ownership Date held by Mr. Bull.

(15)
Represents 17,010,423 shares of Existing Benson Hill Common Stock held by GV 2017 and GV 2019 as of the Ownership Date. Alphabet, Inc. is the ultimate and sole controlling entity of each of GV 2017 and GV 2019 and has advised Benson Hill that no natural person or persons has sole or shared voting or investment power with respect to any shares held by GV 2017 and GV 2019. The address for GV is 1600 Amphitheatre Parkway, Mountain View, CA 94043.

(16)
Represents 12,860,878 shares of Existing Benson Hill Common Stock held by iSelect Fund  —   Argonautics, LLC, iSelect Fund  —  St. Louis, LLC, iSelect Fund B  —  St. Louis, LLC, iSelect Qualified Purchaser Fund, LLC, Millennium Trust Company (for the benefit of iSelect Qualified Purchase Fund), Millennium Trust Company (for the benefit of iSelect Fund B  —  St. Louis, LLC), Millennium Trust Company (for the benefit of iSelect Qualified Purchaser Fund, LLC) and iSelect Fund Management, LLC as of the Ownership Date. iSelect Fund Management, LLC is the manager of iSelect Fund — Argonautics, LLC, iSelect Fund — St. Louis, LLC, iSelect Fund B — St. Louis, LLC, iSelect Qualified Purchaser Fund, LLC, Millennium Trust Company (for the benefit of iSelect Qualified Purchase Fund), Millennium Trust Company (for the benefit of iSelect Fund B — St. Louis, LLC) and Millennium Trust Company (for the benefit of iSelect Qualified Purchaser Fund, LLC) and may be deemed to have beneficial ownership of the securities held directly by such entities. Michael Kime, Richard Imperiale, Carter Williams and Susan Slavik Williams are the board of managers of iSelect Fund Management, LLC and may be deemed to have or share beneficial ownership of the securities held directly by iSelect Fund Management, LLC. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address for iSelect Fund Management, LLC is 1401 S. Brentwood Blvd., Ste. 300, St. Louis, MO 63144.

(17)
Represents 11,377,363 shares of Existing Benson Hill Common Stock held by Argonautic Ventures Master SPC (for and on behalf of Argonautic Vertical Series Benson Hill SS Fund II SP) and Argonautic Ventures Master SPC (for and on behalf of Argonautic Vertical Series Benson Hill SS Funds II SP) as of the Ownership Date. Chiu Wing Nga Rita holds a direct or indirect interest in Argonautic Ventures Master SPC (for and on behalf of Argonautic Vertical Series Benson Hill SS Fund II SP) and Argonautic Ventures Master SPC (for and on behalf of Argonautic Vertical Series Benson Hill SS

Funds II SP) and may be deemed to have beneficial ownership of the securities held directly by such entities. Ms. Chiu disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest she may have therein, directly or indirectly. The address for Argonautics Ventures Master SPC is P.O. Box 2705 Grand Cayman KYI-1103.
(18)
Represents 11,025,410 shares of Existing Benson Hill Common Stock held by Prelude Fund, LP as of the Ownership Date. Prelude Ventures LLC is the manager of Prelude Fund, LP and may be deemed to have beneficial ownership of the securities held directly by Prelude Fund, LP. Mark Cupta, Gabriel Kra and Tim Woodward are the managing directors of Prelude Ventures LLC and may be deemed to have or share beneficial ownership of the securities held directly by Prelude Fund LLC. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address for Prelude Fund, LP is One Ferry Building, Suite 300, San Francisco, CA 94111.

(19)
Represents 10,019,874 shares of Existing Benson Hill Common Stock held by S2G Ventures Fund I, L.P., S2G Ventures Fund II, L.P. and S2G Builders Food & Agriculture Fund III, L.P. (“S2G Fund III”) (together, “S2G Ventures”) as of the Ownership Date. Lukas T. Walton holds a direct or indirect interest in S2G Ventures Fund I, L.P., S2G Ventures Fund II, L.P. and S2G Builders Food & Agriculture Fund III, L.P. and may be deemed to have beneficial ownership of the securities held directly by such entities. Mr. Walton disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The address for S2G Ventures is PO Box 1860, Bentonville, AR 72712.

(20)
Represents 9,689,319 shares of Existing Benson Hill Common Stock held by Mercury Camelback Fund, LLC, Mercury Fund Affiliates III, L.P., Mercury Fund Ventures III, L.P. and Mercury Fund Partners III, L.P. as of the Ownership Date. Adrian Fortino, Blair Garrou, Aziz Gilani and Dan Watkins manage Mercury Camelback Fund, LLC, Mercury Fund Affiliates III, L.P., Mercury Fund Ventures III, L.P. and Mercury Fund Partners III, L.P. and may be deemed to have or share beneficial ownership of the securities held directly by such entities. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address for Mercury is 3737 Buffalo Speedway, Suite 1750, Houston, TX 77098.

SELLING SECURITYHOLDERS
This prospectus relates to the resale by the Selling Securityholders from time to time of (i) up to 29,053,454 shares of Class A common stock (including (a) 6,553,454 shares that may be issued upon exercise of the Private Placement Warrants and (b) 22,500,000 shares which are to be issued in a private placement in connection with the Business Combination) and (ii) up to 6,553,454 Private Placement Warrants. In the event the conditions precedent to the consummation of the Business Combination are not met, then the PIPE Shares will not be issued and STPC will seek to withdraw the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement.
The Selling Securityholders may from time to time offer and sell any or all of the shares of Class A Common Stock and Private Placement Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement.
When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the common stock or private placement warrants other than through a public sale.
The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of Class A Common Stock and number of Private Placement Warrants held by each Selling Securityholder immediately prior to the sale of the shares of Class A Common Stock in this offering, the number of shares of Class A Common Stock and number of Private Placement Warrants that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering. For purposes of the table below, we have assumed that (i) none of the holders of public shares elect to redeem their shares in connection with the Special Meeting, (ii) the Business Combination is approved by the STPC and Benson Hill stockholders, (iii) the PIPE Investment closes immediately prior to the Closing, (iv) the Closing occurs and (v) the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, we assume that the Selling Securityholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act. In the event the conditions precedent to the consummation of the Business Combination are not met, then the PIPE Shares will not be issued and STPC will seek to withdraw the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement.
We have determined beneficial ownership in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A Common Stock or Private Placement Warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock and Private Placement Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

	Securities Beneficially Owned Prior to This Offering		Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering
Name and Address of Beneficial Owner	Shares of Common Stock(1)	Private Placement Warrants	Shares of Common Stock(1)	Private Placement Warrants	Shares of Common Stock(1)%		Private Placement Warrants	%
Star Peak Sponsor II LLC(2)	16,535,954	6,553,454	6,553,454	6,553,454	9,982,500	4.8%	—	—
Alyeska Master Fund, L.P.(3)	1,594,759	—	1,000,000	—	594,759	*	—	—
Argonautic Vertical Series Benson Hill Special Situation Fund III SP(4)	5,100,000	—	5,100,000	—	—	—	—	—
Astrum Partners LLC, Series XVI(5)	440,000	—	440,000	—	—	—	—	—
Caisse de dépôt et placement du Québec(6)	4,998,506	—	520,000	—	4,478,506	2.1%	—	—
Cohen & Steers Infrastructure Fund, Inc.(7)	962,500	—	962,500	—	—	—	—	—
Cohen & Steers Real Assets Fund, Inc.(7)	37,500	—	37,500	—	—	—	—	—
Morton A. Cohn(8)	100,000	—	100,000	—	—	—	—	—
Funds managed by Diameter Capital Partners LP(9)	800,000	—	800,000	—	—	—	—	—
David R. Fassnacht(10)	100,000	—	100,000	—	—	—	—	—
The Cynthia C. Grumney Revocable Trust(11)	100,000		100,000		—	—	—	—
Hedosophia Public Investments Limited(12)	2,250,000	—	2,250,000	—	—	—	—	—
Hite Carbon Offset LP(13)	39,900	—	39,900	—	—	—	—	—
Hite Carbon Offset Ltd(13)	85,300	—	85,300	—	—	—	—	—
Hite Hedge ET LP(13)	473,190	—	324,800	—	148,390	*	—	—
Entities affiliated with Millennium Management LLC(14)	884,586	—	550,000	—	334,586	*	—	—
Lagomaj Capital(15)	13,360,878	—	500,000		12,860,878	6.1%	—	—
Magnetar Capital Master Fund. Ltd(16)	90,000	—	90,000	—	—	—	—	—
Major Tom Private Capital LLC(17)	250,000	—	250,000	—	—	—	—	—
Funds managed by subsidiaries of BlackRock, Inc.(18)	2,250,000		2,250,000	—	—	—	—	—
Mercury Camelback Fund, LLC(19)	5,159,282	—	2,000,000	—	3,159,282	1.5%	—	—
PFMO4 LLC(20)	1,000,000	—	500,000	—	500,000	*	—	—
Portcullis Partners, LP(21)	300,000	—	300,000	—	—	—	—	—
Post Holdings, Inc.(22)	500,000	—	500,000	—	—	—	—	—
RZR, LLC(23)	50,000	—	50,000	—	—	—	—	—

	Securities Beneficially Owned Prior to This Offering		Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering
Name and Address of Beneficial Owner	Shares of Common Stock(1)	Private Placement Warrants	Shares of Common Stock(1)	Private Placement Warrants	Shares of Common Stock(1)%		Private Placement Warrants	%
S2G Builders Food & Agriculture Fund III, L.P.(24)	2,595,234	—	200,000	—	2,395,234	1.1%	—	—
Legend of Sleepy Hollow LLC(25)	1,000,000	—	1,000,000	—	—	—	—	—
Todd R. Schnuck Revocable Trust(26)	50,000	—	50,000	—	—	—	—	—
Mark Todd Simmons Investment Exempt Trust(27)	100,000	—	100,000	—	—	—	—	—
Skandia Fonder AB(28)	250,000	—	250,000	—	—	—	—	—
Sweat Equity Partners(29)	100,000		100,000		—	—	—	—
Robert V. Vitale(30)	100,000	—	100,000	—	—	—	—	—
Undiscovered Value Master Fund SPC(31)	37,252	—	37,252	—	—	—	—	—
Whetstone Capital Trading, LP(31)	53,400	—	53,400	—	—	—	—	—
Whetstone Capital, LP(31)	659,348	—	659,348	—	—	—	—	—
VanEck Global Natural Resources Portfolio, a series of Brighthouse Funds Trust II(32)	748,000	—	315,000	—	433,000	*	—	—
VanEck Global Resources Fund(32)	489,900	—	190,000	—	299,900	*	—	—
VanEck VIP Global Resources Fund(32)	227,400	—	95,000	—	132,400	*	—	—
Wheatsheaf Group U.S. Inc.(33)	8,488,378	—	500,000	—	7,988,378	3.8%	—	—

*
Represents less than 1%.

(1)
Represents shares of Common Stock of New Benson Hill and does not include shares issuable upon exercise of the public warrants. Shares of Common Stock received in connection with the Business Combination and the percentage of beneficial ownership have been estimated as of the Ownership Date assuming that (x) no shares of Class A Common Stock are redeemed and (y) 210,101,217 shares of Common Stock of New Benson Hill are outstanding at the Closing (including shares issuable upon the exercise of outstanding Benson Hill Options and Benson Hill Warrants within sixty (60) days from the Ownership Date). The calculation of percentage of beneficial ownership prior to and after this offering excludes shares of New Benson Hill issuable upon exercise of public warrants and Private Placement Warrants.

(2)
Shares of Common Stock consist of (i) 9,982,500 founder shares held prior to the Business Combination and converted into Common Stock in connection therewith, including the 1,996,500 Sponsor Earn Out Shares, and (ii) 6,553,454 shares of Common Stock issuable upon exercise of the Private Placement Warrant. Each of Star Peak 19, LLC, Star Peak L LLC and Star Peak M LLC are the managing members of the Sponsor and as such, each have voting and investment discretion with respect to the Private Placement Warrants held of record by the Sponsor and may be deemed to have shared beneficial ownership of the Private Placement Warrants held directly by the Sponsor. Eric Scheyer is the sole member of and controls Star Peak 19 LLC; Alec Litowitz is the sole member of and controls Star Peak L LLC; and Michael C. Morgan is the sole member of and controls Star Peak M LLC (each, a “Sponsor Controlling Entity”). The unanimous consent of each Sponsor Controlling Entity is required to make voting and dispositive decisions with respect to the securities held by the Sponsor. Accordingly, each of Messrs. Scheyer, Litowitz and Morgan are deemed to have or share beneficial ownership of the securities held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(3)
Includes (i) 1,000,000 PIPE Shares held by Alyeska Master Fund, L.P. (“AMF”) and (ii) 594,759 shares of Class A Common Stock held prior to the Business Combination and reclassified as Common Stock in connection therewith. Alyeska Investment Group, L.P., the investment manager of AMF, has voting and investment control of the shares held by AMF. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by AMF. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(4)
Includes shares held by Argonautic Ventures Master SPC (for and on behalf of Argonautic Vertical Series Benson Hill Special Situation Fund III SP) as of the Ownership Date. Chiu Wing Nga Rita, Director of Argonautic Ventures Master SPC and AIM Master I (BVI) Ltd., holds a direct or indirect interest in Argonautic Ventures Master SPC (for and on behalf of Argonautic Vertical Series Benson Hill Special Situation Fund III SP) and may be deemed to have beneficial ownership of the securities held directly by such entities. Ms. Chiu disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest she may have therein, directly or indirectly. The address for Argonautics Ventures Master SPC is P.O. Box 2705 Grand Cayman KYI-1103.

(5)
Magnetar Financial LLC is the investment advisor of Series XVI, a series of Astrum Partners LLC. Alec Litowitz may be deemed to have investment discretion and voting power over common stock held by this Selling Securityholder. The address of Series XVI, a series of Astrum Partners LLC, is 1603 Orrington Avenue, 13th Floor, Evanston, IL 60201.

(6)
Includes (i) 520,000 PIPE Shares held by Caisse de dépôt et placement du Québec (“CDPQ”) and (ii) 4,478,506 shares of Common Stock received in connection with the Business Combination, including 578,234 Earn Out Shares. An investment committee consisting of more than 5 members appointed by CDPQ has voting and dispositive power over the shares. The address of CDPQ is c/o Caisse de dépôt et placement du Québec, 1000, place Jean-Paul-Riopelle, Montréal (Québec) H2Z 2B3, Canada.

(7)
Cohen & Steers Capital Management, Inc. is the investment manager of each of Cohen & Steers Infrastructure Fund, Inc. and Cohen & Steers Real Assets Fund, Inc. The address of each entity listed in this footnote is c/o Cohen & Steers Capital Management, Inc., 280 Park Avenue, New York, NY 10017.

(8)
The address of Morton A. Cohn is 800 Bering Drive, Ste. 210, Houston, TX 77024.

(9)
Securities offered hereby consist of 700,000 PIPE Shares held by Diameter Master Fund LP (“DMF”) and 100,000 PIPE Shares held by Diameter Dislocation Master Fund LP (“DDF”). Securities beneficially owned by other affiliated entities also include 106,076 shares of Class A Common Stock held prior to the Business Combination and reclassified as Common Stock in connection therewith. Diameter Capital Partners LP is the investment manager (“Investment Manager”) of these affiliated entities and, therefore, has investment and voting power over these shares. Scott Goodwin and Jonathan Lewinsohn, as the sole managing members of the general partner of the Investment Manager, make voting and investment decisions on behalf of the Investment Manager. As a result, the Investment Manager, Mr. Goodwin and Mr. Lewinsohn may be deemed to be the beneficial owners of these shares. Notwithstanding the foregoing, each of Mr. Goodwin and Mr. Lewinsohn disclaim any such beneficial ownership. The business address of Diameter Capital Partners LP is 55 Hudson Yards, 29th Floor, New York, NY 10001.

(10)
The address of David R. Fassnacht is 916 Lincoln Heights Ave., Ephrata, PA 17522.

(11)
The address of The Cynthia C. Grumney Revocable Trust is 2 Saint Andrews Drive, St. Louis, MO 63124.

(12)
The board of directors of Hedosophia Public Investments Limited comprises Ian Osborne, Iain Stokes, Rob King and Trina Le Noury and each director has shared voting and dispositive power with respect to the securities held by Hedosophia Public Investments Limited. Each of them disclaims beneficial ownership of the securities held by Hedosophia Public Investments Limited. The address of Hedosophia Public Investments Limited is Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3QL.

(13)
Includes (i) 39,900 PIPE Shares held by Hite Carbon Offset LP, (ii) 85,300 PIPE Shares held by Hite Carbon Offset Ltd, (iii) 324,800 PIPE Shares held by Hite Hedge ET LP and (iv) 148,390 shares of Class A Common Stock held by HITE Hedge ET LP prior to the Business Combination and reclassified as Common Stock in connection therewith. HITE Hedge Asset Management LLC is the investment manager of each of Hite Carbon Offset LP, Hite Carbon Offset Ltd and Hite Hedge ET LP (the “HITE Securityholders”). HITE Hedge Asset Management LP is the investment manager of HITE Hedge Asset Management LLC. James M. Jampel is the investment manager of HITE Hedge Asset Management LP and may be deemed to have investment discretion and voting power over Common Stock held by the HITE Securityholders. The address of each entity listed in this footnote is 300 Crown Colony Drive, Suite 108, Quincy, MA 02169.

(14)
Includes (i) 150,000 PIPE Shares held by Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”), (ii) 400,000 PIPE Shares held by ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands (“ICS Opportunities”), (iii) 100,486 shares of Class A Common Stock held by Integrated Core Strategies prior to the Business Combination and reclassified as Common Stock in connection therewith and (iv) 234,100 shares of Class A Common Stock held by ICS Opportunities prior to the Business Combination and reclassified as Common Stock in connection therewith. ICS Opportunities II LLC, a Cayman Islands limited liability company (“ICS Opportunities II”), beneficially owned 247,785 shares of Class A Common Stock prior to the Business Combination and reclassified as Common Stock in connection therewith, which are not reflected in the table above. ICS Opportunities II is an affiliate of Integrated Core Strategies and ICS Opportunities. Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities and ICS Opportunities II and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and ICS Opportunities II and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, ICS Opportunities and ICS Opportunities II. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, ICS Opportunities or ICS Opportunities II, as the case may be. The address of each entity listed in this footnote is 399 Park Avenue, New York, NY 10022.

(15)
Includes (i) 500,000 PIPE Shares held by Lagomaj, LLC and (ii) 814,514 shares of Common Stock received in connection with the Business Combination, including 105,164 Earn-Out Shares, beneficially owned by iSelect Fund — St. Louis, LLC; 3,868,471 shares of Common Stock received in connection with the Business Combination, including 499,468 Earn-Out Shares, beneficially owned by iSelect Fund B — St. Louis, LLC; 6,404,764 shares of Common Stock received in connection with the Business Combination, including 826,938 Earn-Out Shares, beneficially owned by, iSelect Qualified Purchaser

Fund, LLC; and 1,773,129 shares of Common Stock received in connection with the Business Combination, including 228,934 Earn-Out Shares, beneficially owned by iSelect Fund Argonautics, LLC. Lagomaj Capital, LLC owns more than 5% of the outstanding membership units of iSelect Fund Management, LLC, which manages iSelect Fund — St. Louis, LLC, iSelect Fund B — St. Louis, LLC, iSelect Qualified Purchaser Fund, LLC and iSelect Fund Argonautics, LLC (the “iSelect Funds”). As a result, Lagomaj Capital, LLC beneficially owns shares held by the iSelect Funds. The iSelect Funds collectively own more than 5.0% of the outstanding equity of Benson Hill, Inc. Felix Williams, VII, is the son of Susan Slavik Williams, who serves as a member of the Board of Managers of iSelect Fund Management, LLC. Carter Williams, a Manager of iSelect Fund Management, LLC, serves on the board of directors of Benson Hill, Inc. The address of Lagomaj Capital, LLC is 2222 South Warson Road, St. Louis, MO 63124.
(16)
Magnetar Financial LLC (“MFL”) serves as investment manager of Magnetar Capital Master Fund Ltd. In such capacity, MFL exercises voting and investment power over the securities held by Magnetar Capital Master Fund Ltd. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”), is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”), is the sole general partner of MCP. The manager of Supernova is Alec N. Litowitz, a citizen of the United States of America. MFL, MCP, Supernova and Alec N. Litowitz disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities. The address of Magnetar Capital Master Fund Ltd. is 1603 Orrington Ave., 13th FL, Evanston, IL. 60201.

(17)
The address of Major Tom Private Capital LLC is c/o Beemok Capital, LLC, 200 Meeting Street, Suite 206, Charleston, SC 29401.

(18)
The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: MALT (BASII) L.P. and MALT Master Fund, L.P. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.

(19)
Includes (i) 2,000,000 PIPE Shares held by Mercury Camelback Fund, LLC and (ii) 3,159,282 shares of Common Stock received in connection with the Business Combination, including 407,904 Earn-Out Shares. Blair Garrou and Daniel Watkins manage Mercury Camelback Fund, LLC (“Mercury”) and may be deemed to have or share beneficial ownership of the securities held directly by such entities. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address for Mercury is 3737 Buffalo Speedway, Suite 1750, Houston, TX 77098.

(20)
Includes (i) 500,000 PIPE Shares held by PFMO4, LLC and (ii) 500,000 shares of Class A Common Stock held prior to the Business Combination and reclassified as Common Stock in connection therewith. The address of PFMO4 LLC is c/o 2912 Advisors LP, 405 Lexington Avenue, 34th FL New York, NY 10174.

(21)
The general partner of Portcullis Partners, LP is Portcullis G.P., LLC (the “General Partner”). Michael C. Morgan is the Manager of the General Partner and President of Portcullis Partners, LP. The address of each entity listed in this footnote is 2001 Kirby Drive, Suite 800, Houston, TX 77019.

(22)
Post Holdings, Inc. is a publicly traded company. Robert V. Vitale exercises voting and dispositive power over the registrable securities owned by Post Holdings, Inc. as President and Chief Executive Officer of Post Holdings, Inc. and may be deemed to have or share beneficial ownership of such registrable securities held directly by Post Holdings, Inc. However, Mr. Vitale disclaims any beneficial ownership of the registrable securities other than to the extent of any pecuniary interest that he may have therein, directly or indirectly. The address of Post Holdings, Inc. is 2503 S. Hanley Rd., St. Louis, MO 63144.
(23)
Mark Todd Simmons and Melissa Simmons exercise voting and dispositive power over the registrable securities on behalf of RZR, LLC as trustees and beneficiaries of TMS Family Trust, its sole member. The address of RZR, LLC is 601 N. Hico St., Siloam Springs, AR 72761.

(24)
Includes (i) 200,000 PIPE Shares held by S2G Builders Food & Agriculture Fund III, L.P. (“S2G Fund III”) and (ii) 2,395,234 shares of Common Stock received in connection with the Business Combination, including 309,256 Earn-Out Shares. Lukas T. Walton exercises investment and voting control over the registrable securities on behalf of the S2G Fund III as the Manager of the General Partner of the S2G Fund III. Sanjeev Krishnan, a Managing Director of S2G Ventures, serves on the board of directors of Benson Hill, Inc. The address for S2G Ventures is PO Box 1860, Bentonville, AR 72712.

(25)
The address of Legend of Sleepy Hollow LLC is 909 Fannin, Suite 2907, Houston, TX 77010.

(26)
Todd R. Schnuck exercises voting and dispositive power over the registrable securities as Trustee. The address of Todd R. Schnuck Revocable Trust is 11420 Lackland Road, St Louis, MO 63146.

(27)
Sarah L. Simmons exercises voting and dispositive power over the registrable securities as Trustee. The address of Mark Todd Simmons Investment Exempt Trust is 601 N. Hico St., Siloam Springs, AR 72761.

(28)
Share amounts reflect 250,000 PIPE Shares. These securities are held by an account for which Lazard Asset Management LLC, a Delaware limited liability company (“LAM”), serves as discretionary asset manager. LAM holds voting and investment power over the shares. LAM is indirectly controlled by Lazard Ltd, a Bermuda corporation, which has a board of eleven directors. Each of the foregoing, except for LAM, disclaims beneficial ownership of these securities. LAM’s address is 30 Rockefeller Plaza, New York, New York 10112.

(29)
The address of Sweat Equity Partners, LP is 2911 Ella Lee, Houston, TX 77019.

(30)
The address of Robert V. Vitale is c/o Post Holdings, Inc., 2503 S. Hanley Road, St. Louis, MO 63144.

(31)
Whetstone Capital Advisors, LLC (“WCA”) serves as investment manager to each of Whetstone Capital Trading, LP, Whetstone Capital, LP and Undiscovered Value Master Fund SPC. In such capacity, WCA exercises voting and investment power over the securities held by Whetstone Capital Trading, LP, Whetstone Capital, LP and Undiscovered Value Master Fund SPC. The manager of WCA is David A. Atterbury. The address of Whetstone Capital Trading, LP, Whetstone Capital, LP and Undiscovered Value Master Fund SPC is 2001 Shawnee Mission Parkway, Mission Woods, KS, 66205.

(32)
Includes (i) 315,000 PIPE Shares held by VanEck Global Natural Resources Portfolio, a series of Brighthouse Funds Trust II (“VanEck GNRP”), (ii) 190,000 PIPE Shares held by VanEck Global Resources Fund (“VanEck GRF”), (iii) 95,000 PIPE Shares held by VanEck VIP Global Resources Fund (“VanEck VIP”), (iv) 433,000 shares of Class A Common Stock held by VanEck GNRP prior to the Business Combination and reclassified as Common Stock in connection therewith, (v) 299,900 shares of Class A Common Stock held by VanEck GRF prior to the Business Combination and reclassified as Common Stock in connection therewith and (vi) 132,400 shares of Class A Common Stock held by VanEck VIP prior to the Business Combination and reclassified as Common Stock in connection therewith. Van Eck Associate Corp. is the investment advisor for Vaneck Global Resources Fund and Vaneck VIP Global Resources Fund and Vaneck Global Natural Resources Portfolio, a Series of Brighthouse Funds Trust II. The address of each entity listed in this footnote is 666 Third Ave, 9th Floor, New York, NY 10017.

(33)
Includes (i) 500,000 PIPE Shares held by Wheatsheaf Group U.S. Inc. and (ii) 7,988,378 shares of Common Stock received in connection with the Business Combination, including 1,031,404 Earn-Out Shares. Voting and investment power with respect to the shares held by Wheatsheaf Group Ltd. may be exercised in whole or in part by Graham Ramsbottom, Anthony James, Peter Kristensen, Katrin Burt, Monty Bayer and J. Stephan Dolezalek, all Executive Directors of Wheatsheaf Group Ltd. and members of the investment committee of Wheatsheaf Group Ltd. Such Executive Directors and/or investment committee members expressly disclaim beneficial ownership of all shares held by

Wheatsheaf Group Ltd. Mr. Dolezalek serves on the board of directors of Benson Hill, Inc. The address of Wheatsheaf Group U.S. Inc. is 3000 Sand Hill Road, Building 3, Suite 170, Menlo Park, CA 94025.
Listing of Common Stock
We intend to continue the listing of the post-combination company’s Common Stock on the NYSE under the symbol “BHIL” upon the Closing.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Relationships and Related Party Transactions — Star Peak Corp II
Founder Shares
In October 2020, our Sponsor purchased an aggregate of 10,062,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. Prior to the initial investment in the Company of $25,000 by our Sponsor, the Company had no assets, tangible or intangible. On January 4, 2021, our Sponsor transferred 40,000 Founder Shares to each of Desirée Rogers and C. Park Shaper, our independent directors. On January 8, 2021, the underwriters fully exercised the over-allotment option and purchased an additional 5,250,000 units, at a price of $10.00 per unit.
The Sponsor and STPC’s officers and directors have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one (1) year after the completion of STPC’s initial business combination or (B) subsequent to STPC’s initial business combination, (x) if the last reported sale price of STPC’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least one hundred fifty (150) days after STPC’s initial business combination, or (y) the date on which STPC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all STPC stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any Founder Shares.
Private Placement Warrants
Simultaneously with the consummation of our IPO, we completed the sale of Private Placement Warrants to the Sponsor in a private placement, generating gross proceeds of $13.1 million. Each Private Placement Warrant is exercisable for one (1) share of our Class A Common Stock at an exercise price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from our IPO held in the Trust Account. If our initial business combination is not completed by January 8, 2023, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Class A Common Stock (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Private Placement Warrants until thirty (30) days after the completion of our initial business combination.
Promissory Note — Related Party
On October 30, 2020, the Sponsor agreed to loan us an aggregate of up to $300,000 to cover expenses related to our IPO pursuant to the Promissory Note. The Promissory Note was non-interest bearing and was due upon the completion of our IPO. We borrowed $150,000 under the Promissory Note, which balance was paid in full at closing of our IPO on January 8, 2021.
Administrative Support Agreement
We have agreed to pay $10,000 a month for office space, utilities, and secretarial and administrative support to the Sponsor. Services commenced on the date the securities were first listed on the NYSE and will terminate upon the earlier of our initial business combination or our liquidation.
Related Person Transactions Policy
We operate under a Code of Ethics that encourages the avoidance of “related-party transactions” or conflicts of interest, wherever possible, except under guidelines or resolutions approved by our board of directors (or the appropriate committee thereof).

Policy for Approval of Related Party Transactions
Our audit committee must review and approve any related person transaction we propose to enter into. Our audit committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of our company and our stockholders. A summary of such policies and procedures is set forth below.
Any potential related party transaction that is brought to the audit committee’s attention will be analyzed by the audit committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At its meetings, the audit committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related party.
In determining whether to approve a related party transaction, the audit committee must consider, among other factors, the following factors to the extent relevant:
•
whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;

•
whether there are business reasons for us to enter into the transaction;

•
whether the transaction would impair the independence of an outside director;

•
whether the transaction would present an improper conflict of interest for any director or executive officer; and

•
any pre-existing contractual obligations.

Any member of the audit committee who has an interest in the transaction under discussion must abstain from any voting regarding the transaction, but may, if so requested by the chairman of the audit committee, participate in some or all of the audit committee’s discussions of the transaction. Upon completion of its review of the transaction, the audit committee may determine to permit or to prohibit the transaction.
Our Sponsor, officers and directors are deemed to be our “promoter” as such term is defined under the federal securities laws.
To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our Sponsor, officers or directors unless we, or a committee of independent directors, have obtained an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that our initial business combination is fair to our company and our stockholders from a financial point of view. No finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation will be paid by us to our Sponsor, officers or directors, or any affiliate of our Sponsor or officers, for services rendered to us prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, the following payments will be made to our Sponsor, officers or directors, or our or their affiliates, none of which will be made from the proceeds of our IPO held in the Trust Account prior to the completion of our initial business combination:
•
Payment to an affiliate of our Sponsor of $10,000 per month, for up to 18 months, for office space, utilities and secretarial and administrative support;

•
Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•
Repayment of loans which may be made by our Sponsor or an affiliate of our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $2.00 per warrant at the option of the lender.

Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates
Certain Relationships and Related Person Transactions  —  Benson Hill
Other than compensation arrangements for Benson Hill’s directors and executive officers, which are described elsewhere in this prospectus, the following describes transactions since January 1, 2018, and each currently proposed transaction in which:
•
Benson Hill has been or is to be a participant;

•
the amount involved exceeded or will exceed $120,000; and

•
any of Benson Hill’s directors or executive officers that are expected to continue as directors or executive officers following the merger or holders of more than 5% of Benson Hill’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or material interest.

Investors’ Rights Agreement
Benson Hill is a party to a Fourth Amended and Restated Investors’ Rights Agreement, dated as of July 31, 2020 (the “Investors’ Rights Agreement”), with certain holders of Benson Hill’s capital stock and warrants. The Investors’ Rights Agreement provides, among other things, that certain holders of Benson Hill’s capital stock have the right to request that Benson Hill file a registration statement, and/or request that their shares be covered by a registration statement that Benson Hill is otherwise filing, subject to certain exceptions. In connection with the merger, the Investors’ Rights Agreement will be terminated and none of Benson Hill’s holders of capital stock will have any special registration rights with respect to Benson Hill’s securities.
Voting Agreement
Benson Hill is a party to a Fourth Amended and Restated Voting Agreement, dated as of July 31, 2020 (the “Voting Agreement”), under which certain holders of Benson Hill’s capital stock have agreed to vote their shares on certain matters, including with respect to the election of directors. In connection with the merger, the Voting Agreement will be terminated and none of Benson Hill’s stockholders will have any special rights regarding the election or designation of members of STPC’s board of directors, the voting of STPC’s capital stock, or the restrictions on transfer of Benson Hill’s capital stock pursuant to the Voting Agreement.
Right of First Refusal and Co-Sale Agreement
Benson Hill is a party to a Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of July 31, 2020 (the “Right of First Refusal and Co-Sale Agreement”), with certain holders of Benson Hill’s capital stock. The Right of First Refusal and Co-Sale Agreement provides for rights of first refusal and co-sale relating to the shares of Benson Hill’s capital stock held by certain parties to the Right of First Refusal and Co-Sale Agreement. In connection with the merger, the Right of First Refusal and Co-Sale Agreement will be terminated.
Shareholders Agreement
Benson Hill has entered into a Shareholders Agreement, dated as of June 28, 2012 (the “Shareholders Agreement”), with certain holders of Benson Hill’s capital stock. The Shareholders Agreement provides for certain restrictions on transfer and certain permissible transfers of Benson Hill’s capital stock held by the holders party to the Shareholders Agreement, including a right of first refusal by Benson Hill or the other holders party to the Shareholders Agreement with respect to any capital stock transferred by parties to the Shareholders Agreement. In connection with the merger, the Shareholders Agreement will be terminated.
Management Rights Letters
Benson Hill has entered into management rights letters with certain holders of Benson Hill’s capital stock granting certain management rights, including the right to consultation on certain business issues, examination of Benson Hill’s books and records, and designation of an observer on the Benson Hill board of directors. In connection with the merger, each management right letter will be terminated.
Master Service Agreement
Benson Hill has entered into a Master Service Agreement, dated January 7, 2018 (the “Master Service Agreement”), with Mercury Data Science, LLC (“Mercury”), which is an affiliate of each of Mercury Fund Affiliates III, L.P. and Mercury Camelback Fund, LLC, each of which holds significant investment in Existing Benson Hill Common Stock (on an as-converted basis). The Master Service Agreement provides for the provision of certain exploratory research services to Benson Hill. Mercury is entitled to a monthly fee of $20,000 per calendar month. In addition, Mercury is entitled to reimbursement for certain expenses incurred in connection with providing such services. The Master Service Agreement can be terminated by Benson Hill on thirty days’ prior written notice. For the six months ended June 30, 2021 and the year ended December 31, 2020, Benson Hill paid approximately $260,244 and $930,000, respectively, to Mercury pursuant to the Master Service Agreement.
Bunge Sales
From time to time, Benson Hill sells agricultural products to Bunge North America, Inc. (“Bunge”), which holds significant investment in Existing Benson Hill Common Stock (on an as-converted basis), pursuant to various purchase orders. In the six months ended June 30, 2021 and the year ended December 31, 2020, we sold approximately $680,000 and $0, respectively, of agricultural products to Bunge pursuant to purchase orders.
Related Person Transactions Policy
Although Benson Hill has not had a written policy for the review and approval of transactions with related persons, its board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director or officer’s relationship or interest in the agreement or transaction were disclosed to the board of directors.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of material United States federal income tax consequences of the purchase, ownership and disposition of Common Stock (which, for purposes of this discussion, includes Class A Common Stock and PIPE Shares) and Private Placement Warrants as of the date hereof. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of Common Stock and Private Placement Warrants who are initial purchasers of such securities. This discussion is limited to holders who purchase our Common Stock and Private Placement Warrants pursuant to this offering and who hold Common Stock and Private Placement Warrants as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).
This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. We cannot assure you that a change in law (including, but not limited to, proposed legislation) will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This discussion does not address the U.S. federal income tax consequences to the Sponsor or our founders, officers or directors. This summary does not address the Medicare tax on certain investment income, the alternative minimum tax, U.S. federal estate or gift tax laws, any state, local or any non-U.S. tax laws. In addition, this discussion does not address all U.S. federal income tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:
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banks or other financial institutions;

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tax-exempt entities;

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insurance companies;

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dealers in securities or foreign currencies;

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traders in securities subject to a mark-to-market method of accounting for U.S. federal income tax purposes with respect to our Common Stock and Private Placement Warrants;

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partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

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regulated investment companies, mutual funds or real estate investment trusts;

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“controlled foreign corporations” or “passive foreign investment companies;”

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persons that acquired our Common Stock and Private Placement Warrants through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

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U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

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former residents of the United States;

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persons that hold our Common Stock and Private Placement Warrants as a part of a straddle, hedge, integrated transaction or similar transaction; or

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persons who own 5 percent or more (by vote or value) of our Common Stock.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our Common Stock and Private Placement Warrants, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our Common Stock and Private Placement Warrants, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of such Common Stock and Private Placement Warrants.
IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON STOCK OR PRIVATE PLACEMENT WARRANTS YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SUCH COMMON STOCK OR PRIVATE PLACEMENT WARRANTS, AS APPLICABLE, AS WELL AS THE CONSEQUENCES TO YOU ARISING UNDER OTHER UNITED STATES FEDERAL TAX LAWS, THE LAWS OF ANY OTHER TAXING JURISDICTION, OR AN APPLICABLE TAX TREATY. IN ADDITION, YOU SHOULD CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO ANY POTENTIAL CHANGES IN UNITED STATES FEDERAL TAX LAW AS WELL AS ANY POTENTIAL CHANGES IN STATE, LOCAL OR FOREIGN TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Common Stock and Private Placement Warrants, that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation or other entity treated as a corporation and organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Taxation of Distributions
If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of its Common Stock, as applicable, and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock and Private Placement Warrants” below.
Dividends we pay to a U.S. Holder that is treated as a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the applicable holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Possible Constructive Distributions
The terms of each Private Placement Warrants provide for an adjustment to the number of shares of Common Stock for which the Private Placement Warrant may be exercised or to the exercise price of the Private Placement Warrants in certain events, as discussed in this prospectus. An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. Holder of Private Placement Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Private Placement Warrants) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our Common Stock, or as a result of the issuance of a stock dividend to holders of shares of our Common Stock, in each case which is taxable to such U.S. Holders as described under “—  U.S. Holders  —  Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock and Private Placement Warrants
Upon a sale or other taxable disposition of Common Stock or Private Placement Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its Common Stock or Private Placement Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for its Common Stock or Private Placement Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Common Stock and Private Placement Warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock and Private Placement Warrants generally will equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital.
Exercise, Lapse or Redemption of a Private Placement Warrant
Except as discussed below with respect to the cashless exercise of a Private Placement Warrant, a U.S. Holder will not recognize gain or loss upon the exercise of a Private Placement Warrant. The U.S. Holder’s tax basis in the share of our Common Stock received upon exercise of the Private Placement Warrant will generally be an amount equal to the sum of the U.S. Holder’s initial investment in the Private Placement Warrant and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the Private Placement Warrant would commence on the date of exercise of the Private Placement Warrant or the day following the date of exercise of the Private Placement Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Private Placement Warrant. If a Private Placement Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such Holder’s tax basis in the Private Placement Warrant. The deductibility of capital losses is subject to certain limitations.
The tax consequences of a cashless exercise of a Private Placement Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Although we expect a U.S. Holder’s cashless exercise of our Private Placement Warrant (including after we provide notice of our intent to redeem Private Placement Warrant for cash) to be treated as a recapitalization, a cashless exercise could alternatively be treated as a taxable exchange in which gain or loss would be recognized.
In either tax-free situation, a U.S. Holder’s tax basis in the Common Stock received would generally equal the Holder’s tax basis in the Private Placement Warrant exercised. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the Private Placement Warrant or the following day. If, however, a cashless exercise is treated as a recapitalization, the holding period of the Common Stock would include the holding period of the Private Placement Warrant.

If a cashless exercise is treated as a taxable exchange, a U.S. Holder could be deemed to have surrendered a number of Private Placement Warrants having an aggregate fair market value equal to the exercise price for the total number of Private Placement Warrant to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Private Placement Warrant deemed surrendered and the U.S. Holder’s tax basis in such Private Placement Warrant. Such gain or loss would be long-term or short-term depending on the U.S. Holder’s holding period in the Private Placement Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Common Stock received would equal the sum of the U.S. Holder’s initial investment in the Private Placement Warrants exercised and the exercise price of such Private Placement Warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the Private Placement Warrant or the day following the date of exercise of the Private Placement Warrant.
Because of the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.
If we redeem Private Placement Warrants for cash pursuant to the redemption provisions described in the section of this prospectus or if we purchase Private Placement Warrant in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock and Private Placement Warrants.”
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to distributions paid to a U.S. Holder and to the proceeds of the sale or other disposition of our Common Stock and Private Placement Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided the required information is timely furnished to the IRS.
Non-U.S. Holders
A “Non-U.S. Holder” is a beneficial owner of our Common Stock and Private Placement Warrants who is or that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.
Taxation of Distributions
In general, any distributions (other than certain distributions of our stock or rights to acquire our stock) we make to a Non-U.S. Holder of Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its Common Stock, as applicable, and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of its Common Stock, as applicable, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock and Private Placement Warrants” below.

In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below), we may withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Possible Constructive Distributions
The terms of each Private Placement Warrant provides for an adjustment to the number of shares of Common Stock for which the Private Placement Warrant may be exercised or to the exercise price of the Private Placement Warrant in certain events. An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a Non-U.S. Holder of our Private Placement Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Private Placement Warrants, including as a result of a distribution of cash or other property, such as securities, to the Holders of shares of our Common Stock, or as a result of the issuance of a stock dividend to Holders of shares of our Common Stock, in each case which is taxable to such Non-U.S. Holders as described under “— Non-U.S. Holders  —  Taxation of Distributions” above. A Non-U.S. Holder would be subject to U.S. federal income tax withholding under that section in the same manner as if such Non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.
Gain on Sale, Exchange or other Taxable Disposition of our Common Stock and Private Placement Warrants
Subject to the discussion below regarding backup withholding and FATCA withholding, in general, a Non-U.S. Holder will not be subject to any U.S. federal income tax on any gain realized upon such Holder’s sale, exchange or other taxable disposition of our Common Stock unless:
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the gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the U.S. by such Non-U.S. Holder, in which case the Non-U.S. Holder generally will be taxed at the regular U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and be required to file a U.S. federal income tax return. If the Non-U.S. Holder is treated as a foreign corporation for U.S. federal income tax purposes, the branch profits tax described above in “Taxation of Distributions” also may apply;

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the Non-U.S. Holder is an individual who is treated as present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the disposition, which may be offset by United States source capital losses of the Non-U.S. Holder, if any (even though the individual is not considered a resident of the U.S.); or

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we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for its Common Stock, except, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, at all times within the shorter of the five-year period preceding the disposition of its Common Stock or such Non-U.S. Holder’s holding period for such Common Stock, 5% or less of our Common Stock. It is unclear how the rules for determining the 5% threshold for this purpose would be applied with respect to our Private Placement Warrants, including how a Non-U.S. Holder’s ownership of Private Placement Warrants, if any, impacts the 5% threshold determination with respect to its Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.
Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).
If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of its Common Stock or Private Placement Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of Common Stock or Private Placement Warrants from such Non-U.S. Holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a USRPHC immediately after the business combination is completed. However, because our status as a USRPHC depends on the composition our business assets, which may change, no assurance can be provided as to whether we would be treated as a USRPHC in any this or any future year.
You are urged to consult your own tax advisors regarding the application of these rules.
Exercise, Lapse or Redemption of a Private Placement Warrant
The characterization for U.S. federal income tax purposes of the exercise, lapse or redemption of a Non-U.S. Holder’s Private Placement Warrant will generally correspond to the characterization described under “— U.S. Holders  —  Exercise, Lapse or Redemption of a Private Placement Warrant” above, although to the extent a cashless exercise or redemption results in a taxable exchange, the tax consequences to the Non-U.S. Holder would be similar to those described above in “— Non-U.S. Holders  —  Gain on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock and Private Placement Warrants.”
Information Reporting and Backup Withholding
We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the dividends on our Common Stock paid to such Holder and the tax withheld, if any, with respect to such dividends. A Non-U.S. Holder will have to comply with specific certification procedures to establish that the Holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our Common Stock, as applicable. A Non-U.S. Holder generally will not be subject to U.S. backup withholding with respect to payments of dividends on our Common Stock if such Holder establishes an exemption by certifying his, her or its Non-U.S. status by providing a valid IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form); provided we do not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person (as defined in the Code).
Information reporting and backup withholding will generally apply to the proceeds of a taxable disposition of our Common Stock and Private Placement Warrants by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the Holder establishes an exemption by certifying his, her or its status as a Non-U.S. Holder and satisfies certain other requirements. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a Non-U.S. office of a broker. However, for information reporting purposes, taxable dispositions effected through a Non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such Holder to a refund, provided that the required information is timely furnished to the IRS.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK OR PRIVATE PLACEMENT WARRANTS.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 6,553,454 shares of our Class A Common Stock that may be issued upon exercise of certain Private Placement Warrants. We are also registering the resale by the Selling Securityholders or their permitted transferees of (i) up to 29,053,454 (including (a) 6,553,454 shares that may be issued upon exercise of the Private Placement Warrants and (b) 22,500,000 shares which are to be issued in a private placement in connection with the Business Combination) and (ii) up to 6,553,454 Private Placement Warrants. In the event the conditions precedent to the consummation of the Business Combination are not met, then the PIPE Shares will not be issued and STPC will seek to withdraw the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Private Placement Warrants exercised in the event that such Private Placement Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
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purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

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ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
an over-the-counter distribution in accordance with the rules of NYSE;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•
through one or more underwritten offerings on a firm commitment or best efforts basis;

•
settlement of short sales entered into after the date of this prospectus;

•
agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•
the specific securities to be offered and sold;

•
the names of the selling securityholders;

•
the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•
settlement of short sales entered into after the date of this prospectus;

•
the names of any participating agents, broker-dealers or underwriters; and

•
any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Class A Common Stock and public warrants are currently listed on the NYSE under the symbols “STPC” and “STPC WS”, respectively. Following the closing of the Business Combination, we expect that our Class A Common Stock and public warrants will be listed on the NYSE under the symbols “BHIL” and “BHIL WS”, respectively.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS
Kirkland & Ellis LLP has passed upon the validity of the securities offered by this prospectus.
EXPERTS
The financial statements of Star Peak Corp II as of December 31, 2020 and for the period from October 8, 2020 (inception) through December 31, 2020 appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report thereon appearing elsewhere herein and have been included herein in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Benson Hill, Inc. and Subsidiaries at December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, included in this Prospectus and Registration Statement of Star Peak Corp II, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.
In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://www.stpc.starpeakcorp.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS
Page No.
STAR PEAK CORP II
Audited Financial Statements of Star Peak Corp II as of December 31, 2020, for the year ended December 31, 2020 and the period from October 8, 2020 (inception) to December 31, 2020
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2020	F-3
Statement of Operations for the period from October 8, 2020 (inception) through December 31, 2020	F-4
Statement of Changes in Stockholders’ Equity for the period from October 8, 2020 (inception) through December 31, 2020	F-5
Statement of Cash Flows for the period from October 8, 2020 (inception) through December 31, 2020	F-6
Notes to Financial Statements	F-7
Unaudited Condensed Consolidated Financial Statements of Star Peak Corp II as of and for the six months ended June 30, 2021
Condensed Consolidated Balance Sheets	F-17
Condensed Consolidated Statement of Operations for the six months ended June 30, 2021	F-18
Condensed Consolidated Statement of Changes in Stockholders’ Equity for the six months ended June 30, 2021	F-19
Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2021	F-20
Notes to Condensed Consolidated Financial Statements	F-21
BENSON HILL, INC. AND SUBSIDIARIES
Audited Consolidated Financial Statements of Benson Hill, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019
Report of Independent Registered Public Accounting Firm	F-37
Consolidated Balance Sheets	F-38
Consolidated Statements of Operations	F-39
Consolidated Statements of Comprehensive Loss	F-40
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit	F-41
Consolidated Statements of Cash Flows	F-42
Notes to Consolidated Financial Statements	F-43
Unaudited Condensed Consolidated Financial Statements of Benson Hill, Inc. as of June 30, 2021 and for the three and six months ended June 30, 2021
Condensed Consolidated Balance Sheets	F-72
Condensed Consolidated Statements of Operations	F-73
Condensed Consolidated Statements of Comprehensive Loss	F-74
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit .	F-75
Condensed Consolidated Statements of Cash Flows	F-76
Notes to Condensed Consolidated Financial Statements	F-77

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
Star Peak Corp II
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Star Peak Corp II (the “Company”), as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from October 8, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from October 8, 2020, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 30, 2021

STAR PEAK CORP II
BALANCE SHEET
December 31, 2020
Assets:
Current assets:
Cash	$45,156
Total current assets	45,156
Deferred offering costs associated with initial public offering	450,151
Total Assets	$495,307
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$28,499
Accrued expenses	295,368
Franchise tax payable	2,075
Note payable – related party	150,000
Total current liabilities	475,942
Commitments and Contingencies (Note 5)
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 40,000,000 shares authorized; 10,062,500 shares issued and outstanding(1)	1,006
Additional paid-in capital	23,994
Accumulated deficit	(5,635)
Total Stockholders’ Equity	19,365
Total Liabilities and Stockholders’ Equity	$495,307

(1)
This number includes up to 1,312,500 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On January 8, 2021, the underwriters fully exercised the over-allotment option; thus, these shares are no longer subject to forfeiture (see Note 6).

The accompanying notes are an integral part of these financial statements.

STAR PEAK CORP II
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM OCTOBER 8, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
General and administrative expenses	$3,560
Franchise tax expense	2,075
Net loss	$(5,635)
Weighted average shares outstanding, basic and diluted(1)	$8,750,000
Basic and diluted net loss per share	$(0.00)

(1)
This number excludes an aggregate of up to 1,312,500 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On January 8, 2021, the underwriters fully exercised the over-allotment option; thus, these shares are no longer subject to forfeiture (see Note 6).

The accompanying notes are an integral part of these financial statements.

STAR PEAK CORP II
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM OCTOBER 8, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – October 8, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	—	—	10,062,500	1,006	23,994	—	25,000
Net loss	—	—	—	—	—	(5,635)	(5,635)
Balance – December 31, 2020	—	$—	10,062,500	$1,006	$23,994	$(5,635)	$19,365

(1)
This number includes up to 1,312,500 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On January 8, 2021, the underwriters fully exercised the over-allotment option; thus, these shares are no longer subject to forfeiture (see Note 6).

The accompanying notes are an integral part of these financial statements.

STAR PEAK CORP II
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM OCTOBER 8, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Cash Flows from Operating Activities:
Net loss	$(5,635)
Changes in operating liabilities:
Accounts payable	3,504
Franchise tax payable	2,075
Net cash used in operating activities	(56)
Cash Flows from Financing Activities:
Proceeds from note payable to related party	150,000
Offering costs paid	(104,788)
Net cash provided by financing activities	45,212
Net change in cash	45,156
Cash – beginning of the period	—
Cash – end of the period	$45,156
Supplemental disclosure of noncash activities:
Offering costs paid by Sponsor in exchange for issuance of Class B common stock	$25,000
Offering costs included in accrued expenses	$295,368
Offering costs included in accounts payable	$24,995
The accompanying notes are an integral part of these financial statements.

STAR PEAK CORP II
NOTES TO FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Star Peak Corp II (the “Company”) is a blank check company incorporated in Delaware on October 8, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from October 8, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is Star Peak Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 5, 2021. On January 8, 2021, the Company consummated its Initial Public Offering of 40,250,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 5,250,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $402.5 million, and incurring offering costs of approximately $22.9 million, inclusive of approximately $14.1 million in deferred underwriting commissions (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,553,454 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $2.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $13.1 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, $402.5 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discounts and commissions held in trust and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-business combination company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders (the “Public Stockholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business

Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
The Amended and Restated Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors (the “Initial Stockholders”) agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or January 8, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, including franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Initial Stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the

Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources
As of December 31, 2020, the Company had approximately $45,000 in cash, and working capital deficit of approximately $429,000 (not taking into account tax obligations of approximately $2,000 that may be paid using investment income earned in Trust Account).
The Company’s liquidity needs to date have been satisfied through the payment of $25,000 from the Sponsor to cover certain offering costs on behalf of the Company in exchange for issuance of Founders Shares (as defined in Note 4), and loan proceeds from the Sponsor of $150,000 under the Note (Note 4). The Company repaid the Note in full on January 8, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.
The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2020.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance coverage limits of $250,000. At December 31, 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on the account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements”, approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.
Deferred Offering Costs Associated with the Initial Public Offering
Deferred offering costs consist of legal, accounting, and other costs incurred as of December 31, 2020 that were directly related to the Initial Public Offering and that were charged to stockholders’ equity upon the completion of the Initial Public Offering on January 8, 2021. As of December 31, 2020, the Company incurred approximately $450,000 of deferred offering costs.
Net Loss Per Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding common stock subject to forfeiture.

Weighted average shares at December 31, 2020 were reduced for the effect of an aggregate of 1,312,500 shares of common stock that are subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 6). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of December 31, 2020.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The provision for income taxes are de minimis for the year ended December 31, 2020
Recent Accounting Pronouncements
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Note 3 — Initial Public Offering
On January 8, 2021, the Company consummated its Initial Public Offering of 40,250,000 Units, including 5,250,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $402.5 million, and incurring offering costs of approximately $22.9 million, inclusive of approximately $14.1 million in deferred underwriting commissions.
Each Unit consists of one share of Class A common stock and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).
Note 4 — Related Party Transactions
Founder Shares
On October 23, 2020, the Sponsor paid $25,000 on behalf of the Company to cover certain offering costs in exchange for issuance of 10,062,500 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”). Subsequent to October 23, 2020, the Sponsor transferred an aggregate of 80,000 Founder Shares to the Company’s independent directors. The Sponsor and independent directors are referred to as the “Initial Stockholders.”
The Initial Stockholders agreed to forfeit up to 1,312,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent

20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised the over-allotment option in full on January 8, 2021; thus, these 1,312,500 Founder Shares are no longer subject to forfeiture.
The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination; or (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,553,454 Private Placement Warrants at a price of $2.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $13.1 million.
Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Loans
On October 23, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $150,000 under the Note and repaid the Note in full on January 8, 2021.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $2.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
The Company entered into an agreement that provided that, commencing on the effective date of the Initial Public Offering through the earlier of consummation of the initial Business Combination and the

Company’s liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services.
The Company’s officers or directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.
Note 5 — Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 5,250,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in full on January 8, 2021.
The underwriters were entitled to an underwriting discount of $0.20 per Unit, or approximately $8.1 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or approximately $14.1 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 6 — Stockholders’ Equity
Class A Common Stock — The Company is authorized to issue 400,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were no shares of Class A common stock issued or outstanding.
Class B Common Stock — The Company is authorized to issue 40,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 10,062,500 shares of Class B common stock issued and outstanding. Of these, up to 1,312,500 shares of Class B common stock were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. The underwriter exercised its over-allotment option in full on January 8, 2021; thus, these 1,312,500 shares of Class B common stock are no longer subject to forfeiture.
Prior to the initial Business Combination, only holders of the Class B common stock will have the right to vote on the election of directors. Holders of the Class A common stock will not be entitled to vote on the election of directors during such time. In addition, prior to the completion of an initial Business Combination, holders of a majority of the Class B common stock may remove a member of the board of directors for any reason. These provisions of the amended and restated certificate of incorporation may only be amended by a resolution passed by a majority of the shares of Class B common stock. With respect to any other matter submitted to a vote of the stockholders, including any vote in connection with the initial Business Combination, except as required by law or the applicable rules of the NYSE then in effect, holders of the Class A and Class B common stock will vote together as a single class, with each share entitling the holder to one vote.
The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.
Warrants — As of December 31, 2020, there were no warrants issued or outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of the Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of the Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of the Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, (i) in the case of any such issuance to the Sponsor or their affiliates, without taking into account any Founder Shares held by the Initial Stockholders or such affiliates, as applicable, prior to such issuance, and (ii) to the extent that such issuance is made to the Sponsor or its affiliates, without taking into account the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” and “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price (the “closing price”) of Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. Any such exercise would not be on a “cashless” basis and would require the exercising holder to pay the exercise price for each warrant being exercised.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00:
Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants, but only on a cashless basis, prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;
•
if, and only if, the closing price of the Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A common stock for the above purpose shall mean the volume weighted average price of Class A common stock during the 10 trading days ending on the third trading day immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 7 — Subsequent Events
The Company evaluated events that have occurred after the balance sheet date through the date on which the financial statements are issued. Based upon this review, the Company did not identify any subsequent events, except as noted above in Note 1, 3, 4, 5 and 6, that would have required adjustment or disclosure in the financial statements.

STAR PEAK CORP II
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$1,629,512	$45,156
Prepaid expenses	1,571,508	—
Total current assets	3,201,020	45,156
Investments held in Trust Account	402,628,612	—
Deferred offering costs associated with initial public offering	—	450,151
Total Assets	$405,829,632	$495,307
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$57,296	$28,499
Accrued expenses	3,129,362	295,368
Accrued expenses – related party	62,256	—
Franchise tax payable	141,196	2,075
Note payable – related party	—	150,000
Total current liabilities	3,390,110	475,942
Deferred underwriting commissions	14,087,500	—
Derivative warrant liabilities	30,983,070	—
Total Liabilities	48,460,680	475,942
Commitments and Contingencies
Class A common stock, $0.0001 par value; 35,236,895 and -0- shares subject to possible redemption at $10.00 per share at June 30, 2021 and December 31, 2020, respectively	352,368,950	—
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 5,013,105 and -0- shares issued and outstanding (excluding 35,236,895 and -0- shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	501	—
Class B common stock, $0.0001 par value; 40,000,000 shares authorized; 10,062,500 shares issued and outstanding at June 30, 2021 and December 31, 2020	1,006	1,006
Additional paid-in capital	14,782,879	23,994
Accumulated deficit	(9,784,384)	(5,635)
Total Stockholders’ Equity	5,000,002	19,365
Total Liabilities and Stockholders’ Equity	$405,829,632	$495,307
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

STAR PEAK CORP II
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
General and administrative expenses	$2,603,313	$4,338,184
General and administrative expenses – related party	30,000	60,000
Franchise tax expense	49,315	141,586
Loss from operations	(2,682,628)	(4,539,770)
Other income (expense)
Change in fair value of derivative warrant liabilities	(917,000)	(4,539,990)
Offering costs – derivative warrant liabilities	—	(827,601)
Income from investments held in Trust Account	13,408	128,612
Income before income tax	(3,586,220)	(9,778,749)
Income tax expense	—	—
Net loss	$(3,586,220)	$(9,778,749)
Basic and diluted weighted average shares outstanding of Class A common stock	40,250,000	40,250,000
Basic and diluted net income per share, Class A common stock	$—	$—
Basic and diluted weighted average shares outstanding of Class B common stock	10,062,500	10,011,740
Basic and diluted net loss per share, Class B common stock	$(0.36)	$(0.98)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

STAR PEAK CORP II
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	—	$—	10,062,500	$1,006	$23,994	$(5,635)	$19,365
Sale of units in initial public offering, net of fair value of public warrants	40,250,000	4,025	—	—	388,307,854	—	388,311,879
Offering costs	—	—	—	—	(22,035,492)	—	(22,035,492)
Excess of cash received over fair value of the private placement warrants	—	—	—	—	851,949	—	851,949
Class A common stock subject to possible redemption	(35,595,517)	(3,560)	—	—	(355,951,610)	—	(355,955,170)
Net loss	—	—	—	—	—	(6,192,529)	(6,192,529)
Balance – March 31, 2021 (unaudited)	4,654,483	465	10,062,500	1,006	11,196,695	(6,198,164)	5,000,002
Class A common stock subject to possible redemption	358,622	36	—	—	3,586,184	—	3,586,220
Net loss	—	—	—	—	—	(3,586,220)	(3,586,220)
Balance – June 30, 2021 (unaudited)	5,013,105	$501	10,062,500	$1,006	$14,782,879	$(9,784,384)	$5,000,002
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

STAR PEAK CORP II
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
Cash Flows from Operating Activities:
Net loss	$(9,778,749)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	4,539,990
Offering costs – derivative warrant liabilities	827,601
Income from investments held in Trust Account	(128,612)
Changes in operating assets and liabilities:
Prepaid expenses	(1,571,508)
Accounts payable	28,797
Accrued expenses	2,644,362
Accrued expenses – related party	62,256
Franchise tax payable	139,121
Net cash used in operating activities	(3,236,742)
Cash Flows from Investing Activities
Cash deposited in Trust Account	(402,500,000)
Net cash used in investing activities	(402,500,000)
Cash Flows from Financing Activities:
Repayment of note payable to related party	(150,000)
Proceeds received from initial public offering, gross	402,500,000
Proceeds received from the sale of private placement warrants to Sponsor	13,106,908
Offering costs paid	(8,135,810)
Net cash provided by financing activities	407,321,098
Net change in cash	1,584,356
Cash – beginning of the period	45,156
Cash – end of the period	$1,629,512
Supplemental disclosure of noncash financing activities:
Offering costs included in accrued expenses	$189,632
Deferred underwriting commissions in connection with the initial public offering	$14,087,500
Initial value of Class A common stock subject to possible redemption	$361,272,210
Change in value of Class A common stock subject to possible redemption	$(8,903,260)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Star Peak Corp II (the “Company”) is a blank check company incorporated in Delaware on October 8, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
On March 19, 2021, the Company formed a wholly owned subsidiary, STPC II Merger Sub Corp.,incorporated in Delaware (“Merger Sub”).
As of June 30, 2021, the Company had not commenced any operations. All activity for the period from October 8, 2020 (inception) through June 30, 2021 related to the Company’s formation, the preparation for the Company’s initial public offering (“Initial Public Offering”) described below, and since the closing of the Initial Public Offering, the search for a prospective Business Combination, including activities in connection with the proposed acquisition of Benson Hill, Inc., a Delaware corporation (“Benson Hill”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on its investments held in the trust account from the proceeds of its Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is Star Peak Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 5, 2021. On January 8, 2021, the Company consummated its Initial Public Offering of 40,250,000 units (the “Units” and, with respect to the Class A common stock, par value $0.0001 per share (“Class A common stock”), included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 5,250,000 Units (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $402.5 million, and incurring offering costs of approximately $22.9 million, inclusive of approximately $14.1 million in deferred underwriting commissions (Notes 2 and 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,553,454 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $2.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $13.1 million (Notes 4 and 6).
Upon the closing of the Initial Public Offering and the Private Placement, an amount of $402.5 million ($10.00 per Unit) from the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discounts and commissions held in trust and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-business combination company owns or

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders (the “Public Stockholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
The Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors (the “Initial Stockholders”) agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or January 8, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, including franchise and income

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Initial Stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, with respect to any shares of Class A common stock acquired by the Initial Stockholders in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares of Class A common stock if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources
As of June 30, 2021, the Company had approximately $1.6 million in cash, and working capital deficit of approximately $48,000 (without taking into account tax obligations of approximately $141,000 that may be paid using investment income earned in the Trust Account).
The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover certain offering costs on behalf of the Company in exchange for issuance of Founders Shares (as defined in Note 4), and loan proceeds from the Sponsor of $150,000 under the Note (Note 4). The Company repaid the Note in full on January 8, 2021. Subsequent to the repayment, the facility was no longer available to us. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Proposed Business Combination
On May 8, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merger Sub and Benson Hill.
Pursuant to the terms of the Merger Agreement, at the closing (the “Closing”) of the transactions contemplated thereby (the “Transactions”), a business combination between the Company and Benson Hill is expected to be effected through the merger of Merger Sub with and into Benson Hill, with Benson Hill surviving as a wholly-owned subsidiary of the Company (the “Merger”). Immediately prior to the effective time of the Merger (the “Effective Time”), each outstanding share of Benson Hill common stock, including common stock held by prior owners of Benson Hill preferred stock (“Existing Benson Hill Common Stock”), will be cancelled and converted into the right to receive a pro rata portion of an aggregate amount of 147,562,680 shares of common stock of the Company, par value $0.0001 per share (“New Benson Hill Common Stock”), (on a fully-diluted basis but subject to adjustment depending on the final allocation of Earn Out Shares and Earn Out Awards (each, as defined below)), consisting of (i) 130,000,000 shares of unrestricted New Benson Hill Common Stock, including the portion of such shares of New Benson Hill Common Stock reserved for issuance upon the future exercise of options (less the Exercise Price Options) and warrants to purchase capital stock of Benson Hill outstanding immediately prior to the merger and converted into options (“Net New Benson Hill Options”) or warrants (“New Benson Hill Warrants”) to purchase New Benson Hill Common Stock and (ii) 17,562,680 restricted shares of New Benson Hill Common Stock that will be held in escrow until, and vest upon, the achievement of certain earn-out thresholds prior to the third anniversary of the closing of the merger (the “Earn Out Shares”), in each case in accordance with the Merger Agreement. In addition to the foregoing, incentive equity awards (“Earn Out Awards”) with a value equivalent to 2,037,320 shares of New Benson Hill Common Stock will be granted under the proposed New Incentive Plan (as defined in the Merger Agreement) to certain holders of Benson Hill Options. The number of Earn Out Shares and Earn Out Awards may be adjusted prior to the closing of the Merger on a one-for-one basis pursuant to the terms and subject to the conditions set forth in the Merger Agreement such that the number of shares of New Benson Hill Common Stock issued as Earn Out Shares or being reserved for or subject to the Earn Out Awards granted shall not exceed 19,600,000 shares of New Benson Hill Common Stock in the aggregate. In addition, a portion of the shares of New Benson Hill Common Stock reserved for issuance under the New Incentive Plan shall be used for Benson Hill options to be assumed under such plan, representing a number of shares of New Benson Hill Common Stock determined at Closing and equal to the Aggregate Exercise Price (as defined in the merger agreement) divided by $10.00 (the “Exercise Price Options”, together with the Net New Benson Hill Options, the “New Benson Hill Options”).
The Merger is expected to close in the third quarter of 2021, following the receipt of the required approval by the Company’s stockholder and the fulfillment of other customary closing conditions.
Support Agreements
In connection and concurrent with the execution of the Merger Agreement, certain holders representing approximately 67% of outstanding Benson Hill preferred stock and Existing Benson Hill Common Stock

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(determined on an as-converted basis) (“Supporting Holders”) entered into support agreements (the “Support Agreements”) with the Company. Under the Support Agreements, the Supporting Holders agreed, among other things, to execute and deliver a written consent (a) adopting the Merger Agreement and the consummation of the transactions contemplated thereby, after the Company’s registration statement on Form S-4 relating to the Merger and containing a proxy statement of the Company is declared effective by the SEC and (b) to effect a conversion of all of the preferred stock of Benson Hill.
Sponsor Support Agreement
In connection and concurrent with the execution of the Merger Agreement, the Sponsor and certain other holders (together with Sponsor, the “Class B Holders”) of the Company’s Class B common stock entered into a support agreement with the Company (the “Sponsor Support Agreement”). Under the Sponsor Support Agreement, among other things, (a) the Class B Holders agreed to vote in favor of the transactions contemplated by the Merger Agreement, (b) Sponsor agreed that following consummation of the Merger, a certain amount of its New Benson Hill Common Stock will be subject to substantially the same terms and restrictions as apply to Earn Out Shares and (c) on behalf of itself and the other Class B Holders, Sponsor has agreed to waive certain of their anti-dilution and conversion rights.
Lock-up Agreements
In connection with the execution of the Merger Agreement, certain Pre-Closing Holders entered into certain lock-up agreements (the “Lock-up Agreements”) with STPC and Benson Hill. Pursuant to the Lock-up Agreements certain holders of Restricted Securities (as defined therein) have agreed, among other things, to be subject to a lock-up period which will last from the Closing until the earlier of (i) the date that is six months after the Closing and (ii) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction (the “Lock-up Period”) in respect of their Restricted Securities. During this Lock-up Period, the holders of Restricted Securities may not transfer any Restricted Securities or engage in any short sales or other hedging or derivative transactions, subject to certain limited exceptions.
PIPE Financing
On May 8, 2021, the Company entered into subscription agreements (each, a “Subscription Agreement”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the PIPE Investors, an aggregate of 22,500,000 shares of its Class A common stock, for an aggregate purchase price of $225,000,000 on the date of Closing, on the terms and subject to the conditions set forth therein. The Subscription Agreement contains customary representations and warranties of STPC, on the one hand, and each PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Merger Agreement.
Note 2 — Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The accompanying condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on March 31, 2021.
Principles of Consolidation
The condensed consolidated financial statements of the Company include all of its wholly-owned subsidiaries, which were incorporated in Delaware on March 19, 2021 in connection with the planned merger. All inter-company accounts and transactions are eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000, and any cash held in the Trust Account. As of June 30, 2021 and December 31, 2020, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of June 30, 2021 and December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, franchise tax payable and notes payable to related party approximate their fair values due to the short-term nature of the instruments.
Derivative warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly,

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Initial Public Offering and Private Placement Warrants were initially measured at fair value using the Black-Scholes Option Pricing Method (“BSM”) and subsequently, the fair value of the Private Placement Warrants has been estimated using the BSM each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the condensed consolidated statements of operations. Offering costs associated with the Class A common stock were charged to stockholders’ equity upon the completion of the Initial Public Offering. At January 8, 2021, approximately $828,000 was charged to expense in offering costs associated with warrant liabilities.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2021, 35,236,895 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the condensed consolidated balance sheets. As of December 31, 2020, there were no shares of Class A common stock subject to possible redemption.
Income Taxes
The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. For the three and six months ended June 30, 2021, income tax expense for the period was deemed to be immaterial.
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740 , “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2021, the Company had deferred tax assets of approximately $928,000 with a full valuation allowance against them. Deferred tax assets were deemed immaterial as of December 31, 2020.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as end of quarter June 30, 2021 and December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as end of quarter June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Loss Per Share of Common Stock
The Company’s condensed statements of operations include a presentation of net income (loss) per share for Class A common stock subject to possible redemption in a manner similar to the two-class method of net income (loss) per common stock. Net income(loss) per common stock, basic and diluted, for Class A common stock is calculated by dividing the interest income earned on the Trust Account, less interest available to be withdrawn for the payment of taxes, by the weighted average number of Class A common stock outstanding for the periods. Net income (loss) per common stock, basic and diluted, for Class B common stock is calculated by dividing the net income (loss),adjusted for income attributable to Class A common stock, by the weighted average number of Class B Common Stock outstanding for the periods. Class B common stock include the Founder Shares as these common stocks do not have any redemption features and do not participate in the income earned on the Trust Account.
The calculation of diluted net income (loss) per common stock does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment and (iii) Private Placement since the exercise price of the warrants is in excess of the average common stock price for the period and therefore the inclusion of such warrants would be anti-dilutive.
The following table reflects the calculation of basic and diluted net income (loss) per share of common stock:
	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Class A common stock
Numerator: Income allocable to Class A common stock
Income from investments held in Trust Account	$13,408	$128,612
Less: Company’s portion available to be withdrawn to pay taxes	(13,408)	(128,612)
Net income attributable	$—	$—
Denominator: Weighted average Class A common stock
Basic and diluted weighted average shares outstanding, Class A common stock	40,250,000	40,250,000
Basic and diluted net income per share, Class A common stock	$—	$—
Class B common stock
Numerator: Net income (loss) minus net income allocable to Class A common stock
Net income (loss)	$(3,586,220)	$(9,778,749)
Net income allocable to Class A common stock	—	—
Net income (loss) attributable	$(3,586,220)	$(9,778,749)
Denominator: weighted average Class B common stock
Basic and diluted weighted average shares outstanding, Class B common stock	10,062,500	10,011,740
Basic and diluted net loss per share, Class B common stock	$(0.36)	$(0.98)

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Recent Accounting Standards
In August 2020, the FASB issued Accounting Standard Update (ASU) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. As permitted by the standard, the Company has elected to early adopt this standard in its first quarter of 2021 with no impact upon adoption.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Note 3 — Initial Public Offering
On January 8, 2021, the Company consummated its Initial Public Offering of 40,250,000 Units, including 5,250,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $402.5 million, and incurring offering costs of approximately $22.9 million, inclusive of approximately $14.1 million in deferred underwriting commissions.
Each Unit consists of one share of Class A common stock and one-fourth of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at exercise price a price of $11.50 per share, subject to adjustment (see Note 7).
Note 4 — Related Party Transactions
Founder Shares
On October 23, 2020, the Sponsor paid $25,000 on behalf of the Company to cover certain offering costs in exchange for issuance of 10,062,500 Founder Shares. The Initial Stockholders agreed to forfeit up to 1,312,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriter exercised its over-allotment option in full on January 8, 2021; thus, these 1,312,500 Founder Shares are no longer subject to forfeiture.
The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination; or (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange , reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,553,454 Private Placement Warrants at a price of $2.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $13.1 million.
Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at an exercise price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Loans
On October 23, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $150,000 under the Note and repaid the Note in full on January 8, 2021. Subsequent to the repayment, the facility was no longer available to us.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $2.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
The Company entered into an agreement that provided that, commencing on the effective date of the Initial Public Offering through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services.
The Company incurred $30,000 and $60,000 in such fees included as general and administrative expenses to related party on the accompanying unaudited condensed consolidated statement of operations for the three and six months ended June 30, 2021, respectively. As of June 30, 2021, the full amount has been paid.
The Company’s officers or directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.
Note 5 — Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 5,250,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriter exercised its over-allotment option in full on January 8, 2021.
The underwriters were entitled to an underwriting discount of $0.20 per Unit, or approximately $8.1 million in the aggregate, which was paid upon the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or approximately $14.1 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Note 6 — Derivative Warrant Liabilities
As of June 30, 2021, the Company had outstanding 10,062,500 Public Warrants and 6,553,454 Private Placement Warrants. There were no warrants outstanding at December 31, 2020.
Public Warrants may only be exercised for a whole number of shares of Class A common stock. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of the Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of the Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of the Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, (i) in the case of any such issuance to the Sponsor or their affiliates, without taking into account any Founder Shares held by the Initial Stockholders or such affiliates, as applicable, prior to such issuance, and (ii) to the extent that such

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
issuance is made to the Sponsor or its affiliates, without taking into account the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” and “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price (the “closing price”) of Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. Any such exercise would not be on a “cashless” basis and would require the exercising holder to pay the exercise price for each warrant being exercised.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00:
Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants, but only on a cashless basis, prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
•
if, and only if, the closing price of the Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A common stock for the above purpose shall mean the volume weighted average price of Class A common stock during the 10 trading days ending on the third trading day immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).
If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 7 — Stockholders’ Equity
Class A Common Stock — The Company is authorized to issue 400,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2021, there were 5,013,105 shares of Class A common stock issued or outstanding, excluding 35,236,895 shares subject to possible redemption. At December 31, 2020, there were no shares of Class A common stock issued and outstanding.
Class B Common Stock — The Company is authorized to issue 40,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 10,062,500 shares of Class B common stock issued and outstanding (see Note 4).
Prior to the initial Business Combination, only holders of the Class B common stock will have the right to vote on the election of directors. Holders of the Class A common stock will not be entitled to vote on the election of directors during such time. In addition, prior to the completion of an initial Business Combination, holders of a majority of the Class B common stock may remove a member of the board of directors for any reason. These provisions of the Amended and Restated Certificate of Incorporation may only be amended by a resolution passed by a majority of the shares of Class B common stock. With respect to any other matter submitted to a vote of the stockholders, including any vote in connection with the initial Business Combination, except as required by law or the applicable rules of the New York Stock Exchange then in effect, holders of the Class A common stock and Class B common stock will vote together as a single class, with each share entitling the holder to one vote.
The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.
Note 8 — Fair Value Measurements
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
	Fair Value Measured as of June 30, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Investments held in Trust Account – US Treasury securities	$402,628,612	$—	$—	$402,628,612
Liabilities:
Derivative warrant liabilities	$17,810,630	$—	$13,172,440	$30,983,070
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in March 2021, when the Public Warrants were separately listed and traded.
Level 1 assets include investments in U.S. Treasury securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
Level 3 instruments are comprised of derivative warrant liabilities measured at fair value using the BSM. The estimated fair value of the Private Placement Warrants and the Public Warrants is determined using Level 3 inputs. Inherent in the BSM are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. Any changes in these assumptions can change the valuation significantly.
The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:
	Initial Fair	March 31,	June 30,
	Value	2021	2021
Option term (in years)	5 – 5.73	5.50	5.21
Volatility	23.8% – 32.0%	32.00%	28.00%
Risk-free interest rate	0.38% – 0.48%	1.04%	0.91%
Expected dividends	0.00%	0.00%	0.00%
Probability of successful initial business combination	80.0%	85.0%	95.0%

STAR PEAK CORP II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The change in the fair value of the derivative warrant liabilities for the period for the three and six months ended June 30, 2021 is summarized as follows:
Derivative warrant liabilities at January 1, 2021	$—
Issuance of Public and Private Warrants	26,443,080
Transfer of Public Warrants to a Level 1 measurement	(14,188,120)
Change in fair value of derivative warrant liabilities	2,817,980
Derivative warrant liabilities at March 31, 2021	15,072,940
Change in fair value of derivative warrant liabilities	(1,900,500)
Derivative warrant liabilities at June 30, 2021	$13,172,440
Note 9 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred up to the date unaudited condensed consolidated financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Benson Hill, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Benson Hill, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
The Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Adoption of New Accounting Standard
As discussed in Note 2 to the consolidated financial statements, the Company changed its method for accounting for leases in the years ended December 31, 2020, 2019, and 2018 due to the adoption of ASU No. 2016-02, Leases (Topic 842).
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2018.
St. Louis, Missouri
May 6, 2021
except for Note 23, as to which the date is
May 10, 2021

Benson Hill, Inc. and Subsidiaries
Consolidated Balance Sheets
(In Thousands)
	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$9,743	$2,616
Marketable securities	100,334	8,315
Accounts receivable, net	14,271	15,097
Inventories, net	13,040	7,169
Prepaid expenses and other current assets	3,061	2,546
Total current assets	140,449	35,743
Property and equipment, net	31,624	26,125
Right of Use asset, net	34,117	2,584
Goodwill and intangible assets, net	24,083	30,772
Other assets	1,512	1,512
Total assets	$231,785	$96,736
	December 31,
	2020	2019
Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$16,128	$17,073
Revolving line of credit	—	1,495
Current lease liability	1,627	1,606
Current maturities of long-term debt	5,466	2,363
Accrued expenses and other liabilities	12,315	7,662
Total current liabilities	35,536	30,199
Long-term debt	24,344	13,927
Long-term lease liability	33,982	912
Preferred stock warrant liability	5,241	—
Total liabilities	99,103	45,038
Redeemable convertible preferred stock	287,323	134,567
Stockholders’ deficit:
Common stock, $0.001 par value, 128,467 and 82,798 shares authorized, 5,798 and 5,568 shares issued and outstanding at December 31, 2020 and 2019, respectively	6	6
Additional paid-in capital	—	733
Accumulated deficit	(154,322)	(83,395)
Accumulated other comprehensive loss	(325)	(213)
Total stockholders’ deficit	(154,641)	(82,869)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$231,785	$96,736
See notes to consolidated financial statements.

Benson Hill, Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands)
	Year Ended December 31,
	2020	2019	2018
Revenues	$114,348	$79,523	$4,269
Cost of sales	102,430	70,961	677
Gross profit	11,918	8,562	3,592
Operating expenses:
Research and development	29,457	24,810	13,373
Selling, general and administrative expenses	37,446	27,457	9,158
Impairment of goodwill	4,832	—	—
Total operating expenses	71,735	52,267	22,531
Loss from operations	(59,817)	(43,705)	(18,939)
Other expense (income):
Interest expense (income), net	7,369	195	(669)
Other, net	(75)	(9)	40
Total other expense (income)	7,294	186	(629)
Net loss before income tax	(67,111)	(43,891)	(18,310)
Income tax expense (benefit)	48	19	(221)
Net loss	$(67,159)	$(43,910)	$(18,089)
Net loss	$(67,159)	$(43,910)	$(18,089)
Less: Preferred stock deemed dividend	6,102	—	1,015
Net loss attributable to common stockholders	$(73,261)	$(43,910)	$(19,104)
Net loss per common share:
Basic and diluted loss per common share	$(12.94)	$(8.32)	$(3.72)
Weighted average shares outstanding:
Basic and diluted loss per common share	5,662	5,277	5,131
See notes to consolidated financial statements.

Benson Hill, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Loss
(In Thousands)
	Year Ended December 31,
	2020	2019	2018
Net loss	$(67,159)	$(43,910)	$(18,089)
Foreign currency:
Comprehensive (loss)	(226)	(21)	(91)
	(226)	(21)	(91)
Marketable securities:
Comprehensive income (loss)	(109)	374	(457)
Adjustment for net (gains) losses realized in net loss	223	(17)	41
	114	357	(416)
Total other comprehensive (loss) income	(112)	336	(507)
Total comprehensive loss	$(67,271)	$(43,574)	$(18,596)
See notes to consolidated financial statements.

Benson Hill, Inc. and Subsidiaries
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(In Thousands, Except Share Information)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2017	35,166,020	$36,096	4,990,338	$5	$120	$(20,750)	$(42)	$(20,667)
Issuance of common stock upon exercise of stock options	—	—	250,667	—	36	—	—	36
Stock-based compensation expense	—	—	—	—	213	—	—	213
Sale of Series C redeemable convertible preferred stock, net of issuance costs of $105	22,405,293	64,895	—	—	—	—	—	—
Exchange of redeemable convertible preferred stock, including deemed dividend:
Retirement of Series A	(469,894)	(348)	—	—	—	—	—	—
Issuance of Series C	469,894	1,363	—	—	—	—	—	—
Deemed dividend	—	1,015	—	—	(369)	(646)	—	(1,015)
Comprehensive loss	—	—	—	—	—	(18,089)	(507)	(18,596)
Balance at December 31, 2018	57,571,313	$102,006	5,241,005	$5	$—	$(39,485)	$(549)	$(40,029)
Issuance of common stock upon exercise of stock options	—	—	226,510	1	89	—	—	90
Stock-based compensation expense	—	—	—	—	644	—	—	644
Sale of Series C-1 redeemable convertible preferred stock, net of issuance costs of $82	8,861,519	32,561	—	—	—	—	—	—
Comprehensive income (loss)	—	—	—	—	—	(43,910)	336	(43,574)
Balance at December 31, 2019	66,432,832	$134,567	5,467,515	$6	$733	$(83,395)	$(213)	$(82,869)
Impact of adoption of Topic 606	—	—	—	—	—	519	—	519
Issuance of common stock upon exercise of stock options	—	—	330,276	—	72	—	—	72
Stock-based compensation expense	—	—	—	—	1,010	—	—	1,010
Sale of Series D redeemable convertible preferred stock, net of issuance costs of $4,668	38,412,268	154,420	—	—	—	—	—	—
Retirement of redeemable convertible preferred stock, including deemed dividend:
Retirement of Series A	(1,542,600)	(1,164)	—	—	—	—	—	—
Retirement of Series B	(403,939)	(500)	—	—	—	—	—	—
Deemed dividend	—	—	—	—	(1,815)	(4,287)	—	(6,102)
Comprehensive loss	—	—	—	—	—	(67,159)	(112)	(67,271)
Balance at December 31, 2020	102,898,561	$287,323	5,797,791	$6	$—	$(154,322)	$(325)	$(154,641)
See notes to consolidated financial statements.

Benson Hill, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)
	Year Ended December 31,
	2020	2019	2018
Operating activities
Net loss	$(67,159)	$(43,910)	$(18,089)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,504	3,790	707
Share-based compensation expense	1,010	644	213
Bad debt expense	133	281	5
Remeasurement of preferred stock warrant	661	—	—
Amortization related to financing activities	2,507	18	—
Impairment of goodwill	4,832	—	—
Deferred income tax benefit	—	—	(220)
Other	364	48	248
Changes in operating assets and liabilities:
Accounts receivable	693	(2,597)	2,138
Inventories	(5,364)	(4,287)	250
Prepaid expenses and other current assets	(30)	(1,241)	(367)
Accounts payable	(1,949)	4,291	(108)
Accrued expenses	4,120	106	1,876
Other liabilities	—	(1,496)	(16)
Net cash used in operating activities	(52,678)	(44,353)	(13,363)
Investing activities
Purchases of marketable securities	(208,780)	(36,348)	(49,600)
Proceeds from maturities of marketable securities	9,070	10,700	15,023
Proceeds from sales of marketable securities	107,243	54,765	9,671
Payments for acquisitions of property and equipment	(9,855)	(6,841)	(998)
Proceeds from divestitures	1,650	—	—
Payments made in connection with business acquisitions	—	(26,822)	(22,711)
Net cash used in investing activities	(100,672)	(4,546)	(48,615)
Financing activities
Principal payments on debt	(8,941)	(831)	—
Proceeds from issuance of debt	24,534	15,293	—
Borrowing under revolving line of credit	25,587	28,518	—
Repayments under revolving line of credit	(27,082)	(27,023)	(1,250)
Proceeds from issuance of redeemable convertible preferred stock, net of costs	154,420	32,561	64,895
Retirement of redeemable preferred stock	(7,766)	—	—
Repayments of financing lease obligations	(121)	(60)	—
Proceeds from the exercise of stock options	72	89	36
Net cash provided by financing activities	160,703	48,547	63,681
Effect of exchange rate changes on cash	(226)	(21)	(91)
Net (decrease) increase in cash and cash equivalents	7,127	(373)	1,612
Cash and cash equivalents, beginning of year	2,616	2,989	1,377
Cash and cash equivalents, end of year	$9,743	$2,616	$2,989
Supplemental disclosure of cash flow information
Cash paid for taxes	$—	$5	$—
Cash paid for interest	$4,685	$622	$—
Supplemental disclosure of non-cash investing and financing activities
Issuance of preferred stock warrants	$4,580	$—	$—
Purchases of property and equipment included in accounts payable and accrued expenses and other current liabilities	$669	$952	$—
Financing leases	$33,523	$—	$—
See notes to consolidated financial statements.

Benson Hill, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar Amounts in Thousands)
1. Description of Business
Benson Hill, Inc. and subsidiaries (collectively, the Company, we, us, or our) was founded in 2012 and incorporated in Delaware. We are an agri-food innovator that combines data science and machine learning with biology and genetics to unlock nature’s genetic diversity in the development of healthier, great-tasting food and ingredients. We are headquartered in St. Louis, Missouri, where the majority of our research and development activities are managed, but supply fresh produce through packing, distribution, and growing locations in the southeastern states of the United States, and process dry peas in North Dakota.
Liquidity and Going Concern
The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), assuming the Company will continue as a going concern. As of December 31, 2020, the Company had cash and cash equivalents of $9,743 and marketable securities of $100,334, term debt and notes payable of $29,810 and an accumulated deficit of $154,322. During the year ended December 31, 2020, the Company incurred a net loss of $67,159, had negative cash flows from operating activities of $52,678, and violated certain financial covenants under its term debt agreement, which were subsequently waived. As a result of these conditions, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.
The Company’s business prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the early stages of commercial operations. To date, the Company has been funded primarily by equity and debt financings, including the issuance of redeemable convertible preferred stock and term debt, as well as the use of a revolving line of credit, which is subject to renewal in July of 2021. Certain of these debt financings require the Company’s wholly owned subsidiary, Dakota Dry Bean, to comply with financial covenants that will likely require financial support from Benson Hill, the Parent Company, to remain in compliance with the financial covenants during 2021 (see Note 12 — Debt). Further, these same debt financings require the Parent Company to maintain a minimum cash balance. If the Company breaches these covenants, the holder of the debt may declare all amounts immediately due and payable. If the covenants are breached, the Company plans to attempt to secure a waiver of the covenants or an amendment that modifies the covenants but there are no assurances that the Company will be able to comply with its future covenants without such a waiver or that the Company will be successful in obtaining a waiver or an amendment during 2021.
The attainment of profitable operations is also dependent upon future events, including obtaining adequate financing to complete and commercialize the Company’s research and development activities, obtaining adequate grower relationships, building its customer base, successfully executing its business and marketing strategy and hiring appropriate personnel.
Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, maintain existing debt arrangements or secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.
Accordingly, in addition to obtaining waivers for any potential debt covenant violations, the Company will need to obtain additional financing. As the issuance of additional equity or debt is not entirely within the Company’s control, management cannot be certain they will be successful in obtaining additional financing on terms acceptable to the Company, or at all.
The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The Company prepares its consolidated financial statements in conformity with GAAP.
Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and an Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in its consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant management estimates include those with respect to allowance for doubtful accounts, reserves for inventory obsolescence, the recoverability of long-lived assets, intangibles and goodwill, the estimated value of our warrant liability and the fair value of the Company’s Common Stock.
The fair value of the Company’s Common Stock was determined using valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. The Company granted stock options at exercise prices not less than the fair value of its Common Stock, as determined based on a number of objective and subjective factors, including external market conditions affecting the Company’s industry sector and the prices at which the Company sold shares of preferred stock, the superior rights and preferences of securities senior to the Company’s Common Stock at the time, and the likelihood of a public offering or sale of the Company. Significant changes to the key assumptions used in the valuations could result in different fair values of Common Stock and other equity instruments at each valuation date.
Cash and Cash Equivalents
We consider all short-term, highly liquid investments with maturities of 90 days or less at acquisition date to be cash equivalents.
Marketable Securities
We classify our investment securities as available-for-sale on the date of purchase. The securities are recorded at their fair value with the unrealized gains and losses, net of tax effect, recorded in other comprehensive income. Realized gains and losses affect income and the prior fair value adjustments are reclassified within stockholders’ deficit. Premiums and discounts are amortized on the straight-line method. Gains and losses on the sale of securities are determined using the specific-identification method.
Accounts Receivable
Accounts receivable represent amounts owed to us from the sale of harvested produce and grain, soybean meal and oil, royalties, and licensing of proprietary technology. The carrying value of our receivables represent estimated net realizable values. We generally do not require collateral and estimate any required allowance for doubtful accounts based on historical collection trends, the age of outstanding receivables, and existing economic conditions. If events or changes in circumstances indicate that specific receivable balances may be impaired, further consideration is given to the collectability of those balances and the allowance is recorded accordingly.
Past-due receivable balances are written off when the Company’s internal collection efforts have been unsuccessful in collecting the amounts due. The Company had amounts reserved for doubtful accounts at December 31, 2020 and 2019, of $177 and $28, respectively.

Inventories
Inventories, primarily comprised of fresh produce, dry beans, seeds, soybean meal, soybean oil, barley, and related packaging materials, are recorded at the lower of cost or net realizable value with cost determined on the first-in, first-out basis. Crops under production include the direct costs of land preparation, seed, planting, growing, and maintenance.
We evaluate inventory balances for obsolescence on a regular basis based on the age of the inventory and our sales forecasts. We also determine the net realizable value of our inventory balances using projected selling prices for our products, market prices for the underlying agricultural markets, the age of products, our anticipated costs, and other factors, and compare those prices with the current weighted average costs of our inventories. If our costs are higher than the projected selling prices, a valuation adjustment is recorded.
Certain seed costs associated with products not yet commercialized are expensed to research and development.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the respective assets. Leasehold improvements are depreciated over the shorter of their useful life or remaining term of the lease.
Expenses for repairs and maintenance are expensed as incurred, and upon retirement or sale, the cost and related accumulated depreciation of the disposed assets are removed from the accounts and any resulting gain or loss is recognized on the consolidated statement of operations and comprehensive loss. Depreciation expense has been calculated using the following estimated useful lives:
Furniture and fixtures	5-7 years
Machinery, field and laboratory equipment	5-7 years
Computer equipment	3-5 years
Vehicles	3-7 years
Buildings and building improvements	5-20 years
Long-lived assets are reviewed for impairment whenever, in management’s judgement, conditions indicate a possible loss. Such impairment tests compare estimated undiscounted cash flows with the carrying value of the asset. If an impairment is indicated, the asset is written down to its fair value. The Company did not record any property or equipment impairments for the year ended December 31, 2020 or 2019.
Leases
The Company, at the inception of the contract, determines whether a contract is or contains a lease. For leases with terms greater than 12 months, the Company records the related operating or finance right of use asset and lease liability at the present value of lease payments over the lease term. Renewal options are not included in the measurement of the right of use assets and lease liabilities unless the Company is reasonably certain to exercise the optional renewal periods. Some leases also include early termination options, which can be exercised under specific conditions. Additionally, certain leases contain incentives, such as construction allowances from landlords. These incentives reduce the right-of-use asset related to the lease.
Some of the Company’s leases contain rent escalations over the lease term. The Company recognizes expense for operating leases on a straight-line basis over the lease term. The Company recognizes interest expense and depreciation expense for finance leases. Depreciation expense for assets held under finance leases is computed using the straight-line method over the lease term or useful life for leases that contain a transfer of title or reasonably certain purchase option.
Our lease agreements contain variable lease payments for increases in rental payment as a result of indexation, common area maintenance, utility, and maintenance charges. The Company has elected the practical expedient to combine lease and non-lease components for all asset categories. Therefore, the lease payments used to measure the lease liability for these leases include fixed minimum rentals along with fixed non lease component charges. The Company does not have significant residual value guarantees or restrictive covenants in the lease portfolio.
Most of the Company’s leases do not provide a readily available implicit interest rate. Therefore, the Company estimates the incremental borrowing discount rate based on information available at lease commencement. The incremental borrowing rate represents an estimate of the market interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease.
Goodwill and Intangible Assets
Goodwill, arising from a business combination as the excess of purchase price and related costs over the fair value of identifiable assets acquired and liabilities assumed is not amortized and is subject to an annual impairment test as of December 1, unless events indicate an interim test is required. In performing this impairment test, management will first qualitatively assess indicators of a reporting unit’s fair value. If after completing the qualitative assessment, management believes it is likely that a reporting unit is impaired, a discounted cash flow analysis is prepared to estimate the fair value of the reporting unit.
Critical estimates in the determination of the fair value of each reporting unit include, but are not limited to, future expected cash flows based on estimates of future sales volumes, sales prices, production costs, and discount rates. These estimates generally constitute unobservable Level 3 inputs under the fair value hierarchy. An adjustment to goodwill will be recorded for any goodwill that is determined to be impaired.
Impairment of goodwill is measured as the excess of the carrying amount of goodwill over the fair value of the reporting unit. During the year ended December 31, 2020, the Company evaluated goodwill for impairment using a qualitative assessment for one reporting unit and using a quantitative assessment for two reporting units resulting in a goodwill impairment charge of $4,832. During the years ended December 31, 2019 and 2018, the Company evaluated goodwill for impairment using a qualitative assessment for all reporting units concluding it was not more likely than not that goodwill was impaired.
Intangible assets consist primarily of customer relationships, trade names, employment agreements, technology licenses, and in-process research and development (IPRD). Intangible assets are valued based on the income approach which utilizes discounted cash flows. These estimates generally constitute Level 3 inputs under the fair value hierarchy.
IPRD, consisting of seed germplasm, is considered an indefinite-lived intangible asset until the abandonment or completion of the associated research and development efforts. If abandoned, or our projections regarding the costs to complete the research and future revenues and cash flows require adverse revisions, the assets would be impaired. If the activities are completed, a determination is made regarding the useful lives of such assets and methods of amortization. During the year ended December 31, 2020 and 2019, no IPRD assets were abandoned or completed, and we did not otherwise identify factors of impairment of these assets.
Similar to goodwill, indefinite lived intangible assets are subject to an annual impairment test as of December 1, unless events indicate an interim test is required. During the year ended December 31, 2020 and 2019, the Company evaluated IPRD for impairment using a qualitative assessment and concluded it was not more likely than not that impairment existed.
In conjunction with business acquisitions, we obtain trade names, enter into employment agreements, and gain access to the distribution channels and customer relationships of the acquired companies. Trade names are amortized over their estimated useful life, which is generally ten years. Employment agreements are being amortized over the contractual period, which is two years. Customer relationships are expected to provide economic benefits to the Company over the amortization period of 15 years and are amortized on a straight-line basis. The amortization period of customer relationships represents management’s best estimate of the expected usage or consumption of the economic benefits of the acquired assets, which is based on our historical experience of customer attrition rates.

Definite lived intangible assets are reviewed for impairment, at the asset group level, whenever, in management’s judgement, impairment indicators are present. At a minimum, we assess all definite lived intangible assets annually for indicators of impairment. When indicators of impairment are presents, such an assessment involves estimating undiscounted cash flows over the remaining useful life of the intangible. If the review indicates that undiscounted cash flows are less than the carrying value of the intangible asset, the asset group is written down to fair value, and any impairment is assigned to the assets in the asset group in accordance with the applicable guidance, and a corresponding impairment is recognized in the consolidated statement of operations and comprehensive loss. The Company did not record any definite lived intangible asset impairments for the year ended December 31, 2020, 2019 or 2018.
Debt Issuance Costs
The Company capitalizes costs incurred in connection with new borrowings, the establishment or enhancement of credit facilities and the issuance of debt securities. These costs are amortized as an adjustment to interest expense over the life of the borrowing or term of the credit facility using the effective interest method. Debt issuance costs related to a recognized liability are presented in the balance sheet as a direct reduction from the carrying amount of that liability. The unamortized balance of deferred financing costs shown as a reduction from the carrying amount of the liability was $553 and $204 at December 31, 2020 and 2019, respectively. Amortization of debt issuance costs was $228, $18 and $0 for the years ended December 31, 2020, 2019 and 2018, respectively.
Preferred Stock Warrant Liability
The Company presents its preferred stock warrants in the consolidated balance sheets at their estimated fair value. The warrants are exercisable at any time by the holders for cash at a purchase price per share equal to the lowest price per share at which we have sold shares of a specific series of our preferred stock or a number of shares of equivalent value as determined by a specified calculation.
The liability associated with these warrants are subject to remeasurement at each balance sheet date until the earlier of the expiration, exercise, or conversion of the convertible preferred stock warrants into preferred or common shares, with changes in fair value recorded as interest expense (income), net in the consolidated statements of operations.
Redeemable Convertible Preferred Stock
The Series A, B, C, C-1, and D redeemable convertible preferred stock, referred collectively as Preferred Stock, have been classified as temporary equity in the consolidated balance sheets due to the contingent redeemable nature of these securities upon a Deemed Liquidation Event as defined by the shareholder agreements.
A Deemed Liquidation Event is generally defined as a merger, or consolidation in which the Company is a party, or a subsidiary of the Company is a party where the Company issues shares of its capital stock, resulting in a loss of control by the current stockholders; a sale or other disposition of substantially all assets of the Company; a sale or exclusive license of substantially all of the Company’s intellectual property; or one or a series of related transactions resulting in a person or group of affiliated persons holding a majority of outstanding voting stock other than transactions approved by the requisite percentage of the holders of Preferred Stock. Triggering events that could result in a Deemed Liquidation Event are not solely within the control of the Company.
Additionally, the Company is obligated to redeem all Preferred Stock upon the occurrence of such Deemed Liquidation Events if the majority, by voting power, of all holders of Preferred Stock and two-thirds of the holders of Series D Preferred Stock request such redemption. The redemption price shall be equal to the liquidation preferences.
The Preferred Stock is not currently redeemable or probable of redemption as of December 31, 2020 and, therefore, is not being accreted to its liquidation preference as the redemption depends on a Deemed Liquidation Event that is not probable of occurrence. The Company continues to monitor circumstances that may cause the Preferred Stock to become probable of becoming redeemable and adjustments to the carrying amounts to accrete to the Preferred Stock redemption values will be made only when the shares become probable of becoming redeemable.
The Company accounts for potentially beneficial conversion features under ASC Topic 470-20, Debt with Conversion and Other Options. As such, the Company assesses whether beneficial conversion features exist for the optional conversion rights that do not require bifurcation as derivatives. If the conversion option is in-the-money as of the commitment date, the Preferred Stock contains a beneficial conversion feature. The beneficial conversion feature is recognized as a deemed dividend against the carrying amount of the Preferred Stock. No beneficial conversion element existed at or subsequent to the respective issuance dates of our Preferred Stock. The Company continues to monitor for the issuance of additional shares below the conversion price, which could result in a contingent beneficial conversion feature.
Fair Value
Assets and liabilities recorded at fair value on a recurring basis on the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows
Level 1 — Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
There were no transfers between Level 1, Level 2, or Level 3 of the fair value hierarchy during the periods presented.
Revenue Recognition
The policies described below represent the Company’s policies under ASC 605 and ASC 606 as there were not material changes to the Company’s policies as a result of the adoption with the exception of any changes explicitly outlined.
Product Sales
We recognize revenue on a gross basis for product sales, consisting primarily of harvested produce, processed yellow pea, barley, soybeans, and soybean meal and oil, at the point in time when obligations under the terms of a contract with the customer are satisfied. This generally occurs at the time of transfer of control of the product. In reaching this conclusion, the Company considers several control indicators of the timing of the transfer of control, including significant risks and rewards of ownership, physical possession, and the Company’s right to receive payment. Shipping and handling costs related to contracts with customers for product sales are accounted for as a fulfillment activity and not as a separate performance obligation to customers.
In addition to selling our own farmed produce, we enter into consignment arrangements with produce growers and packers located outside of the U.S. and growers of certain perishable products in the U.S. Within these arrangements, the Company is acting as an agent and earns a stated commission and as such revenue is reported on a net basis representing the commissions earned in the Company’s consolidated statement of operations. For certain of these transactions, the Company is responsible for shipping and handling activities. When that is the case, revenue is recognized for those services as performed.

Sales, use, value-added, and other excise taxes are excluded from the measurement of the transaction price. We generally do not allow a right of return.
Software as a Service (“SAAS”)
We enter into contractual arrangements, which provide access to our proprietary platform CropOSTM. CropOSTM is designed to facilitate the accessibility and actionability of certain data, machine learning and AI techniques to enable predictive breeding.
Customers have access to this data and functionality, but not access to any of Benson Hill’s propriety patents or other intellectual property (IP). Customers typically pay for this service with an annual subscription and the Company recognizes revenue under SAAS contracts on a straight-line basis over the term of the arrangement.
Research Licenses
We enter into contractual arrangements, which provide customers the right to use our proprietary IP and/or patents under a research license for a specific period of time. Customers receive all IP and “know how” at the start of the contract and may perform all desired research to incorporate Benson Hill’s IP into potential new strains and breeds of germplasm. Contracts provide for up-front payments as well as milestone payments and royalties based on commercial sales involving the licensed technology at some point in the future when, and if, commercialization occurs. These contracts are considered functional licenses and revenue is recorded at the inception of the contract for the amount the customer is contractually obligated to pay and for which collectability is probable.
For the year ended December 31, 2020, 2019 and 2018, commercialization had not occurred nor was probable and therefore no revenue was recognized for these milestones.
For the year ended December 31, 2020 under ASC 606 we recognized $114,113 of revenue as of a point in time and $235 over time.
The Company’s disaggregated revenue is fully disclosed as revenues by reporting segment (See Note 22 — Segment Information for additional information).
Research and Development Expenses
Research and development expenses consist of costs incurred in the discovery, development, and testing of our products. These expenses consist primarily of employee salaries and benefits, fees paid to subcontracted research providers, costs associated with field trials, chemicals and supplies, and other external expenses. Third-party research and development expenses are expensed when the contracted work has been performed or as milestone results are achieved. Reimbursements of research and development costs from governmental or other third-party grants are recognized as a reduction of research and development expense. For the years ended December 31, 2020, 2019 and 2018, the Company received grant reimbursement of $1,016, $1,142 and $0, respectively.
Patents
We expense patent costs, including related legal costs, as incurred. Costs to maintain, in-license, and defend patents are recorded as selling, general and administrative expenses on the statements of operations and comprehensive loss. Costs to write and support the research for filing patents are recorded as research and development expenses on the statements of operations and comprehensive loss.
Stock-Based Compensation
We measure all stock options granted to employees and directors based on the fair value on the date of the grant and recognize compensation expenses of those awards over the requisite service period, which is generally the vesting period of the respective awards.
The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. We are a private company and lack company-specific historical and implied volatility information; therefore, we estimate our expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expect to continue to do so until such time as we have adequate historical data regarding the volatility of our own traded stock price.
The expected term of our stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options.
The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award from a time period approximately equal to the expected term of the award. Expected dividend yield is zero based on the fact that we have never paid cash dividends and do not expect to pay any cash dividends in the foreseeable future.
We classify share-based compensation expense on our consolidated statement of operations and comprehensive loss as research and development and selling, general and administrative expenses as this is consistent with the manner in which the award recipient’s payroll costs are classified.
Income Taxes
Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement basis and tax basis of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is more likely than not that some portion of the deferred tax assets will not be realized.
When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that some or all of the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position, as well as consideration of the available facts and circumstances. The Company’s policy is to recognize interest and penalties on uncertain tax positions as income tax expense.
Forward Purchase Contracts
We enter into seed and grain production agreements (Forward Purchase Contracts) with seed producers and growers. The seed and grower contracts often require us to pay prices for the seed and grain produced at commodity futures market prices plus a premium. The grower has the option to fix their price with us throughout the term of the agreement. The grower contracts allow for delivery of grain to us at harvest if so specified when the agreement is executed, otherwise delivery occurs on a date that we elect through a specified date of the following year.
We designate all Forward Purchase Contracts as normal purchases and as a result are exempt from derivative accounting.
Significant Concentrations and Credit Risk
Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities, accounts receivable, and Forward Purchase Contracts.
We have cash and cash equivalents and marketable securities at accredited financial institutions and, at times, maintain balances in excess of insured limits but believe such credit risk is minimal. Concentrations of credit risk associated with unsecured accounts receivable may vary between years because of the nature of our business.
Our customers primarily consist of businesses operating in the agriculture industry, including retailers that sell our produce, consumer package goods manufacturers that incorporate our ingredients, and institutions that license our cloud-based genomic platform. For the year ended December 31, 2020, one customer generated greater than 10% of consolidated revenue for a total of $15,270. For the year ended December 31, 2019, four customers each generated greater than 10% of consolidated revenue for a total of

$38,151. For the year ended December 31, 2018, two customers each generated greater than 10% of consolidated revenue for a total of $3,000.
Foreign Currency Translation
The financial statements for our ex-U.S. operations, primarily comprising licensing arrangements and research and development activities in Brazil and Canada, respectively, are translated to U.S. dollars at current exchange rates. For assets and liabilities, the fiscal year-end rate is used. For revenues, expenses, gains, and losses, an approximation of the average rate for the period is used. Unrealized currency adjustments in the consolidated financial statements are accumulated in equity as a component of accumulated other comprehensive loss. Gains and losses resulting from foreign currency transactions are separately reflected on the consolidated statement of comprehensive loss.
Recently Adopted Accounting Guidance
Effective January 1, 2020, the Company adopted the new guidance of ASC 606, Revenue from Contracts with Customers (Topic 606) for all contracts that had not been completed as of the adoption date (the modified retrospective approach). Topic 606 requires the Company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.
The new guidance requires the Company to apply the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the Company satisfies a performance obligation.
Comparative balance sheet and statement of earnings information has not been restated and continues to be reported under the guidance of ASC 605, Revenue Recognition (Topic 605), that was in effect as of December 31, 2019 and in the years ended December 31, 2019 and 2018. The cumulative effect of initially applying the guidance as an adjustment to the opening accumulated deficit balance at January 1, 2020 was a reduction of $519. The adjustment was primarily the result of the timing of revenue recognition under our research license contracts.
The Company elected the following practical expedients upon its adoption of Topic 606: (1) Shipping and handling costs related to contracts with customers for sale of goods are accounted for as a fulfillment activity and are included in cost of sales. Accordingly, amounts billed to customers for such costs are included as a component of revenues; (2) The Company has elected to exclude from the measurement of transaction price all taxes assessed by a governmental authority that are both imposed on, and concurrent with, a specific revenue-producing transaction and collected by the Company from a customer for sales taxes.
Effective January 1, 2020, the Company adopted ASC 842, Leases (Topic 842), which requires lessees to recognize assets and liabilities for all leases. The Company adopted Topic 842 using the modified retrospective transition method with the cumulative effect of the adoption being recorded in the earliest comparative reporting period presented. In addition, the Company elected to apply the package of practical expedients that allows entities to forgo reassessing at the transition date: (1) whether any expired or existing contracts are or contain leases; (2) lease classification for any expired or existing leases; and (3) whether unamortized initial direct costs for existing leases meet the definition of initial direct costs under the new guidance.
The Company did not elect the hindsight practical expedient. The Company also elected to use the practical expedient that allows the combination of lease and non-lease contract components in all of its underlying asset categories.
Upon the adoption of this guidance, the Company recognized operating right-of-use assets and operating lease liabilities of $405 in the consolidated balance sheet as of the date of earliest application. The adoption of this new guidance had no impact on opening retained earnings. The adoption of this new guidance did not have a material impact on the Company’s results of operations, cash flows, liquidity or the Company’s covenant compliance under its existing credit agreement.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment (ASU 2017-04). ASU 2017-04 simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation.
The Company adopted ASU 2017-04 on January 1, 2020 with no impact to its consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (ASU 2018-13). The primary focus of ASU 2018-13 is to improve the effectiveness of the disclosures for fair value measurements by requiring public entities to disclose certain new information while modifying some existing disclosure requirements. The FASB issued ASU 2018-13 as part of its broader disclosure framework project, which aims to improve the effectiveness of disclosures in the notes to the financial statements by focusing on requirements that clearly communicate the most important information to users of the financial statements. The Company adopted ASU 2018-13 on January 1, 2020 with no impact to its consolidated financial statements.
Recently Issued Accounting Guidance Not Yet Effective
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (ASU 2016-13), which requires measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, and earlier adoption is permitted. We are currently evaluating the impact of the pending adoption of ASU 2016-13 on our consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (ASU 2020-04). ASU 2020-04 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. ASU 2020-04 applies only to contracts and hedging relationships that reference the London Interbank Offered Rate (LIBOR) or another reference rate expected to be discontinued due to reference rate reform. These amendments are effective immediately and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. We are currently evaluating our contracts and the optional expedients provided by the new standard.
In August 2020, the FASB issued ASU 2020-06, Debt (ASU 2020-06). ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock. For convertible instruments with conversion features that are not required to be accounted for as derivatives under ASC 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract.
ASU 2020-06 is effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact ASU 2020-06 will have on its consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (ASU 2019-12). ASU 2019-12 eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 is effective for public companies for fiscal years beginning after December 15, 2020, and interim periods therein with early adoption permitted. The Company is reviewing the provisions of the standard but does not expect a significant impact to the Company’s financial statements.
3. Business Acquisitions
Acquisition of Dakota Dry Bean
On December 21, 2018, we completed the acquisition of Dakota Dry Bean (DDB) for total cash consideration of $22,711. DDB is a leading processor of pea starch, pea flour, pea protein, and barley with processing locations in North Dakota and Minnesota. The acquisition of DDB was accounted for as a business combination, and accordingly, the acquired assets and liabilities were recorded at their estimated fair value, as presented below:
Fair Value at December 21, 2018
Assets:
Accounts receivable	$5,672
Inventory	1,248
Prepaid expenses and other assets	155
Property and equipment	15,037
Right-of-use asset	331
Identified intangible assets	3,574
Goodwill	3,193
Total assets acquired	29,210
Liabilities:
Accounts payable	2,086
Accrued liabilities	797
Revolving line of credit	1,248
Lease liability	331
Long-term debt	1,817
Deferred tax liability	220
Total liabilities assumed	6,499
Total purchase price	$22,711
Goodwill largely consists of expected growth synergies through the commercialization of our innovative technologies and expansion of distribution channels. Identified intangible assets consist of customer relationships, trade name, and an employee agreement of $2,433, $705, and $436, respectively.
Effective December 21, 2018, results from the operations of DDB have been included on our consolidated statement of operations and comprehensive loss. For the year ended December 31, 2018, $709 of revenue was included in the consolidated statement of operations and comprehensive loss.
The unaudited pro forma impact on operating results, as if the acquisition had been completed as of the beginning of 2018, would have resulted in reported revenues and a net loss of $46,919 and ($18,231), respectively. For purposes of the pro forma disclosures, the pro forma adjustments primarily include $526 of costs attributable to the acquisition. The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the results of operations would have been had the Company completed the acquisition on the date assumed, nor is it necessarily indicative of the results of operations that may be expected in future periods.
Acquisition of SGI Genetics, Inc.
On February 7, 2019, we completed the acquisition of certain assets and the assumption of certain liabilities of SGI Genetics, Inc. and Schillinger Genetics, Inc. (collectively, SGI) for total cash consideration of $13,814. The acquisition of SGI was accounted for as a business combination, and accordingly, the acquired assets and liabilities were recorded at their estimated fair value, as presented below:

Fair Value at February 7, 2019
Assets:
Accounts receivable	$247
Inventory	70
Property and equipment	785
Right-of-use asset	33
IPRD	4,710
Goodwill	9,260
Total assets acquired	15,105
Liabilities:
Accounts payable	1,047
Lease liability	33
Deferred revenue	211
Total liabilities assumed	1,291
Total purchase price	$13,814
IPRD assets, which consist of seed germplasm, are amortized over the estimated useful life of the assets upon successful completion of the related projects. Completion of the related projects is expected to occur over the next four years. Goodwill largely consists of expected growth synergies through the commercialization of acquired seed germplasm.
Effective February 7, 2019, results from the operations of SGI have been included on our consolidated statement of operations and comprehensive loss. Results prior to the acquisition in 2019 were immaterial to the Company’s consolidated financial results.
Acquisition of J&J Produce, Inc.
On May 31, 2019, the Company completed the acquisition of J&J Produce, Inc. and J&J Southern Farms, Inc. (collectively, J&J) for total cash consideration of $14,258, including a fixed deferred payment of $1,250 that remains outstanding at December 31, 2020, and is recorded within accrued expenses (see Note 21 — Commitments and Contingencies). J&J is a producer and distributor of farmed products, including fruits and vegetables. The acquisition of J&J was accounted for as a business combination, and accordingly, the acquired assets and liabilities were recorded at their estimated fair value, as presented below:
Fair Value at May 31, 2019
Assets:
Accounts receivable	$7,827
Inventory	1,814
Prepaid expenses and other assets	612
Property and equipment	4,033
Right-of-use asset	1,345
Identified intangible assets	8,950
Goodwill	1,878
Total assets acquired	26,459
Liabilities:
Accounts payable	8,294
Lease liability	1,345
Accrued liabilities	2,562
Total liabilities assumed	12,201
Total purchase price	$14,258

Goodwill largely consists of expected growth synergies through the commercialization of the Company’s innovative technologies and expansion of distribution channels. Identified intangible assets consist of customer relationships and trade name of $7,310 and $1,640, respectively.
Effective May 31, 2019, results from the operations of J&J have been included on our consolidated statement of operations and comprehensive loss and incorporated in our Fresh reporting unit. For the year ended December 31, 2019, $28,573 of revenue was included in the consolidated statement of operations and comprehensive loss.
The unaudited pro forma impact on operating results, as if the acquisition had been completed as of the beginning of 2019, would have resulted in reported revenues and a net loss of $109,937 and ($40,786), respectively. For purposes of the pro forma disclosures, the pro forma adjustments primarily include $1,343 of costs attributable to the acquisition and amortization of acquired intangibles of $348. The unaudited pro forma impact on operating results, as if the acquisition had been completed as of the beginning of 2018, would have resulted in reported revenues and a net loss of $70,802 and ($23,928), respectively. The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the results of operations would have been had the Company completed the acquisition on the date assumed, nor is it necessarily indicative of the results of operations that may be expected in future periods.
In conjunction with all acquisitions we incurred $4,010 and $526 of acquisition-related costs, including legal and accounting fees, during 2019 and 2018, respectively. These costs were recorded in selling, general, and administrative expenses.
4. Fair Value Measurements
Our financial instruments consist of cash and cash equivalents, accounts payable, accrued liabilities, preferred stock warrant liability and notes payable. At December 31, 2020 and 2019, we had cash equivalents of $9,743 and $2,616, respectively, which consisted of money market funds with maturities of less than three months. At December 31, 2020 and 2019, the carrying values of cash and cash equivalents, accounts payable and accrued liabilities approximated fair value due to their short maturities.
The following tables provide the financial instruments measured at fair value on a recurring basis based on the fair value hierarchy:
	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
U.S. treasury securities	$76	$—	$—	$76
Corporate bonds	—	100,258	—	100,258
Marketable securities	$76	$100,258	$—	$100,334
Liabilities
Preferred stock warrants	$—	$—	$5,241	$5,241
	December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets
Corporate bonds	$—	$8,315	$—	$8,315
Marketable securities	$—	$8,315	$—	$8,315
Liabilities
Preferred stock warrants	$—	$—	$—	$—
There were no transfers of financial assets or liabilities into or out of Level 1, Level 2, or Level 3 for 2020 or 2019.

The preferred stock warrant liability was valued based on a Monte Carlo simulation that values the warrants using a probability weighted discounted cash flow model. Generally, increases or decreases in the fair value of the underlying convertible preferred stock would result in a directionally similar impact in the fair value measurement of the associated warrant liability.
The following table summarizes the change in the Preferred stock warrant liability categorized as level 3.
Year Ended December 31, 2020
Balance, beginning of period	$—
Issuances	4,580
Change in fair value	661
Ending balance	$5,241
Fair Value of Long-Term Debt
At December 31, 2020 and 2019, the fair value of the Company’s debt, including amounts classified as current, was $30,510 and $18,528, respectively. Fair values are based upon observed prices in an active market, when available, or from valuation models using market information, which fall into Level 3 in the fair value hierarchy.
5. Investments in Available-for-Sale Securities
The Company has invested in marketable debt securities, primarily investment grade corporate bonds and highly liquid U.S Treasury securities, which are held in the custody of a major financial institution. These securities are classified as available-for-sale and, accordingly, the unrealized gains and losses are recorded through other comprehensive income.
	December 31, 2020
	Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S government and agency securities	$75	$1	$—	$76
Corporate notes and bonds	100,235	242	(219)	100,258
Total Investments	$100,310	$243	$(219)	$100,334
	December 31, 2019
	Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S government and agency securities	$—	$—	$—	$—
Corporate notes and bonds	8,376	—	(61)	8,315
Total Investments	$8,376	$—	$(61)	$8,315
The aggregate fair value of investments with unrealized losses that had been owned for less than a year was $25,923 and $8,315 at December 31, 2020 and 2019, respectively. The Company did not have any unrealized losses on investments owned for more than one year as of December 31, 2020 and 2019, respectively. The Company does not intend to sell these securities before recovery of their amortized cost basis.
Available-for-sale investments outstanding at December 31, 2020, classified as marketable securities in the consolidated balance sheets, have maturity dates ranging from the first quarter of 2021 through the second quarter of 2024. The fair value of marketable securities as of December 31, 2020 with maturities within one year and one to five years is $27,268 and $73,066, respectively. The Company classifies available-for-sale investments as current based on the nature of the investments and their availability to provide cash for use in current operations, if needed.

6. Inventories
Inventories consist of the following at December 31:
	2020	2019
Raw materials and supplies	$2,263	$2,333
Work-in-process	1,193	35
Crops under production	4,155	3,381
Finished goods	5,429	1,420
Total inventories	$13,040	$7,169
7. Property and Equipment
Components of property and equipment at December 31 are as follows:
	2020	2019
Land	$342	$502
Furniture and fixtures	2,732	1,106
Machinery, field, and laboratory equipment	7,393	5,137
Computer equipment	1,288	744
Vehicles	1,288	664
Buildings and building improvements	26,614	21,533
	39,657	29,686
Less accumulated depreciation	(8,033)	(3,561)
Property and equipment, net	$31,624	$26,125
Depreciation expense was $4,617, $2,949 and $351 for the years ended December 31, 2020, 2019 and 2018, respectively.
8. Leases
The Company leases real estate in the form of laboratory, greenhouse, warehouse, and office facilities. The Company also leases equipment in the form of laboratory equipment, vehicles, and office equipment. Generally, the term for real estate leases ranges from 1 to 11 years at inception of the contract and the term for equipment leases is 4 years at inception of the contract. Most real estate leases include one or more options to renew, with renewal terms that generally can extend the lease term from 1 to 10 years. The leases considered to be financing leases include the office lease for the Company’s headquarters in St. Louis, Missouri, a vehicle lease, and an equipment lease.
Lease costs are included within cost of sales, selling, general and administrative expenses, and research and development on the condensed consolidated statements of income and comprehensive income.
	2020	2019	2018
Lease cost
Finance lease cost:
Amortization of right-of-use assets	$1,809	$51	$—
Interest on lease liabilities	1,704	7	—
Operating lease cost	1,741	1,151	398
Short-term lease cost	2,055	1,684	550
Variable lease cost	435	80	—
Total lease cost	$7,744	$2,973	$948

Operating and finance lease right of use assets and liabilities as of the balance sheet dates are as follows:
	2020	2019
Assets
Finance lease right-of-use assets	$31,888	$155
Operating lease right-of-use assets	2,229	2,429
Liabilities
Current
Finance lease liabilities	$602	$56
Operating lease liabilities	1,025	1,550
Noncurrent
Finance lease liabilities	$32,909	$53
Operating lease liabilities	1,073	859
Lease term and discount rate consisted of the following at December 31:
	2020	2019
Weighted-average remaining lease term (years):
Finance leases	10.5	2.0
Operating leases	3.2	1.8
Weighted-average discount rate:
Finance leases	8.7%	5.5%
Operating leases	6.9%	6.5%
Supplemental cash flow and other information related to leases for each of the periods ended December 31 were as follows:
	2020	2019	2018
Other information
Cash paid for amounts included in measurement of liabilities:
Operating cash flows from operating leases	$3,612	$2,245	$395
Operating cash flows from finance leases	1,472	7	—
Financing cash flows from finance leases	88	60	—
Right-of-use assets obtained in exchange for new lease liabilities:
Finance leases	$33,523	$—	$225
Operating leases	1,447	1,992	616
The table below reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) under noncancelable operating leases with terms of more than one year to the total operating and finance lease liabilities recognized on the condensed consolidated balance sheets as of December 31, 2020. The table excludes $88,055 of legally binding minimum lease payments for our Crop Accelerator lease which has been signed, but not commenced. The lease is expected to commence in the third quarter of 2021 and has a 20 year lease term.
	Finance Lease	Operating Lease
2021	$3,753	$1,063
2022	4,542	498
2023	4,860	344
2024	4,948	284

	Finance Lease	Operating Lease
2025	5,045	132
Thereafter	29,115	—
Total lease payments	52,263	2,321
Less: NPV discount	18,752	223
Present value of lease liabilities	$33,511	$2,098
9. Goodwill and Other Intangible Assets
Information regarding our goodwill and intangible assets are as follows:
	Useful Life	Gross Amount	Accumulated Amortization	Net
December 31, 2020
Goodwill	Indefinite	$9,260	$—	$9,260
Customer relationships	15 years	9,186	(1,021)	8,165
Trade names	10 years	2,355	(407)	1,948
Employment agreements	2 years	436	(436)	—
IPRD	Indefinite	4,710	—	4,710
		$25,947	$(1,864)	$24,083
	Useful Life	Gross Amount	Accumulated Amortization	Net
December 31, 2019
Goodwill	Indefinite	$14,331	$—	$14,331
Customer relationships	15 years	9,743	(447)	9,296
Trade names	10 years	2,355	(134)	2,211
Employment agreements	2 years	436	(222)	224
IPRD	Indefinite	4,710	—	4,710
		$31,575	$(803)	$30,772
In conjunction with the quantitative goodwill impairment analysis performed during 2020 as part of our annual test, we concluded that the goodwill carrying amount exceeded the fair value at our Dakota Dry Bean and Fresh reporting units.
The impairment at the DDB reporting unit was driven by reduced demand for, and margins on, pet food ingredients as driven by lower sales of grain-free companion animal pet food coupled with higher yellow pea processing capacity resulting in an impairment charge of $2,954. After the impairment charge, the goodwill balance associated with the DDB reporting unit is zero.
The impairment at the Fresh reporting unit was driven by lower sales and earnings primarily resulting from the impact of the COVID-19 global pandemic coupled with a series of negative weather events in late 2020. Although a recovery from these negative events, and a return to profitability is expected over time, the near-term impact of these events and uncertainties on timing of recovery resulted in an impairment charge of $1,878. After the impairment charge, the goodwill balance associated with the Fresh reporting unit is zero.
The impairment charges were based upon estimated discounted cash flows, including estimates of future sales volumes, sales prices, production costs and a risk-adjusted cost of capital. These estimates generally constitute unobservable Level 3 inputs under the fair value hierarchy.
The goodwill balance remaining at December 31, 2020 is attributable to our SGI acquisition and included in our Soy reporting unit.

Amortization expense on definite lived intangibles was $1,124, $841 and $356 for the years ended December 31, 2020, 2019 and 2018, respectively.
As of December 31, 2020, future amortization of intangible assets, with the exception of the $4,710 of IPRD assets that will be amortized once the corresponding projects have been completed, is estimated as follows:
Amount
Year ending December 31:
2021	$849
2022	849
2023	847
2024	847
2025	847
Thereafter	5,874
$10,113
The weighted average amortization period in total and by intangible asset class as of December 31, 2020 is as follows:
Customer relationships	13.3 years
Trade names	8.3 years
Total	12.4 years
10. Other Current Assets
Prepaid expenses and other current assets consist of the following:
	December 31,
	2020	2019
Prepaid expenses	$1,636	$1,403
Other	1,425	1,143
	$3,061	$2,546
11. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following:
	December 31,
	2020	2019
Payroll and employee benefits	$2,951	$2,182
Litigation	2,675	1,250
Professional services	1,812	1,647
Research and development	700	514
Interest	364	256
Other	3,813	1,813
	$12,315	$7,662

12. Debt
	December 31,
	2020	2019
DDB Term loan, due April 2024	$9,916	$13,169
DDB Equipment loan, due April 2024	2,625	3,325
Notes Payable, due May 2024	19,768	—
Notes payable, varying maturities through June 2026	356	—
Less: unamortized debt discount and debt issuance costs	(2,855)	(204)
	29,810	16,290
Less current maturities of long-term debt	(5,466)	(2,363)
Long-term debt	$24,344	$13,927
Term Loan, Equipment Loan and Revolver
In April 2019, our wholly owned subsidiary, DDB entered into a Credit Agreement comprised of a $14,000 aggregate principal amount of floating rate, five-year term loan (DDB Term Loan), a $3,500 floating rate, five-year loan to be used for facility expansion (DDB Equipment Loan), and a $6,000 floating rate revolving credit facility (DDB Revolver), which is renewed annually. Proceeds from the Term Loan along with cash on hand were used to fully repay a term loan assumed in the acquisition of DDB by Benson Hill.
The Credit Agreement is secured by substantially all the real and personal property of DDB and is guaranteed, in part, by Benson Hill, the parent company, to a maximum of $7,000. The Term Loan is payable in equal quarterly installments of $416 plus interest with the remaining balance of $5,972 due in April 2024. The Equipment Loan is payable in equal quarterly installments of $175 plus interest through April 2024.
The interest rate on the Term Loan and Equipment Loan is equal to LIBOR plus 4.0% or 4.16% at December 31, 2020. The interest rate on the Revolver is equal to LIBOR plus 3.5% or 3.66% at December 31, 2020.
Under the Credit Agreement, DDB and the Company must comply with certain financial covenants based on DDB’s operations, including a minimum working capital covenant, a minimum net worth covenant, a funded debt to EBITDA ratio covenant, and a fixed charge coverage ratio covenant.
Benson Hill as guarantor must also comply with a minimum cash covenant. The Credit Agreement also contains various restrictions on our activities, including restrictions on indebtedness, liens, investments, distributions, acquisitions and dispositions, control changes, transactions with affiliates, establishment of bank and brokerage accounts, sale-leaseback transactions, margin stocks, hazardous substances, hedging, and management agreements. During 2019 and 2020, we were in violation of certain financial covenants under the Credit Agreement, which were subsequently waived by the lender.
In the second quarter of 2020, the Revolver maturity date was extended to July 2021 and the Credit Agreement was amended to incorporate updated prospective financial covenants with respect to minimum working capital, minimum net worth, funded debt to EBITDA ratio, and fixed charge coverage ratio. Subsequent to the period end, the Credit Agreement was further amended to clarify the definitions of net worth and EBITDA as used in the calculation of certain financial covenants and to adjust the non-financial covenants. While the Company is currently in compliance with the amended covenants, there is a risk that Benson Hill will not maintain compliance with the covenants, as discussed further in Note 1.
Notes Payable
In January 2020, the Company entered into a financing agreement with an investment firm which included a commitment by the lender to make term loans available to the Company in an amount of up to $35,000 with $20,000 available immediately and a second tranche of $15,000 available after the achievement of certain financial conditions including the issuance of additional equity by the Company. Availability under the second tranche expired on December 1, 2020.
In accordance with the loan and security agreement, the Company executed term notes with the lender in February 2020 in the aggregate amount of $20,000 with a term of 51 months payable in interest only, at 12.5% interest in the amount of $208 for the first 15 months and principal and interest payments in the amount of $661 for the remaining 36 months with any remaining amount outstanding due May 2024. The term notes are secured by substantially all of the assets of the Company.
In connection with this lending relationship and the execution of the loan and security agreement, the Company issued warrants to purchase preferred stock to the lender. The fair value of the warrants attributable to the funds loaned to the Company, estimated at $3,332 at issuance, were recorded as debt discount, which is amortized over the life of the term notes using the effective interest method and recorded as interest expense.
The fair value of the warrants attributable to the commitment to fund the second tranche, estimated at $1,248 at issuance, were recorded as a current asset and amortized through the date of commitment expiration using the straight-line method and recorded as interest expense. The option to draw down on the second tranche of $15,000 expired in December 2020 unused.
Under the terms of the loan and security agreement, we must comply with certain affirmative and negative covenants. These covenants are primarily restrictions on our activities, including restrictions on indebtedness, liens, distributions, and significant business changes. During 2020, we were in compliance with the covenants under the loan and security agreement.
Paycheck Protection Program Loans
In April 2020, the Company received loan proceeds in the amount of approximately $5,102 under the Paycheck Protection Program. The program, established as part of the Coronavirus Aid, Relief and Economic Security Act, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business.
The Company subsequently repaid the loans in full in October 2020, including $25 of accrued interest.
Debt maturities
The contractual maturities of debt as of December 31, 2020 are as follows:
Amount
Year ending December 31:
2021	$5,471
2022	8,147
2023	8,975
2024	10,051
2025	16
Thereafter	5
$32,665
13. Preferred Stock Warrant Liability
In connection with financing arrangements, in the first quarter 2020, the Company issued 1,076,724 warrants to purchase Series C-1 preferred shares or any subsequent preferred share round of Benson Hill. The warrants are exercisable in the following scenarios and at the following purchase prices: (1) at the warrant holder’s discretion at any time before the expiration date (December 1, 2035) at the stock purchase price of the preferred share round for which the warrant holder is converting into (($3.6837 — Series C-1) or ($4.1416 — Series D)), or (2) upon the earliest to occur of (i) the expiration date, (ii) a change of control, or (iii) IPO, the warrants shall automatically exercise at no cost to the holder.

Should the Company consummate a bridge financing prior to a change of control or an IPO, the holders of the warrants may surrender their warrants to the Company and receive in exchange all of the same consideration, securities, instruments and rights as if the holder participated in the bridge financing with a loan in an amount equal to the shares issuable upon exercise of the warrants multiplied by the stock purchase price.
14. Income Taxes
No income tax benefit for net operating losses incurred has been recorded due to uncertainty in realizing a benefit from those items. The provision for income taxes for the years ended December 31 consists of the following:
	2020	2019	2018
Current:
Federal	$—	$—	$(8)
Foreign	41	19	7
State	7	—	—
Total current	48	19	(1)
Deferred:
State	—	—	215
Federal	—	—	(435)
Total deferred	—	—	(220)
Income tax expense (benefit)	$48	$19	$(221)
Reconciliation of the Federal statutory income tax provision for the Company’s effective income tax provision for the years ended December 31:
	2020	2019	2018
Tax at federal statutory rate	$(14,026)	$(9,215)	$(3,934)
State taxes, net of federal effect	(2,197)	(1,117)	(478)
Non-deductible items	991	159	204
R&D Credit	(1,289)	(666)	(666)
Valuation allowance	16,366	10,618	4,568
Other, net	203	240	85
Provision for income taxes	$48	$19	$(221)
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31 are presented as follows:
	2020	2019
Deferred tax assets:
Net operating losses and tax credits	$33,535	$22,142
R&D credits	3,620	1,707
Intangible assets	971	1,032
Right of use lease liabilities	9,359	632
Other	1,589	316
Gross deferred tax assets	49,074	25,829
Less valuation allowance	(36,713)	(20,443)
Net deferred tax assets	12,361	5,386

	2020	2019
Deferred tax liabilities:
Other	(716)	(800)
Right of use assets	(8,948)	(637)
Property and equipment	(2,697)	(3,949)
Gross deferred tax liabilities	(12,361)	(5,386)
Net deferred tax liability	$—	$—

We provide for a valuation allowance when it is more likely than not that we will not realize a portion of the deferred tax assets. We have established a valuation allowance against our deferred tax assets described above as current evidence does not suggest we will realize enough taxable income of the appropriate character within the carryforward period to allow us to realize these deferred tax benefits.
As of December 31, 2020, and 2019, the Company has a net operating loss carryforward, before tax effect, of $136,870 and $89,255 for federal tax purposes, respectively, and $100,325 and $62,794 for state tax purposes, respectively. If not utilized, these state tax losses will expire beginning in 2027. Beginning in tax year 2018 and forward, the Federal law has changed such that net operating losses generated after December 31, 2017 may be carried forward indefinitely. Accordingly, $28,056 of the federal net operating losses will begin to expire in 2032. However, $108,814 of the federal net operating losses have no expiration. Based on the available positive and negative evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable.
As of December 31, 2020, and 2019, the Company also has federal and state research and development tax credit carryforwards of approximately $3,620 and $1,700, respectively, to offset future income taxes, which will expire beginning in December 2034. Net operating losses and tax credits may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest as defined under Sections 382 and 383 in the Internal Revenue Code. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities.
We are subject to federal income taxes in the United States, Brazil, and Canada, as well as various state and local jurisdictions. Several years may elapse before an uncertain tax position is audited and finally resolved. While it is often difficult to predict the outcome or the timing of resolution of any uncertain tax position, we do not believe that we need to recognize any liabilities for uncertain tax positions as of December 31, 2020 or 2019. Currently, no federal or state income tax returns are under examination by the respective income tax authorities.
15. Comprehensive Income
The Company’s other comprehensive income (OCI) consists of foreign currency translation adjustments from its Brazil subsidiary, which does not use the U.S. dollar as its functional currency, and unrealized gains and losses on marketable debt securities classified as available for sale.
The following table shows changes in accumulated other comprehensive income (AOCI) by component for 2020 and 2019:
	Cumulative Foreign Currency Translation	Unrealized Gains/Losses on Marketable Securities	Total
Balance as of December 31, 2017	$(42)	$—	$(42)
Other comprehensive loss before reclassifications	(91)	(457)	(548)
Amounts reclassified from AOCI	—	41	41
Other comprehensive (loss) income	(91)	(416)	(507)
Balance as of December 31, 2018	(133)	(416)	(549)
Other comprehensive loss before reclassifications	(21)	374	353

	Cumulative Foreign Currency Translation	Unrealized Gains/Losses on Marketable Securities	Total
Amounts reclassified from AOCI	—	(17)	(17)
Other comprehensive (loss) income	(21)	357	336
Balance as of December 31, 2019	(154)	(59)	(213)
Other comprehensive loss before reclassifications	(226)	(109)	(335)
Amounts reclassified from AOCI	—	223	223
Other comprehensive (loss) income	(226)	114	(112)
Balance as of December 31, 2020	$(380)	$55	$(325)

Amounts reclassified from AOCI were reported within other, net on the consolidated statement of operations.
16. Loss Per Common Share
The Company computes basic net income (loss) per share using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common shares and the effect of potentially dilutive securities outstanding during the period. Potentially dilutive securities may consist of convertible preferred stock, stock warrants, and stock options. The dilutive effect of outstanding preferred stock, stock warrants, and stock options are reflected in diluted earnings per share by application of the treasury stock method. The weighted average share impact of preferred stock, stock warrants, and stock options that were excluded from the calculation of diluted shares due to the Company incurring a net loss for the twelve months ending December 31, 2020, 2019 and 2018 were 79,798, 64,376 and 44,615 shares, respectively.
The following table provides the basis for basic and diluted EPS by reconciling the numerators and denominators of the computations:
	Year Ended December 31
	2020	2019	2018
Weighted average shares outstanding:
Basic weighted average shares outstanding	5,662	5,277	5,131
Effect of dilutive securities	—	—	—
Diluted weighted average shares outstanding	5,662	5,277	5,131
The following table provides the reconciliation of net loss attributable to common stockholders and basic and diluted loss per common share for the years ended December 31:
	2020	2019	2018
Net loss	$(67,159)	$(43,910)	$(18,089)
Less: Preferred stock deemed dividend	6,102	—	1,015
Net loss attributable to common stockholders	(73,261)	(43,910)	(19,104)
Basic and diluted loss per common share	$(12.94)	$(8.32)	$(3.72)
17. Share-Based Compensation
On June 12, 2012, the shareholders approved the 2012 Stock Incentive Plan (the Plan), which has been subsequently amended. The Plan provides for the issuance of up to 12,304,336 equity-based awards in the form of restricted common stock or stock options awards to eligible employees, directors, and consultants.
Terms of the equity awards, including the vesting requirements are determined by the Board of Director, subject to the provisions of the Plan. Stock options granted by the Company typically vest over one year for board members and four years for all other grants with a contractual life of ten years. The exercise price of an incentive stock option shall be not less than 100% of the fair market value of such shares on the date of grant.
Key assumptions used in this pricing model on the date of grant for options granted to employees and nonemployees are as follows:
	Year Ended December 31,
	2020	2019
Expected dividend yield	0%	0%
Expected volatility	58%	52%
Risk-free interest rate	1.0%	1.9%
Expected term in years	6.2 years	6.3 years
Weighted average grant date fair value	$0.81	$0.73
The Company recognized $1,010, $644 and $213 of compensation expense related to grants during the years ended December 31, 2020, 2019 and 2018, respectively.
The following is a summary of stock option information and weighted average exercise prices under the Company’s stock incentive plan:
	Options Outstanding	Weighted Average Exercise Price per Share
Balance at December 31, 2019	6,992,291	$0.97
Granted	926,000	1.45
Exercised	(337,076)	0.23
Forfeited	(424,750)	1.21
Expired	(56,975)	1.15
Balance at December 31, 2020	7,099,490	$1.05
The following is a summary of stock option information and weighted average grant date fair values under the Company’s stock incentive plan:
	Options Outstanding	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2019	4,551,250	$1.11
Granted	926,000	1.45
Vested	(1,527,775)	0.98
Forfeited	(481,725)	1.20
Nonvested Balance at December 31, 2020	3,467,750	$1.25
As of December 31, 2020, 3,631,740 stock options were exercisable at a weighted average remaining contractual life of 7.1 years and a weighted average exercise price of $0.86 per share. The aggregate intrinsic value of these stock options was $4,636 at December 31, 2020. The total intrinsic value of options exercised for the year ended December 31, 2020 was $523. The aggregate intrinsic value is the difference between the fair value of the underlying common stock and the exercise price.
As of December 31, 2020, 7,099,490 stock options were vested or expected to vest. The total fair value of shares vested during the year was $835. The weighted average remaining contractual life of these stock options was 7.7 years, and the weighted average exercise price was $1.05 per share. The aggregate intrinsic value of these stock options was $7,726 at December 31, 2020.
As of December 31, 2020, the total unrecognized compensation cost related to employee unvested stock options granted was $2,374. The Company expects to recognize total unrecognized compensation cost over a remaining weighted average period of 2.5 years.

18. Redeemable Convertible Preferred Stock
On August 13, 2018, with subsequent closings on September 12, 2018, September 27, 2018, and November 6, 2018, we issued a total of 22,875,187 shares of Series C Preferred Stock at $2.9011 per share, including the conversion of 469,894 of Series A Preferred Stock into the same number of Series C Preferred Stock, for proceeds of $64,895 net of issuance costs of $105. In May 2019, with a subsequent closing in July 2019, we issued a total of 8,861,519 shares of Series C-1 Preferred Stock at $3.6837 per share for proceeds of $32,561, net of issuance costs of $82. In July 2020, with subsequent closings in September 2020, October 2020, and December 2020, we issued a total of 38,412,268 shares of Series D Preferred Stock at $4.1416 per share for proceeds of $154,420, net of issuance costs of $4,668. Also, in December 2020, the Company repurchased 1,542,600 shares of Series A redeemable convertible preferred stock and 403,939 shares of Series B convertible preferred stock for $7,767.
Redeemable Convertible Preferred Stock, net of offering costs outstanding at December 31, consists of the following:
	2020		2019
	Shares	Amount	Shares	Amount
Series A preferred stock	12,876,927	$9,595	14,419,527	10,759
Series B preferred stock	19,872,660	24,489	20,276,599	24,989
Series C preferred stock	22,875,187	66,258	22,875,187	66,258
Series C-1 preferred stock	8,861,519	32,561	8,861,519	32,561
Series D preferred stock	38,412,268	154,420	—	—
Total redeemable convertible preferred stock	102,898,561	$287,323	66,432,832	$134,567
The rights, preferences, and privileges of the Preferred Stock are as follows (all capitalized terms are as defined in our July 31, 2020, Amended and Restated Certificate of Incorporation):
Dividends: The Company shall not declare, pay, or set aside any dividends on shares of any class or series of capital stock of the Company unless the holders of Preferred Stock then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock. No dividends have been declared or paid by us since inception.
Liquidation: In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company or Deemed Liquidation Event, the holders of Preferred Stock then outstanding are entitled to be paid, out of the available assets, and prior and in preference to any payment of any available assets to the holders of Common Stock, an amount per share equal to the sum of each respective original series issue price, plus an amount equal to all declared but unpaid dividends thereon.
If upon any such Liquidation of the Company or Deemed Liquidation Event, the Available Assets are insufficient to pay the holders of Preferred Stock the full amount to which they are entitled, the Available Assets will be distributed first to the holders of Series D Preferred Stock, pro rata, in proportion to the full preferential amount each such holder is otherwise entitled to receive, until such holders have received the full amount to which they are entitled; and next, after the full amount to be distributed to Series D Preferred Stock holders has been so distributed, to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series C-1 pro rata, and on an equal priority, pari passu basis, in proportion to the full preferential amount each such holder is otherwise entitled to receive. Available Assets means the funds and assets that may be legally distributed to the stockholders of the Company. The remaining Available Assets shall be distributed among the holders of Common Stock pro rata according to the number of shares held by each such holder.
Conversion: The holders of shares of Preferred Stock have conversion rights into an equal number of shares of Common Stock that are subject to adjustment, as defined, in certain instances where the Company issues additional shares of Common Stock. The holders of the Preferred Stock also have down-round protection provision that reduces the conversion price if the Company issues shares at less than the conversion price or for no consideration. As such, if this provision is triggered, it could result in the conversion option becoming more beneficial if such adjustment causes the applicable conversion price to decline below the commitment date fair value of the Common Stock. If this occurs, a contingent beneficial conversion feature will be recognized at the date of such adjustment.
Voting Rights: Each holder of outstanding shares of Preferred Stock is entitled to voting rights equal to the number of whole shares of Common Stock into which the shares are convertible as of the record date or date of vote. Each holder of outstanding shares of Common Stock is likewise entitled to voting rights equal to the number of whole shares owned but is precluded from voting on any amendment to the July 31, 2020, Amended and Restated Certificate of Incorporation of the Company that relates solely to the terms of one or more outstanding series of Preferred Stock. The holders of Preferred Stock, voting as a single class and collectively as Preferred Shareholders, are entitled to elect five directors to the Company’s Board of Directors. Two additional directors are elected by mutual consent of the holders of a majority of the Preferred Stock and Common Stock, voting together as a single class on an as-converted to Common Stock basis.
19. Common Stock
The voting, dividend, and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of Preferred Stock. The Common Stock has the following characteristics:
Voting: The holders of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders and written actions in lieu of meetings. The holders of Common Stock, exclusively and as a separate class, are entitled to elect two directors to the Company’s Board of Directors. Two additional directors are elected by mutual consent of the holders of a majority of the Preferred Stock and Common Stock, voting together as a single class on an as-converted to Common Stock basis.
Dividends: The holders of Common Stock are entitled to receive dividends, if and when declared by the Board of Directors. The Company may not declare or pay any cash dividends to the holders of Common Stock unless, in addition to obtaining any necessary consents, dividends are paid on each series of Preferred Stock in accordance with their respective terms. No dividends have been declared or paid in the year ended December 31, 2020.
Liquidation: In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of Common Stock are entitled to share ratably with the holders of Preferred Stock in the Company’s assets available for distribution to stockholders after payment to the holders of Preferred Stock of their liquidation preferences have been satisfied.
Stock Reserved for Future Issuance: Shares of common stock reserved for future issuance along with a reconciliation of shares issued or issuable to the shares authorized are as follows as of December 31, 2020:
Common stock shares issued and outstanding	5,897,791
Series A Preferred Stock	12,876,927
Series B Preferred Stock	19,872,660
Series C Preferred Stock	22,875,187
Series C-1 Preferred Stock	8,861,519
Series D Preferred Stock	38,412,268
Options granted and outstanding	7,099,490
Options available for grant under stock option plan	5,204,846
Common stock warrants	132,500
Preferred stock warrants	1,076,724
Shares reserved for future issuances	116,412,121
Maximum number of unreserved shares available for issuance	6,157,097
Shares authorized	128,467,009

20. Employee Benefit Plans
We sponsor two qualified plans under Section 401(k) of the Internal Revenue Code along with a simple individual retirement account retirement plan. All employees who meet certain tenure requirements are eligible to participate in one of these plans but not more than one. Under each plan, employees may elect to defer a portion of pretax or post-tax annual compensation, subject to Internal Revenue Service limits, that are matched by the Company at rates ranging from 3% to 5% of qualifying compensation, depending on the plan. During 2020, 2019 and 2018, the Company made contributions to these plans and recognized expense in the amount of $912, $368 and $184, respectively.
21. Commitments and Contingencies
Litigation
The Company accrues for cost related to contingencies when a loss is probable, and the amount is reasonably determinable. Disclosure of contingencies is included in the financial statements when it is at least reasonably possible that a material loss or an additional material loss in excess of amounts already accrued may be incurred.
The Company is the defendant in a lawsuit filed by J&J Produce Holdings, Inc. related to the acquisition of J&J in May 2019, whereby the plaintiff seeks deferred purchase price payments in Chancery court in Delaware. We have raised various counterclaims, including breach of contract and breach of representations and warranties. The Company believes it has meritorious defenses and intends to defend itself vigorously while also seeking indemnity under an insurance policy related to this transaction, where no amicable resolution can be achieved. Subsequent to year-end, these litigation matters were resolved.
Our subsidiary Benson Hill Seeds, Inc. is the defendant involved in two disputes related to the acquisition of Schillinger Genetics, Inc. The first dispute relates to the termination of John Schillinger and alleges breach of obligations under the employment agreement with Mr. Schillinger and is currently in arbitration. The second dispute involves the release of escrow funds related to the acquisition. We have raised various counterclaims, including breach of the employment Agreement by Mr. Schillinger and breach of representations and warranties. Subsequent to year-end, these litigation matters were resolved.
For all litigation matters noted above, and as of December 31, 2020 and 2019, the Company accrued $2,675 and $1,250, respectively, representing the final settlement amount.
Other Commitments
As of December 31, 2020, we have committed to purchase from seed producers and growers at dates throughout 2021 and 2022 aggregating to $26.1 million based on current commodity futures market prices, other payments to growers and estimated yields per acre. This amount is not recorded in the consolidated financial statements because we have not taken delivery of the grain or seed as of December 31, 2020 and as the grain and seed is subject to specified quality standards prior to delivery.
22. Segment Information
The Company’s reportable business segments reflect the manner in which its chief operating decision maker (CODM) allocates resources and assesses performance, which is at the operating segment level. The Fresh reportable segment is a grower, packer and distributor of year-round fresh produce located in the southeastern United States. The Ingredients reportable segment delivers healthy food ingredients derived from soybean seeds, meal and oil and processed yellow peas. Financial results associated with licensing arrangements that are not allocated to the Fresh or Ingredients reportable segment and costs associated with centralized operations are reported as Unallocated and other. Centralized operations represent corporate and headquarter-related expenses, which include legal, finance, human resources, and other research and development and administrative expenses that are not allocated to individual reporting operating segments.
Our CODM reviews segment performance and allocates resources based upon segment revenue and Adjusted EBITDA. The Company defines Adjusted EBITDA as earnings from continuing operations excluding income taxes, interest, depreciation, amortization, stock-based compensation, and the impact of significant non-recurring items.
All segment revenue is earned in the United States and there are no intersegment revenues. Operating segment results for the years ended December 31, 2020, 2019 and 2018 are presented below.
Year Ended December 31, 2020	Revenue	Adjusted EBITDA
Fresh	$55,278	$218
Ingredients	58,566	(7,999)
Unallocated and other	504	(38,690)
Total segment results	$114,348	$(46,471)
Adjustments to reconcile adjusted EBITDA to consolidated loss from operations:
Total Adjusted EBITDA	$(46,471)
Depreciation and amortization	(7,504)
Stock-based compensation	(1,010)
Impairment of goodwill	(4,832)
Consolidated loss from operations	$(59,817)
Year Ended December 31, 2019	Revenue	Adjusted EBITDA
Fresh	$28,573	$(1,253)
Ingredients	49,193	2,239
Unallocated and other	1,757	(36,247)
Total segment results	$79,523	$(35,261)
Adjustments to reconcile adjusted EBITDA to consolidated loss from operations:
Total Adjusted EBITDA	$(35,261)
Depreciation and amortization	(3,790)
Stock-based compensation	(644)
Acquisition related costs	(4,010)
Consolidated loss from operations	$(43,705)
Year Ended December 31, 2018	Revenue	Adjusted EBITDA
Fresh	$—	$—
Ingredients	709	15
Unallocated and other	3,560	(17,508)
Total segment results	$4,269	$(17,493)
Adjustments to reconcile adjusted EBITDA to consolidated loss from operations:
Total Adjusted EBITDA	$(17,493)
Depreciation and amortization	(707)
Stock-based compensation	(213)
Acquisition related costs	(526)
Consolidated loss from operations	$(18,939)

As the CODM does not evaluate the operating segments nor make decisions regarding the operating segments based on total assets, we have excluded this disclosure.
23. Subsequent Events
We consider events or transactions that occur after the balance sheet date but prior to the date the financial statements are available to be issued for potential recognition or disclosure in the financial statements. The Company has completed an evaluation of all subsequent events after the audited balance sheet date of December 31, 2020 through May 10, 2021, the date the accompanying financial statements were available to be issued, to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements as of December 31, 2020, and events that occurred subsequently but were not recognized in the financial statements.
No additional subsequent events requiring disclosure were identified with the exception of items disclosed in Note 12 and Note 21, and those disclosed below.
On May 8, 2021, Benson Hill entered into an Agreement and Plan of Merger (the Merger Agreement) with Star Peak Corp II (STPC). Pursuant to the terms of the Merger Agreement, a business combination between STPC and Benson Hill will be effected through the merger of STPC II Merger Sub Corp (the Merger Sub) with and into Benson Hill, with Benson Hill surviving as a wholly owned subsidiary of STPC (the Merger). Upon the completion of the Merger, owners of Benson Hill common stock and owners of Redeemable Convertible Preferred Stock will exchange their interests in Benson Hill for shares of common stock of the combined entity. In addition, Benson Hill’s existing equity incentive plan will be terminated; awards issued under Benson Hill’s existing equity incentive plan will be exchanged for awards issued under a new equity incentive plan to be adopted by the combined entity. Lastly, immediately after the completion of the Merger, certain investors have agreed to subscribe for and purchase an aggregate of $225,000 of common stock of the combined entity. As a condition precedent to the Merger, the Company must extinguish all outstanding debt which will trigger a prepayment penalty estimated at $3,700.
The combined entity will continue to operate under the Benson Hill management team, led by chief executive officer Matt Crisp. The boards of directors of both STPC and Benson Hill have approved the proposed Merger. Completion of the Merger, which is expected in the third quarter of 2021, is subject to approval of STPC’s shareholders.

Benson Hill, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)
	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,992	$9,743
Marketable securities	29,634	100,334
Accounts receivable, net	22,444	14,271
Inventories, net	12,977	13,040
Prepaid expenses and other current assets	7,581	3,061
Total current assets	85,628	140,449
Property and equipment, net	52,479	31,624
Right of use asset, net	32,747	34,117
Goodwill and intangible assets, net	23,477	24,083
Other assets	3,975	1,512
Total assets	$198,306	$231,785
	June 30, 2021	December 31, 2020
	(Unaudited)
Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$22,642	$16,128
Revolving line of credit	2,970	—
Current lease liability	2,029	1,627
Current maturities of long-term debt	7,767	5,466
Accrued expenses and other current liabilities	15,616	12,315
Total current liabilities	51,024	35,536
Long-term debt	21,096	24,344
Long-term lease liability	33,553	33,982
Preferred stock warrant liability	7,960	5,241
Total liabilities	113,633	99,103
Redeemable convertible preferred stock	287,308	287,323
Stockholders’ deficit:
Common stock, $0.001 par value, 128,467 and 128,467 shares authorized, 6,515 and 5,798 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	7	6
Additional paid-in capital	1,849	—
Accumulated deficit	(204,089)	(154,322)
Accumulated other comprehensive loss	(402)	(325)
Total stockholders’ deficit	(202,635)	(154,641)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$198,306	$231,785
See notes to condensed consolidated financial statements (unaudited).

Benson Hill, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands, Except Per Share Information)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$39,692	$31,028	$71,494	$62,614
Cost of sales	39,722	26,700	70,955	53,725
Gross profit	(30)	4,328	539	8,889
Operating expenses:
Research and development	8,818	7,119	15,945	14,766
Selling, general and administrative expenses	15,761	7,494	29,494	15,463
Total operating expenses	24,579	14,613	45,439	30,229
Loss from operations	(24,609)	(10,285)	(44,900)	(21,340)
Other expense (income):
Interest expense, net	2,980	2,305	5,254	3,308
Other (income) expense, net	(170)	159	(388)	180
Total other expense (income), net	2,810	2,464	4,866	3,488
Net loss before income tax	(27,419)	(12,749)	(49,766)	(24,828)
Income tax expense (benefit)	—	—	—	—
Net loss	$(27,419)	$(12,749)	$(49,766)	$(24,828)
Net loss per common share:
Basic and diluted loss per common share	$(4.34)	$(2.26)	$(8.17)	$(4.44)
Weighted average shares outstanding:
Basic and diluted loss per common share	6,323	5,634	6,092	5,597
See notes to condensed consolidated financial statements (unaudited).

Benson Hill, Inc. and Subsidiaries
Condensed Consolidated Statements of Comprehensive Loss (Unaudited)
(In Thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(27,419)	$(12,749)	$(49,766)	$(24,828)
Foreign currency:
Comprehensive income (loss)	70	(1)	(1)	(243)
Marketable securities:
Comprehensive income (loss)	358	183	271	(109)
Adjustment for net (losses) income realized in net loss	(300)	178	(347)	170
Total other comprehensive income (loss)	128	360	(77)	(182)
Total comprehensive loss	$(27,291)	$(12,389)	$(49,843)	$(25,010)
See notes to condensed consolidated financial statements (unaudited).

Benson Hill, Inc. and Subsidiaries
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(Unaudited)
(In Thousands)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	102,899	$287,323	5,798	$6	$—	$(154,322)	$(325)	$(154,641)
Issuance of common stock upon exercise of stock options	—	—	136	—	85	—	—	85
Stock-based compensation expense	—	—	—	—	647	—	—	647
Other	—	(15)	—	—	—	(1)	—	(1)
Comprehensive loss	—	—	—	—	—	(22,347)	(205)	(22,552)
Balance at March 31, 2021	102,899	$287,308	5,934	$6	$732	$(176,670)	$(530)	$(176,462)
Issuance of common stock upon exercise of stock options	—	—	581	1	408	—	—	409
Stock-based compensation expense	—	—	—	—	709	—	—	709
Comprehensive loss	—	—	—	—	—	(27,419)	128	(27,291)
Balance at June 30, 2021	102,899	$287,308	6,515	$7	$1,849	$(204,089)	$(402)	$(202,635)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	66,433	$134,567	5,468	$6	$733	$(83,395)	$(213)	$(82,869)
Impact of adoption of Topic 606	—	—	—	—	—	519	—	519
Issuance of common stock upon exercise of stock options	—	—	132	—	29	—	—	29
Stock-based compensation expense	—	—	—	—	287	—	—	287
Comprehensive loss	—	—	—	—	—	(12,079)	(542)	(12,621)
Balance at March 31, 2020	66,433	$134,567	5,600	$6	$1,049	$(94,955)	$(755)	$(94,655)
Issuance of common stock upon exercise of stock options	—	—	37	—	8	—	—	8
Stock-based compensation expense	—	—	—	—	217	—	—	217
Comprehensive loss	—	—	—	—	—	(12,749)	360	(12,389)
Balance at June 30, 2020	66,433	$134,567	5,637	$6	$1,274	$(107,704)	$(395)	$(106,819)
See notes to condensed consolidated financial statements (unaudited).

Benson Hill, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Thousands)
	Six Months Ended June 30,
	2021	2020
Operating activities
Net loss	$(49,766)	$(24,828)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,430	3,029
Share-based compensation expense	1,356	504
Bad debt expense	—	95
Remeasurement of preferred stock warrant	2,719	879
Amortization related to financing activities	805	1,818
Other	149	139
Changes in operating assets and liabilities:
Accounts receivable	(8,173)	(5,793)
Inventories	63	948
Prepaid expenses and other current assets	(4,520)	(6,034)
Accounts payable	3,799	5,061
Accrued expenses	881	1,654
Net cash used in operating activities	(47,257)	(22,528)
Investing activities
Purchases of marketable securities	(81,604)	—
Proceeds from maturities of marketable securities	2,050	2,500
Proceeds from sales of marketable securities	150,006	5,648
Payments for acquisitions of property and equipment	(21,128)	(5,142)
Net cash provided by investing activities	49,324	3,006
Financing activities
Principal payments on debt	(1,794)	(1,018)
Proceeds from issuance of debt	—	24,143
Borrowing under revolving line of credit	14,451	13,683
Repayments under revolving line of credit	(11,481)	(13,928)
Repayments of financing lease obligations	(165)	(50)
Payment of deferred offering costs	(322)	—
Proceeds from the exercise of stock options and warrants	494	37
Net cash provided by financing activities	1,183	22,867
Effect of exchange rate changes on cash	(1)	(243)
Net increase in cash and cash equivalents	3,249	3,102
Cash and cash equivalents, beginning of period	9,743	2,616
Cash and cash equivalents, end of period	$12,992	$5,718
Supplemental disclosure of cash flow information
Cash paid for taxes	$—	$—
Cash paid for interest	$2,990	$1,286
Supplemental disclosure of non-cash investing and financing activities
Issuance of preferred stock warrants	$—	$4,580
Purchases of property and equipment included in accounts payable and accrued expenses and other current liabilities	$2,995	$1,001
Deferred offering costs included in accounts payable and accrued expenses and other current liabilities	$2,139	$—
Financing leases	$—	$33,523
See notes to condensed consolidated financial statements (unaudited).

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Dollar and Share Amounts in Thousands)
1. Description of Business
Benson Hill, Inc. and subsidiaries (collectively, the “Company”, “we”, “us”, or “our”) was founded in 2012 and incorporated in Delaware. We are a values-driven food technology company with a vision to build a healthier and happier world by unlocking nature’s genetic diversity with our food innovation engine. Our purpose is to catalyze and broadly empower innovation from plant to plate so great tasting, healthy, affordable, and sustainable food choices are available to everyone. We combine cutting-edge technology with an innovative business approach to bring product innovations to customers and consumers. Our CropOS® technology platform uniquely combines data science, plant science, and food science to create innovative food, ingredient, and feed products — starting with a better seed. We are headquartered in St. Louis, Missouri, where the majority of our research and development activities are managed, but supply fresh produce through packing, distribution, and growing locations in the southeastern states of the United States, and process dry peas in North Dakota.
Liquidity and Going Concern
The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), assuming the Company will continue as a going concern. As of June 30, 2021, the Company had cash and cash equivalents of $12,992 and marketable securities of $29,634, term debt and notes payable of $28,863, an outstanding revolver balance of $2,970, and an accumulated deficit of $204,089. For the three and six months ended June 30, 2021, the Company incurred a net loss of $27,419 and $49,766, respectively. For the six months ended June 30, 2021, the Company had negative cash flows from operating activities of $47,257 and capital expenditures of $21,128. As a result of these conditions, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.
The Company’s business prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the early stages of commercial operations. To date, the Company has been funded primarily by equity and debt financings, including the issuance of redeemable convertible preferred stock and term debt, as well as the use of a revolving line of credit, which was extended to September of 2021. Certain of these debt financings require the Company’s wholly owned subsidiary, Dakota Dry Bean (“DDB”, “Dakota Ingredients”, or “DI”), to comply with financial covenants that will likely require financial support from Benson Hill, the Parent Company, to remain in compliance with the financial covenants in 2021 and 2022 (see Note 11 — Debt). Further, these same debt financings require the Parent Company to maintain a minimum cash balance. If the Company breaches these covenants, the holder of the debt may declare all amounts immediately due and payable.
If the covenants are breached, the Company plans to attempt to secure a waiver of the covenants or an amendment that modifies the covenants but there are no assurances that the Company will be able to comply with its future covenants without such a waiver or that the Company will be successful in obtaining a waiver or an amendment during 2021.
The attainment of profitable operations is also dependent upon future events, including obtaining adequate financing to complete and commercialize the Company’s research and development activities, obtaining adequate grower relationships, building its customer base, successfully executing its business and marketing strategy, and hiring appropriate personnel.
On May 8, 2021, Benson Hill entered into a definitive business combination agreement between it and Star Peak Corp II (“Star Peak” or “STPC”). As a result of the proposed business combination, if successfully closed, Benson Hill will become a wholly owned subsidiary of Star Peak. Together with Star Peak’s cash resources, additional funding for the Company’s operations would be provided through a Private Investment in Public Equity (“PIPE”) offering to be completed concurrently with the merger. The completion of the

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
1. Description of Business (continued)
merger would provide the Company a significant infusion of capital. See Note 3 — Merger with Star Peak Corp II for further information regarding the business combination.
In the event the business combination does not close, the Company may be required to obtain additional funding whether through future collaboration agreements, private or public equity offerings, debt issuances, or a combination thereof and such additional funding may not be available on terms the Company finds acceptable or favorable. There is inherent uncertainty associated with these fundraising activities and they are not considered probable.
Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, maintain existing debt arrangements or secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives. In addition to obtaining waivers for any potential debt covenant violations, the Company will need to obtain additional financing.
As the issuance of additional equity or debt is not entirely within the Company’s control, management cannot be certain they will be successful in obtaining additional financing on terms acceptable to the Company, or at all.
The accompanying unaudited condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.
2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial reporting and Securities and Exchange Commission regulations. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year ended December 31, 2021. A description of the Company’s significant accounting policies is included in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020. These unaudited condensed consolidated financial statements should be read in conjunction with the December 31, 2020 audited consolidated financial statements and the notes thereto.
Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and an Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).
Recently Adopted Accounting Guidance
In December 2019, the FASB issued ASU 2019-12, Income Taxes (“ASU 2019-12”). ASU 2019-12 eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 is effective for public companies for fiscal years beginning after December 15,

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
2. Summary of Significant Accounting Policies (continued)
2020, and interim periods therein with early adoption permitted. The Company adopted this ASU in the first quarter of 2021 with no impact to the Company’s financial statements.
Recently Issued Accounting Guidance Not Yet Effective
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (“ASU 2016-13”), which requires measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2022, and earlier adoption is permitted. We are currently evaluating the impact of the pending adoption of ASU 2016-13 on our condensed consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (“ASU 2020-04”). ASU 2020-04 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. ASU 2020-04 applies only to contracts and hedging relationships that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued due to reference rate reform. These amendments are effective immediately and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. We are currently evaluating our contracts and the optional expedients provided by the new standard.
In August 2020, the FASB issued ASU 2020-06, Debt (“ASU 2020-06”). ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock. For convertible instruments with conversion features that are not required to be accounted for as derivatives under ASC 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract. ASU 2020-06 is effective for public business entities that meet the definition of a Securities and Exchange Commission (“SEC”) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact ASU 2020-06 will have on its condensed consolidated financial statements.
3. Merger with Star Peak Corp II
On May 8, 2021, Benson Hill entered into a definitive business combination agreement between it and Star Peak Corp II. Upon the completion of the proposed business combination transaction, the shareholders of Benson Hill, including common stock on an as-converted basis from owners of Redeemable Convertible Preferred Stock and the Preferred Stock Warrant will exchange their interests in Benson Hill for shares of common stock of the Combined Entity. In addition, Benson Hill’s existing equity incentive plan will be terminated; awards issued under Benson Hill’s existing equity incentive plan will be exchanged for awards issued under a new equity incentive plan to be adopted by the Combined Entity. Lastly, immediately after the completion of the Business Combination, certain investors have agreed to subscribe for and purchase an aggregate of $225 million of common stock of the Combined Entity. The combined company will continue to operate under the Benson Hill management team, led by chief executive officer Matt Crisp. The boards of directors of both Star Peak and Benson Hill have approved the proposed transaction. Completion of the transaction, which is expected in the third quarter of 2021, is subject to approval of Star Peak Corp II’s shareholders.

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
4. Fair Value Measurements
Assets and liabilities recorded at fair value on a recurring basis on the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows
Level 1 — Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Our financial instruments consist of cash and cash equivalents, marketable securities, accounts receivable, accounts payable, accrued liabilities, commodity derivatives, preferred stock warrant liability and notes payable. At June 30, 2021 and December 31, 2020, we had cash and cash equivalents of $12,992 and $9,743, respectively, which consisted of money market funds with maturities of less than three months. At June 30, 2021 and December 31, 2020, the carrying values of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximated fair value due to their short maturities.
The following tables provide the financial instruments measured at fair value on a recurring basis based on the fair value hierarchy:
	June 30, 2021
	Level 1	Level 2	Level 3	Total
Assets
U.S. treasury securities	$11,163	$—	$—	$11,163
Corporate bonds	—	18,471	—	18,471
Marketable securities	$11,163	$18,471	$—	$29,634
Liabilities
Preferred stock warrants	$—	$—	$7,960	$7,960
	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
U.S. treasury securities	$76	$—	$—	$76
Corporate bonds	—	100,258	—	100,258
Marketable securities	$76	$100,258	$—	$100,334
Liabilities
Preferred stock warrants	$—	$—	$5,241	$5,241
There were no transfers of financial assets or liabilities into or out of Level 1, Level 2, or Level 3 for 2021 or 2020.
All of the Company’s derivative contracts are centrally cleared and therefore are cash-settled on a daily basis. This results in the derivative contracts having a fair value that approximates zero on a daily basis. Therefore, there are no derivative assets or liabilities included in the table above. Refer to Note 6 for further discussion.

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
4. Fair Value Measurements (continued)
The preferred stock warrant liability was valued based on a Monte Carlo simulation that values the warrants using a probability weighted discounted cash flow model. Generally, increases or decreases in the fair value of the underlying convertible preferred stock would result in a directionally similar impact in the fair value measurement of the associated warrant liability.
The following table summarizes the change in the Preferred stock warrant liability categorized as level 3 for the three and six months ended June 30, 2021 and 2020.
	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Balance, beginning of period	$6,257	$5,241
Change in fair value	1,703	2,719
Ending balance, June 30, 2021	$7,960	$7,960
	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Balance, beginning of period	$4,808	$—
Issuances	—	4,580
Change in fair value	651	879
Ending balance, June 30, 2020	$5,459	$5,459
Fair Value of Long-Term Debt
At June 30, 2021 and December 31, 2020, the fair value of the Company’s debt, including amounts classified as current, was $29,459 and $30,510, respectively. Fair values are based upon observed prices in an active market, when available, or from valuation models using market information, which fall into Level 3 in the fair value hierarchy.
5. Investments in Available-for-Sale Securities
The Company has invested in marketable debt securities, primarily investment grade corporate bonds and highly liquid U.S Treasury securities, which are held in the custody of a major financial institution. These securities are classified as available-for-sale and, accordingly, the unrealized gains and losses are recorded through other comprehensive income.
	June 30, 2021
	Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S government and agency securities	$11,101	$62	$—	$11,163
Corporate notes and bonds	18,474	114	(117)	18,471
Total Investments	$29,575	$176	$(117)	$29,634

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
5. Investments in Available-for-Sale Securities (continued)
	December 31, 2020
	Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S government and agency securities	$75	$1	$—	$76
Corporate notes and bonds	100,235	242	(219)	100,258
Total Investments	$100,310	$243	$(219)	$100,334
The aggregate fair value of investments with unrealized losses that had been owned for less than a year was $6,304 and $25,923 at June 30, 2021 and December 31, 2020, respectively. The Company did not have any unrealized losses on investments owned for more than one year as of June 30, 2021 and December 31, 2020, respectively. The unrealized losses in the Company’s portfolio at June 30, 2021 are the result of normal market fluctuations. The Company does not intend to sell these securities before recovery of their amortized cost basis.
Available-for-sale investments outstanding at June 30, 2021, classified as marketable securities in the accompanying condensed consolidated balance sheets, have maturity dates ranging from the third quarter of 2021 through the fourth quarter of 2027. The fair value of marketable securities as of June 30, 2021 with maturities within one year, one to five years, and more than five years was $20,859, $7,446 and $1,329, respectively. The Company classifies available-for-sale investments as current based on the nature of the investments and their availability to provide cash for use in current operations, if needed.
6. Derivatives
Corporate Risk Management Activities
The Company uses exchange-traded futures to manage price risk of fluctuating Chicago Board of Trade (“CBOT”) prices related to forecasted purchases and sales of soybean and soybean related products in the normal course of business. These risk management activities are actively monitored for compliance with the Company’s risk management policies.
As of June 30, 2021, the Company held financial futures related to a portion of its forecasted purchases of soybeans for an aggregate notional volume of 800,000 bushels of soybeans. 35,000 bushels of the aggregate notional volume will settle in 2021 with the remaining 765,000 settling in Q1 2022.
Tabular Derivatives Disclosures
The Company has master netting agreements with its counterparties which allow for the settlement of contracts in an asset position with contracts in a liability position in the event of default or termination. Such netting arrangements reduce the Company’s credit exposure related to these counterparties. As all of the Company’s derivative contracts are centrally cleared and therefore are cash-settled on a daily basis the fair value approximates zero.
The Company’s derivative contracts as of June 30, 2021 were as follows:
	Asset Derivative	Liability Derivative
Soybeans	$—	$483
Effect of daily cash settlement	—	(483)
Net derivatives as classified in the balance sheet	$—	$—

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
6. Derivatives (continued)
The Company had a current asset representing excess cash collateral posted to a margin account of $442 at June 30, 2021. These amounts are not included with the derivatives presented in the table above and are included in prepaid expenses and other current assets in the accompanying condensed consolidated balance sheets.
Currently, the Company does not seek cash flow hedge accounting treatment for its derivative financial instruments and thus changes in fair value are reflected in current earnings.
The tables below show the amounts of pre-tax gains and losses related to the Company’s derivatives
	Three Months Ended June 30, 2021
	(Loss) gain realized on derivatives	Unrealized gain (loss) on derivatives	Total (loss) gain recognized in income
Soybeans	$(523)	$260	$(263)
Oil	628	(312)	316
Total	$105	$(52)	$53
	Six Months Ended June 30, 2021
	(Loss) gain realized on derivatives	Unrealized (loss) gain on derivatives	Total (loss) gain recognized in income
Soybeans	$(885)	$(483)	$(1,368)
Oil	856	—	856
Total	$(29)	$(483)	$(512)
The Company’s soybean positions are designed to hedge risk related to inventory purchases therefore the gains and losses on soybean instruments are recorded in cost of sales in the accompanying condensed consolidated statements of operations. The Company’s oil positions are designed to hedge risk related to sales transactions therefore the gains and losses on oil instruments are recorded in revenues in the accompanying condensed consolidated statements of operations.
The Company classifies the cash effects of its derivatives within the “Cash Flows From Operating Activities” section of the condensed consolidated statements of cash flows.
The Company did not commence trading until January 2021, therefore there was no derivative activity or balances as of December 31, 2020 or for the three and six months ended June 30, 2020.
7. Inventories
Inventories consist of the following:
	June 30, 2021	December 31, 2020
Raw materials and supplies	$1,727	$2,263
Work-in-process	3,211	1,193
Crops under production	86	4,155
Finished goods	7,953	5,429
Total inventories	$12,977	$13,040

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
7. Inventories (continued)
Work-in-process inventory consists of seed provided to contracted seed producers and growers with which we hold a purchase option for, or are required to purchase, the future harvested seeds or grain.
8. Property and Equipment
Components of property and equipment are as follows:
	June 30, 2021	December 31, 2020
Land	$5,057	$342
Furniture and fixtures	2,945	2,732
Machinery, field, and laboratory equipment	9,353	7,393
Computer equipment	1,426	1,288
Vehicles	2,584	1,288
Buildings and building improvements	26,544	25,259
Construction in progress	15,802	1,355
	63,711	39,657
Less accumulated depreciation	(11,232)	(8,033)
Property and equipment, net	$52,479	$31,624
9. Other Current Assets
Prepaid expenses and other current assets consist of the following:
	June 30, 2021	December 31, 2020
Prepaid expenses	$4,161	$1,636
Contract asset	1,615	450
Other	1,805	975
	$7,581	$3,061
10. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following:
	June 30, 2021	December 31, 2020
Payroll and employee benefits	$3,762	$2,951
Litigation	80	2,675
Professional services	3,935	1,812
Research and development	808	700
Inventory purchases	2,170	321
Interest	755	364
Other	4,106	3,492
	$15,616	$12,315

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
11. Debt
	June 30, 2021	December 31, 2020
DDB Term loan, due April 2024	$8,984	$9,916
DDB Equipment loan, due April 2024	2,275	2,625
Notes Payable, due May 2024	19,300	19,768
Notes payable, varying maturities through June 2026	354	356
DDB Revolver	2,970	—
Less: unamortized debt discount and debt issuance costs	(2,050)	(2,855)
	31,833	29,810
Less: DDB Revolver	(2,970)	—
Less: current maturities of long-term debt	(7,767)	(5,466)
Long-term debt	$21,096	$24,344
Term Loan, Equipment Loan and Revolver
In April 2019, our wholly owned subsidiary, DDB entered into a credit agreement comprised of a $14,000 aggregate principal amount of floating rate, five-year term loan (“DDB Term Loan”), a $3,500 floating rate, five-year loan to be used for facility expansion (“DDB Equipment Loan”), and a $6,000 floating rate revolving credit facility (“DDB Revolver”), which is renewed annually (together the “Credit Agreement”). Proceeds from the DDB Term Loan along with cash on hand were used to fully repay a term loan assumed in the acquisition of DDB by Benson Hill.
The Credit Agreement is secured by substantially all the real and personal property of DDB and is guaranteed, in part, by Benson Hill, the parent company, to a maximum of $7,000. The DDB Term Loan is payable in equal quarterly installments of $416 plus interest with the remaining balance of $5,972 due in April 2024. The DDB Equipment Loan is payable in equal quarterly installments of $175 plus interest through April 2024.
The interest rate on the DDB Term Loan and DDB Equipment Loan is equal to LIBOR plus 4.0% or 4.09% at June 30, 2021. The interest rate on the DDB Revolver is equal to LIBOR plus 3.5% or 3.59% at June 30, 2021.
Under the Credit Agreement, DDB and the Company must comply with certain financial covenants based on DDB’s operations, including a minimum working capital covenant, a minimum net worth covenant, a funded debt to EBITDA ratio covenant, and a fixed charge coverage ratio covenant.
Benson Hill as guarantor must also comply with a minimum cash covenant. The Credit Agreement also contains various restrictions on our activities, including restrictions on indebtedness, liens, investments, distributions, acquisitions and dispositions, control changes, transactions with affiliates, establishment of bank and brokerage accounts, sale-leaseback transactions, margin stocks, hazardous substances, hedging, and management agreements. During the first quarter of 2021 and the first and second quarters of 2020, we were in violation of certain financial covenants under the Credit Agreement, which were subsequently waived by the lender.
In the second quarter of 2020, the Revolver maturity date was extended to July 2021 and the Credit Agreement was amended to incorporate updated prospective financial covenants with respect to minimum working capital, minimum net worth, funded debt to EBITDA ratio, and fixed charge coverage ratio. In the first quarter of 2021, the Credit Agreement was further amended to clarify the definitions of net worth and EBITDA as used in the calculation of certain financial covenants.

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
11. Debt (continued)
In the second quarter of 2021, the Credit Agreement was further amended to adjust the non-financial covenants. Subsequent to the second quarter of 2021, the Revolver maturity date was extended to September 2021. While the Company is currently in compliance with the amended covenants, there is a risk that Benson Hill will not maintain compliance with the covenants, as discussed further in Note 1.
Notes Payable
In January 2020, the Company entered into a financing agreement with an investment firm which included a commitment by the lender to make term loans available to the Company in an amount of up to $35,000 with $20,000 available immediately and a second tranche of $15,000 available after the achievement of certain financial conditions including the issuance of additional equity by the Company (together the “Loan and Security Agreement”). Availability under the second tranche expired on December 2020.
In accordance with the Loan and Security Agreement, the Company executed term notes with the lender in February 2020 in the aggregate amount of $20,000 with a term of 51 months payable in interest only, at 12.5% interest in the amount of $208 for the first 15 months and principal and interest payments in the amount of $661 for the remaining 36 months with any remaining amount outstanding due May 2024. The term notes are secured by substantially all of the assets of the Company.
In connection with this lending relationship and the execution of the Loan and Security Agreement, the Company issued warrants to purchase preferred stock to the lender. The fair value of the warrants attributable to the funds loaned to the Company, estimated at $3,332 at issuance, were recorded as debt discount, which is amortized over the life of the term notes using the effective interest method and recorded as interest expense.
The fair value of the warrants attributable to the commitment to fund the second tranche, estimated at $1,248 at issuance, were recorded as a current asset and amortized through the date of commitment expiration using the straight-line method and recorded as interest expense. The option to draw down on the second tranche of $15,000 expired in December 2020 unused.
Under the terms of the Loan and Security Agreement, we must comply with certain affirmative and negative covenants. These covenants are primarily restrictions on our activities, including restrictions on indebtedness, liens, distributions, and significant business changes. During the first and second quarters of 2021 and 2020, we were in compliance with the covenants under the Loan and Security Agreement.
Paycheck Protection Program Loans
In April 2020, the Company received loan proceeds in the amount of approximately $5,102 under the Paycheck Protection Program. The program, established as part of the Coronavirus Aid, Relief and Economic Security Act, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business.
The Company subsequently repaid the loans in full in October 2020, including $25 of accrued interest.
12. Preferred Stock Warrant Liability
In connection with financing arrangements, in the first quarter of 2020, the Company issued 1,077 warrants to purchase Series C-1 preferred shares or any subsequent preferred share round of Benson Hill. The warrants are exercisable in the following scenarios and at the following purchase prices: (1) at the warrant holder’s discretion at any time before the expiration date (December 2035) at the stock purchase price of the preferred share round for which the warrant holder is converting into (($3.6837 — Series C-1) or

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
12. Preferred Stock Warrant Liability (continued)
($4.1416 — Series D)), or (2) upon the earliest to occur of (i) the expiration date, (ii) a change of control, or (iii) IPO, the warrants shall automatically exercise at no cost to the holder.
Should the Company consummate a bridge financing prior to a change of control or an IPO, the holders of the warrants may surrender their warrants to the Company and receive in exchange all of the same consideration, securities, instruments and rights as if the holder participated in the bridge financing with a loan in an amount equal to the shares issuable upon exercise of the warrants multiplied by the stock purchase price.
The pending business combination with Star Peak, outlined in Note 3 Merger with Star Peak Corp II, does not meet the definition of a change of control or an IPO.
13. Income Taxes
The Company’s effective tax rate was 0% for the three and six month periods ended June 30, 2021 and 2020. The 2021 and 2020 effective tax rates of 0% differed from the statutory rate of 21% due to the fact that the Company recorded no tax expense or benefit on the pretax losses as a full valuation allowance has been recorded globally.
14. Comprehensive Income
The Company’s other comprehensive income (“OCI”) consists of foreign currency translation adjustments from its Brazil subsidiary, which does not use the U.S. dollar as its functional currency, and unrealized gains and losses on marketable debt securities classified as available for sale.
The following table shows changes in accumulated other comprehensive income (“AOCI”) by component for the three and six months ended June 30, 2021 and 2020:

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
14. Comprehensive Income (continued)
	Cumulative Foreign Currency Translation	Unrealized Gains/(Losses) on Marketable Securities	Total
Balance as of March 31, 2021	$(451)	$(79)	$(530)
Other comprehensive (loss) income before reclassifications	70	358	428
Amounts reclassified from AOCI	—	(300)	(300)
Other comprehensive (loss)	70	58	128
Balance as of June 30, 2021	$(381)	$(21)	$(402)
Balanceas of December 31, 2020	$(380)	$55	$(325)
Other comprehensive (loss) income before reclassifications	(1)	271	270
Amounts reclassified from AOCI	—	(347)	(347)
Other comprehensive (loss)	(1)	(76)	(77)
Balanceas of June 30, 2021	(381)	(21)	(402)
Balance as of March 31, 2020	$(396)	$(359)	$(755)
Other comprehensive (loss) income before reclassifications	(1)	183	182
Amounts reclassified from AOCI	—	178	178
Other comprehensive (loss)	(1)	361	360
Balance as of June 30, 2020	$(397)	$2	$(395)
Balance as of December 31, 2019	$(154)	$(59)	$(213)
Other comprehensive loss before reclassifications	(243)	(109)	(352)
Amounts reclassified from AOCI	—	170	170
Other comprehensive (loss) income	(243)	61	(182)
Balance as of June 30, 2020	$(397)	$2	$(395)
Amounts reclassified from AOCI were reported within “Other (income) expense, net” on the condensed consolidated statement of operations. The Company’s accounting policy is to release the income tax effects (if applicable) from AOCI when the individual units of account are sold.
15. Loss Per Common Share
The Company computes basic net income (loss) per share using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common shares and the effect of potentially dilutive securities outstanding during the period. Potentially dilutive securities may consist of convertible preferred stock, stock warrants, and stock options. The dilutive effect of outstanding preferred stock, stock warrants, and stock options are reflected in diluted earnings per share by application of the treasury stock method. The weighted average share impact of preferred stock, stock warrants, and stock options that were excluded from the calculation of diluted shares due to the Company incurring a net loss for the three and six month periods ending June 30, 2021 and 2020 were 110,835, 108,910, 68,275, and 68,292 shares, respectively.
The following table provides the basis for basic and diluted EPS by reconciling the numerators and denominators of the computations:

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
15. Loss Per Common Share (continued)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Weighted average shares outstanding:
Basic weighted average shares outstanding	6,323	5,634	6,092	5,597
Effect of dilutive securities	—	—	—	—
Diluted weighted average shares outstanding	6,323	5,634	6,092	5,597
16. Share-Based Compensation
Terms of the equity awards, including the vesting requirements are determined by the Board of Directors, subject to the provisions of the 2012 Stock Incentive Plan (the Plan). Stock options granted by the Company typically vest over one year for board members and four years for all other grants with a contractual life of ten years. The exercise price of an incentive stock option shall be not less than 100% of the fair market value of such shares on the date of grant.
The grant date fair value for the Company’s stock options granted in the six months ended June 30, 2021 and 2020, respectively, were based on the following assumptions used within the Black-Scholes option pricing model:
	2021	2020
Expected dividend yield	0%	0%
Expected volatility	63%	58%
Risk-free interest rate	0.7%	1.0%
Expected term in years	6.1 years	6.2 years
Weighted average grant date fair value	$1.54	$0.81
The Company recognized $709 and $1,356 of compensation expense related to grants during the three and six months ended June 30, 2021, respectively. The Company recognized $217 and $504 of compensation expense related to grants during the three and six months ended June 30, 2020, respectively.
As of June 30, 2021 and 2020 the Company had 8,330 and 4,860 nonvested options, respectively.
17. Redeemable Convertible Preferred Stock
The carrying value of Redeemable Convertible Preferred Stock, net of offering costs outstanding consists of the following:
	June 30, 2021		December 31, 2020
	Shares	Amount	Shares	Amount
Series A preferred stock	12,877	$9,595	12,877	$9,595
Series B preferred stock	19,873	24,489	19,873	24,489
Series C preferred stock	22,875	66,258	22,875	66,258
Series C-1 preferred stock	8,862	32,561	8,862	32,561
Series D preferred stock	38,412	154,405	38,412	154,420
Total redeemable convertible preferred stock	102,899	$287,308	102,899	$287,323

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
18. Commitments and Contingencies
Litigation
The Company accrues for cost related to contingencies when a loss is probable, and the amount is reasonably determinable. Disclosure of contingencies is included in the financial statements when it is at least reasonably possible that a material loss or an additional material loss in excess of amounts already accrued may be incurred.
The Company was the defendant in a lawsuit filed by J&J Produce Holdings, Inc. related to the acquisition of J&J in May 2019, whereby the plaintiff sought deferred purchase price payments in Chancery court in Delaware. This matter was settled in the first quarter of 2021.
Our subsidiary Benson Hill Seeds, Inc. was the defendant involved in two disputes related to the acquisition of Schillinger Genetics, Inc. The first dispute related to the termination of John Schillinger and alleged breach of obligations under the employment agreement with Mr. Schillinger. The second dispute involved the release of escrow funds related to the acquisition. This matter was settled in the second quarter of 2021.
For all litigation matters noted above and other individually immaterial matters, the Company accrued an immaterial amount and $2,675 as of June 30, 2021 and December 31, 2020, respectively, representing the final estimated settlement amounts some of which were paid out in the current year.
Other Commitments
As of June 30, 2021, we have committed to purchase from seed producers and growers at dates throughout 2021 and 2022 aggregating to $43.7 million based on current commodity futures or market prices, other payments to growers, and estimated yields per acre. This amount is not recorded in the condensed consolidated financial statements because we have not taken delivery of the grain or seed as of June 30, 2021 and as the grain and seed is subject to specified quality standards prior to delivery.
19. Segment Information
The Company’s reportable business segments reflect the manner in which its chief operating decision maker (“CODM”) allocates resources and assesses performance, which is at the operating segment level. The Fresh reportable segment is a grower, packer and distributor of year-round fresh produce located in the southeastern United States. The Ingredients reportable segment delivers healthy food ingredients derived from soybean seeds, meal and oil and processed yellow peas. Financial results associated with licensing arrangements that are not allocated to the Fresh or Ingredients reportable segment and costs associated with centralized operations are reported as Unallocated and other. Centralized operations represent corporate and headquarter-related expenses, which include legal, finance, human resources, and other research and development and administrative expenses that are not allocated to individual reporting operating segments.
Our CODM reviews segment performance and allocates resources based upon segment revenue and Adjusted EBITDA. The Company defines Adjusted EBITDA as earnings from continuing operations excluding income taxes, interest, depreciation, amortization, stock-based compensation, and the impact of significant non-recurring items.
All segment revenue is earned in the United States and there are no intersegment revenues. Operating segment results for the three and six month periods ended June 30, 2021 and 2020 are presented below.
For the three months ended June 30, 2021 we recognized $39,634 of revenue as of a point in time and $58 over time. For the six months ended June 30, 2021 we recognized $71,403 of revenue as of a point in time and $91 over time. For the three months ended June 30, 2020 we recognized $30,941 of revenue as of

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
19. Segment Information (continued)
a point in time and $87 over time. For the six months ended June 30, 2020 we recognized $62,447 of revenue as of a point in time and $167 over time. All revenue recognized over time is included in unallocated and other.
	Revenue	Adjusted EBITDA
Three Months Ended June 30, 2021
Fresh	$16,906	$165
Ingredients	22,724	(6,409)
Unallocated and other	62	(9,530)
Total segment results	$39,692	$(15,774)
Adjustments to reconcile consolidated loss from operations to adjusted EBITDA:
Consolidated loss from operations	$(24,609)
Depreciation and amortization	2,839
Stock-based compensation	709
Other nonrecurring costs, including acquisition costs	527
South America seed production costs	2,805
Non-recurring public company readiness costs	1,955
Total Adjusted EBITDA	$(15,774)
	Revenue	Adjusted EBITDA
Three Months Ended June 30, 2020
Fresh	$12,174	$895
Ingredients	17,819	(2,557)
Unallocated and other	1,035	(6,715)
Total segment results	$31,028	$(8,377)
Adjustments to reconcile consolidated loss from operations to adjusted EBITDA:
Consolidated loss from operations	$(10,285)
Depreciation and amortization	1,632
Stock-based compensation	217
Other nonrecurring costs, including acquisition costs	59
Total Adjusted EBITDA	$(8,377)

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
19. Segment Information (continued)
	Revenue	Adjusted EBITDA
Six Months Ended June 30, 2021
Fresh	$34,470	$(172)
Ingredients	36,919	(13,197)
Unallocated and other	105	(17,252)
Total segment results	$71,494	$(30,621)
Adjustments to reconcile consolidated loss from operations to adjusted EBITDA:
Consolidated loss from operations	$(44,900)
Depreciation and amortization	5,430
Stock-based compensation	1,356
Other nonrecurring costs, including acquisition costs	527
South America seed production costs	2,805
Non-recurring public company readiness costs	4,161
Total Adjusted EBITDA	$(30,621)
	Revenue	Adjusted EBITDA
Six Months Ended June 30, 2020
Fresh	$31,945	$2,473
Ingredients	29,554	(4,625)
Unallocated and other	1,115	(15,596)
Total segment results	$62,614	$(17,748)
Adjustments to reconcile consolidated loss from operations to adjusted EBITDA:
Consolidated loss from operations	$(21,340)
Depreciation and amortization	3,029
Stock-based compensation	504
Other nonrecurring costs, including acquisition costs	59
Total Adjusted EBITDA	$(17,748)
As the CODM does not evaluate the operating segments nor make decisions regarding the operating segments based on total assets, we have excluded this disclosure.
20. Subsequent Events
We consider events or transactions that occur after the balance sheet date but prior to the date the condensed consolidated financial statements are available to be issued for potential recognition or disclosure in the financial statements. The Company has completed an evaluation of all subsequent events after the balance sheet date of June 30, 2021 through August 11, 2021, the date the accompanying condensed consolidated financial statements were available to be issued, to ensure that these financial statements

Benson Hill, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
(Dollar and Share Amounts in Thousands)
20. Subsequent Events (continued)
include appropriate disclosure of events both recognized in the condensed consolidated financial statements as of June 30, 2021, and events that occurred subsequently but were not recognized in the condensed consolidated financial statements.
No subsequent events requiring disclosure were identified with the exception of the extension of the Revolver disclosed in Note 11.